Form 10-K405, Exhibit 13
period 2001-12-31
FARMERS CAPITAL BANK CORP
filed 2002-03-28
CIK 713095

EXHIBIT 13
                       2001 ANNUAL REPORT TO SHAREHOLDERS


Charles S. Boyd, President and CEO of Farmers Capital Bank Corporation, enjoyed the Annual Report process more than anyone.

Of course, the Managements Discussion and Analysis and the Financial Notes were the most important part - they were the black and white record of the progress and growth of the year. However, the narrative section was where he got to crow.

In the past nine years, Farmers Capital Bank Corporation's annual reports focused on who we are. Charlie was keen on "telling our story" and, in the reading of our annual report narratives, you hear his voice. From our "different path" philosophy to our affiliates' community involvement, Charlie was involved. His input and point of view were never taken lightly. When we covered the topics Charlie liked the best - our growth into new markets and our insurance endeavors, his voice spoke the strongest. His vision was captured on the pages - both in word and image.

This year we focus on another of Charlie's favorite topics, Correspondent Banking. He felt strongly about our serving the community banks of Kentucky with these services. Besides an area of growth for us, Correspondent Banking provided growth for our community bank partners.

We miss you, Charles S. Boyd. This Annual Report is dedicated to your memory and your vision.

Charles Scott Boyd
August 14, 1941 - March 8, 2002


SELECTED FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------------------------
December 31,                                      2001          2000          1999          1998          1997
(In thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                         $       77,039    $   75,481    $   69,034    $   69,681    $   67,360
Interest expense                                34,357        32,536        27,184        29,147        27,450
Net interest income                             42,682        42,945        41,850        40,534        39,910
Provision for loan losses                        2,448         2,472         2,863         1,134         1,830
Net income                                      14,671        14,380        13,930        14,247        14,103
---------------------------------------------------------------------------------------------------------------------------
Net income -
  Basic                                 $         2.10    $     1.97    $     1.86    $     1.89    $     1.86
  Diluted                                         2.09          1.97          1.86          1.89          1.86
Cash dividends declared                           1.21          1.17          1.13          1.00          0.855
Book value                                       17.89         17.49         16.82         16.47         15.48
---------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Percentage of net income to:
  Average shareholders' equity (ROE)             11.93%        11.61%        11.20%        11.88%        12.50%
  Average total assets (ROA)                      1.28          1.40          1.41          1.49          1.56
Percentage of dividends declared to
  net income                                     57.70         59.33         60.66         53.02         45.90
Percentage of average shareholders'
  equity to average total assets                 10.75         12.06         12.58         12.55         12.46
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity              $      123,560    $  125,461    $  125,106    $  123,839    $  117,044
Total assets                                 1,183,530     1,204,752     1,039,787       992,338     1,014,183
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                          6,982         7,304         7,478         7,555         7,572
  Diluted                                        7,025         7,307         7,478         7,555         7,572
---------------------------------------------------------------------------------------------------------------------------

                                        2
                           Letter to our Shareholders

                                        3
        Farmers Capital Bank Corporation Board of Directors and Officers

                                        4
                              Correspondent Banking

                                       16
                       Affiliates' Directors and Officers

                                       21
                           Glossary of Financial Terms

                                       22
     Management's Discussion and Analysis of Financial Condition and Results
                                 of Operations

                                       36
          Management's Report on Responsibility for Financial Reporting

                                       37
                          Independent Auditors' Report

                                       38
                           Consolidated Balance Sheets

                                       39
                        Consolidated Statements of Income

                                       40
                 Consolidated Statements of Comprehensive Income

                                       41
           Consolidated Statements of Changes in Shareholders' Equity

                                       42
                      Consolidated Statements of Cash Flows

                                       43
                   Notes to Consolidated Financial Statements

                                       59
                           Photograph Identification

                                       61
                             Shareholder Information

Letter to our Shareholders:

Farmers Capital Bank Corporation ended 2001 with net income of $14,671,000, a 2.0% increase over the previous year. Basic and diluted net income per share for the year increased 6.6% and 6.1%, respectively. These are satisfactory results considering the challenging year, which included the Federal Reserve cutting the federal funds rate repeatedly and the recessionary environment of 2001. However, we focused on areas of growth and stability for us strengthening our position of a full service provider; our trust, insurance, and leasing interests combined with our full financial array of services all work to enhance our position.

Correspondent Banking is a key growth area for Farmers Capital Bank Corporation and we pride ourselves on its success. Our strategy is based on the partnerships that are formed - partnerships that are often termed by our correspondent banks as friendships. The four main individuals involved - Critt Murphy, Tony Busseni, Jim Burkholder, and David Barnes, have over 70 years of experience in calling on bankers. Because they are community bankers, they understand the day-to-day difficulties a community banker faces and therefore, can take a proactive approach. They call on the correspondent banks with proven solutions as well as offer tailored solutions to specific needs.

Our correspondent bank offerings are virtually unlimited and further our appeal as a correspondent service provider because of the strengths of our diversity. Within our organization are individuals who specialize in technical solutions for bankers such as Don Hughes, President and CEO of FCB Services, Inc. Trust services for banks and their customers are handled by Rick Harp, Senior Trust Officer and Senior Vice President of Farmers Bank & Capital Trust Co. Lending and leasing needs are met by Mike Schornick, Tom Porter, and Mike Easley - all lenders with extensive backgrounds in the field. Jamey Bennett, Vice President of Farmers Capital Insurance Corporation, aptly manages insurance services tailored for community banks, their employees, and their customers - both business and personal lines.

Many times the ability to be a sounding board for community banks is a significant ingredient in an excellent correspondent partnership. The intrinsic knowledge and customer service abilities of our employees combined with the outstanding services and products offered by Farmers Capital Bank Corporation results in our unique but practical correspondent bank qualities.

Jerry Carey, President and CEO of Union National Bank of Barbourville states it best:

     "AS BANKERS, WE TALK ABOUT PERSONAL RELATIONSHIPS WITH CUSTOMERS AND WE (UNION NATIONAL) FEEL WE DO THAT WITH FARMERS BANK. WE HAVE A LEVEL OF CONFIDENCE WITH FARMERS. IN SMALL COMMUNITIES, PEOPLE DON'T BANK WITH A BANK, THEY BANK WITH A BANKER. THERE ARE PEOPLE WHO BANK WITH ME; IT IS ONLY SECONDARY THAT I WORK FOR UNION NATIONAL BANK. OUR RELATIONSHIP WITH FARMERS? WE BANK WITH THE PEOPLE AT FARMERS, THE BANKERS."

              /s/ Charles S. Boyd              /s/ Frank W. Sower, Jr.
                  Charles S. Boyd                  Frank W. Sower, Jr.

DIRECTORS
Pictured from left
Robert Roach, Jr.
         retired Teacher, City Commissioner
Stokes A. Baird, IV
         Attorney, Chairman of the Board of Directors of Kentucky Banking Centers, Inc.
Harold G. Mays
         President of H.G. Mays Corporation, an asphalt paving firm
Charles T. Mitchell, CPA
         Advisory Director, Consultant, Charles T. Mitchell Co., LLP, CPA
J. Barry Banker
         President of Stewart Home School
E. Glenn Birdwhistell
         Realtor and Auctioneer, Chairman of the Board of Directors of Lawrenceburg National Bank
Michael M. Sullivan
         retired Senior Vice President of FCB Services, Inc.
E. Bruce Dungan
         Advisory Director, retired President and CEO of Farmers Capital Bank Corporation
Charles S. Boyd
         President and CEO of the Corporation
Dr. John P. Stewart
         Chairman Emeritus, retired Physician, Director of Stewart Home School Shelley S. Sweeney
         President of Swell Properties, Inc.
Frank W. Sower, Jr.
         Chairman, retired Appeals Officer, Internal Revenue Service
W. Benjamin Crain
         President of Fourth Street Tobacco Warehouse, Chairman of the Board of Directors of United Bank & Trust Co.
G. Anthony Busseni
         President and CEO of Farmers Bank & Capital Trust Co.
Lloyd C. Hillard, Jr.
         President and CEO of First Citizens Bank

OFFICERS
Charles S. Boyd
         President and CEO
Allison B. Gordon
         Senior Vice President
C. Douglas Carpenter
         Vice President, Secretary, and Chief Financial Officer
Linda L. Faulconer, SPHR
         Vice President, Human Resources
Jean T. Harrod
         Vice President, Legal Counsel
Janelda R. Mitchell
         Vice President, Marketing
Dawn M. Simpson, CPA
         Vice President, Auditing
Anna Kaye Hall
         Assistant Vice President, Finance
Mark A. Hampton, CPA
         Assistant Vice President, Finance
Teresa Tipton
         Human Resources Officer

More than  correspondent  services,  Farmers  Capital  Bank  Corporation  offers
strategic  partnerships.  As  in  any  relationship,   each  participant  brings
something to the table. Correspondent Banking provides flexibility, asset strength and diversified products to our correspondent banks who help us to grow profitably.

Our success? We understand banking and have the resources to meet practically any need a community bank may have. Added to that, commitment - to our customers. Let us show you a part of what we do in Correspondent Banking.

PEOPLES BANK OF NORTHERN  KENTUCKY

Peoples Bank of Northern Kentucky is in an interesting situation; banks that are more than willing to participate loans surround them. However, John Finnan, President and CEO, sums it up this way: "We don't want to sell to our competition and have them attempt to steal those customers away. So Farmers, being out of our market and yet large enough to handle these type of loans, is really a great help for us."

Respect of market is a major selling point for Correspondent Banking. They always remember whose customer it is while providing full service. Marc Menne, Executive Vice President of Peoples says he appreciates the work ethic of Farmers' correspondent bankers, "What's great is every time (we work on) a development, they come up, tour the site and ask questions. Then they get back to us in a timely manner; they get things done and they get to know the project."

Recently, Peoples Bank has shifted their correspondent deposit relationships. John Finnan: "We used to have Fed Funds through a competitor up here and ... when we had the opportunity to leave, we thought immediately of Farmers because of the great job done on the participation (of loans) side."

"They get things done and they get to know the project."

OWINGSVILLE BANKING CO.

Owingsville Banking Co. was the first independent bank to buy data processing services from Farmers - the test bank so to speak for offering technology services through Correspondent Banking. In 1994, Mike Shields, Chief Financial Officer of Owingsville Banking Company, was looking for a new data processing company. Knowing Critt Murphy from prior banking relationships, Mr. Shields took his advice seriously. However, Owingsville Banking Co. hired consultants to approach the search judiciously. The rationale was to find a software package that would satisfy the bank and then find a processor who ran that software.

"The consultants led us through eleven different requests for proposals for data processors in the southeastern United States. We decided early on that ITI
(software) was what we wanted," recounts Mr. Shields, "So eventually we contracted with Critt and FCB Services, Inc., and to make a long story short, we've been happy ever since."

They did take a cautious approach, "we bought time on FCB's computer and kept running proof here within the bank. We felt if a good relationship was built we could switch over." Which they did when their contract came up for renewal. Mr. Shields continues, "I have many friends in the industry who have converted once, twice and three times and I'm not sure all of them are still happy. We have been pleasantly surprised at the service and quality of the product we receive. It's been much better than I even imagined."

"We have been pleasantly surprised at the service and quality of the product we receive."

CITIZENS NATIONAL BANK OF JESSAMINE COUNTY

Citizens National Bank of Jessamine County began serving Nicholasville in 1998. Of course, Farmers Bank's Correspondent Banking Division was there to assist in any way, especially with data processing. Duane Flora, Operations Manager, says, "We looked at other data processing providers, but we went with FCB Services (Farmers data processing affiliate). The service is excellent and we couldn't be more pleased; they go out of their way to make sure we are happy."

FCB Services has always worked under the philosophy of bankers providing data processing; bankers who not only know the technical side, but also know bank products and are able to set up proven financial product lines for a participating bank. That strength has held true for Citizens National. Mr. Flora affirms, "They understand what we need to run a bank. Also, if we need anything during (regulatory) examinations, or for management reports, they are very responsive and quick about getting it done for us. And able to accommodate any special requests."

Because of Citizens National's proximity to Lexington, Kentucky, they were one of the first partners in Bluegrass Cash. This service provides the banks' customers access to over 17 cash dispensers in Lexington. Mr. Flora says, "This is another way we have benefited in the Farmers' partnership. It allowed our customers access to Lexington without a lot of cost on our part. It was a way to combat a Lexington bank that came into our market. We needed an inroad to Lexington, but we didn't want to open a branch. Bluegrass Cash was our way to get there. Also our customers are happy."

Farmers Bank also manages Citizens National Bank's credit cards. Mr. Flora is pleased with the personalized service of this often-overlooked product.

"They understand what we need to run a bank."

FARMERS STATE BANK, BOONEVILLE

Farmers State Bank understands the benefits of a correspondent relationship that matches the needs of a bank. When Critt Murphy made a cold call on Nelson Bobrowski, President of Middlefork Financial Group and Executive Vice President of Farmers State Bank, he found they were ready to make a change.

Farmers State Bank in Booneville, Kentucky is one of three banking affiliates of Middlefork Financial Group, a bank holding company, which also includes Hyden Citizens Bank and Farmers & Traders Bank. The similarities to our own structure include the banks retaining their names and charters and their commitment to their communities. "While we do realize the efficiencies of same named banks, our forte is to capitalize on our markets by retaining the commitment to our communities. That is the focus of our major shareholders and our board," states Mr. Bobrowski.

In addition to correspondent services, they participate in "reality simulation" with Farmers. Mr. Bobrowski describes it as "... studying your procedures and ideas; we have members of our staff who periodically attend asset and liability management meetings at Farmers Bank so that we can model ours after them. Anything we can learn from you, we are embracing it. Your seminars, training, and the annual Bankers Network Conference have all helped us tremendously."

Mr. Bobrowski is very pleased with the service he receives from the Correspondent Banking Division; besides participating loans and a fed funds line, they have a holding company loan with us. "Critt (Murphy) takes an interest in us. We bankers talk about personal service to our customers. We get the same with our correspondent bank - Farmers Bank."

"(The) seminars, training and the annual Bankers Network Conference have helped us tremendously."

KENTUCKY HOME BANK, BARDSTOWN

Kentucky Home Bank opened their doors for business in September 1997. However, the Correspondent Banking Division was already calling. Mr. Murphy knew Gary Clifton, Kentucky Home Bank's President and CEO, from prior banking relationships and was eager to help Mr. Clifton and his new bank.

As a de novo bank, it was logical to utilize proven correspondent services such as credit card processing, commercial leasing, fed funds, wire transfers and onsite employee training to name a few. Jerri Riney, Executive Vice President says, "We have found that (Farmers) employees are very knowledgeable in their respective areas. We call upon that expertise often. What is so unique is the friendly and sincere manner in which their employees treat us as a correspondent bank."

Ms. Riney has also been impressed with the operational controls that are in place in the correspondent services such as wire transfers. "One thing we have not seen in the past (from other correspondent providers) is the audit and control feature that Farmers has in place. These make our job easier by being automated and safer by the quality control."

Kentucky Home Bank is one of our correspondent banks to utilize the commercial leasing service. Ms. Riney: "An assisted living facility here in Bardstown has recently been built. We were able to provide them the leasing for their equipment and furnishings through our relationship with Farmers Bank and Leasing One."

In summary, Mr. Clifton describes the correspondent relationship, "Farmers is not the typical correspondent bank. In this day of large regional banking centers, we are fortunate to have a true correspondent bank relationship with people we call friends."

"(Farmers) employees are very knowledgeable in their respective areas. We call upon that expertise often."

UNION NATIONAL BANK AND TRUST CO.

Critt Murphy and Tony Busseni credit Jerry Carey, President and CEO of Union National Bank in Barbourville, as an instrumental player to our involvement with correspondent banking. At his encouragement and support, the idea of providing correspondent services began to evolve into a reality. In spite of the demise and acquisition of regional banks which provided correspondent services, community banks still had a need for participating large loans and other related services.

Mr. Carey remembers it this way: "During a meeting with Critt and Tony, we talked about correspondent services, or the lack of. We felt there was a need, and that it would be mutually beneficial for many.

Our area is growing, and new employers bring jobs into this community. Banks of our size sometimes can't make loans of an amount (that these companies need); Farmers finds a way to work with us."

More than a loan participator, Union National is a partner in our latest correspondent service - insurance services. Through the Farmers Capital Insurance Group, the bank has become a charter member of our multiple employer trust. This allows banks to increase their buying power by joining with other banks in the purchase of group long-term disability and life insurance protection. Union National was able to increase coverages, enhance current benefits, and reduce expenses by becoming a member of this trust.

"Farmers finds ways to work with us."

FARMERS BANK & CAPITAL TRUST CO.
MEMBER FDIC

DIRECTORS
Dr. John D. Sutterlin, Chairman
C. Gary Adkinson
Clyde P. Baldwin
Charles S. Boyd
G. Anthony Busseni
Michael A. Fields
Don C. Giles
Allison B. Gordon
Robert W. Kellerman
David R. Lee
Marvin E. Strong, Jr.
William R. Sykes
John J. Hopkins, Advisory Director
Frank W. Sower, Advisory Director
Joseph C. Yagel, Jr., Advisory Director

OFFICERS
G. Anthony Busseni, President and CEO
Bruce W. Brooks, Executive Vice President, Chief Lending Officer and
 Environmental Officer
Elizabeth D. Hardy, Senior Vice President, Retail
Rickey D. Harp, Senior Vice President, Senior Trust Officer
Fontaine Banks, III, Vice President, Investments
George Burgess, Vice President, Commercial Loans
Gregory S. Burton, Vice President, Commercial Loans
L. Hobbs Cheek, CPA, Vice President, Chief Financial Officer
Barbara Conway, Vice President, Main Office Manager
Jack Diamond, Vice President, Trust Investment Officer
Bruce G. Dungan, Vice President, Retail, Security Officer, Compliance Officer,
 Bank Secrecy Act Officer
Nancy Gatewood, Vice President, West Branch Manager
Richard Gobber, Vice President, Retail
Sarah Gowins, Vice President, Commercial Loans
Lydwina Napier, Vice President, Commercial Loans
Jane Sweasy, Vice President, East Branch Manager
Brenda Y. Rogers, Executive Secretary
Bonnie Adams, Assistant Vice President, East Branch
Patsy Briscoe, Assistant Vice President, Loan Administration
Gail Combs, Assistant Vice President, Franklin Square Branch Manager
Bobby Hall, Assistant Vice President, Trust Officer
Judy Isaacs, Assistant Vice President
Elizabeth Johns, Assistant Vice President, Trust Officer
Joan Lee, Assistant Vice President, Franklin Square Branch
Patricia Norris Peavler, Assistant Vice President, Marketing
Jo Ann Reynolds, Assistant Vice President, Investments
Deborah West, Assistant Vice President, Assistant Manager, Main Office
Karen DiRaimo, Trust Officer
Kay Henninger, Trust Officer
Wesley Stivers, Investment Officer
Margaret Colston, Assistant Cashier, Retail Services
Jennifer Parrish, Assistant Cashier, Retail Services
Julie Riggs, Assistant Cashier, Retail Services
Mary Jo Verhey, Assistant Cashier, Internet Banking
C. Ray Baldwin, Property Management Director
Sally L. Bell, Assistant Trust Operations Manager
Leigh Ann Young, Assistant Trust Operations Officer
Dorothy H. Switzer, Director of Capital First Travelers
John Senter, Director of Human Resources

UNITED BANK & TRUST CO.
MEMBER FDIC

DIRECTORS
W. Benjamin Crain, Chairman
Charles S. Boyd
Bobby G. Dotson
Michael L. Lawson
J. C. Moraja
Denny Nunnelley
Leighton Riddle
James E. Staples
Shannon Greely Totty
Hampton H. Henton, Advisory Director
J. Stephen Hogg, Advisory Director
Howard B. Montague, Advisory Director
Ben F. Roach, MD, Advisory Director

OFFICERS
J. C. Moraja, President and CEO
Paul A. Edwards, Executive Vice President
Linda C. Bosse, Vice President, Cashier
Joyce L. Eaves, Vice President
Bruce Marshall, Vice President
Spencer A. Wall, Vice President, Branch Manager
Cornelia T. Ethington, Assistant Vice President
Rita Green, Assistant Vice President
Leisa M. Newton, Assistant Vice President, Compliance Officer
Betty K. Poynter, Assistant Vice President, Human Resources
Rick Roberts, Assistant Vice President
John R. Thompson, Assistant Vice President
Evie P. Knight, Assistant Cashier, Security Officer
Carolyn F. Patterson, Assistant Cashier
Sherry T. Reynolds, Assistant Cashier
Patricia R. Stokley, Executive Secretary

LAWRENCEBURG NATIONAL BANK
MEMBER FDIC

DIRECTORS
E. Glenn Birdwhistell, Chairman
WIlliam T. Bond
Charles S. Boyd
Charles L. Cammack
C. Douglas Carpenter
Keith Freeman
Tom D. Isaac
James McGlone
Donald F. Peach
Oneita M. Perry
Paul Vaughn, Jr.

OFFICERS
Charles L. Cammack, President and CEO
Paul Vaughn, Jr., Executive Vice President, Senior Trust Officer
Gail Gottshall, Executive Vice President
Bob Baughman, Vice President
Ben Birdwhistell, Vice President
Timothy A. Perry, Vice President, Compliance
Bonnie S. Childs, Assistant Vice President, Marketing Representative Clark Gregory, Assistant Vice President
Linda B. Hahn, Assistant Vice President
Barbara Markwell, Assistant Vice President, Cashier
Warren R. Leet, Assistant Vice President
Chris Thompson, Branch Manager, Loan Officer
Libby Goodlett, Accounting Officer
Chandra Ennis, Assistant Branch Manager
Teresa Higginbotham, Assistant Branch Manager
Robin Miller, Operations Officer
Sarah Grace, Administrative Assistant

FIRST CITIZENS BANK
MEMBER FDIC

DIRECTORS
James E. Bondurant, Chairman
R. Terry Bennett
Charles S. Boyd
Laymon Byers
R. T. Clagett, DMD
Patricia V. Durbin
William Godfrey, MD
Gerald R. Hignite
Lloyd C. Hillard, Jr.
Ray Mackey
Janelda R. Mitchell
Virgil T. Price, DMD
George Roederer
Martha G. Davis, Director Emeritus

OFFICERS
Lloyd C. Hillard, Jr., President and CEO
Scott T. Conway, Senior Vice President, Senior Loan Administrator
Marilyn B. Ford, Senior Vice President, Cashier and Bank Secrecy Officer Patricia J. Paris, Senior Vice President, Controller
David P. Tackett, Senior Vice President, Trust Investment Center Director Richard E. Clements, Vice President, Bullitt County Office Manager
Pamela deRoche, Vice President, Radcliff Office Manager
David E. Hunt, Vice President, Commercial Loan Officer
Marquetta L. Lively, Vice President, Loan Officer
Mary Lou Mobley, Vice President, CRA Officer and Compliance Officer Brenda Fullerton, Assistant Vice President, Members First Coordinator Jeffrey S. Pendleton, Assistant Vice President, Allotment Department Ronald G. Penwell, Assistant Vice President, Mulberry Office Manager Diana Byers, Assistant Cashier, Main Office Branch Manager
Mary P. Edlin, Assistant Cashier, Deposit Processing
Phyllis Higdon, Assistant Cashier, Office Manager
Cheryl Jessup, Assistant Cashier, Marketing Director
Connie Kersey, Assistant Cashier, Operations Officer
Kelly B. Vick, Assistant Cashier, Director of Human Resources
Debbie Roberts, Assistant Office Manager, Bullitt County Office
Leda Kay Pack, Assistant Trust Officer
Elizabeth A. Larrington, Operations Officer, Allotment Department

FARMERS BANK AND TRUST COMPANY
MEMBER FDIC

DIRECTORS
Cecil D. Bell, Jr., Chairman
Charles S. Boyd
Allison B. Gordon
Frank R. Hamilton, Jr.
Vivian M. House
Robert Sharon McMillin
Joseph C. Murphy
Gervis C. Showalter
Kenneth M. Sturgill
Glenn M. Williams
Rollie D. Graves, Director Emeritus
Dr. Horace T. Hambrick, Director Emeritus
W. Carrick James, Director Emeritus
Bobby Vance, Director Emeritus

OFFICERS
Joseph C. Murphy, President and CEO
Thomas P. Porter, Executive Vice President
Lynn C. McKinney, Senior Vice President and Cashier
Michael E. Schornick, Jr., Senior Vice President
James R. Burkholder, Vice President, Manager of Correspondent Banking Division David C. Barnes, Vice President, Correspondent Banking Division
J. Michael Easley, Vice President
James L. Ewbank, Vice President
Tina M. Johnston, Vice President, Chief Financial Officer
Deborah L. Marshall, Vice President
Susan K. Tackett, Vice President
Kimberly T. Thompson, Vice President
Wanda C. Wilson, Vice President
Bonnie M. Glass, Assistant Vice President
Gregory L. Howard, Assistant Vice President
Karen K. Jarvis, Assistant Vice President
Paula S. Moran, Assistant Vice President
Linda F. Muszynski, Assistant Vice President
Carole S. Wagoner, Assistant Vice President
Lorraine B. Baldwin, Assistant Cashier
Phyllis True, Assistant Cashier

KENTUCKY BANKING CENTERS, INC.
MEMBER FDIC

DIRECTORS
Stokes A. Baird, IV, Chairman
Charles S. Boyd
Sue Bunnell
Anna Kaye Hall
Steve Hayes
Larry Jewell
Odell Martin
Phillip Patton
David Shadburne, CPA
Terry Smith
W. T. Austin, Director Emeritus

OFFICERS
Sue Bunnell, President and CEO
David Shadburne, CPA, Executive Vice President and COO
Lewis Bauer, Senior Vice President
Vanessa Puckett, Senior Vice President
Jeffrey Edwards, Vice President
Linda Forbes, Vice President
Cindy Atwell, Assistant Vice President
Karisa Clark, Assistant Vice President
Jane T. Howell, Assistant Vice President
Greg Isenberg, Assistant Vice President
Patty J. Wright, Assistant Vice President
Daryl Lowe, Cashier and Head Teller
Ramona Fancher, Assistant Cashier
Carolyn Russell, Assistant Cashier
Melissa Sturgeon, Loan Officer
Sharon Williams, Loan Officer
Debra Willis, Loan Officer
Mellyn Church, Compliance Officer
Angie Bybee, Marketing Officer

FCB SERVICES, INC.

DIRECTORS
E. Bruce Dungan, Chairman
Charles S. Boyd
Sue Bunnell
G. Anthony Busseni
Charles L. Cammack
Allison B. Gordon
Lloyd C. Hillard, Jr.
Donald R. Hughes, Jr.
J. C. Moraja
Joseph C. Murphy
Michael M. Sullivan
Karen R. Wade, Secretary

OFFICERS
Donald R. Hughes, Jr., President and CEO
Karen R. Wade, Executive Vice President
Bill Ballinger, Vice President
William Bell, Vice President
Michael Hedges, Vice President
Rita Kennedy, Vice President
Martin Serafini, Vice President
Steve Bolin, Assistant Vice President
Jeffrey S. Brewer, Assistant Vice President
James F. Palmer, Assistant Vice President
Jason M. Purcell, Assistant Vice President


LEASING ONE CORPORATION

DIRECTORS
G. Anthony Busseni, Chairman
C. Douglas Carpenter
L. Hobbs Cheek, CPA
Charles J. Mann
Marvin E. Strong
Bruce W. Brooks
David Lee

OFFICERS
Charles J. Mann, President and CEO
Mark Lester, Vice President
Jim Morris, Vice President
Eddie Miller, Assistant Vice President

FARMERS CAPITAL INSURANCE CORPORATION

DIRECTORS
G. Anthony Busseni, Chairman
Charles S. Boyd
Jamey Bennett
Sue Coles

OFFICERS
G. Anthony Busseni, Chairman
Charles S. Boyd, President
Jamey Bennett, Vice President
Sue Coles, Secretary

doing business as:
Capital Insurance Group
Farmers Title Company

GLOSSARY OF FINANCIAL TERMS

ALLOWANCE FOR LOAN LOSSES
A valuation allowance to offset credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable losses inherent in the remainder of the portfolio at the balance sheet date. The allowance is determined by management as the result of the assessment of the risks in the loan portfolio based on past experience. This assessment includes, but is not limited to, consideration of the current economic conditions, changes in mix and volume of the loan portfolio and historical net loan charge off experience. Actual losses could differ significantly from the amounts estimated by management.

DIVIDEND PAYOUT
Cash dividends paid on common shares, divided by net income.

BASIS POINTS
Each basis point is equal to one hundredth of one percent. Basis points are calculated by multiplying percentage points times 100. For example: 3.7 percentage points equals 370 basis points.

INTEREST RATE SENSITIVITY
The relationship between interest sensitive earning assets and interest bearing liabilities.

NET CHARGE OFFS
The amount of total loans charged off net of recoveries of loans which have been previously charged off.

NET INTEREST INCOME
Total interest income less total interest expense.

NET INTEREST MARGIN
Net interest income expressed as a percentage of average earning assets.

NET INTEREST SPREAD
The difference between the yield on earning assets and the rate paid on interest bearing funds.

OTHER REAL ESTATE OWNED
Real estate not used for banking purposes. For example, real estate acquired through foreclosure.

PROVISION FOR LOAN LOSSES
The charge against current income needed to maintain an adequate allowance for loan losses.

RETURN ON AVERAGE ASSETS (ROA)
Net income divided by average total assets. Measures the relative profitability of the resources utilized by the Company.

RETURN ON AVERAGE EQUITY (ROE)
Net income divided by average shareholders' equity. Measures the profitability of the shareholders' investment in the Company.

TAX EQUIVALENT BASIS (TE)
Income from tax-exempt loans and investment securities has been increased by an amount equivalent to the taxes which would have been paid if this income was taxable at statutory rates.

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
The number of shares determined by relating (a) the portion of time within a reporting period that common shares have been outstanding to (b) the total time in that period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following pages present management's discussion and analysis of the consolidated financial condition and results of operations of Farmers Capital Bank Corporation (the "Company"), which includes both its banking and nonbanking subsidiaries. Banking subsidiaries include Farmers Bank & Capital Trust Co. ("Farmers Bank") in Frankfort, KY and its insurance and leasing company subsidiaries; Farmers Bank and Trust Company in Georgetown, KY; First Citizens Bank in Shepherdsville, KY; United Bank & Trust Co. in Versailles, KY; Lawrenceburg National Bank in Harrodsburg, KY; and Kentucky Banking Centers, Inc. in Glasgow, KY. The Company's only nonbank subsidiary is FCB Services, Inc., a data processing subsidiary located in Frankfort, KY. The following discussion should be read in conjunction with the audited consolidated financial statements and related footnotes that follow.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Although management of the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which the Company and its subsidiaries operate); competition for the Company's customers from other providers of financial services; government legislation and regulation (which changes from time to time and over which the Company has no control); changes in interest rates; material unforeseen changes in the liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

RESULTS OF OPERATIONS

Consolidated net income for 2001 was $14.7 million compared to $14.4 million for 2000, a 2.0% increase. Diluted net income per share for 2001 was $2.09, an increase of 6.1% from $1.97 reported for 2000. The earnings per share growth was 410 basis points higher than the net income growth for the year ended December 31, 2001. This is primarily the result of the share buy back program that has been in effect for several years. The company purchased 293,000 shares of its common stock at a total price of $10.3 million during 2001. As a result, the diluted weighted average shares outstanding for 2001 totaled 7.0 million and were 3.9% less than the weighted average shares outstanding of 7.3 million for 2000.

Other items of significance that were viewed positively for the Company during the year include the following:

     >> Net interest income decreased a very modest $263 thousand or 0.6% compared to the prior year. This is significant given the drastic decline in market interest rates during the current year. The Federal Reserve Board's ("Fed") Federal Open Market Committee ("FOMC") decreased the federal funds rate eleven times during 2001. Three of those decreases came outside regular scheduled meetings of the FOMC. The eleven rate decreases totaled 475 basis points and resulted in a federal funds rate decreasing from 6.50% at the beginning of the year to 1.75% at year-end 2001. The effect on the Company from the Fed's actions has generally led to interest rates on earning assets declining more rapidly than rates paid on interest bearing liabilities. During a falling rate environment, the challenge is to reduce the rates paid on interest bearing liabilities (primarily deposits) to offset the decline in the yield on variable rate assets (primarily loans) while remaining competitive in our markets.

     >> The provision for loan losses decreased a modest 1.0% in comparison to the prior year.

     >> An increase in noninterest income of $2.4 million or 19.5%. The increase is primarily attributable to management's efforts to seek additional fee-based revenue and thereby decrease the Company's reliance on interest income. Service charges and fees on deposits increased $1.7 million or 31.9% in 2001 compared to 2000. The Company realized $465 thousand of net gains on the sale of available for sale investment securities during 2001. There were no gains or losses realized during 2000 on the sale of investment securities.

The return on assets was 1.28% in 2001 compared to 1.40% reported in the prior year. The return on equity increased 32 basis points to 11.93% compared to 11.61% in the prior year. This is another positive result of the share buy back program.

INTEREST INCOME

Interest income results from interest earned on earning assets, which primarily includes loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2001 was $77.0 million, an increase of $1.6 million or 2.1% from the previous year. The increase in interest income was due primarily to an increase in volume of taxable investment securities of $43.4 million or 29.9% and federal funds sold and securities purchased under agreements to resell of $45.2 million or 120.2%. The impact from the increase in volume offset the decrease in yield of 81 basis points for taxable investment securities and 219 basis points for federal funds sold and securities purchased under agreements to resell. The volume of all interest earning assets increased $118.5 million or 12.8% while the tax equivalent yield on all interest earning assets declined 79 basis points to 7.56% compared to 8.35% in the prior year.

Interest income on loans declined $585 thousand or 1.0% mainly due to a 48 basis point decline in the average rate earned. The average balance of loans increased $31.5 million or 4.7% compared to the prior year, thereby mitigating the magnitude of the results of the decline in rates. Most of this increase occurred in mortgage lending and was attributable to customer refinancing activity, as well as the continued development of our correspondent banking initiative. The tax equivalent rate earned on loans was 8.64% for 2001 compared to 9.12% for 2000.

Interest income on taxable investment securities increased $1.2 million or 13.4%. The increase is due to a $43.4 million or 29.9% increase in volume, which offset a decline in the average rate earned of 81 basis points to 5.54%. The Company capitalized on the lower interest rate environment during 2001 to fund additional purchases of investment securities that helped to contain the Company's falling interest margin. The maturity of the funding source and the maturities of the securities purchased were carefully selected to benefit net interest income without incurring undue risk in the current period or future periods. Interest on nontaxable investment securities decreased $87 thousand or 2.5%. The decrease was due primarily to a 2.2% reduction in volume and a slight decline in the tax equivalent rate of 1 basis point to 6.53%.

Interest income on temporary investments increased $996 thousand or 42.6% during 2001 compared to the prior year. Temporary investments consist of federal funds sold, securities purchased under agreements to resell and, to a lesser extent, deposits in other banks. A $45.2 million increase in volume offset a decrease in the average rate earned of 219 basis points to 4.02%.

INTEREST EXPENSE

Interest expense results from incurring interest on interest bearing liabilities, which primarily include interest bearing deposits, securities sold under agreements to repurchase, and other borrowed funds. Interest expense is affected by volume, composition of interest bearing liabilities and the related rates paid on those liabilities. Total interest expense was $34.4 million for 2001, an increase of $1.8 million or 5.6% from the prior year. Consistent with the decrease in general market interest rates throughout the year, the Company experienced a 39 basis point reduction in the overall cost of funds for 2001. However, the additional expense derived from the increase in the volume of interest bearing liabilities of $118.4 million outweighed the reduced cost of funds and resulted in a net increase in interest expense compared to the prior year. The average rate paid on total interest bearing liabilities was 3.97% in 2001 compared to 4.36% the prior year.

Interest expense on time deposits, the largest component of total interest expense, increased $3.2 million or 16.8%. Both the average rate and volume contributed to the increase. The average rate paid increased 13 basis points to 5.77% and the average balance increased $48.0 million or 14.2%. Interest expense on interest bearing demand deposits decreased $1.2 million or 26.9% due almost entirely to a 67 basis point decline in the average rate paid of 1.66%. Interest expense on savings deposits decreased $1.2 million or 21.9%. This decrease was also due primarily to a decrease in the average rate paid of 91 basis points to 2.55%. The average balance of savings deposits increased $9.1 million or 5.9%.

Interest expense on securities sold under agreements to repurchase increased $808 thousand or 25.9% primarily due to an increase in volume of $50.5 million or 95.8%. The increase in volume more than offset a decrease in the average rate paid of 211 basis points to 3.80%. Interest expense on other borrowed funds increased $197 thousand, up 38.1%. Interests on other borrowed funds consist primarily of Federal Home Loan Bank ("FHLB") borrowings, a funding source that was more greatly utilized during 2001 than in previous years.

NET INTEREST INCOME

Net interest income is the most significant component of the Company's earnings. Net interest income is the excess of the interest income earned on assets over the interest paid for funds to support those assets. The table on the following page represents the major components of the interest earning assets and interest bearing liabilities on a tax equivalent basis where tax exempt interest income is adjusted upward by an amount equivalent to the federal income taxes that would have been paid if the income had been fully taxable (assuming a 35% tax rate).

Tax equivalent net interest income was $44.7 million for 2001, a modest decrease of $165 thousand or less than 1.0% compared to 2000. The net interest margin was 4.28%, decreasing 56 basis points from the prior year. A 40 basis point decrease to the spread between the average interest earned and average interest paid accounted for most of the decrease in margin. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, the related yields, and the associated cost and composition of the interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest and margin.

During 2001, the tax equivalent yield on total earning assets decreased 79 basis points to 7.56% while the cost of funds decreased only 39 basis points to 3.97%, resulting in the 40 basis point decrease in spread noted above. The increase in volume of interest paying liabilities coupled with earning asset rates declining faster than rates paid on interest paying liabilities are responsible for the slight decrease in net interest income. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 3.59% for 2001 compared to 3.99% a year earlier.

The proactive management of the rate sensitive components of both the assets and liabilities helped to minimize the decline in net interest income during 2001. This task was much more difficult in 2001 than in recent history due to the sharply falling rate environment. Not only was it difficult, it was absolutely necessary for the continued good health and viability of the Company. The steps taken in 2001 benefited the current period and laid the groundwork for positive future periods.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                     2001                             2000                              1999
------------------------------------------------------------------------------------------------------------------------------------
                                   Average              Average     Average              Average     Average               Average
(In thousands)                     Balance    Interest    Rate      Balance    Interest    Rate      Balance    Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Investment securities
  Taxable                          $188,927   $10,466      5.54%    $145,479    $9,232      6.35%    $163,077    $9,191      5.64%
  Nontaxable1                        74,225     4,845      6.53       75,918     4,967      6.54       83,211     5,499      6.61
Time deposits with banks,
  federal funds sold and
  securities purchased under
  agreements to resell               82,801     3,332      4.02       37,595     2,336      6.21       30,902     1,446      4.68
Loans 1,2,3                         698,758    60,382      8.64      667,241    60,834      9.12      618,860    55,036      8.89
------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets          1,044,711   $79,025      7.56%     926,233   $77,369      8.35%     896,050   $71,172      7.94%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses           (10,585)                         (10,092)                          (9,272)
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets, net
     of allowance for loan
     losses                       1,034,126                          916,141                          886,778
------------------------------------------------------------------------------------------------------------------------------------
NONEARNING ASSETS
Cash and due from banks              70,916                           66,706                           64,464
Premises and equipment, net          25,151                           24,659                           24,985
Other assets                         13,434                           20,242                           12,821
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                $1,143,627                       $1,027,748                         $989,048
------------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Deposits
  Interest bearing demand          $199,067    $3,312      1.66%    $193,982    $4,528      2.33%    $192,695    $3,977      2.06%
  Savings                           162,665     4,153      2.55      153,574     5,319      3.46      158,501     4,557      2.88
  Time                              385,620    22,251      5.77      337,667    19,053      5.64      322,616    16,527      5.12
Securities sold under
  agreements to repurchase          103,320     3,927      3.80       52,773     3,119      5.91       41,741     1,926      4.61
Other borrowed funds                 13,698       714      5.21        7,979       517      6.48        3,634       197      5.45
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
     liabilities                    864,370   $34,357      3.97%     745,975   $32,536      4.36%     719,187   $27,184      3.78%
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING
Liabilities
Commonwealth of Kentucky
  deposits                           32,935                           32,621                           30,329
Other demand deposits               115,821                          113,271                          110,299
Other liabilities                     7,512                           11,977                            4,839
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities            1,020,638                          903,844                          864,654
------------------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity           122,989                          123,904                          124,394
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
     shareholders' equity        $1,143,627                       $1,027,748                         $989,048
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                            44,668                           44,833                           43,988
TE basis adjustment                            (1,986)                          (1,888)                          (2,138)
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                      $42,682                          $42,945                          $41,850
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                        3.59%                            3.99%                           4.16%
Net interest margin                                        4.28%                            4.84%                           4.91%
------------------------------------------------------------------------------------------------------------------------------------

1 Income and yield stated at a fully tax equivalent basis using a 35% tax rate.
2 Loan balances include principal balances on nonaccrual loans.
3 Loan fees included in interest income amounted to $1.7 million, $1.7 million, and $1.8 million in 2001, 2000, and 1999, respectively.

The following table is an analysis of the change in net interest income.


ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX EQUIVALENT BASIS)
------------------------------------------------------------------------------------------------------------------------------------
                                                Variance     Variance Attributed to         Variance       Variance Attributed to
(In thousands)                                 2001/20001     Volume          Rate         2000/19991       Volume          Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Taxable investment securities                    $ 1,234     $ 2,516      $ (1,282)          $   41         $(1,050)       $ 1,091
Nontaxable investment securities2                   (122)       (114)           (8)            (532)           (475)           (57)
Time deposits with banks, federal
     funds sold and securities
     purchased under agreements to
     resell                                          996       2,043        (1,047)             890             354            536
Loans2                                              (452)      2,816        (3,268)           5,798           4,357          1,441
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income                         1,656       7,261        (5,605)           6,197           3,186          3,011
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest bearing demand deposits                  (1,216)        115        (1,331)             551              27            524
Savings deposits                                  (1,166)        300        (1,466)             762            (144)           906
Time deposits                                      3,199       2,752           447            2,526             795          1,731
Securities sold under agreements to
     repurchase                                      807       2,211        (1,404)           1,193             578            615
Other borrowed funds                                 197         314          (117)             320             276             44
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                        1,821       5,692        (3,871)           5,352           1,532          3,820
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                               $ (165)    $ 1,569      $ (1,734)          $  845          $1,654        $  (809)
------------------------------------------------------------------------------------------------------------------------------------
Percentage change                                  100.0%     (950.9)%     1050.9%            100.0%          195.7%         (95.7%)
------------------------------------------------------------------------------------------------------------------------------------

1 The changes which are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
2 Income stated at fully tax equivalent basis using a 35% tax rate.

NONINTEREST INCOME

Total noninterest income increased $2.4 million or 19.5% to $14.9 million for 2001. Service charges and fees on deposits, the largest component of noninterest income, increased $1.7 million or 31.9% primarily due to the implementation of a new overdraft policy and related NSF fee structure. The Company allows checking account customers meeting specific criteria to overdraw their checking account up to a predetermined limit. The customer is charged a standard fee for each check paid that creates or increases the overdraft balance. Guidelines have been established addressing the time frame that repayment of the overdraft and related fees are to be made. Other service charges, commissions, and fees declined $160 thousand or 4.0% due primarily to a decrease in custodial safekeeping fees from the Commonwealth of Kentucky. Data processing income increased $71 thousand or 5.4%. Trust fee income increased $211 thousand or 12.3%, primarily due to the recognition of several large nonrecurring estate fees. Net gains on sales of investment securities, which were zero during 2000, were $465 thousand in 2001 and consisted primarily of equity investments in unaffiliated financial institutions. Net gains on the sale of mortgage loans, included as a component of other noninterest income, totaled $262 thousand, an increase of $212 thousand resulting from the increase in the amount of mortgage loans originated for sale of $29.7 million or 277%.

NONINTEREST EXPENSE

Total noninterest expense was $34.9 million for 2001, an increase of $1.9 million or 5.7% compared to 2000. Salaries and employee benefits accounted for more than half of the total noninterest expense and the majority of the increase from 2000. During 2001, salaries and benefits increased $1.3 million or 7.2% to $19.7 million, the result of nominal salary increases and an increase in health insurance costs of $743 thousand. Noncash compensation related to the Company's nonqualified stock option plan was $877 thousand, a decrease of $90 thousand or 9.3% from 2000. As of December 31, 2001, the Company had 468 full time equivalent employees, an increase of 12 from the prior year-end.

Net occupancy expense increased $124 thousand or 5.5% compared to the prior year due to higher depreciation, janitorial, and utility costs. Equipment expenses increased $466 thousand or 16.1% due to increased depreciation and maintenance on new asset purchases. Other noninterest expense, including bank franchise tax, remained relatively unchanged at $9.5 million.

INCOME TAX

Income tax expense for 2001 was $5.5 million, relatively unchanged from the previous year. The effective tax rate decreased 39 basis points to 27.27% from 27.66% in 2000. The change in the effective tax rate is primarily related to the decline in nondeductible goodwill amortization expense. During 2001, the proportionate composition of earning assets between taxable and nontaxable did not significantly change compared to the prior year. Future investments will continue to be made in tax-exempt alternatives when the yield and credit quality is more attractive than those of the available taxable opportunities.

FINANCIAL CONDITION

On December 31, 2001, total assets were $1.2 billion, a decrease of $21.2 million or 1.8% from the prior year-end. While core assets and liabilities did grow, a large deposit by the Commonwealth of Kentucky increased prior year assets and liabilities significantly at year-end 2000. In general, the increase in 2000 was due to the relationship between the Company's principal subsidiary, Farmers Bank & Capital Trust Co., and the Commonwealth of Kentucky. Farmers Bank provides various services to state agencies of the Commonwealth. As the depository for the Commonwealth, these agencies issue checks drawn on Farmers Bank, including paychecks and state income tax refunds. Farmers Bank also processes vouchers of the WIC (Women, Infants and Children) program for the Cabinet for Human Resources. The Bank's investment department also provides services to the Teacher's Retirement System. As the depository for the Commonwealth, large fluctuations in deposits are likely to occur on a daily basis. On an average basis, total assets were $1.1 billion for 2001, an increase of $115.9 million or 11.3% from the prior year. Earning assets, primarily loans and investment securities, increased $118.5 million on average or 12.8% to $1.04 billion.

LOANS

Loans, net of unearned income, totaled $701.9 million, an increase of $18.5 million or 2.7% from 2000. Most of the increase was in real estate lending and lease financing. Real estate mortgage loans make up 62% of the total loans outstanding at December 31, 2001 and increased $6.6 million or 1.6% compared to a year earlier. Real estate construction loans increased $937 thousand or 2.3%. Lease financing increased $6.6 million or 19.2%. The outstandings for commercial, financial, and agriculture loans grew 3.3% to $108.5 million while installment loans grew $1.1 million or 1.4%. On average loans represented 66.9% of earning assets during 2001 compared to 72.0% for 2000. As loan demand fluctuates, the available funds are redirected between either temporary investments or investment securities.

The composition of the loan portfolio is summarized in the table below.

------------------------------------------------------------------------------------------------------------------------------------
(In thousands)
December 31,                   2001       %        2000       %         1999       %        1998        %        1997        %
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial,
    and agriculture         $108,516    15.4%  $105,248     15.4%    $105,064    16.3%   $116,625     19.3%   $114,377     19.5%
Real estate -
   construction               41,930     6.0     40,993      6.0       38,471     6.0      24,770      4.1      26,299      4.5
Real estate -
   mortgage                  432,168    61.6    425,555     62.3      390,598    60.7     352,033     58.2     334,612     57.1
Installment                   78,399    11.2     77,284     11.3       77,051    12.0      81,254     13.4      83,368     14.2
Lease financing               40,856     5.8     34,269      5.0       32,379     5.0      30,155      5.0      27,284      4.7
------------------------------------------------------------------------------------------------------------------------------------
  Total                     $701,869   100.0%  $683,349    100.0%    $643,563   100.0%   $604,837    100.0%   $585,940    100.0%
------------------------------------------------------------------------------------------------------------------------------------



The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2001 which, based on remaining scheduled repayments of principal, are due in the periods indicated.


LOAN MATURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                     Within           After One But             After
(In thousands)                                     One Year       Within Five Years        Five Years            Total
-----------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural             $71,085                 $26,533           $10,898         $108,516
Real estate - construction                           37,091                   4,784                55           41,930
-----------------------------------------------------------------------------------------------------------------------------
  Total                                            $108,176                 $31,317           $10,953         $150,446
-----------------------------------------------------------------------------------------------------------------------------

The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2001 which are due after one year, classified according to sensitivity to changes in interest rates.

INTEREST SENSITIVITY
--------------------------------------------------------------------------------
                                               Fixed              Variable
(In thousands)                                  Rate                  Rate
--------------------------------------------------------------------------------
Due after one but within five years          $18,821               $12,496
Due after five years                             758                10,195
--------------------------------------------------------------------------------
  Total                                      $19,579               $22,691
--------------------------------------------------------------------------------

ASSET QUALITY

The Company maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies on a company-wide basis that require certain minimum standards to be maintained. However, the policies also permit the individual subsidiary companies authority to adopt standards that are no less stringent than those included in the company-wide policies. Credit decisions are made at the subsidiary bank level under the guidelines established by policy. The Company's internal audit department performs a loan review at each subsidiary bank during the year. This loan review evaluates loan administration, credit quality, documentation, compliance with Company loan standards, and the adequacy of the allowance for loan losses on a consolidated and subsidiary basis.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses inherent in the remainder of the portfolio at the balance sheet date. Many factors are considered when establishing an adequate allowance. Those factors include, but are not limited to, the following: an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, a review of historical loss experience, the condition of the local economy, an analysis of the levels and trends of the loan composition, and a review of delinquent and classified loans. Actual losses could differ significantly from the amounts estimated by management.

In addition, borrowers may experience difficulty in periods of economic deterioration, and the level of nonperforming loans, charge offs, and delinquencies could rise and require additional increases in the provision. Also, regulatory agencies, as an integral part of their examinations, periodically review the allowance for loan losses. These reviews could result in additional adjustments to the provision based upon their judgments about relevant information available during their examination.

The provision for loan losses totaled $2.4 million in 2001, a decrease of $24 thousand or 1.0% compared to 2000. The Company had $2.1 million in net charge offs, a 14.1% increase from $1.9 million in the prior year. Real estate lending accounted for $1.1 million of the net charge offs for 2001. Net charge offs equaled 0.31% of average loans for 2001, an increase of 3 basis points compared to the prior year. A significant portion of the $2.9 million loans charged off during 2001 relates to two individual credits. The allowance for loan losses was $10.5 million at year-end 2001. The allowance for loan losses was 1.50% of loans net of unearned income at year-end 2001 and year-end 2000. Management continues to emphasize collection efforts and evaluation of risks within the portfolio. The composition of the Company's loan portfolio continues to be diverse with no significant concentration to any individual or industry.

The table below summarizes the loan loss experience for the past five years.

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)              2001           2000           1999            1998             1997
------------------------------------------------------------------------------------------------------------------------------------
Balance of Allowance for Loan Losses at         $  10,249     $    9,659     $    9,048      $    9,114       $    8,741
  Beginning of Year
Loans charged off:
  Commercial, financial, and agricultural             600          1,336          1,590             716              720
  Real estate                                       1,476            369             79             386              465
  Installment loans to individuals                    762            857          1,209           1,061            1,133
  Lease financing                                      87             97             64             109              433
------------------------------------------------------------------------------------------------------------------------------------
     Total loans charged off                        2,925          2,659          2,942           2,272            2,751
------------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial, financial, and agricultural             157            313            249             383              437
  Real estate                                         371            132            172             345              527
  Installment loans to individuals                    247            310            267             341              330
  Lease financing                                       2             22              2               3
------------------------------------------------------------------------------------------------------------------------------------
     Total recoveries                                 777            777            690           1,072            1,294
------------------------------------------------------------------------------------------------------------------------------------
     Net loans charged off                          2,148          1,882          2,252           1,200            1,457
------------------------------------------------------------------------------------------------------------------------------------
Additions to allowance charged to expense           2,448          2,472          2,863           1,134            1,830
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                          $  10,549     $   10,249     $    9,659      $    9,048       $    9,114
------------------------------------------------------------------------------------------------------------------------------------
Average loans net of unearned income            $ 698,758     $  667,241     $  618,860      $  589,714       $  566,033
Ratio of net charge offs
  during year to average loans, net
  of unearned income                                  .31%           .28%           .36%            .20%             .26%
------------------------------------------------------------------------------------------------------------------------------------

The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.


ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                          2001           2000           1999            1998           1997
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural         $   3,492     $    4,050     $    3,649      $    2,536     $    2,942
Real estate                                         4,135          3,835          3,807           4,637          4,324
Installment loans to individuals                    2,208          1,861          1,829           1,450          1,417
Lease financing                                       714            503            374             425            431
------------------------------------------------------------------------------------------------------------------------------------
     Total                                      $  10,549     $   10,249     $    9,659      $    9,048     $    9,114
------------------------------------------------------------------------------------------------------------------------------------


NONPERFORMING ASSETS

Nonperforming assets for the Company include nonperforming loans, other real estate owned, and other foreclosed assets. Nonperforming loans consist of nonaccrual loans, loans past due ninety days on which interest is still accruing, and restructured loans. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed 90 days or more, unless such loan is well secured and in the process of collection.

Total nonperforming assets totaled $6.3 million at year-end 2001, an increase of $967 thousand or 18.2% compared to 2000. The increase is primarily due to a $769 thousand or 26.7% increase in nonaccrual loans. Nonperforming loans represent 0.74% of loans net of unearned income at year-end 2001, an increase from 0.67% for 2000. Information pertaining to nonperforming loans and assets is presented in the table below.


------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                          2001           2000           1999            1998           1997
------------------------------------------------------------------------------------------------------------------------------
Loans accounted for on nonaccrual basis         $   3,621     $    2,852     $    2,767      $    1,286     $    3,137
Loans past due 90 days or more                      1,593          1,739          2,102           1,645          2,196
Restructured loans                                                                                               1,285
------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                      5,214          4,591          4,869           2,931          6,618
Other real estate owned                               715            598            734           1,671             29
Other foreclosed assets                               363            136             95              69
------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                 $   6,292     $    5,325     $    5,698      $    4,671     $    6,647
------------------------------------------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS

Federal funds sold and securities purchased under agreements to resell are the primary components of temporary investments. The Company uses these funds in the management of liquidity and interest rate sensitivity. In 2001, temporary investments averaged $82.8 million, an increase of $45.2 million or 120.2%. This increase is primarily a result of the relationship between the Company's principal subsidiary and the Commonwealth of Kentucky as described in preceding sections of this annual report. Temporary investments are reallocated as loan demand and other investment alternatives present the opportunity.

INVESTMENT SECURITIES

The majority of the investment securities portfolio is comprised of U.S. Government agency securities, mortgage-backed securities, and tax-exempt securities of states and political subdivisions. Total investment securities were $346 million on December 31, 2001, an increase of $84.7 million or 32.5% from year-end 2000

The funds made available from maturing or called bonds have been redirected as necessary to fund loan growth or reinvested to purchase additional investment securities. The purchase of nontaxable obligations of states and political subdivisions is the primary means of managing the Company's tax position. The alternative minimum tax is not expected to impact the Company's ability to acquire tax-free obligations in the near future as they become available at an attractive yield.

Investment securities averaged $263 million in total for the year, an increase of $41.8 million or 18.9%. The majority of the purchases during 2001 were U.S. Government agencies and mortgage-backed securities classified as available for sale. On December 31, 2001, available for sale securities made up 89% of the total investment securities, as opposed to 81% a year earlier. U.S. Government agencies made up 50.5% of the total available for sale securities and 45.1% of the total portfolio at year-end. A year ago, U.S. Government agencies made up 53% of the total available for sale securities and 43% of the total portfolio. Mortgage-backed securities in the available for sale portfolio increased significantly to $99.8 million at year-end 2001 as compared to $52.9 million at year-end 2000. The increase in investment securities resulted from the Company's efforts to manage its net interest margin during a volatile market interest rate environment. The Company took advantage of lower borrowing costs during 2001 to fund the purchase of investment securities with attractive returns within our risk guidelines. This action served to mitigate the severity of the falling market interest rates during the year.

The Company realized $465 thousand in net gains on the sale of available for sale securities during 2001 and none in 2000. The net unrealized gain on available for sale securities included as a component of shareholders' equity was $1.2 million at year-end 2001 compared to $557 thousand at the end of 2000. Typically, the value of a bond portfolio and market interest rates have an inverse relationship; therefore, in the current falling interest rate environment, the value of the available for sale portfolio has increased.

The following table summarizes the carrying values of investment securities on December 31, 2001, 2000, and 1999. The investment securities are divided into available for sale and held to maturity securities. Available for sale securities are carried at the estimated fair value and held to maturity securities are carried at amortized cost.


--------------------------------------------------------------------------------------------------------------------------------
December 31,                                 2001                           2000                           1999
--------------------------------------------------------------------------------------------------------------------------------
                                   Available        Held to      Available         Held to      Available        Held to
(In thousands)                      for Sale       Maturity       for Sale        Maturity       for Sale       Maturity
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                        $    1,250                      $   3,748
Obligations of U.S.
  Government agencies              $ 155,693       $    100        113,033        $    100         75,997     $    2,600
Obligations of states and
  political subdivisions              41,791         37,055         22,804          48,895         21,152         58,562
Mortgage-backed securities            99,819            306         52,941             395         50,889            734
Corporate debt                         4,873                        13,904                         11,969
Equity securities                      5,905                         7,487                          4,189
--------------------------------------------------------------------------------------------------------------------------------
     Total                         $ 308,081       $ 37,461     $  211,419        $ 49,390     $  167,944     $   61,896
--------------------------------------------------------------------------------------------------------------------------------

The following table presents an analysis of the contractual maturity distribution and tax equivalent weighted average interest rates of investment securities at December 31, 2001. For purposes of this analysis, available for sale securities are stated at fair value and held to maturity securities are stated at amortized cost. Equity securities in the available for sale portfolio consist primarily of FHLB stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows.

AVAILABLE FOR SALE
--------------------------------------------------------------------------------------------------------------------------------
                                                          After One But          After Five But
                                 Within One Year        Within Five Years       Within Ten Years       After Ten Years
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                  Amount       Rate       Amount       Rate       Amount      Rate      Amount      Rate
--------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
  Government agencies          $ 92,909       2.1%   $  49,934        5.0%   $  11,848       5.9%   $ 1,002       6.2%
Obligations of states and
  political subdivisions                                 6,971        6.0       21,414       6.2      13,406      8.9
Mortgage-backed securities                               6,887        6.3       50,259       6.4      42,673      6.4
Corporate debt                    4,350       6.2          523        5.7
--------------------------------------------------------------------------------------------------------------------------------
     Total                     $ 97,259       2.3%   $  64,315        5.3%   $  83,521       6.3%   $ 57,081      7.0%
--------------------------------------------------------------------------------------------------------------------------------


HELD TO MATURITY
--------------------------------------------------------------------------------------------------------------------------------
                                                          After One But          After Five But
                                 Within One Year        Within Five Years       Within Ten Years      After Ten Years
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                  Amount       Rate       Amount       Rate        Amount      Rate      Amount      Rate
--------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
  Government agencies                                  $   100       6.0%
Obligations of states and
  political subdivisions        $6,908       6.6%       19,306       6.8        $10,244      7.0%        $597      6.8%
Mortgage-backed securities                                                          306      7.2
--------------------------------------------------------------------------------------------------------------------------------
     Total                      $6,908       6.6%      $19,406       6.8%       $10,550      7.0%        $597      6.8%
--------------------------------------------------------------------------------------------------------------------------------

The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed on a tax equivalent basis using a 35% tax rate.

DEPOSITS

The Company's primary source of funding for its lending and investment activities result from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2001, deposits totaled $913 million, a decrease of $55.7 million or 5.7% from year-end 2000. A significant deposit received from the Commonwealth of Kentucky at year-end 2000 is responsible for the reported decrease in deposits in the current period. Deposits averaged $896 million in 2001, an increase of $65.0 million or 7.8%.

During 2001, total average interest bearing deposits increased $62.1 million or 9.1% to $747 million, while average noninterest bearing deposits increased $2.9 million or 2.0% to $149 million.

A summary of average balances and rates paid on deposits follows.

--------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                            2001                    2000                    1999
--------------------------------------------------------------------------------------------------------------------------------
                                             Average    Average      Average    Average      Average    Average
(In thousands)                               Balance       Rate      Balance       Rate      Balance       Rate
--------------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand                  $148,756                $145,892                $140,628
Interest bearing demand                      199,067      1.66%      193,982      2.33%      192,695      2.06%
Savings                                      162,665      2.55       153,574      3.46       158,501      2.88
Time                                         385,620      5.77       337,667      5.64       322,616      5.12
--------------------------------------------------------------------------------------------------------------------------------
     Total                                  $896,108      3.32%     $831,115      3.47%     $814,440      3.08%
--------------------------------------------------------------------------------------------------------------------------------

Maturities of time deposits of $100,000 or more outstanding at December 31, 2001 are summarized as follows.

-----------------------------------------------------------------------------
(In thousands)                                     Amount
-----------------------------------------------------------------------------
3 months or less                                  $16,140
Over 3 through 6 months                            10,857
Over 6 through 12 months                           25,244
Over 12 months                                     32,691
-----------------------------------------------------------------------------
     Total                                        $84,932
-----------------------------------------------------------------------------

SHORT-TERM BORROWINGS

Short-term borrowings primarily consist of securities sold under agreements to repurchase with year-end balances of $113.8 million, $90.0 million, and $41.2 million in 2001, 2000, and 1999, respectively. Such borrowings are generally on an overnight basis. Other short-term borrowings consist of FHLB borrowings in the amount of $12.0 million at year-end 2001 and demand notes issued to the U.S. Treasury under the treasury tax and loan note option account totaling $800 thousand, $1.1 million, and $771 thousand in 2001, 2000, and 1999, respectively. A summary of short-term borrowings is as follows.

--------------------------------------------------------------------------------
(In thousands)                                 2001          2000          1999
--------------------------------------------------------------------------------
Amount outstanding at year-end           $  126,600     $  91,181     $  41,971
Maximum outstanding at any month-end        165,678        91,181       101,359
Average outstanding                         108,091        53,315        42,442
Weighted average rate during the year          3.80%         5.91%         4.61%
--------------------------------------------------------------------------------


LONG-TERM BORROWINGS

Substantially all of the Company's long-term borrowings consist of FHLB advances to the Company's subsidiary banks. These advances are secured by FHLB stock that the banks are required to own as well as certain mortgage loans as required by the FHLB. Such advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. FHLB advances are generally used to increase the Company's lending activities and to aid the efforts of asset and liability management by utilizing various repayment options offered by the FHLB. Long-term advances from the FHLB totaled $10.6 million at year-end 2001, an increase of $708 thousand or 7.2% compared to $9.8 million for the prior year-end.


EFFECTS OF INFLATION

The majority of the Company's assets and liabilities are monetary in nature. Therefore, the Company differs greatly from most commercial and industrial companies that have significant investments in nonmonetary assets, such as fixed assets and inventories. However, inflation does have an important impact on the growth of assets in the banking industry and on the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other noninterest expense, which tends to rise during periods of general inflation.

Management believes the most significant impact on financial and operating results is the Company's ability to react to changes in interest rates. Management seeks to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against the effects of wide interest rate fluctuations.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Company's market risk is comprised primarily of interest rate risk created by its core banking activities of extending loans and receiving deposits. The Company's success is largely dependent upon its ability to manage this risk. Interest rate risk is defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, such as credit and liquidity risk, management considers interest rate risk to be its most significant risk, which could potentially have the largest and a material effect on the Company's financial condition and results of operations. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates earned on assets and paid on liabilities do not change at the same speed, to the same extent, or on the same basis. Other events that could have an adverse impact on the Company's performance include changes in general economic and financial conditions, general movements in market interest rates, and changes in consumer preferences. The Company's primary purpose in managing interest rate risk is to effectively invest the Company's capital and to manage and preserve the value created by its core banking business.

The Company has a Corporate Asset and Liability Management Committee ("ALCO"). ALCO monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity. ALCO also provides guidance and support to each ALCO of the Company's subsidiary banks and is responsible for monitoring risks on a company-wide basis. ALCO has established minimum standards in its asset and liability management policy that each subsidiary bank must adopt. However, the subsidiary banks are permitted to deviate from these standards so long as the deviation is no less stringent than that of the Corporate policy.

The Company uses a simulation model as a tool to monitor and evaluate interest rate risk exposure. The model is designed to measure the sensitivity of net interest income and net income to changing interest rates during the next twelve months. Forecasting net interest income and its sensitivity to changes in interest rates requires the Company to make assumptions about the volume and characteristics of many attributes, including assumptions relating to the replacement of maturing earning assets and liabilities. Other assumptions include, but are not limited to, projected prepayments, projected new volume, and the predicted relationship between changes in market interest rates and changes in customer account balances. These effects are combined with the Company's estimate of the most likely rate environment to produce a forecast for the next twelve months. The forecasted results are then adjusted for the effect of a gradual 200 basis point increase and decrease in market interest rates on the Company's net interest income and net income. Because assumptions are inherently uncertain, the model cannot precisely estimate net interest income or net income or the effect of interest rate changes on net interest income and net income. Actual results could differ significantly from simulated results.

At December 31, 2001, the model indicated that if rates were to gradually increase by 200 basis points over the next twelve months, then net interest income (TE) and net income would increase 2.1% and 4.1%, respectively. The model indicated that if rates were to gradually decrease by 200 basis points over the next twelve months, then net interest income (TE) and net income would decrease 2.6% and 5.3%, respectively.

LIQUIDITY

The liquidity of the Parent Company is primarily affected by the receipt of dividends from its subsidiary banks (see footnote 16 in the notes to the audited consolidated financial statements) and cash balances maintained. As of December 31, 2001, combined retained earnings of the subsidiary banks were $61.5 million, of which $14.6 million was available for the payment of dividends to the Parent Company without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of other capital ratio requirements. Management expects that in the aggregate, its subsidiary banks will continue to have the ability to dividend adequate funds to the Parent Company. The Parent Company had cash balances of $14.4 million at year-end 2001.

The Company's objective as it relates to liquidity is to ensure that the subsidiary banks have funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the subsidiary banks have several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the subsidiary banks' core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of loan principal and interest; and federal funds purchased and securities sold under agreements to repurchase.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time.

Liquid assets consist of cash, cash equivalents, and available for sale investment securities. At December 31, 2001, liquid assets totaled $414 million, a $26.8 million or 6.1% decrease compared to the prior year-end.

Net cash provided by operating activities was $20.2 million in 2001, relatively unchanged from $20.0 million from the prior year. Net cash used in investing activities was $105.7 million during 2001, an increase of $35.1 million or 49.7% from the prior year due primarily to increased purchases of available for sale investment securities. Net cash used in financing activities totaled $38.0 million for the year 2001. In the prior year, financing activities provided $145 million, a difference of $184 million in the comparison. The difference primarily relates to deposit activity; in 2000, deposits provided $107.0 million in cash flow while during 2001 the decrease in deposits was a use of cash in the amount of $55.7 million.

Commitments to extend credit as disclosed in footnote 13 in the notes to the audited consolidated financial statements are considered in addressing our liquidity management. The Company does not expect these commitments to significantly effect the liquidity position in future periods.



CAPITAL RESOURCES

Shareholders' equity was $123.6 million on December 31, 2001. This represents a decrease of $1.9 million or 1.5% from year-end 2000. During 2001, the Company purchased 293,000 shares of its outstanding common stock for a total cost of $10.3 million. Favorable results of the share buy back program are reflected in the growth in earnings per share, which outpaced the growth in net income, and in the improvement in the return on equity. The Company issued 26,000 shares of common stock during 2001 pursuant to its nonqualified employee stock option plan.

Dividends of $8.5 million or $1.21 per share were declared during the year. The dividends declared during 2001 represent a 3.4% increase on a per share basis. Accumulated other comprehensive income, consisting of the unrealized holding gain on available for sale securities (net of tax), increased $667 thousand from year-end 2000.

Consistent with the objective of operating a sound financial organization, the Company's goal is to maintain capital ratios well above the regulatory minimum requirements. The Company's capital ratios as of December 31, 2001, the regulatory minimums, and the regulatory standard for a well capitalized institution are as follows.



--------------------------------------------------------------------------------
                                Farmers Capital      Regulatory       Well
                               Bank Corporation       Minimum      Capitalized
--------------------------------------------------------------------------------
Tier 1 risk based                  16.50%              4.00%           6.00%
Total risk based                   17.76               8.00           10.00
Leverage                           10.70               4.00            5.00
--------------------------------------------------------------------------------


The capital ratios of each subsidiary bank were in excess of the applicable minimum regulatory capital ratio requirements at December 31, 2001.

The table below is an analysis of dividend payout ratios and equity to asset ratios for the previous five years.

--------------------------------------------------------------------------------
Years Ended December 31,              2001     2000     1999     1998      1997
--------------------------------------------------------------------------------
Percentage of dividends declared
 to net income                       57.70%   59.33%   60.66%   53.02%    45.90%
Percentage of average shareholders'
 equity to average total assets      10.75    12.06    12.58    12.55     12.46
--------------------------------------------------------------------------------

SHARE BUY BACK PROGRAM

In July 2000, the Company announced that it intended to purchase up to 500,000 shares of its outstanding common stock. This is in addition to the stock purchase plan announced in November 1998 to purchase 400,000 shares. The purchases are dependent on market conditions and there is no guarantee as to the exact number of shares to be purchased by the Company. Shares would be used for general corporate purposes. Consistent with the objective of maximizing shareholder value, the Company considers the purchase of its outstanding shares in a given price range to be a good investment of the Company's available funds. As of December 31, 2001, 193,082 additional shares could be purchased under the existing program.

SHAREHOLDER INFORMATION

As of January 1, 2002, there were 822 shareholders of record. This figure does not include individual participants in security position listings.

STOCK PRICES

Farmers Capital Bank Corporation's stock is traded on the National Association of Security Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT. The table below lists the stock prices and dividends declared for 2001 and 2000.



STOCK PRICES
--------------------------------------------------------------------------------
                          High             Low      Dividends Declared
--------------------------------------------------------------------------------
2001
Fourth Quarter        $ 37.750        $ 34.250           $ 0.31
Third Quarter           41.150          32.510             0.30
Second Quarter          40.950          30.000             0.30
First Quarter           35.984          29.188             0.30

2000
Fourth Quarter        $ 37.500        $ 27.000           $ 0.30
Third Quarter           37.500          29.250             0.29
Second Quarter          34.000          28.500             0.29
First Quarter           34.000          27.250             0.29
--------------------------------------------------------------------------------

Dividends declared per share increased $0.04 or 3.4% and $0.04 or 3.5% for the years 2001 and 2000, respectively.

EFFECT OF IMPLEMENTING RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. As of the date of adoption, the Company will have no unamortized goodwill or other unamortized identifiable intangible assets. Amortization expense related to goodwill was $271 thousand and $495 thousand for the twelve months ended December 31, 2001 and 2000, respectively.

In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, it retains many of the fundamental provisions of that Statement.

SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion ("APB") No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged. The Company does not expect the implementation of this Statement to have a material effect on the consolidated financial statements.

2000 COMPARED TO 1999

Net income was $14.4 million in 2000 compared to $13.9 million in 1999, an increase of $450 thousand or 3.2%. Basic and diluted net income per share increased $0.11 or 5.9% from $1.86 to $1.97 in 2000. The earnings per share growth was 268 basis points higher than the net income growth for the year ended December 31, 2000. This is the positive impact of the share buy back program that has been in effect for several years. The Company purchased 278,000 shares of common stock at a total price of $9.3 million during 2000. As a result, the diluted weighted average shares outstanding for 2000 totaled 7.3 million and were 2.3% less than the weighted average of 7.5 million for 1999.

Other major components of the improvement in earnings are as follows:

     >>   Net interest income increased $1.1 million or 2.6%.

     >>   The provision for loan losses decreased $391 thousand or 13.7%.

     >> The increase in noninterest expenses was held to $600 thousand, which was only 1.8%.

The return on assets was 1.40% in 2000 compared to 1.41% reported in the prior year. The return on equity increased 41 basis points to 11.61% from 11.20% in 1999. This is another positive reflection of the share buy back program.

Total interest income on a tax equivalent basis was $77.4 million in 2000, an increase of $6.2 million or 8.7% compared to 1999. The increase in interest income was due to an increase in the volume of total earning assets and an increase in the rates earned on those assets in almost identical proportions. The average tax equivalent yield on total interest earning assets was 8.35%, up 41 basis points from 1999.

The Company accomplished three goals concerning interest income - 1) increased interest from growth in loans without sacrificing credit quality standards, 2) maintained an appropriate interest rate for the level of risk assumed, and 3) reallocated funds supporting lower earning asset alternatives to higher earning loans.

Total interest expense was $32.5 million for 2000, an increase of $5.4 million or 19.7% from the prior year. This increase is primarily due to increases in rate with volume increases contributing to a lesser degree. The average rate paid on total interest bearing liabilities was 4.36% in 2000, up 58 basis points from 1999.

The Company had to cope with three factors that had a large influence on the cost of funds during 2000 - 1) additional borrowings were needed to fund the growth in loan demand, 2) the Federal Reserve Board raised interest rates several times during the year, and 3) increased competition in our local market places.

The spread between rates earned and paid was 3.99% in 2000, a 17 basis point decrease from 1999. This decrease was the result of a 58 basis point increase in the average rate paid on interest bearing liabilities, which offset a 41 basis point increase in the average rate earned on earning assets. The net interest margin declined 7 basis points to 4.84% for 2000.

Total noninterest income increased $160 thousand or 1.3%, to $12.4 million for 2000. Service charges and fees on deposits, the largest component of noninterest income, were relatively unchanged compared to the prior year. Other service charges, commissions, and fees increased $165 thousand or 4.3%, mainly from insurance commissions. Data processing income declined $66 thousand or 4.8%. Trust income increased $252 thousand or 17.2%, primarily due to changing from the cash method of accounting to an accrual method. Net gains on sales of investment securities were $49 thousand in 1999, with none in 2000. Other noninterest income decreased $151 thousand in 2000, primarily due to less gains on the sale of fixed assets and less income from a low-income housing partnership venture.

Total noninterest expense increased $600 thousand or 1.8% to a total of $33.0 million for the year. Salaries and employee benefits account for more than half of the total noninterest expense and all of the increase in cost from 1999. During 2000, salaries and benefits increased $784 thousand or 4.5% to $18.4 million. Noncash compensation related to the Company's nonqualified stock option plan was $967 thousand, a decrease of $102 thousand from 1999. As of December 31, 2000, the Company had 456 full time equivalent employees, an increase of 13 from the prior year-end.

Income tax expense for 2000 was $5.5 million, an increase of $596 thousand or 12.2%. The effective tax rate increased to 27.7% from 26.0% in 1999. The change in the effective tax rate is primarily related to the level of tax-exempt investment securities and tax-exempt loans in the Company's portfolio. During 2000, the growth in earning assets was predominately in taxable investments and loans. The available tax-exempt alternatives were not sufficiently attractive to warrant significant investment.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Farmers Capital Bank Corporation has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include amounts that are based on management's best estimates and judgments. Management also prepared other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

Farmers Capital Bank Corporation's 2001 consolidated financial statements have been audited by KPMG LLP independent accountants. Management has made available to KPMG LLP all financial records and related data, as well as the minutes of Boards of Directors' meetings. Management believes that all representations made to KPMG LLP during the audit were valid and appropriate.

Management of Farmers Capital Bank Corporation has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance.

Farmers Capital Bank Corporation maintains an internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. Management has considered the recommendations of the internal audit staff and KPMG LLP and has taken actions that we believe respond appropriately to these recommendations. Management believes that, as of December 31, 2001, the system of internal control was adequate to accomplish the objectives discussed herein.




         /s/ Charles S. Boyd                 /s/ C. Douglas Carpenter
         Charles S. Boyd                     C. Douglas Carpenter
         President and CEO                   Vice President, Secretary, and CFO

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Farmers Capital Bank Corporation

We have audited the accompanying consolidated balance sheets of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





/s/ KPMG LLP
Louisville, Kentucky
January 15, 2002


CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands, except share data)                                                   2001               2000
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
  Cash and due from banks                                                                  $   55,977         $  162,034
  Interest bearing deposits in other banks                                                      3,090              1,912
  Federal funds sold and securities purchased under agreements to resell                       47,318             65,925
------------------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                                          106,385            229,871
------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale, amortized cost of $306,197 (2001) and $210,575 (2000)                   308,081            211,419
  Held to maturity, fair value of $38,505 (2001) and $50,013 (2000)                            37,461             49,390
------------------------------------------------------------------------------------------------------------------------------
     Total investment securities                                                              345,542            260,809
------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                                                                 701,869            683,349
Allowance for loan losses                                                                     (10,549)           (10,249)
------------------------------------------------------------------------------------------------------------------------------
     Loans, net                                                                               691,320            673,100
------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                    24,800             24,916
Other assets                                                                                   15,483             16,056
------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                          $1,183,530         $1,204,752
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits:
  Noninterest bearing                                                                      $  136,001         $  231,483
  Interest bearing                                                                            777,484            737,714
------------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                           913,485            969,197
------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                                                113,792             90,004
Other borrowed funds                                                                           23,721             11,678
Dividends payable                                                                               2,152              2,155
Other liabilities                                                                               6,820              6,257
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                      1,059,970          1,079,291
------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
Common stock, par value $.125 per share; 9,608,000 shares
    authorized; 8,058,244 and 8,031,552 shares issued at December 31,
    2001 and 2000, respectively                                                                 1,007              1,004
Capital surplus                                                                                15,179             13,634
Retained earnings                                                                             137,227            131,021
Treasury stock, at cost, 1,152,978 and 859,898 shares at
   December 31, 2001 and 2000, respectively                                                   (31,077)           (20,755)
Accumulated other comprehensive income                                                          1,224                557
------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                               123,560            125,461
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                            $1,183,530         $1,204,752
------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                                                     2001                2000               1999
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                             $   59,873            $ 60,458           $ 54,616
Interest on investment securities:
  Taxable                                                                  10,466               9,232              9,191
  Nontaxable                                                                3,368               3,455              3,781
Interest on deposits in other banks                                            92                  68                 79
Interest on federal funds sold and securities
  purchased under agreements to resell                                      3,240               2,268              1,367
------------------------------------------------------------------------------------------------------------------------------
     Total interest income                                                 77,039              75,481             69,034
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                       29,716              28,900             25,061
Interest on securities sold under agreements
 to repurchase                                                              3,927               3,119              1,926
Interest on other borrowed funds                                              714                 517                197
------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                                34,357              32,536             27,184
------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                   42,682              42,945             41,850
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                   2,448               2,472              2,863
------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses                   40,234              40,473             38,987
------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Service charges and fees on deposits                                        6,899               5,229              5,220
Other service charges, commissions, and fees                                3,849               4,009              3,844
Data processing income                                                      1,385               1,314              1,380
Trust income                                                                1,929               1,718              1,466
Investment securities gains, net                                              465                                     49
Other                                                                         346                 173                324
------------------------------------------------------------------------------------------------------------------------------
     Total noninterest income                                              14,873              12,443             12,283
------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                             19,689              18,372             17,588
Occupancy expenses, net                                                     2,391               2,267              2,207
Equipment expenses                                                          3,365               2,899              2,993
Bank franchise tax                                                          1,192               1,159              1,101
Other                                                                       8,298               8,340              8,548
------------------------------------------------------------------------------------------------------------------------------
     Total noninterest expense                                             34,935              33,037             32,437
------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                                            20,172              19,879             18,833
------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                          5,501               5,499              4,903
------------------------------------------------------------------------------------------------------------------------------
     Net income                                                          $ 14,671            $ 14,380           $ 13,930
------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
     Basic                                                               $   2.10            $   1.97           $   1.86
     Diluted                                                                 2.09                1.97               1.86
------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING
     Basic                                                                  6,982               7,304              7,478
     Diluted                                                                7,025               7,307              7,478
------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Years Ended December 31,                                                     2001                2000               1999
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $ 14,671            $ 14,380           $ 13,930
Other comprehensive income (loss):
  Unrealized holding gain (loss) on available for sale
     securities arising during the period, net of tax of
     $472, $1,287, and ($1,153), respectively                                 859               2,498             (2,239)
  Reclassification adjustment for prior period unrealized
     gain recognized during current period, net of tax of
     $99 and $37 in 2001 and 1999                                            (192)                                   (71)
------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                             667               2,498             (2,310)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                     $ 15,338            $ 16,878          $  11,620
------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Accumulated
(In thousands, except per share data)                                                                  Other             Total
Years Ended                              Common Stock     Capital     Retained    Treasury Stock    Comprehensive     Shareholders'
December 31, 2001, 2000, and 1999     Shares    Amount    Surplus     Earnings   Shares    Amount   Income (Loss)        Equity
------------------------------------------------------------------------------------------------------------------------------------
     Balance at January 1, 1999        8,012   $ 1,001   $11,097      $119,692      491  $ (8,321)      $ 369           $ 123,838
Net income                                                              13,930                                             13,930
Other comprehensive income                                                                             (2,310)             (2,310)
Cash dividends declared,
   $1.13 per share                                                      (8,449)                                            (8,449)
Purchase of common stock                                                             91    (3,177)                         (3,177)
Stock options exercised                    8         1       204                                                              205
Noncash compensation expense
  attributed to stock option grants                        1,069                                                            1,069
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 1999      8,020     1,002    12,370       125,173      582   (11,498)     (1,941)            125,106
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                              14,380                                             14,380
Other comprehensive loss                                                                                2,498               2,498
Cash dividends declared,
  $1.17 per share                                                       (8,532)                                            (8,532)
Purchase of common stock                                                            278    (9,257)                         (9,257)
Stock options exercised                   12         2       297                                                              299
Noncash compensation expense
  attributed to stock option grants                          967                                                              967
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2000      8,032     1,004    13,634       131,021      860   (20,755)        557             125,461
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                              14,671                                             14,671
Other comprehensive income                                                                                667                 667
Cash dividends declared,
   $1.21 per share                                                      (8,465)                                            (8,465)
Purchase of common stock                                                            293   (10,322)                        (10,322)
Stock options exercised, including
    related tax                           26         3       668                                                              671
benefits
Noncash compensation expense
  attributed to stock option grants                          877                                                              877
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2001      8,058   $ 1,007   $15,179      $137,227    1,153  $(31,077)    $ 1,224           $ 123,560
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                             2001         2000         1999
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $  14,671    $  14,380    $  13,930
Adjustments to reconcile net income to net cash
 provided by operating activities:
    Depreciation and amortization                                  3,008        2,784        2,951
    Net amortization of investment security
     premiums and discounts:
       Available for sale                                            (49)      (1,014)        (196)
       Held to maturity                                              (23)          (7)          25
    Provision for loan losses                                      2,448        2,472        2,863
    Noncash compensation expense                                     877          967        1,069
    Mortgage loans originated for sale                           (40,485)     (10,738)     (10,016)
    Proceeds from sale of mortgage loans                          39,980       10,761       13,030
    Deferred income tax expense (benefit)                            132         (161)        (324)
    (Gain) loss on sale of mortgage loans                           (262)         (50)          46
    Gain on sale of premises and equipment                           (12)          (5)         (83)
    Gain on sale of available for sale investment
       securities, net                                              (465)                      (49)
    Decrease (increase) in accrued interest receivable               938         (738)        (130)
    (Increase) decrease in other assets                             (636)        (360)       1,154
    (Decrease) increase in accrued interest payable                 (312)         752         (173)
    Increase (decrease) in other liabilities                         378          541         (610)
------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                    20,188       19,584       23,487
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of investment
  securities:
     Available for sale                                          296,062      311,677      162,755
     Held to maturity                                             12,646       12,513        9,448
Proceeds from sale of available for sale investment
  securities                                                      98,411       19,989       13,396
Purchases of investment securities:
     Available for sale                                         (489,581)    (370,342)    (155,863)
     Held to maturity                                               (694)
Loans originated for investment, net of principal collected      (19,901)     (41,642)     (44,037)
Purchases of premises and equipment                               (2,630)      (2,821)      (2,257)
Proceeds from sale of equipment                                       21           30          362
------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                      (105,666)     (70,596)     (16,196)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in deposits                              (55,712)     106,977       32,219
Net increase in securities sold under
     agreements to repurchase                                     23,788       48,804       14,876
Proceeds from long term debt                                       8,000        8,000        1,000
Repayments of long term debt                                      (7,588)      (1,167)      (1,040)
Net increase in other borrowed funds                              11,631          406          553
Dividends paid                                                    (8,468)      (8,539)      (8,401)
Purchase of common stock                                         (10,322)      (9,257)      (3,177)
Stock options exercised                                              663          299          205
------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing activities         (38,008)     145,523       36,235
------------------------------------------------------------------------------------------------------------------------
     Net (decrease) increase in cash and cash equivalents       (123,486)      94,511       43,526
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                   229,871      135,360       91,834
------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                  $ 106,385    $ 229,871    $ 135,360
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
 Cash paid during the year for:
  Interest                                                     $  34,669    $  31,784    $  27,357
  Income taxes                                                     5,350        5,450        6,025
Cash dividend declared and unpaid                                  2,152        2,155        2,162
------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Farmers Capital Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and general practices applicable to the banking industry. The more significant accounting policies are summarized below.

BASIS OF PRESENTATION AND ORGANIZATION
The consolidated financial statements include the accounts of Farmers Capital Bank Corporation (the "Company"), a financial holding company, and its subsidiaries, including its principal subsidiary, Farmers Bank & Capital Trust Co. All intercompany transactions and accounts have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company's net interest income and the value of its recorded assets and liabilities. Actual results could differ from those estimates used in the preparation of the financial statements.

RECLASSIFICATIONS
Certain amounts in the accompanying consolidated financial statements presented for prior years have been reclassified to conform to the 2001 presentation. These reclassifications do not affect net income or total shareholders' equity as previously reported.

SEGMENT INFORMATION
The Company provides a broad range of financial services to individuals, corporations, and others through its 23 banking locations throughout Central Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental, and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. The Company's chief decision makers monitor the results of the various banking products and services of its subsidiaries. Accordingly, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits in other banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds sold and securities purchased under agreements to resell are purchased and sold for one-day periods.

INVESTMENT SECURITIES
Investments in debt and equity securities are classified into three categories. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available for sale. Securities are designated as available for sale if management intends to use such securities in its asset/liability management strategy, and therefore such securities may be sold in response to changes in interest rates and prepayment risk. Securities classified as trading and available for sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available for sale securities are reported net of income taxes in other comprehensive income until realized. Investments classified as held to maturity are carried at amortized cost. Realized gains and losses on any sales of securities are computed on the basis of specific identification of the adjusted cost of each security and are included in noninterest income.

LOANS AND INTEREST INCOME
Loans are stated at the principal amount outstanding. Interest income on loans is recognized using the interest method based on loan principal amounts outstanding during the period, except interest on some consumer installment loans which is recognized on the sum-of-the-months digits method and does not differ materially from the interest method. Fees and incremental direct costs associated with loan origination are deferred and amortized as yield adjustments over the respective loan terms. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied to principal, and interest income is only recorded once principal recovery is assured.

The Company accounts for impaired loans in accordance with SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION. SFAS No. 114, as amended, requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Generally, impaired loans are also in nonaccrual status. In certain circumstances, however, the Company may continue to accrue interest on an impaired loan. Cash receipts on impaired loans are applied to the recorded investment in the loan, including any accrued interest receivable. Loans which are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment.

LOANS HELD FOR SALE
The Company's operations include a limited amount of mortgage banking. Mortgage banking activities include the origination of residential mortgage loans for sale to various investors. Mortgage loans originated and intended for sale in the secondary market, principally under programs with the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and other commercial lending institutions, are carried at the lower of cost or market value and included in net loans on the balance sheet. There were $963 thousand of these loans at December 31, 2001. Mortgage banking revenues, including origination fees, servicing fees, net gains or losses on sales of mortgages, and other fee income amount to less than 1% of the Company's total revenue for the years ended December 31, 2001, 2000, and 1999.

PROVISION FOR LOAN LOSSES
The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses inherent in the remainder of the portfolio at the balance sheet date. Many factors are considered when establishing an adequate allowance. Those factors include, but are not limited to, the following: an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, a review of historical loss experience, the condition of the local economy, an analysis of the levels and trends of the loan composition, and a review of delinquent and classified loans. Actual losses could differ significantly from the amounts estimated by management.

OTHER REAL ESTATE
Other real estate owned and held for sale, included with other assets in the accompanying consolidated balance sheets, includes properties acquired by the Company through actual loan foreclosures. Other real estate owned is carried at fair value less estimated costs to sell. Fair value is the amount that the Company could reasonably expect to receive in a current sale between a willing buyer and a willing seller, other than in a forced or liquidation sale. Fair value of assets is measured by the market value based on comparable sales.

INCOME TAXES
Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the income tax expense.

PREMISES AND EQUIPMENT
Premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives for furniture, equipment, and buildings. Leasehold improvements are amortized over the shorter of the estimated useful lives or terms of the related leases on the straight-line method. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred and major improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

NET INCOME PER COMMON SHARE
Basic net income per common share is determined by dividing net income by the weighted average total number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the total weighted average number of shares of common stock outstanding, plus the total weighted average number of shares that would be issued upon exercise of dilutive stock options assuming proceeds are used to repurchase shares pursuant to the treasury stock method.

COMPREHENSIVE INCOME
SFAS No. 130, REPORTING COMPREHENSIVE INCOME, establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, this includes net income and net unrealized gains and losses on available for sale investment securities. This Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

TREASURY STOCK
The purchase of the Company's common stock is recorded at cost.


2.  INVESTMENT SECURITIES

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2001. The summary is divided into available for sale and held to maturity securities.


------------------------------------------------------------------------------------------------------------------------------------
                                                    Amortized                 Gross                   Gross       Estimated
December 31, 2001 (In thousands)                         Cost      Unrealized Gains       Unrealized Losses      Fair Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Obligations of U.S. Government agencies              $154,616               $ 1,114                 $    37        $155,693
Obligations of states and political subdivisions       42,042                   356                     607          41,791
Mortgage-backed securities                             98,988                 1,247                     416          99,819
Corporate debt                                          4,762                   111                                   4,873
Equity securities                                       5,789                   167                      51           5,905
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale           $306,197               $ 2,995                 $ 1,111        $308,081
------------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of U.S. Government agencies              $    100               $     4                                $    104
Obligations of states and political subdivisions       37,055                 1,035                 $     5          38,085
Mortgage-backed securities                                306                    10                                     316
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity             $ 37,461               $ 1,049                 $     5        $ 38,505
------------------------------------------------------------------------------------------------------------------------------------


The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2000.


------------------------------------------------------------------------------------------------------------------------------------
                                                    Amortized                 Gross                   Gross       Estimated
December 31, 2000 (In thousands)                         Cost      Unrealized Gains       Unrealized Losses      Fair Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
U.S. Treasury securities                            $   1,251                                       $     1      $    1,250
Obligations of U.S. Government agencies               113,028               $    67                      62         113,033
Obligations of states and political subdivisions       22,692                   151                      39          22,804
Mortgage-backed securities                             52,597                   380                      36          52,941
Corporate debt                                         13,954                    33                      83          13,904
Equity securities                                       7,053                   434                                   7,487
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale          $ 210,575               $ 1,065                 $   221      $  211,419
------------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of U.S. Government agencies             $     100                                                    $      100
Obligations of states and political subdivisions       48,895               $   622                 $     3          49,514
Mortgage-backed securities                                395                     4                                     399
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity            $  49,390               $   626                 $     3      $   50,013
------------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of the securities portfolio at December 31, 2001, by contractual maturity, are detailed below. The summary is divided into available for sale and held to maturity securities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities in the available for sale portfolio consist primarily of FHLB stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows. Mortgage-backed securities are stated separately due to the nature of payment and prepayment characteristics of these securities.


------------------------------------------------------------------------------------------------------------------------------------
                                                            Available For Sale                Held To Maturity
                                                        Amortized      Estimated         Amortized       Estimated
December 31, 2001 (In thousands)                             Cost     Fair Value              Cost      Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                  $ 97,039       $ 97,259           $ 6,908         $ 6,986
Due after one year through five years                      56,439         57,428            19,406          20,111
Due after five years through ten years                     33,131         33,262            10,244          10,494
Due after ten years                                        14,811         14,408               597             598
Mortgage-backed securities                                 98,988         99,819               306             316
------------------------------------------------------------------------------------------------------------------------------------
     Total                                               $300,408       $302,176           $37,461         $38,505
------------------------------------------------------------------------------------------------------------------------------------

Gross gains of approximately $467,000, $0, and $75,000 for 2001, 2000, and 1999, respectively, were realized on the sale of investment securities. Gross losses of approximately $2,000, $0, and $26,000 were realized during 2001, 2000, and 1999, respectively.

Investment securities with a book value of $225,079,000 and $195,217,000 at December 31, 2001 and 2000 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes.


3.  LOANS

Major classifications of loans are summarized as follows.

--------------------------------------------------------------------------------
December 31, (In thousands)                                2001            2000
--------------------------------------------------------------------------------
Commercial, financial, and agricultural            $    108,516     $   105,247
Real estate - construction                               41,930          40,993
Real estate - mortgage                                  432,168         425,555
Installment loans                                        78,501          77,703
Lease financing                                          46,946          39,669
--------------------------------------------------------------------------------
     Total loans                                        708,061         689,167
--------------------------------------------------------------------------------
Less unearned income                                     (6,192)         (5,818)
--------------------------------------------------------------------------------
     Total loans, net of unearned income           $    701,869     $   683,349
--------------------------------------------------------------------------------

Loans to directors, executive officers, and principal shareholders (including loans to affiliated companies of which directors, executive officers, and principal shareholders are principal owners) and loans to members of the immediate family of such persons, were $14,961,000 and $14,641,000 at December 31, 2001 and 2000, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectability. An analysis of the activity with respect to these loans follows.

--------------------------------------------------------------------------------
(In thousands)                                                     Amount
--------------------------------------------------------------------------------
Balance, December 31, 2000                                       $ 14,641
New loans                                                           9,242
Repayments                                                         (8,952)
Loans no longer meeting disclosure requirements and
  other adjustments                                                    30
--------------------------------------------------------------------------------
     Balance, December 31, 2001                                  $ 14,961
--------------------------------------------------------------------------------

4.  ALLOWANCE FOR LOAN LOSSES

The Company's recorded investment in impaired loans, as defined in SFAS No. 114, was $1,681,000 at December 31, 2001 and $2,138,000 at December 31, 2000. Of
those amounts, none represent loans for which an allowance for loan losses has been established. For the years ended December 31, 2001 and 2000, the recorded investment in impaired loans averaged $3,943,000 and $3,891,000, respectively. Interest income recognized on impaired loans totaled $113,000, $34,000, and $331,000 for the years 2001, 2000, and 1999, respectively.

The Company's charge off policy for impaired loans does not differ from the charge off policy for loans outside the definition of SFAS No. 114. Loans that are delinquent in excess of 120 days are charged off unless the borrower continues to maintain a satisfactory financial standing and/or the collateral securing the debt is of such value that any loss appears to be unlikely.

An analysis of the allowance for loan losses follows.

--------------------------------------------------------------------------------
Years Ended December 31, (In thousands)       2001         2000          1999
--------------------------------------------------------------------------------
Balance, beginning of year               $  10,249     $  9,659      $  9,048
Provisions for loan losses                   2,448        2,472         2,863
Recoveries                                     777          777           690
Loans charged off                           (2,925)      (2,659)       (2,942)
--------------------------------------------------------------------------------
     Balance, end of year                $  10,549     $ 10,249      $  9,659
--------------------------------------------------------------------------------


5.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following.

--------------------------------------------------------------------------------
December 31, (In thousands)                                2001            2000
--------------------------------------------------------------------------------
Land, buildings, and leasehold improvements            $ 31,067        $ 30,895
Furniture and equipment                                  15,974          14,694
--------------------------------------------------------------------------------
     Total premises and equipment                        47,041          45,589
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization          (22,241)        (20,673)
--------------------------------------------------------------------------------
     Premises and equipment, net                       $ 24,800        $ 24,916
--------------------------------------------------------------------------------

Depreciation   and  amortization  of  premises  and  equipment  was  $2,737,000,
$2,289,000, and $2,430,000 in 2001, 2000, and 1999, respectively.

6.  DEPOSIT LIABILITIES

Time deposits of $100,000 or more at December 31, 2001 and 2000 were $84,932,000 and $73,615,000, respectively.

At December 31, 2001, the scheduled maturities of time deposits were as follows.

--------------------------------------------------------------------------------
(In thousands)                                        Amount
--------------------------------------------------------------------------------
2002                                                $232,251
2003                                                 110,207
2004                                                  40,091
2005                                                   5,913
2006                                                   2,967
Thereafter                                             3,111
--------------------------------------------------------------------------------
     Total                                          $394,540
--------------------------------------------------------------------------------

7.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

Securities sold under agreements to repurchase represent borrowings by the Company which generally mature one business day following the date of the transaction. Information pertaining to such borrowings is as follows.

--------------------------------------------------------------------------------
December 31, (Dollars in thousands)                      2001            2000
--------------------------------------------------------------------------------
Average balance during the year                     $ 103,320        $ 52,773
Average interest rate during the year                    3.80%           5.91%
Maximum month-end balance during the year           $ 152,870        $ 90,004
--------------------------------------------------------------------------------

The table below displays a summary of the ending balance and average rate for borrowed funds on the dates indicated. For FHLB advances, the subsidiary banks pledge FHLB stock and fully disbursed, otherwise unencumbered, 1-4 family first mortgage loans as collateral for these advances as required by the FHLB.


----------------------------------------------------------------------------------------------------------------------------
                                                                          Average                    Average
December 31,  (Dollars in thousands)                          2001          Rate         2000          Rate
----------------------------------------------------------------------------------------------------------------------------
SHORT-TERM
Securities sold under agreements to repurchase             $113,792        1.84%       $90,004        5.42%
FHLB advances                                                12,000        3.68
Other                                                           808        1.33          1,177        6.20
----------------------------------------------------------------------------------------------------------------------------
     Total short-term                                      $126,600        2.00%       $91,181        5.43%
----------------------------------------------------------------------------------------------------------------------------
LONG-TERM
FHLB advances                                              $ 10,551        5.17%       $ 9,843        6.90%
Other                                                           362        4.12            658        4.12
----------------------------------------------------------------------------------------------------------------------------
     Total long-term                                       $ 10,913        5.14%       $10,501        6.73%
----------------------------------------------------------------------------------------------------------------------------


Maturities of long-term borrowings at December 31, 2001 are as follows.

--------------------------------------------------------------------------------
(In thousands)                                                      Amount
--------------------------------------------------------------------------------
2002                                                              $  1,577
2003                                                                   544
2004                                                                   216
2005                                                                   216
2006                                                                 8,216
Thereafter                                                             144
--------------------------------------------------------------------------------
     Total                                                        $ 10,913
--------------------------------------------------------------------------------

8.  INCOME TAXES

The components of income tax expense are as follows.

------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                            2001                2000                1999
------------------------------------------------------------------------------------------------------------------------
Currently payable                                 $   5,369           $   5,660           $   5,227
Deferred income taxes                                   132                (161)               (324)
------------------------------------------------------------------------------------------------------------------------
     Total applicable to operations                   5,501               5,499               4,903
------------------------------------------------------------------------------------------------------------------------
Charged to components of shareholders' equity:
  Net unrealized securities gains                       373               1,286              (1,190)
------------------------------------------------------------------------------------------------------------------------
     Total income taxes                           $   5,874           $   6,785           $   3,713
------------------------------------------------------------------------------------------------------------------------

An analysis of the difference between the effective income tax rates and the statutory federal income tax rate follows.


------------------------------------------------------------------------------------------------------------------------
December 31,                                                       2001         2000         1999
------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                             35.0%        35.0%        35.0%
Changes from statutory rates resulting from:
  Tax exempt interest                                              (7.3)        (7.2)        (8.6)
  Nondeductible interest to carry municipal obligations              .9           .9          1.0
  Amortization of intangibles                                        .5           .8           .9
  Low income housing tax credits                                   (1.9)        (1.7)        (2.1)
  Other, net                                                                     (.1)         (.2)
------------------------------------------------------------------------------------------------------------------------
     Effective tax rate                                            27.2%        27.7%        26.0%
------------------------------------------------------------------------------------------------------------------------

The tax effects of the significant temporary differences which comprise deferred tax assets and liabilities at December 31, 2001 and 2000 follows.


------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                                                  2001                  2000
------------------------------------------------------------------------------------------------------------------------
ASSETS
Allowance for loan losses                                                $  3,692             $   3,587
Deferred directors' fees                                                      176                   165
Post retirement benefit obligations                                           661                   625
Stock options                                                               1,300                 1,108
Self-funded insurance                                                         103                    89
------------------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                              5,932                 5,574
------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Depreciation                                                                1,316                 1,366
Investment securities                                                         468                   694
Deferred loan fees                                                          1,040                 1,090
Lease financing operations                                                  2,155                 2,003
Other                                                                         145                   165
------------------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                         5,124                 5,318
------------------------------------------------------------------------------------------------------------------------
     Net deferred tax asset (liability)                                  $    808              $    256
------------------------------------------------------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2001.

9.  RETIREMENT PLANS

The Company maintains a retirement plan that is comprised of a defined contribution-money purchase pension component and a stock bonus/employee stock ownership ("ESOP") provision that covers substantially all employees. The Company's contributions under this plan are based upon a percentage of covered employees' salaries. Employees participating in the money purchase part of the plan do not have the ability to make investment decisions regarding the Company's contributions. There are no Company shares currently held under the money purchase part of the plan. The Company's contributions under the ESOP part of the plan are made at the discretion of the Board of Directors of the Company. Under the ESOP component, the Company contributes cash to the plan and Company shares are purchased in the open market. There were no contributions to the plan in each of the years in the three-year period ended December 31, 2001.

The Company has also established a salary savings plan which covers substantially all employees. The Company matches all eligible employee contributions up to 4% of the participant's compensation. The Company may, at the discretion of the Board, contribute an additional amount based upon a percentage of covered employees' salaries. Eligible employees are presented with various investment alternatives related to the salary savings plan. Those alternatives include various stock and bond mutual funds that vary from traditional growth funds to more stable income funds. Company shares are not an available investment alternative in the salary savings plan.

The total retirement plan expense for 2001, 2000, and 1999 was $764,000, $915,000, and $842,000, respectively.

10.  COMMON STOCK OPTIONS

In 1997, the Company's Board of Directors approved a nonqualified stock option plan which provides for granting of stock options to key employees and officers of the Company. The plan was subsequently ratified by the Company's shareholders at its annual shareholders' meeting held on May 12, 1998, the measurement date of the plan. All stock options are awarded at a price equal to the fair market value of the Company's common stock at the date the options are granted. The Company applies APB No. 25 and related interpretations in accounting for its plan. Accordingly, since options were granted during 1997 at the fair market value of the Company's stock on the grant date, and the measurement date occurred during 1998, the Company recognizes noncash compensation expense based on the intrinsic value of the stock options measured on the date of shareholder ratification of the plan. The amount of noncash compensation expense is being amortized over the vesting period of the options. The amount of such expense recorded in 2001, 2000, and 1999 net of tax, was $570,000, $629,000, and
$724,000, respectively. At December 31, 2001, the schedule of approximate noncash compensation expense related to the Company's stock option plan, net of tax and unadjusted for future forfeitures, is shown in the table below.

------------------------------------------------------------------------
(In thousands)                                 Amount
------------------------------------------------------------------------
2002                                        $     483
2003                                              278
2004                                              143
------------------------------------------------------------------------
     Total                                  $     904
------------------------------------------------------------------------

The Company granted 54,000 additional options during 2000 in which there is no compensation expense being recognized pursuant to APB No. 25. Had compensation expense been determined under the fair value method described in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income and income per common share would have been as shown in the table below.


--------------------------------------------------------------------------------
Years Ended December 31, (In thousands,
except per share data)                             2001          2000       1999
--------------------------------------------------------------------------------
NET INCOME
  As reported                                  $ 14,671      $ 14,380   $ 13,930
  Proforma                                       14,592        14,341     13,884
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic, as reported                           $   2.10      $   1.97   $   1.86
  Basic, proforma                                  2.09          1.96       1.86

  Diluted, as reported                             2.09          1.97       1.86
  Diluted, proforma                                2.08          1.96       1.86
--------------------------------------------------------------------------------

The fair value of the options granted are estimated as of the measurement date using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000 and 1997, respectively: dividend yield of 3.12% and 3.18%; expected volatility of 29.6% and 23.4%; risk free interest rate of 6.71% and 5.75%; and expected life of seven years for both grants. The weighted average fair value of options granted during 2000 and 1997 was $9.25 and $16.11 per share, respectively.

The plan provides for the granting of options to purchase up to 450,000 shares of the Company's common stock at a price equal to the fair market value of the Company's common stock on the date the option is granted. The term of the options expires after ten years from the date on which the options are granted. Options granted under the plan vest ratably over various time periods ranging from four to seven years. All options granted must be held for a minimum of one year before they can be exercised. Forfeited options are available for the granting of additional stock options under the plan.

A summary of the status of the Company's stock option plan as of December 31, 2001, 2000, and 1999 and changes during the years ended on those dates is presented below.


-----------------------------------------------------------------------------------------------------------------------------
                                               2001                       2000                       1999
-----------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                   Weighted                    Weighted
                                                    Average                    Average                     Average
                                        Shares        Price         Shares       Price         Shares        Price
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1               409,843      $ 25.17        371,446     $ 24.50        394,136      $ 24.50
  Granted                                                           54,000       29.75
  Forfeited                            (26,692)       25.16         (3,429)      27.56        (14,337)       24.50
  Exercised                            (13,715)       24.84        (12,174)      24.50         (8,353)       24.50
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31             369,436      $ 25.19        409,843     $ 25.17        371,446      $ 24.50
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                           2001                           2000                       1999
-----------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                   Weighted                    Weighted
                                                    Average                    Average                     Average
                                        Shares        Price         Shares       Price         Shares        Price
-----------------------------------------------------------------------------------------------------------------------------
Exercisable                            233,212      $ 24.63        175,572     $ 24.50        123,839      $ 24.50
-----------------------------------------------------------------------------------------------------------------------------

The exercise price range of outstanding options at December 31, 2001 was $24.50 to $29.75 and the weighted average contractual life was 6.05 years.

11.  POSTRETIREMENT BENEFITS

The Company provides lifetime medical and dental benefits for certain eligible retired employees. Only employees meeting the eligibility requirements as of December 31, 1989 will be eligible for such benefits upon retirement. The entire cost of these benefits is paid for by the Company. The plan is unfunded.

The following schedules set forth a reconciliation of the changes in the plan's benefit obligation and funded status for the periods ended December 31, 2001 and 2000.

--------------------------------------------------------------------------------
(In thousands)                                          2001           2000
--------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of year                      $ 2,875        $ 2,630
Service cost                                               2              2
Interest cost                                            209            190
Actuarial (gain) loss                                   (418)           264
Benefit payments                                        (249)          (211)
--------------------------------------------------------------------------------
     Obligation at end of year                       $ 2,419        $ 2,875
--------------------------------------------------------------------------------

FUNDED STATUS
Funded status                                        $(2,419)       $(2,875)
Unrecognized transition obligation                     1,116          1,218
Unrecognized prior service cost                          297            339
Unrecognized gain                                       (840)          (431)
--------------------------------------------------------------------------------
     Accrued postretirement benefit costs            $(1,846)       $(1,749)
--------------------------------------------------------------------------------


The following table provides disclosure of the net periodic benefit cost as of December 31.

--------------------------------------------------------------------------------
(In thousands)                                              2001        2000
--------------------------------------------------------------------------------
Service cost                                              $    2      $    2
Interest cost                                                209         190
Amortization of transition obligation                        101         101
Amortization of prior service cost                            43          43
Amortization of net gain                                     (10)        (30)
--------------------------------------------------------------------------------
     Net periodic benefit cost                            $  345      $  306
--------------------------------------------------------------------------------
Major assumptions:
     Discount rate                                          7.25%       7.25%
--------------------------------------------------------------------------------


Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5% by 2003 and remain at that level thereafter. A 1% change in the assumed health care cost trend rates would have the following effects:

--------------------------------------------------------------------------------
(In thousands)                                     1% Increase       1% Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest cost
 components of net periodic postretirement
 health care benefit cost                            $     14          $    (12)
--------------------------------------------------------------------------------

12.  LEASES

The Company leases certain branch sites and certain banking equipment under operating leases. All of the branch site leases have renewal options of varying lengths and terms. The aggregate minimum rental commitments under these leases are not material.

13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit.

These financial instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit were $105,595,000 and $117,890,000 at December 31, 2001 and 2000,
respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, marketable securities, inventory, premises and equipment, residential real estate, and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that received when extending credit to customers. The Company had $4,875,000 and $6,460,000 in irrevocable letters of credit outstanding at December 31, 2001 and 2000, respectively.

14.  CONCENTRATION OF CREDIT RISK

The Company's bank subsidiaries actively engage in lending, primarily in home counties and adjacent areas. Collateral is received to support these loans when deemed necessary. The more significant categories of collateral include cash on deposit with the Company's banks, marketable securities, income producing property, home mortgages, and consumer durables. Loans outstanding, commitments to make loans, and letters of credit range across a large number of industries and individuals. The obligations are significantly diverse and reflect no material concentration in one or more areas.

15.  CONTINGENCIES

As of December 31, 2001, there were various pending legal actions and proceedings against the Company arising from the normal course of business and in which claims for damages are asserted. Management, after discussion with legal counsel, believes that these actions are without merit and that the ultimate liability resulting from these legal actions and proceedings, if any, will not have a material adverse effect upon the consolidated financial statements of the Company.

16.  REGULATORY MATTERS

Payment of dividends by the Company's subsidiary banks is subject to certain regulatory restrictions as set forth in national and state banking laws and regulations. At December 31, 2001, combined retained earnings of the subsidiary banks were approximately $61,522,000 of which $14,598,000 was available for the payment of dividends in 2002 without obtaining prior approval from bank regulatory agencies.

Included in cash and due from banks are certain noninterest bearing deposits that are held at the Federal Reserve Bank and correspondent banks in accordance with regulatory reserve requirements specified by the Federal Reserve Board of Governors. The reserve requirement was $12,065,000 and $7,721,000 at December 31, 2001 and 2000, respectively.

The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements will initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). The Company and each of the subsidiary banks meet all capital adequacy requirements to which they are subject as of December 31, 2001.

As of December 31, 2001, the most recent notification from the FDIC categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables. There are no conditions or events since that notification that management believes have changed the institutions' category.

The banks' actual capital amounts and ratios are also presented in the following tables.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 To Be Well Capitalized
                                                                              For Capital        Under Prompt Corrective
                                                        Actual             Adequacy Purposes        Action Provisions
December 31, 2001 (Dollars in thousands)           Amount     Ratio        Amount      Ratio         Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                                     $122,336     16.50%     $ 23,657       4.00%      $ 44,485      6.00%
Farmers Bank & Capital Trust Co.                   49,807     16.70        11,933       4.00         17,899      6.00
Farmers Bank and Trust Company                     14,154     12.07         4,691       4.00          7,037      6.00
Lawrenceburg National Bank                         10,613     13.27         3,200       4.00          4,800      6.00
First Citizens Bank                                12,777     13.66         3,740       4.00          5,611      6.00
United Bank & Trust Co.                            12,363     13.55         3,649       4.00          5,474      6.00
Kentucky Banking Centers, Inc.                      7,950     11.20         2,840       4.00          4,260      6.00
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                                     $131,672     17.76%     $ 59,313       8.00%      $ 74,142     10.00%
Farmers Bank & Capital Trust Co.                   53,539     17.95        23,866       8.00         29,832     10.00
Farmers Bank and Trust Company                     15,622     13.32         9,382       8.00         11,728     10.00
Lawrenceburg National Bank                         11,616     14.52         6,400       8.00          8,000     10.00
First Citizens Bank                                13,948     14.92         7,481       8.00          9,351     10.00
United Bank & Trust Co.                            13,507     14.81         7,298       8.00          9,123     10.00
Kentucky Banking Centers, Inc.                      8,839     12.45         5,681       8.00          7,101     10.00
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                                     $122,336     10.70%     $ 45,745       4.00%      $ 57,181      5.00%
Farmers Bank & Capital Trust Co.                   49,807      9.36        21,286       4.00         26,608      5.00
Farmers Bank and Trust Company                     14,154      8.66         6,539       4.00          8,174      5.00
Lawrenceburg National Bank                         10,613      8.72         4,867       4.00          6,084      5.00
First Citizens Bank                                12,777      9.19         5,560       4.00          6,950      5.00
United Bank & Trust Co.                            12,363      8.86         5,583       4.00          6,979      5.00
Kentucky Banking Centers, Inc.                      7,950      8.77         3,627       4.00          4,534      5.00
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 To Be Well Capitalized
                                                                              For Capital        Under Prompt Corrective
                                                        Actual             Adequacy Purposes        Action Provisions
December 31, 2000 (Dollars in thousands)           Amount     Ratio        Amount      Ratio         Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                                     $124,580     16.66%     $ 29,917       4.00%      $ 44,876      6.00%
Farmers Bank & Capital Trust Co.                   43,988     13.98        12,587       4.00         18,880      6.00
Farmers Bank and Trust Company                     13,512     12.97         4,166       4.00          6,249      6.00
Lawrenceburg National Bank                          9,912     12.56         3,157       4.00          4,736      6.00
First Citizens Bank                                11,127     11.94         3,729       4.00          5,593      6.00
United Bank & Trust Co.                            12,478     13.30         3,754       4.00          5,631      6.00
Kentucky Banking Centers, Inc.                      7,141     10.81         2,641       4.00          3,962      6.00
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                                     $134,069     17.93%     $ 59,834       8.00%      $ 74,793     10.00%
Farmers Bank & Capital Trust Co.                   47,922     15.23        25,173       8.00         31,466     10.00
Farmers Bank and Trust Company                     14,816     14.23         8,332       8.00         10,416     10.00
Lawrenceburg National Bank                         10,901     13.81         6,315       8.00          7,893     10.00
First Citizens Bank                                12,294     13.19         7,457       8.00          9,322     10.00
United Bank & Trust Co.                            13,653     14.55         7,508       8.00          9,385     10.00
Kentucky Banking Centers, Inc.                      7,968     12.07         5,283       8.00          6,603     10.00
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                                     $124,580     12.13%     $ 41,097       4.00%      $ 51,371      5.00%
Farmers Bank & Capital Trust Co.                   43,988      9.56        18,398       4.00         22,998      5.00
Farmers Bank and Trust Company                     13,512      9.51         5,685       4.00          7,106      5.00
Lawrenceburg National Bank                          9,912      9.18         4,319       4.00          5,399      5.00
First Citizens Bank                                11,127      8.64         5,151       4.00          6,439      5.00
United Bank & Trust Co.                            12,478      9.50         5,251       4.00          6,564      5.00
Kentucky Banking Centers, Inc.                      7,141      8.53         3,348       4.00          4,185      5.00
------------------------------------------------------------------------------------------------------------------------------------

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. This Statement requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. The estimated fair value amounts have been determined by the Company using available market information and present value or other valuation techniques. These derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from the disclosure requirements. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

          CASH AND CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE, AND ACCRUED INTEREST PAYABLE
          The carrying amount is a reasonable estimate of fair value.

          INVESTMENT SECURITIES
          For marketable equity securities, fair values are based on quoted market prices or dealer quotes. For other securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          LOANS RECEIVABLE
          The fair value of loans is estimated by discounting the future cash flows using current discount rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          DEPOSIT LIABILITIES
          The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for certificates of deposit with similar remaining maturities.

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
          Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balance, and other covenants or requirements. Loan commitments generally have fixed expiration dates, variable interest rates and contain termination and other clauses which provide for relief from funding in the event there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. The rates and terms of the Company's commitments to lend and standby letters of credit are competitive with others in the various markets in which the Company operates. There are no unamortized fees relating to these financial instruments, as such the carrying value and fair value are both zero.

          SECURITIES  SOLD UNDER  AGREEMENTS  TO REPURCHASE  AND OTHER  BORROWED
          FUNDS
          The fair value of securities sold under agreements to repurchase and other borrowed funds is estimated using rates currently available for debt with similar terms and remaining maturities.


The estimated fair values of the Company's financial instruments are as follows.


-------------------------------------------------------------------------------------------------------------------------
December 31,                                                2001                                   2000

                                                 Carrying           Fair                Carrying            Fair
(In thousands)                                     Amount          Value                  Amount           Value
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                       $ 106,385      $ 106,385              $  229,871      $  229,871
Investment securities:
  Available for sale                              308,081        308,081                 211,419         211,419
  Held to maturity                                 37,461         38,505                  49,390          50,013
Loans, net                                        691,320        697,191                 673,100         670,676
Accrued interest receivable                         8,140          8,140                   9,078           9,078

LIABILITIES
Deposits                                          913,485        921,963                 969,197         969,887
Securities sold under agreements to
  repurchase and other borrowed funds             137,513        137,357                 101,682         101,693
Accrued interest payable                            2,252          2,252                   2,563           2,563
-------------------------------------------------------------------------------------------------------------------------


18.  PARENT COMPANY FINANCIAL STATEMENTS


CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, (In thousands)                            2001            2000
--------------------------------------------------------------------------------
ASSETS
Cash on deposit with subsidiaries                 $  14,397       $  24,386
Investment securities available for sale              1,080           2,935
Investment in subsidiaries                          109,343          99,631
Other assets                                          2,381           1,793
--------------------------------------------------------------------------------
     Total assets                                 $ 127,201       $ 128,745
--------------------------------------------------------------------------------

LIABILITIES
Dividends payable                                 $   2,152       $   2,155
Other liabilities                                     1,489           1,129
--------------------------------------------------------------------------------
     Total liabilities                                3,641           3,284
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                          1,007           1,004
Capital surplus                                      15,179          13,634
Retained earnings                                   137,227         131,021
Treasury stock                                      (31,077)        (20,755)
Accumulated other comprehensive income                1,224             557
--------------------------------------------------------------------------------
     Total shareholders' equity                     123,560         125,461
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity   $ 127,201       $ 128,745
--------------------------------------------------------------------------------




CONDENSED STATEMENTS OF INCOME
---------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                               2001              2000           1999
---------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                                       $  7,058          $ 14,363       $ 10,382
Interest income                                                        120                91             21
Other dividend income                                                   49                86
Investment securities gains, net                                       449
Other income                                                         1,027               954            912
---------------------------------------------------------------------------------------------------------------------------
     Total income                                                    8,703            15,494         11,315
---------------------------------------------------------------------------------------------------------------------------
EXPENSE
Other expense                                                        2,484             2,503          2,417
---------------------------------------------------------------------------------------------------------------------------
     Total expense                                                   2,484             2,503          2,417
---------------------------------------------------------------------------------------------------------------------------
     Income before income tax benefit and equity in
     undistributed income of subsidiaries                            6,219            12,991          8,898
Income tax benefit                                                     285               503            537
---------------------------------------------------------------------------------------------------------------------------
     Income before equity in undistributed income of
     subsidiaries                                                    6,504            13,494          9,435
---------------------------------------------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries                       8,167               886          4,495
---------------------------------------------------------------------------------------------------------------------------
     Net income                                                   $ 14,671          $ 14,380       $ 13,930
---------------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                                 2001              2000           1999
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                          $ 14,671          $ 14,380        $ 13,930
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Equity in undistributed income of subsidiaries                   (8,167)             (886)         (4,495)
     Noncash compensation expense                                        213               293             298
     Gain on sale of available for sale investment securities           (449)
     Change in other assets and liabilities, net                         (65)           (1,270)              6
     Deferred income tax benefit                                         (51)              (78)            (22)
------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                         6,152            12,439           9,717
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale investment securities         1,986
Purchases of investment securities available for sale                                   (2,502)
------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities               1,986            (2,502)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                        (8,468)           (8,539)         (8,401)
Purchase of common stock                                             (10,322)           (9,257)         (3,177)
Stock options exercised                                                  663               299             205
------------------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                           (18,127)          (17,497)        (11,373)
------------------------------------------------------------------------------------------------------------------------------
     Net decrease in cash and cash equivalents                        (9,989)           (7,560)         (1,656)
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                        24,386            31,946          33,602
------------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                       $ 14,397          $ 24,386        $ 31,946
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for income taxes                          $  5,350          $  5,450        $  6,025
Cash dividend declared and unpaid                                      2,152             2,155           2,162
------------------------------------------------------------------------------------------------------------------------------


19.  QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2001                                    March 31           June 30         Sept. 30         Dec. 31
------------------------------------------------------------------------------------------------------------------------------
Interest income                                        $ 20,045          $ 19,576         $ 19,154        $ 18,264
Interest expense                                          9,409             8,759            8,548           7,641
------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                 10,636            10,817           10,606          10,623
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                   223             1,050              836             339
------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for
     loan losses                                         10,413             9,767            9,770          10,284
------------------------------------------------------------------------------------------------------------------------------
Other income                                              3,532             3,894            3,436           4,011
Other expense                                             8,508             8,295            9,067           9,065
------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                           5,437             5,366            4,139           5,230
------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                        1,531             1,470            1,109           1,391
------------------------------------------------------------------------------------------------------------------------------
     Net income                                        $  3,906          $  3,896         $  3,030        $  3,839
------------------------------------------------------------------------------------------------------------------------------
Net income per common share, basic                     $   0.55          $   0.56         $   0.44        $   0.55
Net income per common share, diluted                       0.55              0.56             0.43            0.55
------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic                7,099             6,949            6,950           6,931
Weighted average shares outstanding, diluted              7,121             6,978            7,012           6,997
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2000                                    March 31           June 30         Sept. 30         Dec. 31
------------------------------------------------------------------------------------------------------------------------------
Interest income                                        $ 17,940          $ 18,467         $ 19,146        $ 19,928
Interest expense                                          7,081             7,789            8,370           9,296
------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                 10,859            10,678           10,776          10,632
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                   260             1,167              460             585
------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for
     loan losses                                         10,599             9,511           10,316          10,047
------------------------------------------------------------------------------------------------------------------------------
Other income                                              3,064             3,268            3,146           2,965
Other expense                                             8,282             8,507            8,153           8,095
------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                           5,381             4,272            5,309           4,917
------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                        1,383             1,320            1,522           1,274
------------------------------------------------------------------------------------------------------------------------------
     Net income                                        $  3,998          $  2,952         $  3,787        $  3,643
------------------------------------------------------------------------------------------------------------------------------
Net income per common share, basic and diluted         $   0.54          $   0.40         $   0.52        $   0.51
------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic                7,422             7,346            7,263           7,188
Weighted average shares outstanding, diluted              7,423             7,348            7,279           7,215
------------------------------------------------------------------------------------------------------------------------------

PHOTOGRAPH IDENTIFICATION

Page 5
FROM LEFT
John O. Finnan
 President and CEO
 Peoples Bank of Northern Kentucky
Joseph C. (Critt) Murphy
 President and CEO
 Farmers Bank and Trust Company
Michael E. Schornick, Jr.
 Senior Vice President
 Farmers Bank and Trust Company
G. Anthony Busseni
 President and CEO
 Farmers Bank & Capital Trust Co.
Mark Menne
 Executive Vice President
 Peoples Bank of Northern Kentucky
Jim Burkholder
 Vice President, Manager of
 Correspondent Banking Division

Page 7
FROM LEFT
Critt Murphy
J. Morrow Richards
 President and CEO
 Owingsville Banking Co.
Don Hughes
 President and CEO
 FCB Services, Inc.
Michael Q.Shields
 Vice President and CFO
 Owingsville Banking Co.

Page 8
BACK, FROM LEFT
Ben F. Brown
 President and CEO
 Citizens National Bank of Jessamine County
Jim Burkholder
Critt Murphy

SEATED, FROM LEFT
Duane Flora
 Vice President, Operations
 Citizens National Bank of Jessamine County
Don Hughes

Page 10
FROM LEFT
Critt Murphy
Brenda Gibson
 Farmers State Bank
Tammy Hensley
 Controller
 Farmers State Bank
Shawn Garrison
 CFO
 Farmers State Bank
Pamela Brock
 Marketing and Human Resources
 Farmers State Bank
Jim Burkholder
Angela Woods
 Internal Auditor, Loan Review, Compliance
 Farmers State Bank
Nelson Bobrowski
 President, Middlefork Financial Group

Page 13
FROM LEFT
Jim Burkholder
Tony Busseni
Jerri Riney
 Executive Vice President and CFO
 Kentucky Home Bank
Gary Clifton
 President and CEO
 Kentucky Home Bank

Page 15
FROM LEFT
Jerry W. Carey
 President and CEO
 Union National Bank and Trust Co.
Jamey Bennett
 Vice President
 Farmers Capital Insurance Corporation
Critt Murphy
Jim Burkholder
John David King
 Vice President
 Union National Bank and Trust Co.

SHAREHOLDER INFORMATION

CORPORATE ADDRESS
The headquarters of Farmers Capital Bank Corporation is located at:
     202 West Main Street
     Frankfort, Kentucky 40601

Direct correspondence to:
     Farmers Capital Bank Corporation
     P.O. Box 309
     Frankfort, Kentucky 40602-0309
     Phone: (502) 227-1600
     www.farmerscapital.com

ANNUAL  MEETING
The annual meeting of shareholders of Farmers Capital Bank Corporation will be held Tuesday, May 14, 2002 at 11:00 a.m. at the main office of Farmers Bank & Capital Trust Co., Frankfort, Kentucky.

FORM 10-K
For a copy of Farmers Capital Bank Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission, please write:

     C. Douglas Carpenter, Vice President, Secretary, & Chief Financial Officer Farmers Capital Bank Corporation
     P.O. Box 309
     Frankfort, Kentucky 40602-0309

STOCK  INFORMATION
Farmers Capital Bank Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT.

NASDAQ Market Makers
Herzog, Heine, Geduld, Inc.                          Morgan, Keegan and Company
(800) 221-3600                                       (800) 260-0280

J.J.B. Hilliard, W.L. Lyons, Inc.                    Spear, Leeds & Kellogg
(502) 588-8400                                       (800) 526-3160
(800) 444-1854

Knight Securities LP
(888) 302-9197


The Transfer Agent and Registrar for Farmers Capital Bank Corporation is the Farmers Bank & Capital Trust Co.