Form 10-K, Exhibit 13
period 2002-12-31
FARMERS CAPITAL BANK CORP
filed 2003-03-28
CIK 713095

SELECTED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
December 31,
(In thousands, except per share data)                  2002           2001           2000           1999            1998
------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                                   $  66,291      $  77,039     $   75,481     $   69,034      $   69,681
Interest expense                                     25,746         34,357         32,536         27,184          29,147
Net interest income                                  40,545         42,682         42,945         41,850          40,534
Provision for loan losses                             4,748          2,448          2,472          2,863           1,134
Net income                                           12,561         14,671         14,380         13,930          14,247
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Net income-
  Basic                                          $     1.83      $    2.10     $     1.97     $     1.86      $     1.89
  Diluted                                              1.82           2.09           1.97           1.86            1.89
Cash dividends declared                                1.25           1.21           1.17           1.13            1.00
Book value                                            18.52          17.89          17.49          16.82           16.47
------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Percentage of net income to:
  Average shareholders' equity (ROE)                  10.04%         11.93%         11.61%         11.20%          11.88%
  Average total assets (ROA)                           1.04           1.28           1.40           1.41            1.49
Percentage of dividends declared
  to net income                                       68.38          57.70          59.33          60.66           53.02
Percentage of average shareholders'
  equity to average total assets                      10.37          10.75          12.06          12.58           12.55
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                       $  125,773     $  123,560     $  125,461     $  125,106      $  123,839
Total assets                                      1,275,602      1,183,530      1,204,752      1,039,787         992,338
Long-term debt                                       57,152         10,913         10,501          3,668           3,466
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                               6,870          6,982          7,304          7,478           7,555
  Diluted                                             6,910          7,025          7,307          7,478           7,555
------------------------------------------------------------------------------------------------------------------------------------

CONTENTS



 2   Interview with Mr. Sower and Mr. Busseni

 3   Farmers Capital Bank Corporation Board of Directors and Officers

 4   Strength. Service. Solutions.

14   Affiliates' Directors and Officers

19   Glossary of Financial Terms

20 Management's Discussion and Analysis of Financial Condition and Results of Operations

36   Management's Report on Responsibility for Financial Reporting

37   Independent Auditors' Report

38   Consolidated Balance Sheets

39   Consolidated Statements of Income

40   Consolidated Statements of Comprehensive Income

41   Consolidated Statements of Changes in Shareholders' Equity

42   Consolidated Statements of Cash Flows

43   Notes to Consolidated Financial Statements

59   Shareholder Information

INTERVIEW WITH FRANK SOWER, CHAIRMAN OF THE BOARD, AND TONY BUSSENI, PRESIDENT AND CEO on Confidence. Strength. Service.


WHEN TALKING OF SERVICE, STRENGTH, AND FARMERS CAPITAL BANK CORPORATION, WHAT COMES TO MIND?
SOWER. The concept of Service compels me to be ever mindful of my fiduciary duty to ensure your investment achieves long-term growth. At the cornerstone of this growth are dedicated employees providing the highest quality financial service to their customers. Also, they perform their daily tasks with integrity and high ethical standards. These employees characterize superior service for our Company.

BUSSENI. Our strength is comprised of several important elements. First, our sizable capital base supports the financial activities of this Company and provides management a framework of strength and stability on which to build. Secondly, our philosophy of "community-managed" local banks overseen by Boards of Directors composed of people who know and care about said communities is very important. Finally, the presence of a large group of committed and talented employees who believe strongly in this philosophy and work diligently make us successful.

WHAT IS YOUR VISION FOR FARMERS CAPITAL BANK CORPORATION?
SOWER. My vision for our company is two-fold; first, to continue to enhance the rich heritage of service to our customers and the communities in which we operate. By expanding the company's market share via new branch locations as well as acquisitions, we can bring our quality products to new customers. Internet banking, business accounts, insurance, retirement and trust services are only a few of the outstanding services we have to offer. We find products and services that fit the needs of our customers as opposed to finding customers that fit our products and services.

Second, to produce sustainable revenue growth and long-term profitability for our shareholders. This can be accomplished because our experienced executives are focused, our products are competitive, and our talented employees are eager to satisfy our customers' financial needs.

IN PLANNING THE COURSE OF THE COMPANY, WHAT STRENGTHS DO YOU RELY ON?
BUSSENI. The ability and loyalty of our employees and the many years of banking experience they possess provide a great deal of comfort and assurance to me as President and CEO. This is especially important in light of the current economic climate and the challenges that are presented to all of our employees. The fluctuation of our local and national economies will test the plans and strategic direction skills of our management. However, I am confident that our employees have the ability, experience, and the commitment necessary to successfully weather financial concerns and rise above all challenges.



/s/ G. Anthony Busseni                          /s/ Frankf W. Sower, Jr.
G. Anthony Busseni                              Frankf W. Sower, Jr.

FARMERS CAPITAL BANK CORPORATION BOARD OF DIRECTORS AND OFFICERS

DIRECTORS
Pictured from left
Michael M. Sullivan
  retired Senior Vice President of
  FCB Services, Inc.

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

Charles T. Mitchell, CPA
   Advisory Director, Consultant,
   Charles T. Mitchell Co., LLP, CPA

E. Glenn Birdwhistell
   Realtor and Auctioneer, Chairman of the
   Board of Directors of Lawrenceburg
   National Bank

E. Bruce Dungan
   Advisory Director, retired President and
   CEO of Farmers Capital Bank Corporation

Dr. John P. Stewart
   Chairman Emeritus, retired Physician,
   Director of Stewart Home School

J. Barry Banker
   President of Stewart Home School

Robert Roach, Jr.
   retired Teacher, Frankfort City Commissioner

Shelley S. Sweeney
   President of Swell Properties, Inc.

Frank W. Sower, Jr.
   Chairman, retired Appeals Officer,
   Internal Revenue Service

G. Anthony Busseni
   President and CEO of Farmers Capital
   Bank Corporation

Harold G. Mays
   President of H.G. Mays Corporation,
   an asphalt paving firm

Gerald R. Hignite
   President of Curneal & Hignite
   Insurance, Inc.

Lloyd C. Hillard, Jr.
   President and CEO of
   First Citizens Bank

OFFICERS
G. Anthony Busseni
   President and CEO

Allison B. Gordon
   Senior Vice President

C. Douglas Carpenter
   Vice President, Secretary,
   and Chief Financial Officer

Linda L. Faulconer, SPHR
   Vice President, Human Resources

Anna Kaye Hall
   Vice President, Finance

Mark A. Hampton, CPA
   Vice President, Finance

Jean T. Harrod
   Vice President, Legal Counsel

Janelda R. Mitchell
   Vice President, Marketing

Dawn M. Simpson, CPA
   Vice President, Auditing

Keith Ballard
   Assistant Vice President, Auditing

Todd Chadwell, CPA
   Assistant Vice President, Auditing

Sue Coles
   Assistant Vice President, Compliance

Teresa Tipton
   Assistant Vice President, Human Resources

STRENGTH.

GREAT ACCOMPLISHMENTS BEGIN WITH SMALL ONES. "The journey of a thousand miles begins with one step." And those steps must be confident as in the case of Farmers Capital Bank Corporation. Starting as a collection of community banks in Kentucky, we have grown, both in structure size and assets. Our growth began with a foundation of a vision; creating a financial Company whose goals would include profitability and excellent products and services for the communities we serve. Stability and soundness - touchstones of our success.

OLD FASHIONED SERVICE.

WE SHARE OUR CUSTOMERS' PASSION FOR NEW IDEAS. Offering sophisticated products to our customers - imaging, CD-ROM statements, Internet banking and bill payment services, FundTech Banker(a) for Automated Clearing House ability, and a subscription service on our website for the latest SEC filings - we present the best and most user friendly of services. But we never neglect superior customer service. An old-fashioned Thank You with a smile.

PEACE OF MIND.

PLANNING MAKES UNCERTAINTY BECOME SECURITY. In preparing for the unknown, we study our markets, the industry, and ourselves. What are our strengths and opportunities? What threats and weaknesses confine us? This homework is necessary for the annual strategic planning in which we map our approach. For that's what it is - a guideline to lead us into the future, no matter what it holds. Assurance by design.

PROBLEM SOLVING.

PLAN YOUR COURSE CAREFULLY, BUT BE PREPARED TO ADAPT. Interest rate environment, new competition from non-bank entities, new laws and regulations - such uncertainties throw wrenches into the works of community banks. The experience of our management, the strength of our affiliated relationships, our flexibility in reaction time, and proficient internal communication skills allow us to adjust as the occasions arise. Alliance as an asset.

VISION.

VISION IS AN INTANGIBLE, BUT YOU KNOW IT WHEN YOU SEE IT. What will the future hold? By continuing to study predictive economic models, listening to our customers' needs and aspirations, and keeping abreast of technology, we can plan our future. To remain open to new ideas and views will allow us to pave our paths of opportunity with strength. Our vision is dedicated to the security and profitability of our customers and our Company.

AFFILIATES' DIRECTORS AND OFFICERS

FARMERS BANK &
CAPITAL TRUST CO.
MEMBER FDIC

DIRECTORS
Dr. John D. Sutterlin, Chairman
C. Gary Adkinson
Clyde P. Baldwin
G. Anthony Busseni
Michael A. Fields
Don C. Giles
Allison B. Gordon
Rickey D. Harp
Robert W. Kellerman
David R. Lee
Marvin E. Strong, Jr.
William R. Sykes
John J. Hopkins
  Advisory Director
Frank W. Sower
  Advisory Director
Joseph C. Yagel, Jr.
  Advisory Director

OFFICERS
Rickey D. Harp
  President and CEO
Bruce W. Brooks
  Executive Vice President, Chief Lending Officer and Environmental Officer Fontaine Banks, III
  Senior Vice President, Investments
Gregory S. Burton
  Senior Vice President, Commercial Loans
L. Hobbs Cheek, CPA
  Senior Vice President,
  Chief Financial Officer
Jack Diamond
  Senior Vice President,
  Senior Trust Officer
Elizabeth D. Hardy
  Senior Vice President, Retail
Barbara Conway,
  Vice President,
  Main Office Manager
Bruce G. Dungan
  Vice President, Retail,
  Security Officer,
  Compliance Officer,
  Bank Secrecy Act Officer
Nancy Gatewood
  Vice President,
  West Branch Manager
Richard Gobber
  Vice President, Retail
Sarah Gowins
  Vice President,
  Commercial Loans
Gail Mitchell
  Vice President, Franklin Square Branch Manager
Lydwina Napier
  Vice President,
  Commercial Loans
Jane Sweasy
  Vice President,
  East Branch Manager
Brenda Y. Rogers
  Executive Secretary
Bonnie Adams
  Assistant Vice President,
  East Branch
Patsy Briscoe
  Assistant Vice President,
  Loan Administration
Bobby Hall
  Assistant Vice President,
  Trust Officer
Judy Isaacs
  Assistant Vice President,
  Bank Cards
Elizabeth Johns
  Assistant Vice President,
  Trust Officer
Joan Lee
  Assistant Vice President, Franklin Square Branch
Patricia Norris Peavler
  Assistant Vice President, Marketing
Jo Ann Reynolds
  Assistant Vice President, Investments
John Senter
  Assistant Vice President, Director of Human Resources
Deborah West
  Assistant Vice President,
  Assistant Manager, Main Office
Sally L. Bell
  Trust Officer
Karen DiRaimo
  Trust Officer
Kay Henninger
  Trust Officer
Leigh Ann Young
  Trust Officer
Wesley Stivers
  Investment Officer
Margaret Colston
  Assistant Cashier, Retail Services
Jennifer Parrish
  Assistant Cashier,
  Retail Services
Julie Riggs
  Assistant Cashier,
  Retail Services
Mary Jo Verhey
  Assistant Cashier,
  Internet Banking
C. Ray Baldwin
  Property Management Director
Dorothy H. Switzer
  Director of
  Capital First Travelers

UNITED BANK & TRUST CO.
MEMBER FDIC

DIRECTORS
W. Benjamin Crain, Chairman
G. Anthony Busseni
Bobby G. Dotson
Michael L. Lawson
J. C. Moraja
Denny Nunnelley
Leighton Riddle
James E. Staples
Shannon Greely Totty
Hampton H. Henton
  Advisory Director
J. Stephen Hogg
  Advisory Director
Howard B. Montague
  Advisory Director
Ben F. Roach, MD
  Advisory Director

OFFICERS
J. C. Moraja
  President and CEO
Paul A. Edwards
  Executive Vice President
Linda C. Bosse
  Vice President, Cashier
Joyce L. Eaves
  Vice President
Bruce E. Marshall
  Vice President
Rick Roberts
  Vice President
John R. Thompson
  Vice President
Spencer A. Wall
  Vice President,
  Midway Office Manager
Cornelia T. Ethington
  Assistant Vice President
Rita Green
  Assistant Vice President
Evie P. Knight
  Assistant Vice President,
  Security Officer
Leisa M. Newton
  Assistant Vice President, Compliance Officer
Carolyn F. Patterson
  Assistant Vice President
Betty K. Poynter
  Assistant Vice President,
  Human Resources
Sherry T. Reynolds
  Assistant Vice President
Phyllis B. McMahan
  Assistant Cashier,
  Locust Street Office Manager
Patricia R. Stokley
  Executive Secretary

LAWRENCEBURG NATIONAL BANK
MEMBER FDIC

DIRECTORS
E. Glenn Birdwhistell, Chairman
William T. Bond
G. Anthony Busseni
Charles L. Cammack
C. Douglas Carpenter
Keith Freeman
Tom D. Isaac
James McGlone
Donald F. Peach
Oneita M. Perry
Paul Vaughn, Jr.

OFFICERS
Charles L. Cammack
  President and CEO
Paul Vaughn, Jr.
  Executive Vice President,
  Senior Trust Officer
Gail Gottshall
  Executive Vice President
Bob Baughman
  Vice President,
  Harrodsburg Office Manager
Ben Birdwhistell
  Vice President
Timothy A. Perry
  Vice President, Compliance
Bonnie S. Childs
  Assistant Vice President, Marketing Representative
Clark Gregory
  Assistant Vice President
Linda B. Hahn
  Assistant Vice President
Barbara Markwell
  Assistant Vice President, Cashier
Warren R. Leet
  Assistant Vice President
Chris Thompson
  West Park Office Manager,
  Loan Officer
Libby Goodlett
  Accounting Officer
Chandra Ennis
  Assistant West Park
  Office Manager
Teresa Higginbotham
  Assistant Harrodsburg
  Office Manager
Robin Miller
  Operations Officer

FIRST CITIZENS BANK
MEMBER FDIC

DIRECTORS
James E. Bondurant, Chairman
R. Terry Bennett
G. Anthony Busseni
Laymon Byers
R. T. Clagett, DMD
Patricia V. Durbin
William Godfrey, MD
Gerald R. Hignite
Lloyd C. Hillard, Jr.
Ray Mackey
Janelda R. Mitchell
Virgil T. Price, DMD
George Roederer

OFFICERS
Lloyd C. Hillard, Jr.
  President and CEO
Scott T. Conway
  Senior Vice President,
  Senior Loan Administrator
Marilyn B. Ford
  Senior Vice President,
  Cashier and Bank Secrecy Officer
Patricia J. Paris
  Senior Vice President, Controller
David P. Tackett
  Senior Vice President,
  Trust Investment Center Director
Richard E. Clements
  Vice President,
  Bullitt County Office Manager
Pamela deRoche
  Vice President,
  Radcliff Office Manager
David E. Hunt
  Vice President,
  Commercial Loan Officer
Marquetta L. Lively
  Vice President, Loan Officer
Mary Lou Mobley
  Vice President, CRA Officer and Compliance Officer
Brenda Fullerton
  Assistant Vice President,
  Members First Coordinator
Cheryl Jessup
  Assistant Vice President,
  Director of Human Resources and Director of Marketing
Jeffrey S. Pendleton
  Assistant Vice President, Allotment Department
Ronald G. Penwell
  Assistant Vice President,
  Mulberry Office Manager
Diana Byers
  Assistant Cashier,
  Main Office Manager
Mary P. Edlin
  Assistant Cashier,
  Deposit Processing
Connie Kersey
  Assistant Cashier,
  Operations OfficeR
Debbie Roberts
  Assistant Manager,
  Bullitt County Office
Leda Kay Pack
  Assistant Trust Officer

FARMERS BANK
AND TRUST COMPANY
MEMBER FDIC

DIRECTORS
Cecil D. Bell, Jr., Chairman
G. Anthony Busseni
Allison B. Gordon
Frank R. Hamilton, Jr.
Vivian M. House
Robert Sharon McMillin
Joseph C. Murphy
Gervis C. Showalter
Kenneth M. Sturgill
Glenn M. Williams
Rollie D. Graves
  Director Emeritus
Dr. Horace T. Hambrick
  Director Emeritus
W. Carrick James
  Director Emeritus
Bobby Vance
  Director Emeritus

OFFICERS
Joseph C. Murphy
  President and CEO
Thomas P. Porter
  Executive Vice President
Lynn C. McKinney
  Senior Vice President and Cashier
Michael E. Schornick, Jr.
  Senior Vice President
James R. Burkholder
  Vice President,
  Manager of Correspondent Banking Division
David C. Barnes
  Vice President,
  Correspondent Banking Division
J. Michael Easley
  Vice President
James L. Ewbank
  Vice President
Tina M. Johnston
  Vice President,
  Chief Financial Officer
Deborah L. Marshall
  Vice President
Susan K. Tackett
  Vice President
Kimberly T. Thompson
  Vice President
Wanda C. Wilson
  Vice President
Lorraine B. Baldwin
  Assistant Vice President
Bonnie M. Glass
  Assistant Vice President
Gregory L. Howard
  Assistant Vice President
Karen K. Jarvis
  Assistant Vice President
Paula S. Moran
  Assistant Vice President
Carole S. Wagoner
  Assistant Vice President
Phyllis True
  Assistant Cashier

KENTUCKY BANKING
CENTERS, INC.
MEMBER FDIC

DIRECTORS
Stokes A. Baird, IV, Chairman
Sue Bunnell
G. Anthony Busseni
Anna Kaye Hall
Steve Hayes
Larry Jewell
Phillip Patton
William Ray
David L. Shadburne, CPA
Terry Smith
R. Kevin Vance, DVM

OFFICERS
David L. Shadburne, CPA
  President and CEO
Owen Lambert
  Executive Vice President
Lewis Bauer
  Senior Vice President
Vanessa Puckett
  Senior Vice President
Jeffrey Edwards
  Vice President
Linda Forbes
  Vice President
Greg Isenberg
  Vice President
Jannell Pedigo
  Vice President
Karisa Clark
  Assistant Vice President
Jane T. Howell
  Assistant Vice President
Patty J. Wright
  Assistant Vice President
Daryl Lowe
  Cashier and Head Teller
Ramona Fancher
  Assistant Cashier
Carolyn Russell
  Assistant Cashier
Melissa Sturgeon
  Loan Officer
Sharon Williams
  Loan Officer
Carla Wuertzer
  Loan Officer
Mellyn Church,
  Compliance Officer
Angie Bybee
  Marketing Officer

FCB SERVICES, INC.

DIRECTORS
E. Bruce Dungan, Chairman
Rickey D. Harp
David L. Shadburne
G. Anthony Busseni
Charles L. Cammack
Allison B. Gordon
Lloyd C. Hillard, Jr.
Donald R. Hughes, Jr.
J. C. Moraja
Joseph C. Murphy
Michael M. Sullivan
Karen R. Wade, Secretary

OFFICERS
Donald R. Hughes, Jr.
  President and CEO
Karen R. Wade
  Executive Vice President
Bill Ballinger
  Vice President
William Bell
  Vice President
Michael Hedges
  Vice President
Rita Kennedy
  Vice President
Martin Serafini
  Vice President
Steve Bolin
  Assistant Vice President
Jeffrey S. Brewer
  Assistant Vice President
James F. Palmer
  Assistant Vice President
Jason M. Purcell
  Assistant Vice President

LEASING ONE CORPORATION

DIRECTORS
G. Anthony Busseni, Chairman
Bruce W. Brooks
C. Douglas Carpenter
L. Hobbs Cheek, CPA
Rickey D. Harp
David Lee
Charles J. Mann
Marvin E. Strong

OFFICERS
Charles J. Mann
  President and CEO
Mark Lester
  Vice President
Jim Morris
  Vice President
Eddie Miller
  Assistant Vice President


FARMERS CAPITAL
INSURANCE CORPORATION

DIRECTORS
G. Anthony Busseni, Chairman
Rickey D. Harp
Jamey Bennett
Sue Coles

OFFICERS
G. Anthony Busseni
  Chairman
Rickey D. Harp
  President
Jamey Bennett
  Vice President
Sue Coles
  Secretary

  doing business as:
     Capital Insurance Group
     Farmers Title Company

GLOSSARY OF FINANCIAL TERMS

ALLOWANCE  FOR  LOAN  LOSSES
A valuation allowance to offset credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable losses inherent in the remainder of the portfolio at the balance sheet date. The allowance is determined by management as the result of the assessment of the risks in the loan portfolio based on past experience. This assessment includes, but is not limited to, consideration of the current economic conditions, changes in mix and volume of the loan portfolio and historical net loan charge-off experience. Actual losses could differ significantly from the amounts estimated by management.

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

NET CHARGE-OFFS
The amount of total loans charged off net of recoveries of loans that have been previously charged off.

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

RETURN ON AVERAGE EQUITY (ROE)
Net income divided by average shareholders' equity. Measures the relative profitability of the shareholders' investment in the Company.

TAX EQUIVALENT BASIS (TE)
Income from tax-exempt loans and investment securities have been increased by an amount equivalent to the taxes which would have been paid if this income were taxable at statutory rates.

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
The number of shares determined by relating (a) the portion of time within a reporting period that common shares have been outstanding to (b) the total time in that period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULST OF OPERATIONS

The following pages present management's discussion and analysis of the consolidated financial condition and results of operations of Farmers Capital Bank Corporation (the "Company"), which includes both its banking and nonbanking subsidiaries. Banking subsidiaries include Farmers Bank & Capital Trust Co. ("Farmers Bank") in Frankfort, KY and its insurance and leasing company subsidiaries; Farmers Bank and Trust Company in Georgetown, KY; First Citizens Bank in Shepherdsville, KY; United Bank & Trust Co. in Versailles, KY; Lawrenceburg National Bank in Harrodsburg, KY; and Kentucky Banking Centers, Inc. in Glasgow, KY. The Company's only active nonbank subsidiary is FCB Services, Inc., a data processing subsidiary located in Frankfort, KY. The following discussion should be read in conjunction with the audited consolidated financial statements and related footnotes that follow.

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

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company's audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices applicable to the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by the Corporation are presented in Footnote 1 in the notes to the Company's 2002 audited consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this management's discussion and analysis of financial condition and results of operations, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents credit losses specifically identified in the loan portfolio, as well as management's estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Determining the amount of the allowance for loan losses and the related provision for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset group on the consolidated balance sheet. Additional information related to the allowance for loan losses that describes the methodology and risk factors can be found under the captions "Asset Quality" and "Nonperforming Assets" in this management's discussion and analysis of financial condition and results of operation, as well as Footnotes 1 and 4 in the notes to the Company's 2002 audited consolidated financial statements.

RESULTS OF OPERATIONS

Consolidated net income for 2002 was $12.6 million, a decrease of $2.1 million or 14.4% compared to $14.7 million for 2001. Diluted net income per share for 2002 was $1.82, a decrease of $0.27 or 12.9% from $2.09 reported for 2001. The decrease in net income is due primarily to a combination of a decrease in net interest income and an increase in the provision for loan losses. Net interest income decreased $2.1 million or 5.0% for the year ended December 31, 2002 compared to 2001. The decrease in net interest income is due primarily to lower interest rates charged on variable rate earning assets that have repriced downward in a lower interest rate environment, refinancing activity by loan customers and issuers of debt securities at lower rates, and the addition of new loan customers borrowing at historic low rates. The Company has responded in part by taking advantage of lower borrowing costs, particularly through an increase in long-term fixed rate borrowings. The provision for loan losses was $4.7 million for the current year, an increase of $2.3 million or 94.0% compared to the prior year. The increase in the provision for loan losses relates primarily to a decline in the credit quality of a pool of construction loans secured by residential real estate. The Company is actively managing these credits and considers all available information when evaluating the adequacy of its allowance for loan losses.

The return on assets ("ROA") was 1.04% in 2002 compared to 1.28% reported in the prior year. The decrease in ROA is due to a 36 basis point reduction in the net interest margin to 3.92% in 2002 from 4.28% in 2001. The return on equity ("ROE") decreased 189 basis points to 10.04% compared to 11.93% in the prior year. The decline in ROE is a result of the lower reported net income coupled with a $2.1 million increase in the average balance of shareholders' equity.

INTEREST INCOME

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2002 was $66.3 million, a decrease of $10.7 million or 14.0% from the previous year. The decrease in interest income was as follows: loans $8.4 million or 14.1%; federal funds sold and securities purchased under agreements to resell $2.2 million or 67.6%; and taxable securities $404 thousand or 3.9%. Interest on nontaxable securities increased $166 thousand or 4.9%. The $8.4 million decrease in interest income from loans was due primarily to a 127 basis point decrease in the taxable equivalent average interest rate to 7.37% from 8.64%. The decrease in the average interest rate earned on loans offset a modest $6.3 million or 0.9% increase in the average balance outstanding. The $2.2 million decrease in interest income from federal funds sold and securities purchased under agreements to resell was due to a decrease in the average interest rate earned of 223 basis points from 4.02% to 1.79% combined with a $13.9 million or 16.7% decrease in the average balance outstanding. The $404 thousand decrease in interest income from taxable securities was due to a 132 basis point decline in average interest rate earned to 4.22% from 5.54%. The decline in rate offset an increase in the average balance of $49.6 million or 26.2%. The $166 thousand increase in interest income earned on nontaxable securities was due primarily to a $3.7 million or 4.9% increase in the average balance outstanding from $74.2 million to $77.9 million. The average tax equivalent rate on nontaxable securities increased 10 basis points to 6.63% from 6.53% in the comparison. The increase in average securities balances during 2002 were a result of the effort to improve the overall mix of earning assets, taking into consideration the structure and volume of the Company's funding sources. The volume of all interest earning assets increased $45.7 million or 4.4% while the tax equivalent yield on all interest earning assets declined 128 basis points to 6.28% compared to 7.56% in the prior year.

INTEREST EXPENSE

Interest expense results from incurring interest on interest bearing liabilities, which primarily include interest bearing deposits, securities sold under agreements to repurchase, and other borrowed funds. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $25.8 million for 2002, a decrease of $8.6 million or 25.1% from the prior year. Consistent with the decrease in general market interest rates throughout the year, the Company experienced a 118 basis point reduction in the overall cost of funds for 2002 to 2.79% from 3.97% reported in the prior year . The reduction in the overall cost of funds outweighed a $59.1 million or 6.8% increase in the average balance of interest bearing sources of funds.

Interest expense on time deposits, the largest component of total interest expense, decreased $3.9 million or 17.6% to $18.3 million. A decline in the average rate paid on time deposits offset an increase in the average balance outstanding and was the primary reason for the decrease in interest expense. The average rate paid decreased 124 basis points to 4.53% while the average balance increased $19.0 million or 4.9%. Interest expense on savings deposits and interest bearing demand deposits decreased $1.9 million or 44.9% and $1.4 million or 43.0%, respectively. These decreases were due primarily to decreases in the average rate paid on savings and interest bearing demand deposits of 118 basis points to 1.37% and 79 basis points to 0.87%, respectively. The average balance of savings deposits and interest bearing demand deposits increased $4.4 million or 2.7% and $16.7 million or 8.4%, respectively.

Interest expense on securities sold under agreements to repurchase decreased $2.3 million or 58.1% due to decreases in both volume and rate of $10.4 million or 10.0% and 203 basis points or 53.4%. Interest expense on other borrowed funds consist primarily of Federal Home Loan Bank ("FHLB") borrowings, a funding source that the Company used to a greater extent during 2002. Consequently, the interest expense on other borrowed funds increased $871 thousand or 122.0% compared to the prior year. A $29.4 million or 214.6% increase in the average balance outstanding offset a 153 basis point or 29.4% decline in the average rate paid.

NET INTEREST INCOME

Net interest income is the most significant component of the Company's earnings. Net interest income is the excess of the interest income earned on earning assets over the interest paid for funds to support those assets. The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the yields on earning assets and the rates paid on interest bearing liabilities. Net interest margin represents the percentage of net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest bearing sources of funds, principally demand deposits and shareholders' equity, which are also available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, their related yields, and the associated cost and composition of interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest and margin. The table on the following page represents the major components of interest earning assets and interest bearing liabilities on a tax equivalent basis. To compare the tax exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 35%.

Tax equivalent net interest income was $42.7 million for 2002, a decrease of $2.0 million or 4.4% compared to $44.7 million in 2001. The net interest margin was 3.92%, a decrease of 36 basis points from the prior year. The impact of noninterest bearing sources of funds contributed 26 basis points to the decrease, while a decline in net interest spread of 10 basis points accounted for the remainder. The effect of noninterest bearing sources of funds on the net interest margin is reflective of the falling rate environment.

During 2002, the tax equivalent yield on total earning assets decreased 128 basis points to 6.28% while the cost of funds decreased only 118 basis points to 2.79%, resulting in the 10 basis point decrease in spread noted above. The sharper decline in the rates earned on earning assets versus the rates paid on interest paying liabilities is responsible for the decrease in net interest income. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 3.49% for 2002 compared to 3.59% a year earlier.

The proactive management of the rate sensitive components of both the assets and liabilities helped to minimize the decline in net interest income during 2002. This task was much more difficult in 2002 than in recent years due to the continuing effects of the sharply falling interest rate environment that carried over from 2001 and the composition of the Company's earning assets and interest paying liabilities. Predicting the movement of interest rates is uncertain. Rates on earning assets have generally declined faster than the rates paid on interest bearing liabilities. Should interest rates continue to decline, the Company's cost of funds should decline to some degree as well. However, the yield on earning assets could potentially decline to a greater degree than has occurred in the current period. Should interest rates begin to move upward, the Company's cost of funds could potentially increase faster than the yields on earning assets.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                  2002                         2001                           2000
------------------------------------------------------------------------------------------------------------------------------------
                               Average          Average      Average         Average       Average         Average
(In thousands)                 Balance  Interest  Rate       Balance Interest   Rate       Balance Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Investment securities
  Taxable                   $  238,496  $ 10,062  4.22%   $  188,927  $ 10,466   5.54%  $  145,479  $ 9,232   6.35%
  Nontaxable1                   77,908     5,168  6.63        74,225     4,845   6.53       75,918    4,967   6.54
Time deposits with banks,
  federal funds sold and
  securities purchased
  under agreements to resell    68,948     1,236  1.79        82,801     3,332   4.02       37,595    2,336   6.21
Loans1,2,3                     705,090    51,970  7.37       698,758    60,382   8.64      667,241   60,834   9.12
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets    1,090,442  $ 68,436  6.28%    1,044,711  $ 79,025   7.56%     926,233  $77,369   8.35%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses      (10,951)                      (10,585)                      (10,092)
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets,
     net of allowance
     for loan losses         1,079,491                     1,034,126                       916,141
------------------------------------------------------------------------------------------------------------------------------------
NONEARNING ASSETS
Cash and due from banks         91,219                        70,916                        66,706
Premises and equipment, net     24,053                        25,151                        24,659
Other assets                    11,599                        13,434                        20,242
------------------------------------------------------------------------------------------------------------------------------------
     Total assets           $1,206,362                    $1,143,627                    $1,027,748
------------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Deposits
  Interest bearing demand   $  215,766  $  1,887  0.87%   $  199,067  $  3,312    1.66% $  193,982  $ 4,528   2.33%
  Savings                      167,044     2,290  1.37       162,665     4,153    2.55     153,574    5,319   3.46
  Time                         404,658    18,337  4.53       385,620    22,251    5.77     337,667   19,053   5.64
Securities sold under
  agreements to repurchase      92,912     1,647  1.77       103,320     3,927    3.80      52,773    3,119   5.91
Other borrowed funds            43,092     1,585  3.68        13,698       714    5.21       7,979      517   6.48
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
     liabilities               923,472  $ 25,746  2.79%      864,370  $ 34,357    3.97%    745,975  $32,536   4.36%
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES
Commonwealth of
  Kentucky deposits             33,318                        32,935                        32,621
Other demand deposits          117,505                       115,821                       113,271
Other liabilities                6,931                         7,512                        11,977
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities       1,081,226                     1,020,638                       903,844
------------------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity      125,136                       122,989                       123,904
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
     shareholders' equity   $1,206,362                    $1,143,627                    $1,027,748
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                       42,690                        44,668                       44,833
TE basis adjustment                       (2,145)                       (1,986)                      (1,888)
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                $ 40,545                      $ 42,682                      $42,945
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                               3.49%                           3.59%                       3.99%
Effect of noninterest bearing
     sources of funds                              .43                             .69                         .85
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                               3.92%                           4.28%                       4.84%
------------------------------------------------------------------------------------------------------------------------------------

1    Income and yield stated at a fully tax equivalent  basis using the marginal corporate Federal tax rate of 35%.

2    Loan balances include principal balances on nonaccrual loans.

3    Loan fees  included  in interest  income  amounted  to $2.0  million,  $1.7 million, and $ 1.7 million, in 2002, 2001, and
     2000, respectively.

The following table is an analysis of the change in net interest income.

ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX EQUIVALENT BASIS)
------------------------------------------------------------------------------------------------------------------------------------
                                           Variance      Variance Attributed to      Variance      Variance Attributed to
(In thousands)                            2002/2001 1       Volume       Rate       2001/2000 1      Volume        Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Taxable investment securities               $  (404)       $2,402     $(2,806)       $  1,234       $ 2,516    $ (1,282)
Nontaxable investment securities2               323           247          76            (122)         (114)         (8)
Time deposits with banks, federal
  funds sold and securities
purchased under agreements
to resell                                    (2,096)         (486)     (1,610)            996         2,043      (1,047)
Loans2                                       (8,412)          542      (8,954)           (452)        2,816      (3,268)
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income                  (10,589)        2,705     (13,294)          1,656         7,261      (5,605)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest bearing demand deposits             (1,425)          258      (1,683)         (1,216)          115       1,331)
Savings deposits                             (1,863)          109      (1,972)         (1,166)          300      (1,466)
Time deposits                                (3,914)        1,055      (4,969)          3,199         2,752         447
Securities sold under agreements
  to repurchase                              (2,280)         (362)     (1,918)            807         2,211      (1,404)
Other borrowed funds                            871         1,135        (264)            197           314        (117)
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                  (8,611)        2,195     (10,806)          1,821         5,692      (3,871)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                         $(1,978)       $  510    $ (2,488)       $   (165)      $ 1,569    $ (1,734)
------------------------------------------------------------------------------------------------------------------------------------
Percentage change                             100.0%        (25.8)%     125.8%          100.0%       (950.9)%   1,050.9%
------------------------------------------------------------------------------------------------------------------------------------

1    The changes  which are not solely due to rate or volume are  allocated on a percentage  basis using the absolute values of rate and volume variances as a basis for allocation.

2    Income stated at fully tax  equivalent  basis using the marginal  corporate Federal tax rate of 35%.

NONINTEREST INCOME

Total noninterest income increased $1.6 million or 10.5% to $16.6 million for 2002. Service charges and fees on deposits, the largest component of noninterest income, increased $1.0 million or 14.5% primarily due to the continued success of a new overdraft policy and related Non-Sufficient Funds (NSF) fee structure. The Company allows checking account customers meeting specific criteria to overdraw their checking account up to a predetermined limit. The customer is charged a standard fee for each check paid that creates or increases the overdraft balance. Guidelines have been established addressing the time frame in which repayment of the overdraft and related fees are to be made. The rapid growth in fees resulting from this overdraft policy and related NSF fee structure is expected to slow moderately since it has now been fully in place for a twelve-month period. Other service charges, commissions, and fees declined $145 thousand or 3.8% due primarily to volume related decreases in credit life insurance fees and custodial safekeeping fees from the Commonwealth of Kentucky amounting to $87 thousand and $51 thousand, respectively. Data processing income remained flat at $1.4 million in the comparison. Trust fee income decreased $378 thousand or 19.6% to $1.6 million due primarily to the recognition of several large nonrecurring estate fees in the prior year. Declines in the equity markets have also contributed to the decrease in trust fees since fee income is generally tied to the market value of assets under administration. Net gains on the sale of investment securities were $1.4 million, an increase of $968 thousand or 208.2% compared to 2001. Investment securities were sold during the year in an effort to better position the balance sheet in the current low interest rate environment. Net gains on the sale of mortgage loans totaled $355 thousand, an increase of $93 thousand or 35.5% resulting from the increase in mortgage loans originated for sale of $4.8 million or 12.0%. Mortgage loans originated for sale activity have been driven by the historically low market interest rates along with the Company's increase in correspondent banking relationships. In recent years, the Company has typically sold all of its loans originated for sale into the secondary market with the related loan servicing released.

NONINTEREST EXPENSE

Total noninterest expense was $36.1 million for 2002, an increase of $990 thousand or 2.8% compared to 2001. Salaries and employee benefits accounted for more than half of the total noninterest expense and a significant portion of the increase from 2001. During 2002, salaries and employee benefits increased $336 thousand or 1.7% to $20.0 million. Employee benefit related expenses increased $235 thousand or 7.0% due primarily to increases in retirement plan contribution expenses. Salaries and related payroll taxes increased a modest $427 thousand or 2.8% due mainly to normal annual increases. Noncash compensation expense related to the Company's nonqualified stock option plan was $550 thousand, a decrease of $327 thousand or 37.3% and is primarily due to the forfeiture of unvested stock options relating to the unexpected passing of the Company's former Chief Executive Officer during the first quarter of 2002. As of December 31, 2002, the Company had 458 full time equivalent employees, a decrease of 10 from the prior year-end.

Net occupancy expense remained relatively unchanged compared to the prior year at $2.4 million. Equipment expenses increased $321 thousand or 9.5% due to increased depreciation and maintenance on processing and communication equipment purchases. Bank franchise taxes increased $98 thousand or 8.2% mainly due to higher capital levels of the Company's subsidiary banks. Other noninterest expense increased $189 thousand or 2.2% due primarily to an increase in correspondent banking fees of $244 thousand. A majority of this increase is a result of the relationship between the Company's principle subsidiary, Farmers Bank & Capital Trust Co., and the Commonwealth of Kentucky. Also impacting noninterest expense was a $118 thousand increase in fees paid for ongoing Internet banking website development and maintenance that did not exist in the prior year. Offsetting these increases was a $218 thousand decrease in the amortization of goodwill that is attributed to the expiration of previously established amortization periods.

INCOME TAX

Income tax expense for 2002 was $3.8 million, a decrease of $1.7 million or 31.4% from the previous year. The effective tax rate decreased 418 basis points to 23.09% from 27.27% in 2001. The change in the effective tax rate is due to a combination of factors, including: a reduction in nondeductible goodwill amortization; an increase in the average balance of tax-exempt municipal loans and securities; and taxable earning assets repricing to a lower interest rate at a faster pace than tax-exempt earning assets in a continued declining interest rate environment, resulting in less taxable income in proportion to total income.

FINANCIAL CONDITION

On December 31, 2002, the Company reported total assets of $1.3 billion, an increase of $92.1 million or 7.8% from the prior year-end. The growth in assets includes increases in the investment and loan portfolios of $96.0 million or 27.8% and $36.8 million or 5.2%, respectively. These increases were funded by a decline in cash and equivalents of $39.3 million or 36.9%, an increase in total deposits of $44.0 million or 4.8%, and additional borrowings of $44.8 million or 32.6%. The makeup of the balance sheet continually changes as the Company responds to extremely competitive market forces. Management of the Company considers it noteworthy to understand the relationship between the Company's principal subsidiary, Farmers Bank & Capital Trust Co., and the Commonwealth of Kentucky. Farmers Bank provides various services to state agencies of the Commonwealth. As the depository for the Commonwealth, these agencies issue checks drawn on Farmers Bank, including paychecks and state income tax refunds. Farmers Bank also processes vouchers of the WIC (Women, Infants and Children) program for the Cabinet for Human Resources. The Bank's investment department also provides services to the Teacher's Retirement System. As the depository for the Commonwealth, large fluctuations in deposits are likely to occur on a daily basis. Therefore, reviewing average balances is also important to understanding the financial condition of the Company. On an average basis, total assets were $1.2 billion for 2002, an increase of $62.7 million or 5.5% from the prior year. Average earning assets, primarily loans and investment securities, increased $45.7 million or 4.4% to $1.09 billion. However, as a percentage of average assets, earning assets declined from 91.4% to 90.4% for 2002.

LOANS

Loans, net of unearned income, totaled $738.6 million, an increase of $36.8 million or 5.2% from year-end 2001. A significant portion of the increase was in real estate lending. Real estate mortgage loans make up 62% of the total loans outstanding at December 31, 2002 and increased $27.5 million or 6.4% compared to a year earlier. Real estate construction loans increased $14.0 million or 33.3%. Commercial, financial, and agriculture loans increased a modest $1.5 million or 1.4% to $110.1 million. These increases were offset by decreases in lease financing of $4.0 million or 9.7% and decreases in installment loans of $2.2 million or 2.9%. On average, loans represented 64.7% of earning assets during 2002 compared to 66.9% for 2001. As loan demand declines, the available funds are redirected to lower earning temporary investments or investment securities, which typically involve a decrease in credit risk and lower yields.

The composition of the loan portfolio is summarized in the table below.

------------------------------------------------------------------------------------------------------------------------------------
(In thousands)
December 31,              2002     %          2001     %         2000     %          1999     %         1998      %
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial,
  and agriculture     $110,056   14.9%    $108,516   15.4%   $105,248  15.4%    $ 105,064   16.3%   $116,625    19.3%
Real estate --
  construction          55,896    7.6       41,930    6.0      40,993   6.0        38,471    6.0      24,770     4.1
Real estate--
  mortgage             459,620   62.2      432,168   61.6     425,555  62.3       390,598   60.7     352,033    58.2
Installment             76,162   10.3       78,399   11.2      77,284  11.3        77,051   12.0      81,254    13.4
Lease financing         36,905    5.0       40,856    5.8      34,269   5.0        32,379    5.0      30,155     5.0
------------------------------------------------------------------------------------------------------------------------------------
     Total            $738,639  100.0%    $701,869  100.0%   $683,349 100.0%    $ 643,563  100.0%   $604,837   100.0%
------------------------------------------------------------------------------------------------------------------------------------

The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2002 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

LOAN MATURITIES
------------------------------------------------------------------------------------------------------------------------------------
                                           Within         After One But                After
(In thousands)                           One Year     Within Five Years           Five Years                 Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural   $73,992              $ 24,656              $11,408               $110,056
Real estate-- construction                 52,218                 3,627                   51                 55,896
------------------------------------------------------------------------------------------------------------------------------------
     Total                               $126,210              $ 28,283              $11,459               $165,952
------------------------------------------------------------------------------------------------------------------------------------


The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2002 that are due after one year, classified according to sensitivity to changes in interest rates.

INTEREST SENSITIVITY
--------------------------------------------------------------------------------
(In thousands)                         Fixed Rate         Variable Rate
--------------------------------------------------------------------------------
Due after one but within five years      $17,805               $ 10,478
Due after five years                       4,665                  6,794
--------------------------------------------------------------------------------
     Total                               $22,470               $ 17,272
--------------------------------------------------------------------------------


ASSET QUALITY

The Company's loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated via diversification within the portfolio, limiting exposure to any single customer or industry, standard lending policies and underwriting criteria, and collateral requirements. The Company maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies on a company-wide basis that require certain minimum standards to be maintained. However, the policies also permit the individual subsidiary companies authority to adopt standards that are no less stringent than those included in the company-wide policies. Credit decisions are made at the subsidiary bank level under guidelines established by policy. The Company's internal audit department performs loan review at each subsidiary bank during the year. This loan review evaluates loan administration, credit quality, documentation, compliance with Company loan standards, and the adequacy of the allowance for loan losses on a consolidated and subsidiary basis.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses inherent in the remainder of the portfolio at the balance sheet date. Many factors are considered when establishing an adequate allowance. Those factors include, but are not limited to, the following: an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, a review of historical loss experience, the conditions of the general and local economy, an analysis of the levels and trends of the loan composition, and a review of delinquent and classified loans. Actual losses could differ significantly from the amounts estimated by management.

While management considers the allowance for loan losses to be adequate based on the information currently available, additional adjustments to the allowance may be necessary due to changes in the factors noted above. Borrowers may experience difficulty in periods of economic deterioration, and the level of nonperforming loans, charge-offs, and delinquencies could rise and require additional increases in the provision. Also, regulatory agencies, as an integral part of their examinations, periodically review the allowance for loan losses. These reviews could result in additional adjustments to the provision based upon their judgments about relevant information available during their examination.

The provision for loan losses totaled $4.7 million in 2002, an increase of $2.3 million or 94.0% compared to $2.4 million reported in 2001. The Company had $4.2 million in net charge-offs, a 97.2% increase from $2.1 million in the prior year. Real estate lending and installment loans to individuals accounted for $2.8 million and $914 thousand, respectively, of the net charge-offs for 2002. The increase in net charge-offs relates primarily to a decline in the credit quality of a pool of construction loans secured by residential real estate to a financially troubled builder. Additional information related to this pool of loans is included under the caption "Nonperforming Assets" below. Net charge-offs equaled 0.60% of average loans for 2002, an increase of 29 basis points compared to the prior year. The allowance for loan losses was $11.1 million at year-end 2002 and represented 1.50% of loans net of unearned income at year-end 2002 and year-end 2001. The allowance for loan losses as a percentage of nonperforming loans totaled 57.3% and 202.3% at year-end 2002 and 2001, respectively. The decrease for 2002 reflects the additional loans on nonaccrual status during 2002 as noted under the caption "Nonperforming Assets" below. Management continues to emphasize collection efforts and evaluation of risks within the portfolio. The composition of the Company's loan portfolio continues to be diverse with no significant concentration to any individual or industry.

The table below summarizes the loan loss experience for the past five years.

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)            2002           2001           2000            1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Balance of allowance for loan losses
  at beginning of year                         $ 10,549       $ 10,249      $   9,659       $   9,048      $  9,114
Loans charged off:
  Commercial, financial, and agricultural           481            600          1,336           1,590           716
  Real estate                                     2,833          1,476            369              79           386
  Installment loans to individuals                1,146            762            857           1,209         1,061
  Lease financing                                   147             87             97              64           109
------------------------------------------------------------------------------------------------------------------------------------
     Total loans charged off                      4,607          2,925          2,659           2,942         2,272
------------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial, financial, and agricultural            63            157            313             249           383
  Real estate                                        71            371            132             172           345
  Installment loans to individuals                  232            247            310             267           341
  Lease financing                                     5              2             22               2             3
------------------------------------------------------------------------------------------------------------------------------------
     Total recoveries                               371            777            777             690         1,072
------------------------------------------------------------------------------------------------------------------------------------
     Net loans charged off                        4,236          2,148          1,882           2,252         1,200
------------------------------------------------------------------------------------------------------------------------------------
Additions to allowance charged
  to expense                                      4,748          2,448          2,472           2,863         1,134
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                       $ 11,061       $ 10,549      $  10,249       $   9,659      $  9,048
------------------------------------------------------------------------------------------------------------------------------------
Average loans net of unearned income           $705,090       $698,758      $ 667,241       $ 618,860      $589,714
Ratio of net charge-offs
  during year to average loans, net
  of unearned income                                .60%           .31%           .28%            .36%          .20%
------------------------------------------------------------------------------------------------------------------------------------

The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.

ALLOWANCE FOR LOAN LOSSES

------------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                        2002           2001          2000            1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural        $  3,913       $  3,492      $  4,050       $  3,649       $  2,536
Real estate                                       4,838          4,135         3,835          3,807          4,637
Installment loans to individuals                  1,879          2,208         1,861          1,829          1,450
Lease financing                                     431            714           503            374            425
------------------------------------------------------------------------------------------------------------------------------------
     Total                                     $ 11,061       $ 10,549      $ 10,249       $  9,659       $  9,048
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

Total nonperforming assets totaled $19.8 million at year-end 2002, an increase of $13.5 million or 214.9% compared to 2001. The increase is primarily due to a $12.1 million or 333.1% increase in nonaccrual loans. The increase in nonaccrual loans is related primarily to the deterioration in the credit quality of a pool of construction loans secured by residential real estate to a financially troubled builder as noted under the caption "Asset Quality". The Company charged off approximately $2.4 million related to this pool of loans during the fourth quarter of 2002. This pool of loans totaled $12.9 million at year-end 2002. Interest income lost on this pool of loans due to their nonaccrual status totaled $707 thousand for the twelve months ended December 31, 2002. This total includes $92 thousand accrued in the first quarter of 2002, before the loans were placed on nonaccrual status, which was reversed in the second quarter of 2002. It is currently estimated that a total of $188 thousand of interest income will be lost in each subsequent quarter related to this credit while it remains on nonaccrual status. Nonperforming loans represent 2.61% of loans net of unearned income at year-end 2002, an increase from 187 basis points compared to year-end 2001. Information pertaining to nonperforming loans and assets is presented in the table below.

--------------------------------------------------------------------------------------------
December 31, (In thousands)                  2002      2001      2000      1999      1998
--------------------------------------------------------------------------------------------
Loans accounted for on nonaccrual basis   $15,681   $ 3,621   $ 2,852   $ 2,767   $ 1,286
Loans past due 90 days or more              3,624     1,593     1,739     2,102     1,645
--------------------------------------------------------------------------------------------
     Total nonperforming loans             19,305     5,214     4,591     4,869     2,931
Other real estate owned                       385       715       598       734     1,671
Other foreclosed assets                       126       363       136        95        69
--------------------------------------------------------------------------------------------
     Total nonperforming assets           $19,816   $ 6,292   $ 5,325   $ 5,698   $ 4,671
--------------------------------------------------------------------------------------------


TEMPORARY INVESTMENTS

Federal funds sold and securities purchased under agreements to resell are the primary components of temporary investments. The Company uses these funds in the management of liquidity and interest rate sensitivity. In 2002, temporary investments averaged $68.9 million, a decrease of $13.9 million or 16.7%. This decrease is primarily a result of the relationship between the Company's principal subsidiary and the Commonwealth of Kentucky as described in preceding sections of this annual report. Temporary investments are reallocated as loan demand and other investment alternatives present the opportunity.

INVESTMENT SECURITIES

The majority of the investment securities portfolio is comprised of U.S. Government agency securities, mortgage-backed securities, and tax-exempt securities of states and political subdivisions. Total investment securities were $441.6 million on December 31, 2002, an increase of $96.0 million or 27.8% from year-end 2001.

The funds made available from maturing or called bonds have been redirected as necessary to fund higher yielding loan growth or reinvested to purchase additional investment securities. The purchase of nontaxable obligations of states and political subdivisions is the primary means of managing the Company's tax position. The alternative minimum tax is not expected to impact the Company's ability to acquire tax-free obligations in the near future as they become available at an attractive yield.

Investment securities averaged $316.4 million in total for the year, an increase of $53.3 million or 20.2%. The majority of the purchases during 2002 were U.S. Government agencies and mortgage-backed securities classified as available for sale. The Company purchased $35.0 million in money market mutual funds near year-end, as the yields and flexibility of these investments were attractive. On December 31, 2002, available for sale securities made up 93.5% of the total investment securities as opposed to 89.2% a year earlier. U.S. Government agencies were 39.2% of the total available for sale securities and 36.7% of the total portfolio at year-end. A year ago, U.S. Government agencies made up 50.5% of the total available for sale securities and 45.1% of the total portfolio. Mortgage-backed securities in the available for sale portfolio increased 48.7% to $148.4 million at year-end 2002 as compared to $99.8 million at year-end 2001. The increase in investment securities resulted from the Company's efforts to manage its net interest margin during a continued general economic downturn and a lower market interest rate environment. The Company took advantage of decreased borrowing costs during 2002 to fund the purchase of additional investment securities with attractive returns within risk guidelines. This action served to mitigate the effect of lower market interest rates experienced during the year.

The Company realized $1.4 million in net gains on the sale of available for sale securities during 2002, an increase of $968 thousand compared to 2001. The increase in gains on the sale of available for sale securities was due to normal asset/liability management along with favorable market conditions related to the securities sold. On December 31, 2002, shareholders' equity included a $3.6 million net unrealized gain related to the increase in value of the available for sale securities portfolio. This amount was $1.2 million at year-end 2001. Typically, the value of a bond portfolio and market interest rates have an inverse relationship; therefore, as the interest rate environment has generally fallen throughout the year, the value of the available for sale portfolio has increased.

The following table summarizes the carrying values of investment securities on December 31, 2002, 2001, and 2000. The investment securities are divided into available for sale and held to maturity securities. Available for sale securities are carried at the estimated fair value and held to maturity securities are carried at amortized cost.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                             2002                          2001                         2000
------------------------------------------------------------------------------------------------------------------------------------
                              Available         Held to      Available      Held to      Available       Held to
(In thousands)                 for Sale        Maturity       for Sale     Maturity       for Sale      Maturity
------------------------------------------------------------------------------------------------------------------------------------
Money market mutual funds      $ 35,021
U.S. Treasury securities                                                                  $  1,250
Obligations of U.S.
 Government agencies            161,867        $    100       $155,693     $    100        113,033      $    100
Obligations of states and
 political subdivisions          51,556          28,242         41,791       37,055         22,804        48,895
Mortgage-backed securities      148,407             177         99,819          306         52,941           395
Corporate debt                   10,259                          4,873                      13,904
Equity securities                 5,928                          5,905                       7,487
------------------------------------------------------------------------------------------------------------------------------------
   Total                       $413,038        $ 28,519       $308,081     $ 37,461       $211,419      $ 49,390
------------------------------------------------------------------------------------------------------------------------------------


The following table presents an analysis of the contractual maturity distribution and tax equivalent weighted average interest rates of investment securities at December 31, 2002. For purposes of this analysis, available for sale securities are stated at fair value and held to maturity securities are stated at amortized cost. Equity securities in the available for sale portfolio consist primarily of restricted FHLB stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows.

AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------------------------------------------
                                                           After One But      After Five But
                                      Within One Year    Within Five Years   Within Ten Years      After Ten Years
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                        Amount    Rate       Amount    Rate      Amount    Rate       Amount    Rate
------------------------------------------------------------------------------------------------------------------------------------
Money market mutual funds           $ 35,021     1.3%
Obligations of U.S.
  Government agencies                108,645     1.5    $  43,728     2.8%   $  9,494     4.9%
Obligations of states and
  political subdivisions                 598     5.8        8,920     5.9      31,960     5.1    $ 10,078      7.1%
Mortgage-backed securities                                  8,044     6.2      60,427     5.6      79,936      5.3
Corporate debt                                                                  1,400     1.9       8,859      1.6
------------------------------------------------------------------------------------------------------------------------------------
     Total                          $144,264     1.4%   $  60,692     3.7%   $103,281     5.4%   $ 98,873      5.2%
------------------------------------------------------------------------------------------------------------------------------------


HELD TO MATURITY
------------------------------------------------------------------------------------------------------------------------------------
                                                           After One But       After Five But
                                      Within One Year    Within Five Years   Within Ten Years      After Ten Years
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                        Amount    Rate       Amount    Rate      Amount    Rate      Amount    Rate
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
  Government agencies               $    100     6.0%
Obligations of states and
  political subdivisions               4,184     6.7    $  19,371     6.8%   $  4,539     7.0%   $    148      7.2%
Mortgage-backed securities                                    177     7.2
------------------------------------------------------------------------------------------------------------------------------------
     Total                          $  4,284     6.7%   $  19,548     6.8%   $  4,539     7.0%   $    148      7.2%
------------------------------------------------------------------------------------------------------------------------------------


The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed based on the marginal corporate Federal tax rate of 35%.

DEPOSITS

The Company's primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2002, deposits totaled $957.5 million, an increase of $44.0 million or 4.8% from year-end 2001. Average deposits were $938.3 million in 2002, an increase of $42.2 million or 4.7% compared to 2001.

During 2002, total average interest bearing deposits increased $40.1 million or 5.4% to $787.5 million, while average noninterest bearing deposits increased $2.1 million or 1.4% to $150.8 million.

A summary of average balances and rates paid on deposits follows.

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                2002                          2001                            2000
------------------------------------------------------------------------------------------------------------------------------------
                                Average     Average           Average     Average            Average     Average
(In thousands)                  Balance        Rate           Balance        Rate            Balance        Rate
------------------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand     $150,823                      $148,756                       $145,892
Interest bearing demand         215,766       0.87%           199,067        1.66%           193,982        2.33%
Savings                         167,044       1.37            162,665        2.55            153,574        3.46
Time                            404,658       4.53            385,620        5.77            337,667        5.64
------------------------------------------------------------------------------------------------------------------------------------
     Total                     $938,291       2.40%          $896,108        3.32%          $831,115        3.47%
------------------------------------------------------------------------------------------------------------------------------------


Maturities of time deposits of $100,000 or more outstanding at December 31, 2002 are summarized as follows.

-----------------------------------------------------------------------------
(In thousands)                                 Amount
-----------------------------------------------------------------------------
3 months or less                             $ 25,877
Over 3 through 6 months                        20,439
Over 6 through 12 months                       31,125
Over 12 months                                 30,796
-----------------------------------------------------------------------------
     Total                                   $108,237
-----------------------------------------------------------------------------


SHORT-TERM BORROWINGS

Short-term borrowings primarily consist of securities sold under agreements to repurchase with year-end balances of $116.0 million, $113.8 million, and $90.0 million in 2002, 2001, and 2000, respectively. Such borrowings are generally on an overnight basis. Other short-term borrowings consist of FHLB borrowings totaling $8.4 million and $12.0 million at year-end 2002 and 2001, respectively, and demand notes issued to the U.S. Treasury under the treasury tax and loan note option account totaling $807 thousand, $808 thousand, and $1.1 million in 2002, 2001, and 2000, respectively.

A summary of short-term borrowings is as follows.

--------------------------------------------------------------------------------
(In thousands)                                2002          2001           2000
--------------------------------------------------------------------------------
Amount outstanding at year-end            $125,186      $126,600       $ 91,181
Maximum outstanding at any month-end       164,950       165,678         91,181
Average outstanding                        108,743       108,091         53,315
Weighted average rate during the year         1.88%         3.80%          5.91%
--------------------------------------------------------------------------------

LONG-TERM BORROWINGS

Substantially all of the Company's long-term borrowings consist of FHLB advances to the Company's subsidiary banks. These advances are secured by restricted holdings of FHLB stock that the banks are required to own as well as certain mortgage loans as required by the FHLB. Such advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.01% and 5.22% over a maturity period of up to 16 years. Approximately $24.5 million of the total long-term advances from FHLB are convertible to a floating interest rate following initial fixed rate terms ranging from 1 to 2 years. Once the initial fixed rate term expires, the advances may convert to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%. FHLB advances are generally used to increase the Company's lending activities and to aid the efforts of asset and liability management by utilizing various repayment options offered by the FHLB. Long-term advances from the FHLB totaled $57.1 million at December 31, 2002, an increase of $46.5 million from $10.6 million at year-end 2001.

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

At December 31, 2002, the model indicated that if rates were to gradually increase by 200 basis points over the next twelve months, then net interest income (TE) and net income would increase 0.7% and 1.3%, respectively. The model indicated that if rates were to gradually decrease by 200 basis points over the next twelve months, then net interest income (TE) and net income would decrease 3.8% and 8.1%, respectively.

In the current low interest rate environment, it is not practical or possible to reduce certain deposit rates by the same magnitude as rates on earning assets. The average rate paid on some of the Company's deposits is well below 2%. This situation magnifies the model's predicted results when modeling a decrease in interest rates, as earning assets with higher yields have more of an opportunity to reprice at lower rates than lower-rate deposits.

LIQUIDITY

At the Parent Company level, liquidity is primarily affected by the receipt of dividends from its subsidiary banks (see Footnote 16 in the notes to the Company's 2002 audited consolidated financial statements) and cash balances maintained. The Parent Company's primary uses of cash include the payment of dividends to shareholders, repurchasing its common stock, and paying for general operating expenses. The primary source of funds for the Parent Company is the receipt of dividends from its subsidiary banks. As of December 31, 2002, combined retained earnings of the subsidiary banks were $65.5 million, of which $13.8 million was available for the payment of dividends to the Parent Company without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of other capital ratio requirements. Management expects that in the aggregate, its subsidiary banks will continue to have the ability to dividend adequate funds to the Parent Company. The Parent Company had cash balances of $9.7 million at year-end 2002.

The Company's objective as it relates to liquidity is to ensure that the subsidiary banks have funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the subsidiary banks have several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the subsidiary banks' core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of loan principal and interest; FHLB borrowings; and federal funds purchased and securities sold under agreements to repurchase.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time.

Liquid assets consist of cash, cash equivalents, and available for sale investment securities. At December 31, 2002, liquid assets totaled $480.1 million, a $65.7 million or 15.8% increase compared to the prior year-end. The increase is due to increased levels of available for sale investment securities funded by both a decrease in lower earning federal funds sold and securities purchased under agreements to resell and an increase in borrowed funds.

Net cash provided by operating activities was $19.3 million in 2002, a slight decrease from $20.2 million in the prior year. Net cash used in investing activities was $134.2 million during 2002, an increase of $28.6 million or 27.0% from the prior year due primarily to the increase in funding of loans originated for investment, net of principal repayments. Net cash provided by financing activities totaled $75.6 million for the year 2002. In the prior year, financing activities used $38.0 million, a difference of $113.6 million in the comparison. The difference primarily relates to deposit and FHLB borrowing activity; in 2002, deposits provided $44.0 million in cash flow while during 2001 a decrease in deposits was a use of cash in the amount of $55.7 million.

Commitments to extend credit as disclosed in Footnote 13 in the notes to the Company's 2002 audited consolidated financial statements are considered in addressing the Company's liquidity management. The Company does not expect these commitments to significantly effect the liquidity position in future periods.

CAPITAL RESOURCES

Shareholders' equity was $125.8 million on December 31, 2002. This represents an increase of $2.2 million or 1.8% from year-end 2001. During 2002, the Company purchased 191,000 shares of its outstanding common stock for a total cost of $6.6 million. Favorable results of the share buy back program are reflected in the difference between the change in net income and the change in earnings per share. For 2002, net income decreased 14.4% compared to the prior year; however, on a per share basis, the decrease was 12.9%, a 150 basis point difference that is attributed to the share buy back program. The Company issued 78,000 shares of common stock during 2002 pursuant to its nonqualified employee stock option plan.

Dividends of $8.6 million or $1.25 per share were declared during 2002. This represents a 3.3% increase on a per share basis. Accumulated other comprehensive income, consisting of the unrealized holding gain on available for sale securities (net of tax), increased $2.3 million from year-end 2001 primarily as a result of the increase in value of the available for sale securities portfolio due to a lower interest rate environment.

Consistent with the objective of operating a sound financial organization, the Company's goal is to maintain capital ratios well above the regulatory minimum requirements. The Company's capital ratios as of December 31, 2002, the regulatory minimums, and the regulatory standard for a well-capitalized institution are as follows.

--------------------------------------------------------------------------------
                         Farmers Capital      Regulatory             Well
                         Bank Corporation        Minimum      Capitalized
--------------------------------------------------------------------------------
 Tier 1 risk based                  14.83%          4.00%            6.00%
 Total risk based                   16.09           8.00            10.00
 Leverage                           10.13           4.00             5.00
--------------------------------------------------------------------------------


The capital ratios of each subsidiary bank were in excess of the applicable minimum regulatory capital ratio requirements at December 31, 2002.

The table below is an analysis of dividend payout ratios and equity to asset ratios for the previous five years.

--------------------------------------------------------------------------------
Years Ended December 31,              2002    2001    2000    1999    1998
--------------------------------------------------------------------------------
Percentage of dividends declared
  to net income                      68.38%  57.70%   59.33%  60.66% 53.02%
Percentage of average shareholders'
  equity to average total assets     10.37   10.75    12.06   12.58  12.55
--------------------------------------------------------------------------------

SHARE BUY BACK PROGRAM

In January 2003, the Company announced that it intended to purchase up to 300,000 additional shares of its outstanding common stock. This is in addition to the stock purchase plans announced in July 2000 and November 1998 to purchase 500,000 and 400,000 shares, respectively. The purchases are dependent on market conditions and there is no guarantee as to the exact number of shares to be purchased by the Company. Shares would be used for general corporate purposes. Consistent with the objective of maximizing shareholder value, the Company considers the purchase of its outstanding shares in a given price range to be a good investment of the Company's available funds. At the time of the most recent announcement, the Company had purchased nearly all of the previously authorized shares.

SHAREHOLDER INFORMATION

As of January 1, 2003, there were 803 shareholders of record. This figure does not include individual participants in security position listings.

STOCK PRICES

Farmers Capital Bank Corporation's stock is traded on the National Association of Security Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT. The table below lists the stock prices and dividends declared for 2002 and 2001.

STOCK PRICES

--------------------------------------------------------------------------------
                          High            Low         Dividends Declared
--------------------------------------------------------------------------------
2002
Fourth Quarter        $ 35.000       $ 32.200            $   0.32
Third Quarter           35.250         32.250                0.31
Second Quarter          35.990         32.400                0.31
First Quarter           37.490         32.500                0.31

2001
Fourth Quarter        $ 37.750       $ 34.250            $   0.31
Third Quarter           41.150         32.510                0.30
Second Quarter          40.950         30.000                0.30
First Quarter           35.984         29.188                0.30
--------------------------------------------------------------------------------

Dividends declared per share increased $0.04 or 3.3% and $0.04 or 3.4% for the years 2002 and 2001, respectively.

EFFECT OF IMPLEMENTING RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2002, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment. The adoption of SFAS No. 142 did not have an effect on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The provisions of SFAS No. 143 are effective January 1, 2003. The adoption of this Statement is not expected to have a material effect on the Company's consolidated financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, it retains many of the fundamental provisions of that Statement.

SFAS No.  144  also  supersedes  the  accounting  and  reporting  provisions  of
Accounting Principles Board Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity. The adoption of SFAS No. 144 did not have an effect on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS. This Statement rescinds FASB Statement No. 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT, and an amendment of SFAS No. 4, FASB Statement No. 64, EXTINGUISHMENTS OF DEBT MADE TO SATISFY SINKING-FUND REQUIREMENTS. SFAS No. 145 also rescinds FASB Statement No. 44, ACCOUNTING FOR INTANGIBLE ASSETS OF MOTOR CARRIERS. SFAS No. 145 amends FASB Statement No. 13, ACCOUNTING FOR LEASES, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 related to SFAS No. 4 and SFAS No. 13 are effective for fiscal years beginning and transactions occurring after May 15, 2002, respectively. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. Management expects the adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This Statement requires that a liability for costs associated with an exit or disposal activity to be recognized when incurred rather than at the date commitment to an exit or disposal plan. This Statement replaces FASB Emerging Issues Task Force Consensus Summary 94-3 and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management expects the adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS. This Statement brings all business combinations involving financial institutions, except mutuals, into the scope of SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 147 requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, ACCOUNTING FOR CERTAIN ACQUISITIONS OF BANKING OR THRIFT INSTITUTIONS, which was adopted in February 1983 to address financial institutions acquisitions during a period when many of such acquisitions involved "troubled" institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS No. 147 is generally effective immediately and provides guidance with respect to amortization and impairment of intangibles recognized in connection with acquisitions previously within the scope of SFAS No. 72. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. FIN 45 expands disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 applies to most types of guarantees except for, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, and guarantees of a company's own future performance. Historically, the guarantor has not recorded guarantees until it was probable that a payment would be required under the guarantee. The new accounting requirements now require a guarantor to record a liability at its fair value at the time the guarantee is made. Certain guarantees are subject to the disclosure requirements of FIN 45, but not to its recognition provisions. These guarantees include, but are not limited to, guarantees treated as derivatives under SFAS 133, guarantees that are considered contingent consideration in a business combination, and guarantees issued between parent corporations and their subsidiaries or between entities under common control. The new disclosure requirements require a guarantor to disclose the following about each guarantee: the overall details of the guarantee, the maximum, potential amount of future payments that could be required, the carrying amount of the guarantor's obligation under the guarantee, the fair value of the liability included in the statement of financial position, and the nature and extent of recourse provisions and collateral related to the guarantee and the extent of any potential amounts that the guarantor may recover from third parties as a result of payments made under the guarantee.

The new accounting requirements are to be applied prospectively to any guarantees issued or modified after December 31, 2002. The new disclosure requirements are applicable to all guarantees covered by this interpretation, no matter when issued, and are effective for interim or annual financial statements for periods ending after December 15, 2002. Additional information related to the Company's significant guarantees are disclosed in Footnote 13 in the notes to the Company's 2002 audited consolidated financial statements. The adoption of FIN 45 is not expected to have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, which amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 148 requires more frequent and prominent disclosures in the financial statements about the effects of stock-based compensation. It also provides alternative methods for the voluntary transition to the expense recognition method of accounting for stock options. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this Statement did not have a material effect on the Company's consolidated financial statements.

2001 COMPARED TO 2000

Net income was $14.7 million in 2001 compared to $14.4 million in 2000, an increase of $291 thousand or 2.0%. Basic and diluted net income per share were $2.10 and $2.09, respectively, an increase of $0.13 or 6.6% and $0.12 or 6.1% from 2000. Diluted earnings per share growth was 410 basis points higher than the net income growth for the year ended December 31, 2001. This is primarily attributed to the positive impact of the share buy back program that has been in effect for several years. The Company purchased 293,000 shares of common stock at a total price of $10.3 million during 2001. As a result, the diluted weighted average shares outstanding for 2001 totaled 7.0 million and were 3.9% less than the weighted average of 7.3 million for 2000.

Other items of significance that were viewed positively for the Company during 2001 included the following:

o Net interest income decreased a very modest $263 thousand or 0.6% compared to 2000. This is significant given the drastic decline in market interest rates during 2001. The Federal Reserve Board's ("Fed") Federal Open Market Committee ("FOMC") decreased the federal funds rate eleven times during 2001. Three of those decreases came outside regular scheduled meetings of the FOMC. The eleven rate decreases totaled 475 basis points and resulted in a federal funds rate decreasing from 6.50% at the beginning of the year to 1.75% at year-end 2001. The effect on the Company from the Fed's actions has generally led to interest rates on earning assets declining more rapidly than rates paid on interest bearing liabilities. During a falling rate environment, the challenge is to reduce the rates paid on interest bearing liabilities (primarily deposits) to offset the decline in the yield on variable rate assets (primarily loans) while remaining competitive in our markets.

o The provision for loan losses decreased a modest 1.0% in 2001 compared to 2000.

o Noninterest income increasead $2.6 million or 20.5% compared to 2000. The increase is primarily attributable to management's efforts to seek additional fee-based revenue and thereby decrease the Company's reliance on interest income. Service charges and fees on deposits increased $1.7 million or 31.9% in 2001 compared to 2000. The Company realized $465 thousand of net gains on the sale of available for sale investment securities during 2001. There were no gains or losses realized during 2000 on the sale of investment securities.

The return on assets was 1.28% in 2001 compared to 1.40% reported in 2000. The return on equity increased 32 basis points to 11.93% compared to 11.61% in 2000. This was another positive result of the share buy back program.

Total interest income on a tax equivalent basis was $79.0 million in 2001, an increase of $1.7 million or 2.1% compared to 2000. The increase in interest income was due to a $118.5 million or 12.8% increase in the volume of earning assets, primarily investment securities and other temporary investments, which offset declines in the rates earned throughout the entire earning asset portfolio. The average tax equivalent yield on total interest earning assets was 7.56%, a decline of 79 basis points from 2000 and was attributed to the decline in general market interest rates noted above.

Total interest expense was $34.4 million for 2001, an increase of $1.8 million or 5.6% from 2000. Consistent with the decrease in general market interest rates throughout the year, the Company experienced a 39 basis point reduction in the overall cost of funds for 2001. However, the additional expense derived from the increase in the volume of interest bearing liabilities of $118.4 million outweighed the reduced cost of funds and resulted in a net increase in interest expense compared to the prior year. The average rate paid on total interest bearing liabilities was 3.97% in 2001 compared to 4.36% in 2000.

The spread between rates earned and paid was 3.59% in 2001, a 40 basis point decrease from 2000. This decrease was the result of a 79 basis point decrease in the average rate earned on earning assets, which was partially offset by the 39 basis point decline in the average rate paid on interest bearing liabilities. The net interest margin declined 56 basis points to 4.28% for 2001 and is attributed to the 40 basis point decline in net interest spread combined with a 16 basis point reduction in the impact of noninterest bearing sources of funds.

Total noninterest income increased $2.6 million or 20.5% to $15.0 million for 2001. Service charges and fees on deposits, the largest component of noninterest income, increased $1.7 million or 31.9% primarily due to the implementation of a new overdraft policy and related NSF fee structure. Other service charges, commissions, and fees declined $160 thousand or 4.0% due primarily to a decrease in custodial safekeeping fees from the Commonwealth of Kentucky. Data processing income increased $71 thousand or 5.4%. Trust fee income increased $211 thousand or 12.3%, primarily due to the recognition of several large nonrecurring estate fees. Net gains on sales of investment securities, which were $0 during 2000, were $465 thousand in 2001 and consisted primarily of equity investments in unaffiliated financial institutions. Net gains on the sale of mortgage loans totaled $262 thousand, an increase of $212 thousand resulting from the increase in the amount of mortgage loans originated for sale of $29.7 million or 277%.

Total noninterest expense was $35.1 million for 2001, an increase of $2.0 million or 6.1% compared to 2000. Salaries and employee benefits accounted for more than half of the total noninterest expense and the majority of the increase from 2000. During 2001, salaries and benefits increased $1.3 million or 7.2% to $19.7 million, the result of nominal salary increases and an increase in health insurance costs of $743 thousand. Noncash compensation related to the Company's nonqualified stock option plan was $877 thousand, a decrease of $90 thousand or 9.3% from 2000. As of December 31, 2001, the Company had 468 full time equivalent employees, an increase of 12 from the prior year-end. Net occupancy expense increased $124 thousand or 5.5% compared to the prior year due to higher depreciation, janitorial, and utility costs. Equipment expenses increased $466 thousand or 16.1% due to increased depreciation and maintenance on new asset purchases. Other noninterest expense, including bank franchise tax, remained relatively unchanged at $9.7 million.

Income tax expense for 2001 was $5.5 million, relatively unchanged from 2000. The effective tax rate decreased 39 basis points to 27.27% from 27.66% in 2000. The change in the effective tax rate is primarily related to the decline in nondeductible goodwill amortization expense. During 2001, the proportionate composition of earning assets between taxable and nontaxable did not significantly change compared to the prior year.

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

Farmers Capital Bank Corporation's 2002 consolidated financial statements have been audited by KPMG LLP independent accountants. Management has made available to KPMG LLP all financial records and related data, as well as the minutes of Boards of Directors' meetings. Management believes that all representations made to KPMG LLP during the audit were valid and appropriate.

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

Farmers Capital Bank Corporation maintains an internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. Management has considered the recommendations of the internal audit staff and KPMG LLP and has taken actions that we believe respond appropriately to these recommendations. Management believes that, as of December 31, 2002 the system of internal control was adequate to accomplish the objectives discussed herein.

 /S/ G. Anthony Busseni                         /s/ C. Douglas Carpenter
 G. Anthony Busseni                             C. Douglas Carpenter
 President and CEO Vice                         President, Secretary, and CFO

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Farmers Capital Bank Corporation

We have audited the accompanying consolidated balance sheets of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/S/ KPMG LLP
Louisville, Kentucky
January 17, 2003

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
December 31, (In thousands, except share data)            2002           2001
--------------------------------------------------------------------------------
ASSETS
 Cash and cash equivalents:
  Cash and due from banks                          $    44,083    $    55,977
  Interest bearing deposits in other banks               3,947          3,090
  Federal funds sold and securities purchased
    under agreements to resell                          19,071         47,318
--------------------------------------------------------------------------------
     Total cash and cash equivalents                    67,101        106,385
--------------------------------------------------------------------------------
Investment securities:
  Available for sale, amortized cost of
    $407,560 (2002) and $306,197 (2001)                413,038        308,081
  Held to maturity, fair value of
    $30,312 (2002) and $38,505 (2001)                   28,519         37,461
--------------------------------------------------------------------------------
     Total investment securities                       441,557        345,542
--------------------------------------------------------------------------------
Loans, net of unearned income                          738,639        701,869
Allowance for loan losses                              (11,061)       (10,549)
--------------------------------------------------------------------------------
     Loans, net                                        727,578        691,320
--------------------------------------------------------------------------------
Premises and equipment, net                             24,155         24,800
Other assets                                            15,211         15,483
--------------------------------------------------------------------------------
     Total assets                                  $ 1,275,602    $ 1,183,530
--------------------------------------------------------------------------------

LIABILITIES
Deposits:
  Noninterest bearing                              $   141,238    $   136,001
  Interest bearing                                     816,242        777,484
--------------------------------------------------------------------------------
     Total deposits                                    957,480        913,485
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase         115,979        113,792
Other borrowed funds                                    66,359         23,721
Dividends payable                                        2,191          2,152
Other liabilities                                        7,820          6,820
--------------------------------------------------------------------------------
     Total liabilities                               1,149,829      1,059,970
--------------------------------------------------------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
Common stock, par value $.125 per share;
  9,608,000 shares authorized;
  8,135,977 and 8,058,244 shares issued at
  December 31, 2002 and 2001, respectively               1,017          1,007
Capital surplus                                         17,623         15,179
Retained earnings                                      141,199        137,227
Treasury stock, at cost, 1,344,463 and
  1,152,978 shares at December 31, 2002
  and 2001, respectively                               (37,627)       (31,077)
Accumulated other comprehensive income                   3,561          1,224
--------------------------------------------------------------------------------
     Total shareholders' equity                        125,773        123,560
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity    $ 1,275,602    $ 1,183,530
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                           2002      2001      2000
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                      $51,459   $59,873   $60,458
Interest on investment securities:
  Taxable                                        10,062    10,466     9,232
  Nontaxable                                      3,534     3,368     3,455
Interest on deposits in other banks                 185        92        68
Interest on federal funds sold and securities
  purchased under agreements to resell            1,051     3,240     2,268
--------------------------------------------------------------------------------
     Total interest income                       66,291    77,039    75,481
--------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                             22,514    29,716    28,900
Interest on securities sold under agreements
  to repurchase                                   1,647     3,927     3,119
Interest on other borrowed funds                  1,585       714       517
--------------------------------------------------------------------------------
  Total interest expense                         25,746    34,357    32,536
--------------------------------------------------------------------------------
  Net interest income                            40,545    42,682    42,945
--------------------------------------------------------------------------------
Provision for loan losses                         4,748     2,448     2,472
--------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                             35,797    40,234    40,473
--------------------------------------------------------------------------------
NONINTEREST INCOME
Service charges and fees on deposits              7,898     6,899     5,229
Other service charges, commissions, and fees      3,704     3,849     4,009
Data processing income                            1,386     1,385     1,314
Trust income                                      1,551     1,929     1,718
Investment securities gains, net                  1,433       465
Gains on sale of mortgage loans, net                355       262        50
Other                                               309       260       173
--------------------------------------------------------------------------------
     Total noninterest income                    16,636    15,049    12,493
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                   20,025    19,689    18,372
Occupancy expenses, net                           2,437     2,391     2,267
Equipment expenses                                3,686     3,365     2,899
Bank franchise tax                                1,290     1,192     1,159
Other                                             8,663     8,474     8,390
--------------------------------------------------------------------------------
     Total noninterest expense                   36,101    35,111    33,087
--------------------------------------------------------------------------------
     Income before income taxes                  16,332    20,172    19,879
--------------------------------------------------------------------------------
Income tax expense                                3,771     5,501     5,499
--------------------------------------------------------------------------------
     Net income                                 $12,561   $14,671   $14,380
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic                                         $  1.83   $  2.10   $  1.97
  Diluted                                          1.82      2.09      1.97
--------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                           6,870     6,982     7,304
  Diluted                                         6,910     7,025     7,307
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

--------------------------------------------------------------------------------
(In thousands)
Years Ended December 31,                            2002        2001        2000
--------------------------------------------------------------------------------
NET INCOME                                      $ 12,561    $ 14,671    $ 14,380
Other comprehensive income:
  Unrealized holding gain on available for
  sale securities arising during the period,
  net of tax of $1,595, $472, and $1,287,
  respectively                                     2,962         859       2,498
Reclassification adjustment for prior period
  unrealized gain recognized during current
  period, net of tax of $337 and $99 in 2002
  and 2001, respectively                            (625)       (192)
--------------------------------------------------------------------------------
Other comprehensive income                         2,337         667       2,498
--------------------------------------------------------------------------------
Comprehensive income                            $ 14,898    $ 15,338    $ 16,878
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Accumulated
(In thousands, except per share data)                                                                 Other           Total
Years Ended                             Common Stock      Capital   Retained    Treasury Stock     Comprehensive    Shareholders'
December 31, 2002, 2001, and 2000     Shares    Amount    Surplus   Earnings    Shares    Amount   (Loss) Income       Equity
------------------------------------------------------------------------------------------------------------------------------------
     Balance at January 1, 2000        8,020   $ 1,002    $12,370   $125,173       582  $(11,498)     $(1,941)       $125,106
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            14,380                                           14,380
Other comprehensive income                                                                              2,498           2,498
Cash dividends declared,
  $1.17 per share                                                     (8,532)                                          (8,532)
Purchase of common stock                                                           278    (9,257)                      (9,257)
Stock options exercised                   12         2        297                                                         299
Noncash compensation expense
  attributed to stock option grants                           967                                                         967
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2000      8,032     1,004     13,634    131,021       860   (20,755)         557         125,461
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            14,671                                           14,671
Other comprehensive income                                                                                667             667
Cash dividends declared,
  $1.21 per share                                                     (8,465)                                          (8,465)
Purchase of common stock                                                           293   (10,322)                     (10,322)
Stock options exercised,
  including related tax benefits          26         3        668                                                         671
Noncash compensation expense
  attributed to stock option grants                           877                                                         877
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2001      8,058     1,007     15,179    137,227     1,153   (31,077)       1,224         123,560
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            12,561                                           12,561
Other comprehensive income                                                                              2,337           2,337
Cash dividends declared,
  $1.25 per share                                                     (8,589)                                          (8,589)
Purchase of common stock                                                           191    (6,550)                      (6,550)
Stock options exercised                   78        10      1,894                                                       1,904
Noncash compensation expense
  attributed to stock option grants                           550                                                         550
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2002      8,136   $ 1,017    $17,623   $141,199     1,344  $(37,627)     $ 3,561        $125,773
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                              2002                     2001                   2000
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $    12,561                $  14,671             $   14,380
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                                     2,890                    3,008                  2,784
  Net amortization of investment security
   premiums and discounts:
  Available for sale                                                  711                      (49)                (1,014)
  Held to maturity                                                    (77)                     (23)                    (7)
    Provision for loan losses                                       4,748                    2,448                  2,472
Noncash compensation expense                                          550                      877                    967
Mortgage loans originated for sale                                (45,330)                 (40,485)               (10,738)
Proceeds from sale of mortgage loans                               45,156                   39,980                 10,761
Deferred income tax expense (benefit)                                 561                      132                   (161)
Gains on sale of mortgage loans, net                                 (355)                    (262)                   (50)
Gain on sale of premises and equipment                               (103)                     (12)                    (5)
Gain on sale of available for sale investment
  securities, net                                                  (1,433)                    (465)
Decrease (increase) in accrued interest receivable                    967                      938                   (738)
Increase in other assets                                             (695)                    (636)                  (360)
(Decrease) increase in accrued interest payable                      (399)                    (312)                   752
(Decrease) increase in other liabilities                             (419)                     378                    541
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                   19,333                   20,188                 19,584
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of investment
 securities:
  Available for sale                                              316,912                  296,062                311,677
  Held to maturity                                                  9,019                   12,646                 12,513
Proceeds from sale of available for sale investment securities    172,229                   98,411                 19,989
Purchases of investment securities:
  Available for sale                                             (589,782)                (489,581)              (370,342)
  Held to maturity                                                                            (694)
Loans originated for investment, net of principal collected       (40,477)                 (19,901)               (41,642)
Purchases of premises and equipment                                (2,259)                  (2,630)                (2,821)
Proceeds from sale of equipment                                       117                       21                     30
------------------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                     (134,241)                (105,666)               (70,596)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                43,995                  (55,712)               106,977
Net increase in securities sold under agreements to repurchase      2,187                   23,788                 48,804
Proceeds from long-term debt                                       48,175                    8,000                  8,000
Repayments of long-term debt                                       (1,936)                  (7,588)                (1,167)
Net (decrease) increase in other borrowed funds                    (3,601)                  11,631                    406
Dividends paid                                                     (8,550)                  (8,468)                (8,539)
Purchase of common stock                                           (6,550)                 (10,322)                (9,257)
Stock options exercised                                             1,904                      663                    299
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities         75,624                  (38,008)               145,523
------------------------------------------------------------------------------------------------------------------------------------
       Net (decrease) increase in cash and cash equivalents       (39,284)                (123,486)                94,511
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                    106,385                  229,871                135,360
------------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year               $    67,101                $ 106,385             $  229,871
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
  Interest                                                    $    26,145                $  34,669             $   31,784
  Income taxes                                                      4,940                    5,350                  5,450
Cash dividend declared and unpaid                                   2,191                    2,152                  2,155
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Farmers Capital Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and general practices applicable to the banking industry. Significant accounting policies are summarized below.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Farmers Capital Bank Corporation (the "Company"), a financial holding company, and its subsidiaries, including its principal subsidiary, Farmers Bank & Capital Trust Co. All intercompany transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company's net interest income and the value of its recorded assets and liabilities. Actual results could differ from those estimates used in the preparation of the financial statements.

RECLASSIFICATIONS
Certain amounts in the accompanying consolidated financial statements presented for prior years have been reclassified to conform to the 2002 presentation. These reclassifications do not affect net income or total shareholders' equity as previously reported.

SEGMENT INFORMATION
The Company provides a broad range of financial services to individuals, corporations, and others through its 23 banking locations throughout Central Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental, and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. The Company's chief decision makers monitor the results of the various banking products and services of its subsidiaries. Accordingly, all of the Company's operations are considered by management to be aggregated in one reportable operating segment: commercial and retail banking.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include the following: cash on hand, amounts due from banks, interest bearing demand deposits in other banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds sold and securities purchased under agreements to resell are purchased and sold for one-day periods.

INVESTMENT SECURITIES
Investments in debt and equity securities are classified into three categories. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term are classified as trading securities. All other securities are classified as available for sale. Securities are designated as available for sale if management intends to use such securities in its asset/liability management strategy; and, therefore such securities may be sold in response to changes in interest rates and prepayment risk. Securities classified as trading and available for sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available for sale securities are reported net of income taxes in other comprehensive income until realized. Investments classified as held to maturity are carried at amortized cost. Realized gains and losses on any sales of securities are computed on the basis of specific identification of the adjusted cost of each security and are included in noninterest income. A decline in the market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

LOANS AND INTEREST INCOME
Loans are reported at their principal amount outstanding adjusted for any charge-offs and any deferred fees or costs on originated loans. Interest income on loans is recognized using the interest method based on loan principal amounts outstanding during the period, except interest on certain consumer installment loans recognized using the sum-of-the-months digits method, which does not differ materially from the interest method. Net fees and incremental direct costs associated with loan origination are deferred and amortized as yield adjustments over the respective loan terms. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied to principal, and interest income is only recorded once principal recovery is assured.

The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION. SFAS No. 114, as amended, requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Generally, impaired loans are also in nonaccrual status. In certain circumstances, however, the Company may continue to accrue interest on an impaired loan. Cash receipts on impaired loans are applied to the recorded investment in the loan, including any accrued interest receivable. Loans that are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment.

LOANS HELD FOR SALE
The Company's operations include a limited amount of mortgage banking. Mortgage banking activities include the origination of residential mortgage loans for sale to various investors. Mortgage loans originated and intended for sale in the secondary market, principally under programs with the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and other commercial lending institutions, are carried at the lower of cost or estimated market value and included in net loans on the balance sheet. Mortgage loans held for sale totaled $1.3 million at December 31, 2002. Mortgage banking revenues, including origination fees, servicing fees, net gains or losses on sales of mortgages, and other fee income amount to less than 1% of the Company's total revenue for the years ended December 31, 2002, 2001, and 2000.

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

OTHER REAL ESTATE
Other real estate owned and held for sale, included with other assets in the accompanying consolidated balance sheets, includes properties acquired by the Company through actual loan foreclosures. Other real estate owned is carried at the lower of cost or fair value less estimated costs to sell. Fair value is the amount that the Company could reasonably expect to receive in a current sale between a willing buyer and a willing seller, other than in a forced or liquidation sale. Fair value of assets is measured by the market value based on comparable sales.

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

PREMISES AND EQUIPMENT
Premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives for furniture, equipment, and buildings. Leasehold improvements are amortized over the shorter of the estimated useful lives or terms of the related leases on the straight-line method. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred and major improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Land is carried at cost.

NET INCOME PER COMMON SHARE
Basic net income per common share is determined by dividing net income by the weighted average total number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the total weighted average number of shares of common stock outstanding, plus the total weighted average number of shares that would be issued upon exercise of dilutive stock options assuming proceeds are used to repurchase shares pursuant to the treasury stock method. Net income per common share computations were as follows at December 31, 2002, 2001, and 2000:

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                      2002          2001          2000
--------------------------------------------------------------------------------
Net income, basic and diluted           $   12,561     $  14,671     $  14,380
--------------------------------------------------------------------------------
Average shares outstanding                   6,870         6,982         7,304
Effect of dilutive stock options                40            43             3
--------------------------------------------------------------------------------
Average diluted shares outstanding           6,910         7,025         7,307
--------------------------------------------------------------------------------
Net income per share, basic             $     1.83     $    2.10     $    1.97
Net income per share, diluted                 1.82          2.09          1.97
--------------------------------------------------------------------------------

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

STOCK-BASED COMPENSATION
In 1997, the Company's Board of Directors approved a nonqualified stock option plan that provides for granting of stock options to key employees and officers of the Company. The plan was subsequently ratified by the Company's shareholders at its annual shareholders' meeting held on May 12, 1998, the measurement date of the plan. All stock options are awarded at a price equal to the fair market value of the Company's common stock at the date the options are granted. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, since options were granted during 1997 at the fair market value of the Company's stock on the grant date, and the measurement date occurred during 1998, the Company recognizes noncash compensation expense based on the intrinsic value of the stock options measured on the date of shareholder ratification of the plan.

The Company granted 54,000 additional options during 2000 in which there is no compensation expense being recognized pursuant to APB No. 25. Had compensation expense been determined under the fair value method described in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income and income per common share would have been as shown in the table below.

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                          2002         2001       2000
--------------------------------------------------------------------------------
NET INCOME
  As reported                                 $ 12,561    $  14,671  $  14,380
  Add:  Stock-based employee compensation
        expense included in reported net
        income, net of related tax effects         358          570        629
  Less: Stock-based compensation expense
        determined under fair value based
        method for all awards, net of
        related tax effects                       (424)        (649)      (668)
--------------------------------------------------------------------------------
  Proforma                                    $ 12,495    $  14,592  $  14,341
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic, as reported                          $   1.83    $    2.10  $    1.97
  Basic, proforma                                 1.82         2.09       1.96

  Diluted, as reported                            1.82         2.09       1.97
  Diluted, proforma                               1.81         2.08       1.96
--------------------------------------------------------------------------------


The fair value of the options granted are estimated as of the measurement date using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2000 and 1997, respectively: dividend yield of 3.12% and 3.18%; expected volatility of 29.6% and 23.4%; risk-free interest rate of 6.71% and 5.75%; and expected life of seven years for both grants. The weighted average fair value of options granted during 2000 and 1997 was $9.25 and $16.11 per share, respectively.

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

2. INVESTMENT SECURITIES

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2002. The summary is divided into available for sale and held to maturity securities.

------------------------------------------------------------------------------------------------------------------------------------
                                                     Amortized               Gross              Gross          Estimated
December 31, 2002 (In thousands)                          Cost    Unrealized Gains  Unrealized Losses         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Money market mutual funds                          $    35,021                                                $   35,021
Obligations of U.S. Government agencies                161,300           $     571           $      4            161,867
Obligations of states and political subdivisions        49,525               2,031                                51,556
Mortgage-backed securities                             145,554               2,890                 37            148,407
Corporate debt                                          10,259                                                    10,259
Equity securities                                        5,901                  72                 45              5,928
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale         $   407,560           $   5,564           $     86          $ 413,038
------------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of U.S. Government agencies            $       100           $       2                             $     102
Obligations of states and political subdivisions        28,242               1,781                                30,023
Mortgage-backed securities                                 177                  10                                   187
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity           $    28,519           $   1,793           $      0          $  30,312
------------------------------------------------------------------------------------------------------------------------------------


The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2001.

------------------------------------------------------------------------------------------------------------------------------------
                                                     Amortized               Gross              Gross          Estimated
December 31, 2001 (In thousands)                          Cost    Unrealized Gains  Unrealized Losses         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Obligations of U.S. Government agencies            $   154,616           $   1,114           $     37          $ 155,693
Obligations of states and political subdivisions        42,042                 356                607             41,791
Mortgage-backed securities                              98,988               1,247                416             99,819
Corporate debt                                           4,762                 111                                 4,873
Equity securities                                        5,789                 167                 51              5,905
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale         $   306,197           $   2,995           $  1,111          $ 308,081
------------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of U.S. Government agencies            $       100           $       4                             $     104
Obligations of states and political subdivisions        37,055               1,035           $      5             38,085
Mortgage-backed securities                                 306                  10                                   316
------------------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity           $    37,461           $   1,049           $      5          $  38,505
------------------------------------------------------------------------------------------------------------------------------------


The amortized cost and estimated fair value of the securities portfolio at December 31, 2002, by contractual maturity, are detailed below. The summary is divided into available for sale and held to maturity securities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities in the available for sale portfolio consist primarily of restricted Federal Home Loan Bank ("FHLB") stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows. Mortgage-backed securities are stated separately due to the nature of payment and prepayment characteristics of these securities.

------------------------------------------------------------------------------------------------------------------------------------
                                                    Available for Sale                      Held to Maturity
                                              Amortized           Estimated          Amortized          Estimated
December 31, 2002 (In thousands)                   Cost          Fair Value               Cost         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                       $ 144,158           $ 144,264          $   4,284           $  4,345
Due after one year through five years            51,862              52,648             19,371             20,721
Due after five years through ten years           41,466              42,854              4,539              4,901
Due after ten years                              18,619              18,937                148                158
Mortgage-backed securities                      145,554             148,407                177                187
------------------------------------------------------------------------------------------------------------------------------------
     Total                                    $ 401,659           $ 407,110          $  28,519           $ 30,312
------------------------------------------------------------------------------------------------------------------------------------

Gross gains of approximately $1,529,000, $467,000, and $0 for 2002, 2001, and 2000, respectively, were realized on the sale of investment securities. Gross losses of approximately $96,000, $2,000, and $0 were realized during 2002, 2001, and 2000, respectively.

Investment securities with a book value of $259,965,000 and $225,079,000 at December 31, 2002 and 2001 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes.

3. LOANS

Major classifications of loans are summarized as follows.

--------------------------------------------------------------------------------
December 31, (In thousands)                        2002         2001
--------------------------------------------------------------------------------
Commercial, financial, and agricultural       $ 110,056    $ 108,516
Real estate-- construction                       55,896       41,930
Real estate-- mortgage                          459,620      432,168
Installment loans                                76,185       78,501
Lease financing                                  41,847       46,946
--------------------------------------------------------------------------------
     Total loans                                743,604      708,061
--------------------------------------------------------------------------------
Less unearned income                             (4,965)      (6,192)
--------------------------------------------------------------------------------
     Total loans, net of unearned income      $ 738,639    $ 701,869
--------------------------------------------------------------------------------


Loans to directors, executive officers, and principal shareholders (including loans to affiliated companies of which directors, executive officers, and principal shareholders are principal owners) and loans to members of the immediate family of such persons, were $14,604,000 and $14,961,000 at December 31, 2002 and 2001, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectability. An analysis of the activity with respect to these loans follows.

--------------------------------------------------------------------------------
(In thousands)                                                Amount
--------------------------------------------------------------------------------
Balance, December 31, 2001                                $   14,961
New loans                                                      7,025
Repayments                                                    (7,643)
Loans no longer meeting disclosure requirements
  and other adjustments                                          261
--------------------------------------------------------------------------------
     Balance, December 31, 2002                           $   14,604
--------------------------------------------------------------------------------

4. ALLOWANCE FOR LOAN LOSSES

The Company's recorded investment in impaired loans, measured using the fair value of collateral method as defined in SFAS No. 114, was $15,363,000 at December 31, 2002 and $1,681,000 at December 31, 2001. Of those amounts, $15,363,000 and $0 for 2002 and 2001, respectively, represent loans for which an allowance for loan losses totaling $321,000 and $0 for 2002 and 2001, respectfully, has been established. For the years ended December 31, 2002 and 2001, the recorded investment in impaired loans averaged $16,525,000 and $3,943,000, respectively. Interest income recognized on impaired loans totaled $268,000, $113,000, and $34,000 for the years 2002, 2001, and 2000, respectively.

The Company's charge-off policy for impaired loans does not differ from the charge-off policy for loans outside the definition of SFAS No. 114. Loans that are delinquent in excess of 120 days are charged off unless the borrower continues to maintain a satisfactory financial standing and/or the collateral securing the debt is of such value that any loss appears to be unlikely.

An analysis of the allowance for loan losses follows.

--------------------------------------------------------------------------------
Years Ended December 31, (In thousands)         2002          2001         2000
--------------------------------------------------------------------------------
Balance, beginning of year                  $ 10,549     $  10,249    $   9,659
Provisions for loan losses                     4,748         2,448        2,472
Recoveries                                       371           777          777
Loans charged off                             (4,607)       (2,925)      (2,659)
--------------------------------------------------------------------------------
     Balance, end of year                   $ 11,061     $  10,549    $  10,249
--------------------------------------------------------------------------------

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following.

--------------------------------------------------------------------------------
December 31, (In thousands)                            2002          2001
--------------------------------------------------------------------------------
Land, buildings, and leasehold improvements        $ 31,347      $ 31,067
Furniture and equipment                              17,652        15,974
--------------------------------------------------------------------------------
     Total premises and equipment                    48,999        47,041
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization      (24,844)      (22,241)
--------------------------------------------------------------------------------
     Premises and equipment, net                   $ 24,155      $ 24,800
--------------------------------------------------------------------------------

Depreciation   and  amortization  of  premises  and  equipment  was  $2,890,000,
$2,737,000 and $2,289,000 in 2002, 2001, and 2000, respectively.

6. DEPOSIT LIABILITIES

Time deposits of $100,000 or more at December 31, 2002 and 2001 were $108,237,000 and $84,932,000, respectively. Interest expense on time deposits of $100,000 or more was $3,894,000, $4,616,000, and $3,568,000 for 2002, 2001, and
2000, respectively.

At December 31, 2002, the scheduled maturities of time deposits were as follows.

--------------------------------------------------------------------------------
(In thousands)                                   Amount
--------------------------------------------------------------------------------
2003                                          $ 261,220
2004                                             84,238
2005                                             49,283
2006                                              4,126
2007                                              6,571
Thereafter                                        7,595
--------------------------------------------------------------------------------
     Total                                    $ 413,033
--------------------------------------------------------------------------------

7. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

Securities sold under agreements to repurchase represent borrowings by the Company that generally mature one business day following the date of the transaction. Information pertaining to such borrowings is as follows.

--------------------------------------------------------------------------------
December 31, (Dollars in thousands)                   2002               2001
--------------------------------------------------------------------------------
Average balance during the year                   $ 92,919          $ 103,320
Average interest rate during the year                 1.77%              3.80%
Maximum month-end balance during the year         $145,442          $ 152,870
--------------------------------------------------------------------------------

The table below displays a summary of the ending balance and average rate for borrowed funds on the dates indicated. For FHLB advances, the subsidiary banks pledge FHLB stock and fully disbursed, otherwise unencumbered, 1-4 family first mortgage loans as collateral for these advances as required by the FHLB.

--------------------------------------------------------------------------------
                                                Average                Average
December 31, (Dollars in thousands)      2002      Rate         2001      Rate
--------------------------------------------------------------------------------
SHORT-TERM
Securities sold under agreements
 to repurchase                       $115,979      1.17%   $ 113,792      1.84%
FHLB advances                           8,400      1.57       12,000      3.68
Other                                     807      1.17          808      1.33
--------------------------------------------------------------------------------
     Total short-term                $125,186      1.19%   $ 126,600      2.00%
--------------------------------------------------------------------------------
LONG-TERM
FHLB advances                        $ 57,100      3.69%   $  10,551      5.17%
Other                                      52      4.12          362      4.12
--------------------------------------------------------------------------------
     Total long-term                 $ 57,152      3.69%   $  10,913      5.14%
--------------------------------------------------------------------------------

FHLB advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.01% and 5.22% over a maturity period of up to 16 years. Approximately $24.5 million of the total long-term advances from FHLB are convertible to a floating interest rate following initial fixed rate terms ranging from 1 to 2 years. Once the initial fixed rate term expires, the advances may convert to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%.

Maturities of long-term borrowings at December 31, 2002 are as follows.

--------------------------------------------------------------------------------
(In thousands)                                   Amount
--------------------------------------------------------------------------------
2003                                          $   3,521
2004                                              8,866
2005                                              7,134
2006                                             11,542
2007                                             11,361
Thereafter                                       14,728
--------------------------------------------------------------------------------
     Total                                    $  57,152
--------------------------------------------------------------------------------

8. INCOME TAXES

The components of income tax expense are as follows.

------------------------------------------------------------------------------------------------------------------------------------
December  31, (In thousands)                                  2002                    2001                    2000
------------------------------------------------------------------------------------------------------------------------------------
Currently payable                                         $  3,210               $   5,369               $   5,660
Deferred income tax expense (benefit)                          561                     132                    (161)
------------------------------------------------------------------------------------------------------------------------------------
     Total applicable to operations                          3,771                   5,501                   5,499
Charged to components of shareholders' equity:
  Net unrealized securities gains                            1,258                     373                   1,286
------------------------------------------------------------------------------------------------------------------------------------
     Total income taxes                                   $  5,029               $   5,874              $    6,785
------------------------------------------------------------------------------------------------------------------------------------

An analysis of the difference between the effective income tax rates and the statutory federal income tax rate follows.

------------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                                   2002                    2001                    2000
------------------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                        35.0%                   35.0%                   35.0%
Changes from statutory rates resulting from:
  Tax exempt interest                                         (9.6)                   (7.3)                   (7.2)
  Nondeductible interest to carry municipal obligations         .9                      .9                      .9
  Amortization of intangibles                                                           .5                      .8
  Tax credits                                                 (3.8)                   (1.9)                   (1.7)
  Other, net                                                    .6                                             (.1)
------------------------------------------------------------------------------------------------------------------------------------
     Effective tax rate                                       23.1%                   27.2%                   27.7%
------------------------------------------------------------------------------------------------------------------------------------

The tax effects of the significant temporary differences which comprise deferred tax assets and liabilities at December 31, 2002 and 2001 follows.

--------------------------------------------------------------------------------
December 31, (In thousands)                    2002                    2001
--------------------------------------------------------------------------------
ASSETS
Allowance for loan losses                  $  3,871               $   3,692
Investment securities                           708
Deferred directors' fees                        127                     176
Postretirement benefit obligations              658                     661
Stock options                                 1,218                   1,300
Self-funded insurance                           140                     103
--------------------------------------------------------------------------------
     Total deferred tax assets                6,722                   5,932
--------------------------------------------------------------------------------
LIABILITIES
Depreciation                                  1,340                   1,316
Investment securities                                                   468
Deferred loan fees                            1,083                   1,040
Lease financing operations                    2,613                   2,155
Other                                           181                     145
--------------------------------------------------------------------------------
     Total deferred tax liabilities           5,217                   5,124
--------------------------------------------------------------------------------
     Net deferred tax asset                $  1,505               $     808
--------------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2002.

9. RETIREMENT PLANS

The Company maintains a retirement plan that is comprised of a defined contribution-money purchase pension component and a stock bonus/employee stock ownership ("ESOP") provision that covers substantially all employees. The Company's contributions under this plan are based upon a percentage of covered employees' salaries. Employees participating in the money purchase part of the plan do not have the ability to make investment decisions regarding the Company's contributions. The money purchase part of the plan currently does not hold any Company shares. The Company's contributions under the ESOP part of the plan are made at the discretion of the Board of Directors of the Company. Under the ESOP component, the Company contributes cash to the plan and Company shares are purchased in the open market. There were no contributions to the plan in each of the years in the three-year period ended December 31, 2002.

The Company has also established a salary savings plan that covers substantially all employees. The Company matches all eligible employee contributions up to 4% of the participant's compensation. The Company may, at the discretion of the Board, contribute an additional amount based upon a percentage of covered employees' salaries. Eligible employees are presented with various investment alternatives related to the salary savings plan. Those alternatives include various stock and bond mutual funds that vary from traditional growth funds to more stable income funds. Company shares are not an available investment alternative in the salary savings plan.

The total retirement plan expense for 2002, 2001, and 2000 was $1,014,000, $764,000, and $915,000, respectively.

10. COMMON STOCK OPTIONS

As described at Footnote 1 of the Company's audited consolidated financial statements, the Company recognizes noncash compensation expense attributed to its stock option plan in accordance with APB No. 25 and related interpretations. The amount of such expense recorded in 2002, 2001, and 2000 net of tax, was $358,000, $570,000, and $629,000, respectively. At December 31, 2002, the schedule of approximate future noncash compensation expense related to the Company's stock option plan, net of tax and unadjusted for future forfeitures, is shown in the table below.

--------------------------------------------------------------------------------
(In thousands)                             Amount
--------------------------------------------------------------------------------
2003                                    $     275
2004                                          141
--------------------------------------------------------------------------------
     Total                              $     416
--------------------------------------------------------------------------------

A summary of the status of the Company's stock option plan as of December 31, 2002, 2001, and 2000 and changes during the years ended on those dates is presented below.

----------------------------------------------------------------------------------------------------------
                                          2002                    2001                   2000
----------------------------------------------------------------------------------------------------------
                                             Weighted                Weighted                Weighted
                                              Average                 Average                 Average
                                   Shares       Price       Shares      Price      Shares       Price
----------------------------------------------------------------------------------------------------------
Outstanding at January 1          369,436    $  25.19      409,843   $  25.17     371,446     $ 24.50
  Granted                                                                          54,000       29.75
  Forfeited                       (13,267)      24.50      (13,715)     24.84      (3,429)      27.56
  Exercised                       (77,733)      24.50      (26,692)     25.16     (12,174)      24.50
----------------------------------------------------------------------------------------------------------
Outstanding at December 31        278,436    $  25.42      369,436   $  25.19     409,843     $ 25.17
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                          2002                    2001                   2000
----------------------------------------------------------------------------------------------------------
                                             Weighted                Weighted                Weighted
                                              Average                 Average                 Average
                                   Shares       Price       Shares      Price      Shares       Price
----------------------------------------------------------------------------------------------------------
Exercisable                       190,531    $  24.87      233,212   $  24.63     175,572     $ 24.50
----------------------------------------------------------------------------------------------------------

The exercise price range of outstanding options at December 31, 2002 was $24.50 to $29.75 and the weighted average contractual life was 5.1 years.

11. POSTRETIREMENT BENEFITS

The Company provides lifetime medical and dental benefits for certain eligible retired employees. Only employees meeting the eligibility requirements as of December 31, 1989 will be eligible for such benefits upon retirement. The Company pays for the entire costs of these benefits. The plan is unfunded.

The following schedules set forth a reconciliation of the changes in the plan's benefit obligation and funded status for the periods ended December 31, 2002 and 2001.

--------------------------------------------------------------------------------
(In thousands)                                        2002             2001
--------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of year                    $ 2,419         $  2,875
Service cost                                             2                2
Interest cost                                          175              209
Actuarial loss (gain)                                  686             (418)
Benefit payments                                      (236)            (249)
--------------------------------------------------------------------------------
  Obligation at end of year                        $ 3,046         $  2,419
--------------------------------------------------------------------------------

FUNDED STATUS
Accumulated postretirement benefit obligation      $(3,046)        $ (2,419)
Unrecognized transition obligation                   1,015            1,116
Unrecognized prior service cost                        255              297
Unrecognized gain                                     (102)            (840)
--------------------------------------------------------------------------------
  Accrued postretirement benefit costs             $(1,878)        $ (1,846)
--------------------------------------------------------------------------------

The following table provides disclosure of the net periodic benefit cost as of December 31.

--------------------------------------------------------------------------------
(In thousands)                                        2002             2001
--------------------------------------------------------------------------------
Service cost                                       $     2         $      2
Interest cost                                          175              209
Amortization of transition obligation                  101              101
Amortization of prior service cost                      42               43
Amortization of net gain                               (52)             (10)
--------------------------------------------------------------------------------
  Net periodic benefit cost                        $   268         $    345
--------------------------------------------------------------------------------
Major assumptions:
  Discount rate                                       6.50%            7.25%
--------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed beginning on January 1, 2003. The rate was assumed to decrease 1% each year until reaching 5% and remaining at 5% thereafter. A 1% change in the assumed health care cost trend rates would have the following incremental effects:

--------------------------------------------------------------------------------
(In thousands)                                   1% Increase     1% Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest cost
  components of net periodic postretirement
  health care benefit cost                           $    17         $   (14)
--------------------------------------------------------------------------------

12. LEASES

The Company leases certain branch sites and certain banking equipment under operating leases. All of the branch site leases have renewal options of varying lengths and terms. The aggregate minimum rental commitments under these leases are not material to the financial statements taken as a whole.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit were $119,192,000 and $105,595,000 at December 31, 2002 and 2001,
respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by the Company, is based on management's credit evaluation of the counter party. Collateral held varies, but may include accounts receivable, marketable securities, inventory, premises and equipment, residential real estate, and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that received when extending credit to customers. The Company had $5,638,000 and $4,875,000 in irrevocable letters of credit outstanding at December 31, 2002 and 2001, respectively.

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

15. CONTINGENCIES

As of December 31, 2002, there were various pending legal actions and proceedings against the Company arising from the normal course of business and in which claims for damages are asserted. Management, after discussion with legal counsel, believes that these actions are without merit and that the ultimate liability resulting from these legal actions and proceedings, if any, will not have a material adverse effect upon the consolidated financial statements of the Company.

16. REGULATORY MATTERS

Payment of dividends by the Company's subsidiary banks is subject to certain regulatory restrictions as set forth in national and state banking laws and regulations. At December 31, 2002, combined retained earnings of the subsidiary banks were approximately $65,492,000 of which $13,838,000 was available for the payment of dividends in 2003 without obtaining prior approval from bank regulatory agencies.

Included in cash and due from banks are certain noninterest bearing deposits that are held at the Federal Reserve Bank and correspondent banks in accordance with regulatory reserve requirements specified by the Federal Reserve Board of Governors. The reserve requirement was $12,171,000 and $12,065,000 at December 31, 2002 and 2001, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). The Company and each of the subsidiary banks meet all capital adequacy requirements to which they are subject as of December 31, 2002.

As of December 31, 2002, the most recent notification from the FDIC categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables. There are no conditions or events since that notification that management believes have changed the institutions' category.

The banks' actual capital amounts and ratios are also presented in the following tables.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             To Be Well Capitalized
                                                                        For Capital          Under Prompt Corrective
                                                 Actual              Adequacy Purposes          Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
December 31, 2002 (Dollars in thousands)    Amount     Ratio          Amount     Ratio            Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 122,212     14.83%       $ 32,953      4.00%         $ 49,430      6.00%
Farmers Bank & Capital Trust Co.            51,011     15.21          13,419      4.00            20,128      6.00
Farmers Bank and Trust Company              16,361     12.30           5,322      4.00             7,983      6.00
Lawrenceburg National Bank                  11,421     12.76           3,581      4.00             5,372      6.00
First Citizens Bank                         12,745     12.44           4,100      4.00             6,149      6.00
United Bank & Trust Co.                     12,419     12.63           3,933      4.00             5,900      6.00
Kentucky Banking Centers, Inc.               8,143     10.58           3,079      4.00             4,619      6.00
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 132,531     16.09%       $ 65,907      8.00%         $ 82,383     10.00%
Farmers Bank & Capital Trust Co.            54,894     16.36          26,837      8.00            33,547     10.00
Farmers Bank and Trust Company              18,026     13.55          10,644      8.00            13,306     10.00
Lawrenceburg National Bank                  12,543     14.01           7,162      8.00             8,953     10.00
First Citizens Bank                         14,028     13.69           8,199      8.00            10,249     10.00
United Bank & Trust Co.                     13,651     13.88           7,866      8.00             9,833     10.00
Kentucky Banking Centers, Inc.               9,107     11.83           6,159      8.00             7,698     10.00
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                             $ 122,212     10.13%       $ 48,254      4.00%         $ 60,318      5.00%
Farmers Bank & Capital Trust Co.            51,011      9.21          22,162      4.00            27,703      5.00
Farmers Bank and Trust Company              16,361      8.75           7,482      4.00             9,353      5.00
Lawrenceburg National Bank                  11,421      8.71           5,247      4.00             6,558      5.00
First Citizens Bank                         12,745      8.61           5,920      4.00             7,401      5.00
United Bank & Trust Co.                     12,419      8.57           5,794      4.00             7,243      5.00
Kentucky Banking Centers, Inc.               8,143      8.21           3,967      4.00             4,959      5.00
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             To Be Well Capitalized
                                                                        For Capital          Under Prompt Corrective
                                               Actual                Adequacy Purposes          Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
December 31, 2001 (Dollars in thousands)    Amount     Ratio          Amount     Ratio            Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 122,336     16.50%      $ 23,657       4.00%         $ 44,485      6.00%
Farmers Bank & Capital Trust Co.            49,807     16.70         11,933       4.00            17,899      6.00
Farmers Bank and Trust Company              14,154     12.07          4,691       4.00             7,037      6.00
Lawrenceburg National Bank                  10,613     13.27          3,200       4.00             4,800      6.00
First Citizens Bank                         12,777     13.66          3,740       4.00             5,611      6.00
United Bank & Trust Co.                     12,363     13.55          3,649       4.00             5,474      6.00
Kentucky Banking Centers, Inc.               7,950     11.20          2,840       4.00             4,260      6.00
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 131,672     17.76%      $ 59,313       8.00%         $ 74,142     10.00%
Farmers Bank & Capital Trust Co.            53,539     17.95         23,866       8.00            29,832     10.00
Farmers Bank and Trust Company              15,622     13.32          9,382       8.00            11,728     10.00
Lawrenceburg National Bank                  11,616     14.52          6,400       8.00             8,000     10.00
First Citizens Bank                         13,948     14.92          7,481       8.00             9,351     10.00
United Bank & Trust Co.                     13,507     14.81          7,298       8.00             9,123     10.00
Kentucky Banking Centers, Inc.               8,839     12.45          5,681       8.00             7,101     10.00
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                             $ 122,336     10.70%      $ 45,745       4.00%         $ 57,181      5.00%
Farmers Bank & Capital Trust Co.            49,807      9.36         21,286       4.00            26,608      5.00
Farmers Bank and Trust Company              14,154      8.66          6,539       4.00             8,174      5.00
Lawrenceburg National Bank                  10,613      8.72          4,867       4.00             6,084      5.00
First Citizens Bank                         12,777      9.19          5,560       4.00             6,950      5.00
United Bank & Trust Co.                     12,363      8.86          5,583       4.00             6,979      5.00
Kentucky Banking Centers, Inc.               7,950      8.77          3,627       4.00             4,534      5.00
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

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balance, and other covenants or requirements. Loan commitments generally have fixed expiration dates, variable interest rates and contain termination and other clauses that provide for relief from funding in the event there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. The rates and terms of the Company's commitments to lend and standby letters of credit are competitive with others in the various markets in which the Company operates. There are no unamortized fees relating to these financial instruments, as such the carrying value and fair value are both zero.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS
The fair value of securities sold under agreements to repurchase and other borrowed funds is estimated using rates currently available for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments are as follows.

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                             2002                                     2001
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                          Carrying Amount       Fair Value          Carrying Amount      Fair Value
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                   $    67,101     $     67,101                $ 106,385       $ 106,385
Investments securities:
  Available for sale                            413,038          413,038                  308,081         308,081
  Held to maturity                               28,519           30,312                   37,461          38,505
Loans, net                                      727,578          732,656                  691,320         697,191
Accrued interest receivable                       7,173            7,173                    8,140           8,140

LIABILITIES
Deposits                                        957,480          963,201                  913,485         921,963
Securities sold under agreements to repurchase
  and other borrowed funds                      182,338          191,562                  137,513         137,357
Accrued interest payable                          1,853            1,853                    2,252           2,252
------------------------------------------------------------------------------------------------------------------------------------

18. PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, (In thousands)                              2002             2001
--------------------------------------------------------------------------------
ASSETS
Cash on deposit with subsidiaries                   $   9,691        $  14,397
Investment securities available for sale                  702            1,080
Investment in subsidiaries                            116,005          109,343
Other assets                                            3,252            2,381
--------------------------------------------------------------------------------
     Total assets                                   $ 129,650        $ 127,201
--------------------------------------------------------------------------------

LIABILITIES
Dividends payable                                   $   2,191        $   2,152
Other liabilities                                       1,686            1,489
--------------------------------------------------------------------------------
     Total liabilities                                  3,877            3,641
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                            1,017            1,007
Capital surplus                                        17,623           15,179
Retained earnings                                     141,199          137,227
Treasury stock                                        (37,627)         (31,077)
Accumulated other comprehensive income                  3,561            1,224
--------------------------------------------------------------------------------
     Total shareholders' equity                       125,773          123,560
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity     $ 129,650        $ 127,201
--------------------------------------------------------------------------------



CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                  2002             2001               2000
--------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                         $   9,585        $   7,058          $  14,363
Interest income                                            95              120                 91
Other dividend income                                      24               49                 86
Investment securities gains, net                          110              449
Other income                                            1,078            1,027                954
--------------------------------------------------------------------------------------------------------------------
     Total income                                      10,892            8,703             15,494
--------------------------------------------------------------------------------------------------------------------
EXPENSE
Other expense                                           2,393            2,484              2,503
--------------------------------------------------------------------------------------------------------------------
     Total expense                                      2,393            2,484              2,503
--------------------------------------------------------------------------------------------------------------------
     Income before income tax benefit and
     equity in undistributed income of subsidiaries     8,499            6,219             12,991
Income tax benefit                                        318              285                503
--------------------------------------------------------------------------------------------------------------------
     Income before equity in undistributed
     income of subsidiaries                             8,817            6,504             13,494
--------------------------------------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries          3,744            8,167                886
--------------------------------------------------------------------------------------------------------------------
     Net income                                     $  12,561        $  14,671          $  14,380
--------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                  2002             2001               2000
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $  12,561        $  14,671          $  14,380
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Equity in undistributed income of subsidiaries      (3,744)          (8,167)              (886)
   Noncash compensation expense                            27              213                293
   Gain on sale of available for sale
     investment securitites                              (110)            (449)
   Change in other assets and liabilities, net           (848)             (65)            (1,270)
   Deferred income tax expense (benefit)                  205              (51)               (78)
--------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities             8,091            6,152             12,439
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale
  investment securities                                   399            1,986
Purchases of investment securities available for sale                                      (2,502)
--------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities     399            1,986             (2,502)
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                         (8,550)          (8,468)            (8,539)
Purchase of common stock                               (6,550)         (10,322)            (9,257)
Stock options exercised                                 1,904              663                299
--------------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities               (13,196)         (18,127)           (17,497)
--------------------------------------------------------------------------------------------------------------------
  Net decrease in cash and cash equivalents            (4,706)          (9,989)            (7,560)
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year         14,397           24,386             31,946
--------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year          $   9,691        $  14,397          $  24,386
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for income taxes          $   4,940        $   5,350          $   5,450
Cash dividend declared and unpaid                       2,191            2,152              2,155
--------------------------------------------------------------------------------------------------------------------

19. QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2002                             March 31            June 30           Sept. 30            Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 16,948           $ 16,555           $ 16,642           $ 16,146
Interest expense                                   6,793              6,619              6,372              5,962
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                          10,155              9,936             10,270             10,184
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            121                988                869              2,770
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                              10,034              8,948              9,401              7,414
------------------------------------------------------------------------------------------------------------------------------------
Other income                                       4,121              4,141              4,341              4,033
Other expense                                      9,037              8,691              9,043              9,330
------------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                    5,118              4,398              4,699              2,117
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                 1,336              1,082              1,173                180
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                 $  3,782           $  3,316           $  3,526           $  1,937
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share, basic              $   0.55           $   0.48           $   0.51           $   0.29
Net income per common share, diluted                0.54               0.48               0.51               0.29
------------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic         6,901              6,889              6,850              6,839
Weighted average shares outstanding, diluted       6,961              6,941              6,898              6,884
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2001                             March 31            June 30           Sept. 30            Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 20,045           $ 19,576           $ 19,154           $ 18,264
Interest expense                                   9,409              8,759              8,548              7,641
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                          10,636             10,817             10,606             10,623
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            223              1,050                836                339
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                              10,413              9,767              9,770             10,284
------------------------------------------------------------------------------------------------------------------------------------
Other income                                       3,572              3,933              3,452              4,092
Other expense                                      8,548              8,334              9,083              9,146
------------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                    5,437              5,366              4,139              5,230
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense                                 1,531              1,470              1,109              1,391
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                 $  3,906           $  3,896           $  3,030           $  3,839
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share, basic              $   0.55           $   0.56           $   0.44           $   0.55
Net income per common share, diluted                0.55               0.56               0.43               0.55
------------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic         7,099              6,949              6,950              6,931
Weighted average shares outstanding, diluted       7,121              6,978              7,012              6,997
------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDER INFORMATION

CORPORATE ADDRESS
The headquarters of Farmers Capital Bank Corporation is located at:
   202 West Main Street
   Frankfort, Kentucky 40601

Direct correspondence to:
   Farmers Capital Bank Corporation
   P.O. Box 309
   Frankfort, Kentucky 40602-0309
   Phone: (502) 227-1668
   www.farmerscapital.com

ANNUAL  MEETING
The annual meeting of shareholders of Farmers Capital Bank Corporation will be held Tuesday, May 13, 2003 at 11:00 a.m. at the main office of Farmers Bank & Capital Trust Co., Frankfort, Kentucky.

FORM 10-K
For a free copy of Farmers Capital Bank Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission, please write:

   C. Douglas Carpenter,  Vice  President,  Secretary,  and Chief
     Financial  Officer
   Farmers Capital Bank  Corporation
   P.O. Box 309
   Frankfort,  Kentucky  40602-0309
   Phone: (502) 227-1668

WEB SITE ACCESS TO FILINGS
All reports filed electronically by the Company to the United States Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available at no cost on the Company's Web site at www.farmerscapital.com.

STOCK INFORMATION
Farmers Capital Bank Corporation's stock is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT.

NASDAQ MARKET MAKERS
Trident Securities, Inc.
(800) 340-6355

J.J.B. Hilliard, W.L. Lyons, Inc.
(502) 588-8400
(800) 444-1854

Knight Securities LP
(888) 302-9197

Morgan, Keegan and Company
(800) 260-0280

The Transfer Agent and Registrar for Farmers Capital Bank Corporation is the Farmers Bank & Capital Trust Co., Frankfort, Kentucky.