Form 10-K, Exhibit 13
period 2003-12-31
FARMERS CAPITAL BANK CORP
filed 2004-03-12
CIK 713095

SELECTED FINANCIAL HIGHLIGHTS
---------------------------------------------------------------------------------------------------------------------
December 31,
(In thousands, except per share data)      2003           2002           2001           2000            1999
---------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                      $   58,413     $   66,291     $   77,039     $   75,481     $    69,034
Interest expense                         19,883         25,746         34,357         32,536          27,184
Net interest income                      38,530         40,545         42,682         42,945          41,850
Provision for loan losses                 2,592          4,748          2,448          2,472           2,863
Net income                               12,963         12,561         14,671         14,380          13,930
---------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Net income-
  Basic                              $     1.93     $     1.83     $     2.10     $     1.97     $      1.86
  Diluted                                  1.92           1.82           2.09           1.97            1.86
Cash dividends declared                    1.29           1.25           1.21           1.17            1.13
Book value                                18.83          18.52          17.89          17.49           16.82
---------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Percentage of net income to:
  Average shareholders' equity (ROE)      10.39%         10.04%         11.93%         11.61%          11.20%
  Average total assets (ROA)               1.04           1.04           1.28           1.40            1.41
Percentage of dividends declared
  to net income                           66.91          68.38          57.70          59.33           60.66
Percentage of average shareholders'
  equity to average total assets           9.98          10.37          10.75          12.06           12.58
---------------------------------------------------------------------------------------------------------------------
Total shareholders' equity           $  126,471     $  125,773     $  123,560     $  125,461     $   125,106
Total assets                          1,318,565      1,275,602      1,183,530      1,204,752       1,039,787
Long-term debt                           56,413         57,152         10,913         10,501           3,668
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                   6,727          6,870          6,982          7,304           7,478
  Diluted                                 6,770          6,910          7,025          7,307           7,478
---------------------------------------------------------------------------------------------------------------------

CONTENTS


                                        2
        Farmers Capital Bank Corporation Board of Directors and Officers

                                        3
                           Letter to Our Shareholders

                                        4
                       Affiliates' Directors and Officers

                                        9
                           Glossary of Financial Terms

                                       10
           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                                       24
          Management's Report on Responsibility for Financial Reporting

                                       25
                          Independent Auditors' Report

                                       26
                           Consolidated Balance Sheets

                                       27
                        Consolidated Statements of Income

                                       28
                 Consolidated Statements of Comprehensive Income

                                       29
           Consolidated Statements of Changes in Shareholders' Equity

                                       30
                      Consolidated Statements of Cash Flows

                                       31
                   Notes to Consolidated Financial Statements

                                       49
                             Shareholder Information

BOARD OF DIRECTORS AND OFFICERS

DIRECTORS
Pictured from left
W. Benjamin Crain
  President of Fourth Street Tobacco Warehouse and Chairman of the Board of Directors of United Bank & Trust Co.

Dr. Doug Sutterlin
  retired Dentist and Chairman of the Board of Directors of Farmers Bank & Capital Trust Co.

Gerald R. Hignite
  President of Curneal & Hignite Insurance, Inc.

E. Bruce Dungan
  Advisory Director, retired President and CEO of Farmers Capital Bank
  Corporation

Michael M. Sullivan
  retired Senior Vice President of FCB Services, Inc.

G. Anthony Busseni
  President and CEO of Farmers Capital Bank Corporation

Frank W. Sower, Jr.
  Chairman, retired Appeals Officer, Internal Revenue Service

Charles T. Mitchell, CPA
  Advisory Director, Consultant, Charles T. Mitchell Co., LLP, CPA

J. Barry Banker
  President of Stewart Home School

Dr. John P. Stewart
  Chairman Emeritus, retired Physician, Director of Stewart Home School

Shelley S. Sweeney
  President of Swell Properties, Inc.

Robert Roach, Jr.
  retired Teacher, Frankfort City Commissioner

Harold G. Mays
  President of H.G. Mays Corporation, an asphalt paving firm

Dr. Donald Mullineaux
  DuPont Endowed Chair in Banking and Financial Services in the Gatton College of Business and Economics, University of Kentucky

Lloyd C. Hillard, Jr.
  President and CEO of First Citizens Bank

OFFICERS
G. Anthony Busseni
  President and CEO

Allison B. Gordon
  Senior Vice President

C. Douglas Carpenter
  Vice President, Secretary, and Chief Financial Officer

Linda L. Faulconer, SPHR
  Vice President, Human Resources

Dawn M. Forbes, CPA
  Vice President, Auditing

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

Keith Ballard
  Assistant Vice President, Auditing

Todd Chadwell, CPA
  Assistant Vice President, Auditing

Sue Coles
  Assistant Vice President, Compliance

Teresa Tipton
  Assistant Vice President, Human Resources

LETTER TO OUR SHAREHOLDERS

Farmers Capital Bank Corporation is pleased to report that we ended 2003 with net income of $12,963,000, which is 3.2% higher than year-end 2002 of $12,561,000. Considering the continued declines in the overall market interest rate environment, the resultant net income is encouraging. The Company experienced a significant decrease in net interest income due to interest rates earned on earning assets declining more rapidly than the interest rates paid on interest paying liabilities; many of the Company's funding sources, particularly deposits, have neared their repricing floors.

However, we were able to increase our quarterly dividend to our shareholders from $0.32 to $0.33 cents per share. Announced October 27, 2003, the increase was payable January 1, 2004 to shareholders of record at the close of business December 1, 2003. This is the second such increase in as many years. The current dividend pay out is reflective of a 3.8% annual return to shareholders on their investment (based on share price of $35.00). This is a very favorable rate of return in today's market and equates to an even higher after-tax yield due to recently adopted tax legislation, which reduced the taxes payable on corporate dividends.

Profit margins were squeezed in 2003 with interest rates remaining at levels not seen for many years. This adversely impacted our affiliates and their depositors as returns on deposits were negatively impacted. However, our community banks' management teams reaffirmed their aversion to chasing high cost deposits and low interest loans but instead looked to restructure their loan and deposit product offerings making them more attractive to both existing and potential customers. The concept of growth through multi-service banking relationships and not through one low cost loan or high yielding deposit continues to be the goal.

In our non-traditional financial venues, our correspondent banking division continues to grow and build relationships with community banks throughout Kentucky. The loans and deposits generated by correspondent banking have helped not only Farmers Bank and Trust Company of Georgetown, but the entire Company has improved their balance sheets and income statements due to the opportunities provided them through participation loans. More importantly, relationships with customers have been developed which will be a basis for continuing growth and profitability in the future.

Our leasing subsidiary, despite a weak economy and the reduction in the amount of business leasing opportunities, continues to make a significant impact on the profitability of Farmers Bank & Capital Trust Co., Frankfort. The development of Leasing One several years ago has enabled Farmers Bank to go beyond its existing markets with products and clientele not previously available to the Company.

Our insurance subsidiary (Capital Insurance Group) continues to experience considerable growth by making entries into several new markets with the addition of new and enhanced products and services. In 2003, insurance activities made a significant positive impact on the income statement of the Company.

One enhancement we plan to enact in 2004 will be of a great benefit to our employees. Subject to the approval of our shareholders, we hope to implement an Employee Stock Purchase Plan for all Farmers Capital Bank Corporation employees. The plan, as proposed and submitted to shareholders, would provide employees the opportunity to purchase stock through a payroll deduction program at a rate less than market price and without any sales charges and fees. This opportunity will hopefully encourage our employees to increase their ownership of their Company.

We also ask our employees to "own" their Company in another way. In facing the ongoing competitive challenges, we encourage our employees to share ideas for improvement and growth. The key to anticipating what the future holds is preparing for the known and then adjusting for the unknown as it occurs. Each year, we hold planning meetings at each affiliate and at the corporate level, which is attended by the CEOs and senior officers. There we study the issues of the future and determine what actions will best exploit the opportunities that are presented. Also we evaluate our past performance and explore critical issues so that each affiliate understands the role it must play for our continued success. In pooling our talent and ideas we determine how to compete more effectively. Our former President and CEO, Charles S. Boyd said it best, "one of us is not as smart as all of us".

The new year will bring with it many opportunities and many challenges for our Company. Our goal of continued higher profitability is achievable but will require greater effort on the part of our employees to work not only harder, but smarter. We will pursue ways to grow our asset base and our market shares in existing markets as well as opportunities in new markets. We will pursue ways to safely and profitably expand financial services to our customers. A strong investment for our shareholders and superior service to our customers will result in our continued growth as a leader in regional banking.


                         /s/ g. Anthony Busseni             /s/ Frank W. Sower
                         G. Anthony Busseni                 Frank W. Sower, Jr.

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

OFFICERS
Rickey D. Harp
  President and CEO
Bruce W. Brooks
  Executive Vice President,
  Chief Lending Officer and Environmental Officer
Fontaine Banks, III
  Senior Vice President, Investments
Gregory S. Burton
  Senior Vice President,
  Commercial Loans
L. Hobbs Cheek, CPA
  Senior Vice President,
  Chief Financial Officer
Jack Diamond
  Senior Vice President,
  Senior Trust Officer
Elizabeth D. Hardy
  Senior Vice President, Retail
Barbara Conway
  Vice President,
  Main Office Manager
Bruce G. Dungan
  Vice President, Retail,
  Security Officer,
  Compliance Officer,
  Bank Secrecy Act Officer
Nancy Gatewood
  Vice President,
  West Branch Manager
Richard Gobber
  Vice President, Retail
Sarah Gowins
  Vice President,
  Commercial Loans
Gail Mitchell
  Vice President, Franklin Square Branch Manager
Lydwina Napier
  Vice President,
  Commercial Loans
Jane Sweasy
  Vice President,
  East Branch Manager
Brenda Y. Rogers
  Executive Secretary
Patsy Briscoe
  Assistant Vice President,
  Loan Administration
Judy Isaacs
  Assistant Vice President,
  Bank Cards
Elizabeth Johns
  Assistant Vice President,
  Trust Officer
Joan Lee
  Assistant Vice President,
  Franklin Square Branch
Patricia Norris Peavler
  Assistant Vice President, Marketing
Jo Ann Reynolds
  Assistant Vice President, Investments
John Senter
  Assistant Vice President,
  Director of Human Resources
Deborah West
  Assistant Vice President,
  Assistant Manager, Main Office
Sally L. Bell
  Trust Officer
Karen DiRaimo
  Trust Officer
Kay Henninger
  Trust Officer
Leigh Ann Young
  Trust Officer
Margaret Colston
  Assistant Cashier, Retail Services
Jennifer Parrish
  Assistant Cashier,
  Retail Services
Julie Riggs
  Assistant Cashier,
  Retail Services
Mary Jo Verhey
  Assistant Cashier,
  Internet Banking
C. Ray Baldwin
  Property Management Director
Dorothy H. Switzer
  Director of Travel Programs

UNITED BANK & Trust Co.
Member FDIC

DIRECTORS
W. Benjamin Crain, Chairman
Bruce W. Brooks
G. Anthony Busseni
Bobby G. Dotson
Michael L. Lawson
J. C. Moraja
Denny Nunnelley
Leighton Riddle
Shannon Greely Totty
Hampton H. Henton
  Advisory Director
J. Stephen Hogg
  Advisory Director
Howard B. Montague
  Advisory Director
Ben F. Roach, MD
  Advisory Director

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

FIRST CITIZENS BANK
Member FDIC

DIRECTORS
James E. Bondurant, Chairman
R. Terry Bennett
G. Anthony Busseni
Dan Ray Clagett, DMD
Patricia V. Durbin
G. Jesse Flynn
William Godfrey, MD
Gerald R. Hignite
Lloyd C. Hillard, Jr.
Ray Mackey
Janelda R. Mitchell
Virgil T. Price, DMD
George Roederer

OFFICERS
Lloyd C. Hillard, Jr.
  President and CEO
Scott T. Conway
  Senior Vice President,
  Senior Loan Administrator
Marilyn B. Ford
  Senior Vice President,
  Cashier and Bank Secrecy Officer
Patricia J. Paris
  Senior Vice President, Controller
David P. Tackett
  Senior Vice President,
  Trust Investment Center Director
Richard N. Clements
  Vice President,
  Bullitt County Office Manager
Pamela deRoche
  Vice President,
  Radcliff Office Manager
David E. Hunt
  Vice President,
  Commercial Loan Officer
Marquetta L. Lively
  Vice President, Loan Officer
Mary Lou Mobley
  Vice President, CRA Officer and Compliance Officer
Linda Pepper
  Assistant Vice President,
  Director of Human Resources and Director of Marketing
Brenda Fullerton
  Assistant Vice President,
  Members First Coordinator
Jeffrey S. Pendleton
  Assistant Vice President, Allotment Department
Ronald G. Penwell
  Assistant Vice President,
  Mulberry Office Manager
Mary P. Edlin
  Assistant Cashier,
  Bookkeeping Supervisor
Connie Kersey
  Assistant Cashier,
  Operations Officer
Debbie Roberts
  Assistant Manager,
  Bullitt County Office,
  Operations Officer
Leda Kay Pack
  Assistant Trust Officer

FARMERS BANK
AND TRUST COMPANY
Member FDIC

DIRECTORS
Cecil D. Bell, Jr., Chairman
G. Anthony Busseni
Allison B. Gordon
Frank R. Hamilton, Jr.
Vivian M. House
Robert Sharon McMillin
Joseph C. Murphy
Gervis C. Showalter
Kenneth M. Sturgill
Glenn M. Williams
Rollie D. Graves
  Director Emeritus
Dr. Horace T. Hambrick
  Director Emeritus
Bobby Vance
  Director Emeritus

OFFICERS
Joseph C. Murphy
  President and CEO
Thomas P. Porter
  Executive Vice President
Lynn C. McKinney
  Senior Vice President and Cashier
Michael E. Schornick, Jr.
  Senior Vice President
James R. Burkholder
  Vice President,
  Manager of Correspondent Banking Division
David C. Barnes
  Vice President,
  Correspondent Banking Division
J. Michael Easley
  Vice President
Bonita M. Glass
  Vice President
Tina M. Johnston
  Vice President,
  Chief Financial Officer
Deborah L. Marshall
  Vice President
Susan K. Tackett
  Vice President
Kimberly T. Thompson
  Vice President
Lorraine B. Baldwin
  Assistant Vice President
Karen K. Kelly
  Assistant Vice President
Paula S. Moran
  Assistant Vice President
Carole S. Wagoner
  Assistant Vice President
Jennifer M. Baldwin
  Assistant Cashier

KENTUCKY BANKING
CENTERS, INC.
Member FDIC

DIRECTORS
Stokes A. Baird, IV, Chairman
Sue Bunnell
G. Anthony Busseni
Anna Kaye Hall
Steve Hayes
Larry Jewell
William Ray
David L. Shadburne, CPA
Terry Smith
Freddie Travis
R. Kevin Vance, DVM

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

FCB SERVICES, INC.

DIRECTORS
E. Bruce Dungan, Chairman
G. Anthony Busseni
Charles L. Cammack
Allison B. Gordon
Rickey D. Harp
Lloyd C. Hillard, Jr.
Donald R. Hughes, Jr.
J. C. Moraja
Joseph C. Murphy
David L. Shadburne
Michael M. Sullivan
Karen R. Wade, Secretary

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

GLOSSARY OF FINANCIAL TERMS

ALLOWANCE FOR LOAN LOSSES
A valuation allowance to offset credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable losses in the remainder of the portfolio at the balance sheet date. Management estimates the allowance balance required using past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. Actual losses could differ significantly from the amounts estimated by management.

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

NET INTEREST MARGIN
Taxable equivalent net interest income expressed as a percentage of average earning assets.

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

TAX EQUIVALENT BASIS (TE)
Income from tax-exempt loans and investment securities have been increased by an amount equivalent to the taxes that would have been paid if this income were taxable at statutory rates. In order to provide comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets is increased to make them fully equivalent to other taxable interest income investments.

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

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Although management of the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which the Company and its subsidiaries operate); competition for the Company's customers from other providers of financial services; government legislation and regulation (which changes from time to time and over which the Company has no control); changes in interest rates; material unforeseen changes in the liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. The Company expressly disclaims any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations.

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

The most significant accounting policies followed by the Company are presented in Footnote 1 in the notes to the Company's 2003 audited consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this management's discussion and analysis of financial condition and results of operations, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents credit losses specifically identified in the loan portfolio, as well as management's estimate of probable credit losses in the loan portfolio at the balance sheet date. Determining the amount of the allowance for loan losses and the related provision for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset group on the consolidated balance sheet. Additional information related to the allowance for loan losses that describes the methodology and risk factors can be found under the captions "Asset Quality" and "Nonperforming Assets" in this management's discussion and analysis of financial condition and results of operation, as well as Footnotes 1 and 4 in the notes to the Company's 2003 audited consolidated financial statements.

RESULTS OF OPERATIONS

Consolidated net income for 2003 was $13.0 million, an increase of $402 thousand or 3.2% compared to $12.6 million for 2002. Basic and diluted net income per share for 2003 was $1.93 and $1.92, respectively. This represents an increase of $.10 or 5.5% on both a basic and diluted basis. Continued declines in the overall market interest rate environment resulted in lower net interest income, which slowed the growth in net income. The decline in net interest income was offset by a $2.2 million or 45.4% decrease in the provision for loan losses. This improvement is due primarily to unusually large provisions recorded in the prior year related to the decline in credit quality of a pool of construction loans secured by residential real estate. Noninterest income grew $1.3 million or 7.6% and is attributed to income from the purchase of company-owned life insurance in the current year. Noninterest expenses increased $1.4 million or 3.9%, which includes a $650 thousand or 3.2% increase in personnel expenses.

The return on assets ("ROA") was 1.04% in 2003, unchanged from the prior year. The return on equity ("ROE") increased 35 basis points to 10.39% compared to 10.04% in the prior year. The increase in ROE is a result of the $402 thousand increase in reported net income combined with a $314 thousand decrease in the average balance of shareholders' equity.

INTEREST INCOME

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2003 was $58.4 million, a decrease of $7.9 million or 11.9% from the previous year. The decrease in interest income is the result of existing variable rate earning assets repricing to lower rates combined with the funding of new earning assets at lower rates in a lower interest rate environment. The decrease in interest income during 2003 compared to the prior year was as follows: loans $3.6 million or 6.9%; taxable securities $3.5 million or 34.9%; nontaxable securities $250 thousand or 7.1%; federal funds sold and securities purchased under agreements to resell $430 thousand or 40.9%; and deposits in other banks $122 thousand or 65.9%. The $3.6 million decrease in interest income from loans was due primarily to an 87 basis point decrease in the taxable equivalent average interest rate to 6.5% from 7.4%. The decrease in the average interest rate earned on loans offset a $37.2 million or 5.3% increase in the average balance outstanding. The $3.5 million decrease in interest income from taxable securities was due to a 160 basis point decline in the average interest rate to 2.6% from 4.2%. This decline offset growth in the average balance of $11.5 million or 4.8% to $250.0 million. Contributing to the decline in interest income from taxable securities was the prepayment of mortgage-backed investments, which have increased greatly due to corresponding refinancing of home mortgages that serve as collateral for these investments. In general, as market interest rates have fallen, many borrowers whose mortgage debt was included in these investments refinanced their debt at lower interest rates. This results in the related mortgage-backed investments being repaid faster than anticipated, causing any premium paid on the original investment to amortize against interest income and produce lower yields. The $250 thousand decrease in interest on nontaxable securities is due to both a 24 basis point decline in the average rate to 6.4% from 6.6% along with a decline in the average balance of $2.2 million or 2.9%. Interest on deposits in other banks, federal funds sold and securities purchased under agreements to resell declined $552 thousand or 44.7% due mainly to a decrease in the average interest rate earned of 64 basis points to 1.2% from 1.8% combined with a $9.6 million or 13.9% decrease in the average balance outstanding. The volume of all interest earning assets increased $37.0 million or 3.4% while the tax equivalent yield declined 93 basis points to 5.4% compared to 6.3% in the prior year.

INTEREST EXPENSE

Interest expense results from incurring interest on interest bearing liabilities, which primarily include interest bearing deposits, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $19.9 million for 2003, a decrease of $5.9 million or 22.8% from the prior year. Consistent with the decrease in general market interest rates throughout the year, the Company experienced a 71 basis point reduction in the overall cost of funds for 2003 to 2.1% from 2.8% reported in the prior year. The reduction in the overall cost of funds negated a $31.7 million or 3.4% increase in the average balance of interest bearing sources of funds.

Interest expense on time deposits, the largest component of total interest expense, decreased $4.4 million or 24.0% to $13.9 million. A decline in the average rate paid on time deposits offset an increase in the average balance outstanding and was the primary reason for the decrease in interest expense. The average rate paid decreased 123 basis points to 3.3% while the average balance increased $18.1 million or 4.5%. Interest expense on savings deposits and interest bearing demand deposits decreased $645 thousand or 28.2% and $616 thousand or 32.6%, respectively. These decreases were due primarily to decreases in the average rate paid on savings and interest bearing demand deposits of 41 basis points to 1.0% and 31 basis points to .6%, respectively. The average balance of savings deposits and interest bearing demand deposits increased $4.9 million or 2.9% and $11.5 million or 5.3%, respectively.

Interest expense on federal funds purchased and securities sold under agreements to repurchase decreased $784 thousand or 47.6% due to decreases in both volume and rate of $22.7 million or 24.4% and 54 basis points or 30.5%. Interest expense on other borrowed funds consists primarily of Federal Home Loan Bank ("FHLB") borrowings, a funding source that the Company began to use to a greater extent during 2002 and continued to do so during 2003. Interest expense on other borrowed funds totaled $2.2 million in 2003, an increase of $585 thousand or 36.9% compared to the prior year. A $19.9 million or 46.2% increase in the average balance outstanding offset a 24 basis point or 6.5% decline in the average rate paid.

NET INTEREST INCOME

Net interest income is the most significant component of the Company's earnings. Net interest income is the excess of the interest income earned on earning assets over the interest paid for funds to support those assets. The two most common metrics used to analyze net interest income are net interest spread and net interest margin. Net interest spread represents the difference between the yields on earning assets and the rates paid on interest bearing liabilities. Net interest margin represents the percentage of net interest income to average earning assets. Net interest margin will exceed net interest spread because of the existence of noninterest bearing sources of funds, principally demand deposits and shareholders' equity, which are also available to fund earning assets. Changes in net interest income and margin result from the interaction between the volume and the composition of earning assets, their related yields, and the associated cost and composition of the interest bearing liabilities. Accordingly, portfolio size, composition, and the related yields earned and the average rates paid can have a significant impact on net interest spread and margin. The table on the following page represents the major components of interest earning assets and interest bearing liabilities on a tax equivalent basis. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 35%.

Tax equivalent net interest income was $40.5 million for 2003, a decrease of $2.2 million or 5.2% compared to $42.7 million in 2002. The net interest margin was 3.59%, a decrease of 33 basis points from 3.92% in the prior year. A decline in net interest spread accounts for 22 basis points of the decline in margin while the impact of noninterest bearing sources of funds contributed 11 basis points. The effect of noninterest bearing sources of funds on net interest margin is reflective of the falling rate environment.

During 2003, the tax equivalent yield on total earning assets decreased 93 basis points to 5.4% while the cost of funds decreased by the smaller amount of 71 basis points to 2.1%, resulting in the 22 basis point decrease in spread noted above. The larger decline in the rates earned on earning assets versus the rates paid on interest paying liabilities is responsible for the decrease in net interest income. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 3.3% for 2003 compared to 3.5% a year earlier.

The Company remains proactive in management of the rate sensitive components of both its assets and liabilities. This task continues to be challenging due to the lasting effects of the sharply falling interest rate environment that has carried over from previous periods whereby we are still experiencing historically low interest rates. Predicting the movement of interest rates is uncertain. During the past year, rates on earning assets have generally declined faster than the rates paid on interest bearing liabilities. Should interest rates continue to decline, the Company's cost of funds should decline to some degree as well. However, since many of the Company's funding sources have neared their repricing floors, the yield on earning assets could potentially decline to a greater degree than has occurred in the current period. Should interest rates begin to move upward, the Company's cost of funds could potentially increase faster than the yields on earning assets.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL
---------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                 2003                          2002                          2001
---------------------------------------------------------------------------------------------------------------------------
                               Average          Average      Average         Average       Average         Average
(In thousands)                 Balance  Interest   Rate      Balance Interest   Rate       Balance Interest   Rate
---------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Investment securities
  Taxable                    $ 250,030  $  6,549   2.62%   $ 238,496  $10,062    4.22%   $ 188,927  $10,466    5.54%
  Nontaxable1                   75,661     4,838   6.39       77,908    5,168    6.63       74,225    4,845    6.53
Time deposits with banks,
  federal funds sold and
securities purchased
under agreements to resell      59,391       684   1.15       68,948    1,236    1.79       82,801    3,332    4.02
Loans1,2,3                     742,319    48,272   6.50      705,090   51,970    7.37      698,758   60,382    8.64
---------------------------------------------------------------------------------------------------------------------------
     Total earning assets    1,127,401  $ 60,343   5.35%   1,090,442  $68,436    6.28%   1,044,711  $79,025    7.56%
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses      (11,224)                      (10,951)                      (10,585)
---------------------------------------------------------------------------------------------------------------------------
     Total earning assets,
     net of allowance for
     loan losses             1,116,177                     1,079,491                     1,034,126
---------------------------------------------------------------------------------------------------------------------------
NONEARNING ASSETS
Cash and due from banks         78,889                        91,219                        70,916
Premises and equipment, net     24,205                        24,053                        25,151
Other assets                    31,478                        11,599                        13,434
---------------------------------------------------------------------------------------------------------------------------
     Total assets           $1,250,749                    $1,206,362                    $1,143,627
---------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Deposits
  Interest bearing demand    $ 227,217  $  1,271    .56%   $ 215,766  $ 1,887     .87%   $ 199,067  $ 3,312    1.66%
  Savings                      171,942     1,645    .96      167,044    2,290    1.37      162,665    4,153    2.55
  Time                         422,749    13,934   3.30      404,658   18,337    4.53      385,620   22,251    5.77
Federal funds purchased and
  securities sold under
  agreements to repurchase      70,242       863   1.23       92,912    1,647    1.77      103,320    3,927    3.80
Other borrowed funds            62,995     2,170   3.44       43,092    1,585    3.68       13,698      714    5.21
---------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
     liabilities               955,145  $ 19,883   2.08%     923,472  $25,746    2.79%     864,370  $34,357    3.97%
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES
Commonwealth of
  Kentucky deposits             33,831                        33,318                        32,935
Other demand deposits          128,136                       117,505                       115,821
Other liabilities                8,815                         6,931                         7,512
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities       1,125,927                     1,081,226                     1,020,638
---------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity      124,822                       125,136                       122,989
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
     shareholders' equity   $1,250,749                    $1,206,362                    $1,143,627
---------------------------------------------------------------------------------------------------------------------------
Net interest income                       40,460                       42,690                        44,668
TE basis adjustment                       (1,930)                      (2,145)                       (1,986)
---------------------------------------------------------------------------------------------------------------------------
     Net interest income                $ 38,530                      $40,545                       $42,682
---------------------------------------------------------------------------------------------------------------------------
Net interest spread                                3.27%                         3.49%                         3.59%
Effect of noninterest bearing
     sources of funds                               .32                           .43                           .69
---------------------------------------------------------------------------------------------------------------------------
Net interest margin                                3.59%                         3.92%                         4.28%
---------------------------------------------------------------------------------------------------------------------------
1 Income and yield  stated at a fully tax  equivalent  basis  using the marginal corporate Federal tax rate of 35%.
2 Loan balances include principal balances on nonaccrual loans.
3 Loan fees included in interest income amounted to $2.1 million, $2.0 million, and $1.7 million for 2003, 2002, and 2001, respectively.

The following table is an analysis of the change in net interest income.

ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX EQUIVALENT BASIS)
----------------------------------------------------------------------------------------------------------------------------
                                           Variance      Variance Attributed to      Variance   Variance Attributed to
(In thousands)                             2003/2002 1      Volume       Rate        2002/2001 1  Volume      Rate
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Taxable investment securities               $(3,513)       $  466     $ (3,979)      $   (404)   $ 2,402   $(2,806)
Nontaxable investment securities2              (330)         (146)        (184)           323        247        76
Time deposits with banks, federal
  funds sold and securities
  purchased under agreements to resell         (552)         (154)        (398)        (2,096)      (486)   (1,610)
Loans2                                       (3,698)        2,649       (6,347)        (8,412)       542    (8,954)
----------------------------------------------------------------------------------------------------------------------------
     Total interest income                   (8,093)        2,815      (10,908)       (10,589)     2,705   (13,294)
----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest bearing demand deposits               (616)           94         (710)        (1,425)       258    (1,683)
Savings deposits                               (645)           65         (710)        (1,863)       109    (1,972)
Time deposits                                (4,403)          785       (5,188)        (3,914)     1,055    (4,969)
Federal funds purchased and securities
  sold under agreements to repurchase          (784)         (348)        (436)        (2,280)      (362)   (1,918)
Other borrowed funds                            585           693         (108)           871      1,135      (264)
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                  (5,863)        1,289       (7,152)        (8,611)     2,195   (10,806)
----------------------------------------------------------------------------------------------------------------------------
Net interest income                         $(2,230)       $1,526     $ (3,756)      $ (1,978)   $   510   $(2,488)
----------------------------------------------------------------------------------------------------------------------------
Percentage change                              100.0%       (68.4)%       168.4%         100.0%    (25.8)%    125.8%
----------------------------------------------------------------------------------------------------------------------------
1 The changes which are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
2 Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 35%.

NONINTEREST INCOME

Noninterest income totaled $17.9 million for 2003, an increase of $1.3 million or 7.6% compared to $16.6 million in the prior year. The most significant increase in noninterest income results from the purchase of company-owned life insurance. During 2003, the company purchased life insurance on certain key employees to offset the rising cost of the Company's employee benefit plans. The income represents the change in the cash surrender value and proceeds received, if any, from the policies during the period. For 2003, this amounted to $1.5 million. Net gains on the sale of mortgage loans totaled $880 thousand, an increase of $319 thousand or 56.9% resulting from a $14.8 million increase in mortgage loans originated for sale. Although mortgage loans originated for sale activity began to slow in the fourth quarter of 2003, the increase for the year has been driven by the historically low market interest rates along with the Company's efforts to increase correspondent banking relationships. In recent years, the Company has typically sold all of its loans originated for sale into the secondary market with the related loan servicing released. Net gains on the sale of investment securities were $965 thousand, a decrease of $468 thousand or 32.7% compared to 2002. Investment securities were sold during the year in an effort to better position the balance sheet in the current low interest rate environment. Service charges and fees on deposits, the largest component of noninterest income, decreased $170 thousand or 2.2% primarily due to a decrease in overdraft volume.

NONINTEREST EXPENSE

Total noninterest expense was $37.5 million for 2003, an increase of $1.4 million or 3.9% compared to 2002. Salaries and employee benefits accounted for more than half of the total noninterest expense and a significant portion of the increase from 2002. During 2003, salaries and employee benefits increased $650 thousand or 3.2% to $20.7 million. Employee benefit related expenses increased $307 thousand or 8.6% due primarily to the new postretirement health insurance coverage initiated during the first quarter of 2003. Salaries and related payroll taxes increased $472 thousand or 3.0% due mainly to normal annual increases. Noncash compensation expense related to the Company's nonqualified stock option plan decreased $126 thousand or 23.4% and is primarily due to the structure of the vesting schedule. As of December 31, 2003, the Company had 459 full time equivalent employees, up slightly from 458 from the prior year-end.

Net occupancy expense totaled $2.5 million at year-end 2003, an increase of $102 thousand or 4.2% compared to 2002. The increase is due to normal maintenance and increased utilities costs. Equipment expenses totaled $3.8 million, an increase of $107 thousand or 2.9% due mainly to higher depreciation related to additional asset purchases. Other noninterest expenses were $9.2 million, an increase of $496 thousand or 5.7%. Other noninterest expenses include a $137 thousand increase in correspondent banking costs that are volume related and attributed to the relationship between the Company's principle subsidiary, Farmers Bank and the Commonwealth of Kentucky.

INCOME TAX

Income tax expense for 2003 was $3.4 million, a decrease of $405 thousand or 10.7% from the previous year. The effective tax rate decreased 248 basis points to 20.6% from 23.1% in 2002. The change in the effective tax rate is due primarily to the addition of nontaxable income accrued from the increase in cash surrender value on company-owned life insurance purchased during the year on key employees.

FINANCIAL CONDITION

On December 31, 2003, the Company reported total assets of $1.3 billion, an increase of $43.0 million or 3.4% from the prior year-end. The growth in assets includes increases in cash and equivalents of $60.1 million or 89.6%, net loans of $17.1 million or 2.3%, and company-owned life insurance of $25.5 million. These increases were funded by an increase in total deposits of $110.8 million, partially offset by a decline in borrowings of $68.8 million or 37.7%, and a decline in investment securities of $58.6 million or 13.3%. The makeup of the balance sheet continually changes as the Company responds to extremely competitive market forces. Management of the Company considers it noteworthy to understand the relationship between the Company's principal subsidiary, Farmers Bank and the Commonwealth of Kentucky. Farmers Bank provides various services to state agencies of the Commonwealth. As the depository for the Commonwealth, these agencies issue checks drawn on Farmers Bank, including paychecks and state income tax refunds. Farmers Bank also processes vouchers of the WIC (Women, Infants and Children) program for the Cabinet for Human Resources. The Bank's investment department also provides services to the Teacher's Retirement System. As the depository for the Commonwealth, large fluctuations in deposits are likely to occur on a daily basis. Therefore, reviewing average balances is also important to understanding the financial condition of the Company. On an average basis, total assets were $1.3 billion for 2003, an increase of $44.4 million or 3.7% from the prior year. Average earning assets, primarily loans and investment securities, increased $37.0 million or 3.4% to $1.1 billion. Average earning assets were 90.1% of total average assets for the year ending December 31, 2003, a decline from 90.4% in the prior year.

LOANS

Loans, net of unearned income, totaled $755.9 million, an increase of $17.3 million or 2.3% from year-end 2002. Substantially all of the increase was in real estate lending. Real estate mortgage loans make up 65.2% of the total loans outstanding at December 31, 2003 and increased $33.1 million or 7.2% compared to a year earlier. Commercial, financial, and agricultural loans increased a modest $601 thousand or .5% to $110.7 million. These increases were offset by decreases in real estate construction loans of $10.5 million or 18.8%, installment loans of $4.6 million or 6.0%, and lease financing of $1.3 million or 3.5%. On average, loans represented 65.8% of earning assets during 2003 compared to 64.7% for 2002. As loan demand declines, the available funds are redirected to lower earning temporary investments or investment securities, which typically involve a decrease in credit risk and lower yields.

The composition of the loan portfolio is summarized in the table below.

-------------------------------------------------------------------------------------------------------------------------
(In thousands)
December 31,              2003     %          2002     %         2001     %         2000     %         1999      %
-------------------------------------------------------------------------------------------------------------------------
Commercial, financial,
  and agricultural    $110,657   14.6%    $110,056   14.9%   $108,516  15.4%    $105,248   15.4%   $105,064    16.3%
Real estate --
  construction          45,390    6.0       55,896    7.6      41,930   6.0       40,993    6.0      38,471     6.0
Real estate mortgage--
  residential          270,638   35.8      251,185   34.0     247,498  35.3      248,420   36.4     237,080    36.8
Real estate mortgage--
  farmland and other
commercial enterprises 222,100   29.4      208,435   28.2     184,670  26.3      177,135   25.9     153,518    23.9
Installment             71,565    9.5       76,162   10.3      78,399  11.2       77,284   11.3      77,051    12.0
Lease financing         35,595    4.7       36,905    5.0      40,856   5.8       34,269    5.0      32,379     5.0
-------------------------------------------------------------------------------------------------------------------------
     Total            $755,945  100.0%    $738,639  100.0%   $701,869  100.0%   $683,349  100.0%   $643,563   100.0%
-------------------------------------------------------------------------------------------------------------------------

The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2003 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

LOAN MATURITIES
--------------------------------------------------------------------------------------------------------------------------
                                           Within         After One But                After
(In thousands)                           One Year     Within Five Years           Five Years                 Total
--------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural  $77,728               $ 19,284              $13,645               $110,657
Real estate-- construction                41,770                  2,733                  887                 45,390
--------------------------------------------------------------------------------------------------------------------------
     Total                               $119,498              $ 22,017              $14,532               $156,047
--------------------------------------------------------------------------------------------------------------------------


The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2003 that are due after one year, classified according to sensitivity to changes in interest rates.

INTEREST SENSITIVITY
-------------------------------------------------------------------------------
(In thousands)                         Fixed Rate         Variable Rate
-------------------------------------------------------------------------------
Due after one but within five years      $ 9,979               $ 12,038
Due after five years                       4,211                 10,321
-------------------------------------------------------------------------------
     Total                               $14,190               $ 22,359
-------------------------------------------------------------------------------

ASSET QUALITY

The Company's loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated by diversification within the portfolio, limiting exposure to any single customer or industry, standard lending policies and underwriting criteria, and collateral requirements. The Company maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies on a company-wide basis that require certain minimum standards to be maintained. However, the policies also permit the individual subsidiary companies authority to adopt standards that are no less stringent than those included in the company-wide policies. Credit decisions are made at the subsidiary bank level under guidelines established by policy. The Company's internal audit department performs loan review at each subsidiary bank during the year. This loan review evaluates loan administration, credit quality, documentation, compliance with Company loan standards, and the adequacy of the allowance for loan losses on a consolidated and subsidiary basis.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors.

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

The provision for loan losses totaled $2.6 million in 2003, a decrease of $2.2 million or 45.4% compared to $4.7 million reported in 2002. The Company had $2.4 million in net charge-offs, a decrease of $1.8 million or 44.3% compared to $4.2 million in the prior year. Net charge-offs were as follows during 2003: real estate lending $873 thousand, installment loans to individuals $841 thousand, lease financing $366 thousand, and commercial, financial, and agricultural $281 thousand. The decrease in net charge-offs relates primarily to a decline in the credit quality of a pool of construction loans secured by residential real estate to a financially troubled builder during 2002. Additional information related to this pool of loans is included under the caption "Nonperforming Assets" below. Net charge-offs equaled .32% of average loans for 2003, a decrease of 28 basis points compared to the prior year. The allowance for loan losses was $11.3 million at year-end 2003 and represented 1.49% of loans net of unearned income at year-end 2003 compared to 1.50% at year-end 2002. The allowance for loan losses as a percentage of nonperforming loans totaled 123.9% and 57.3% at year-end 2003 and 2002, respectively. The increase for 2003 reflects the $10.4 million reduction of loans on nonaccrual status during 2003 as noted under the caption "Nonperforming Assets" below. Management continues to emphasize collection efforts and evaluation of risks within the portfolio. The composition of the Company's loan portfolio continues to be diverse with no significant concentration to any individual or industry.


The table below summarizes the loan loss experience for the past five years.

-----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)            2003           2002          2001            2000          1999
-----------------------------------------------------------------------------------------------------------------------------
Balance of allowance for loan losses
  at beginning of year                         $ 11,061       $ 10,549      $ 10,249        $  9,659      $  9,048
Loans charged off:
  Commercial, financial, and agricultural           376            481           600           1,336         1,590
  Real estate                                       936          2,833         1,476             369            79
  Installment loans to individuals                1,090          1,146           762             857         1,209
  Lease financing                                   385            147            87              97            64
-----------------------------------------------------------------------------------------------------------------------------
     Total loans charged off                      2,787          4,607         2,925           2,659         2,942
-----------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial, financial, and agricultural            95             63           157             313           249
  Real estate                                        63             71           371             132           172
  Installment loans to individuals                  249            232           247             310           267
  Lease financing                                    19              5             2              22             2
-----------------------------------------------------------------------------------------------------------------------------
     Total recoveries                               426            371           777             777           690
-----------------------------------------------------------------------------------------------------------------------------
     Net loans charged off                        2,361          4,236         2,148           1,882         2,252
-----------------------------------------------------------------------------------------------------------------------------
Additions to allowance charged to expense         2,592          4,748         2,448           2,472         2,863
-----------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                       $ 11,292       $ 11,061      $ 10,549        $ 10,249      $  9,659
-----------------------------------------------------------------------------------------------------------------------------
Average loans net of unearned income           $742,319       $705,090      $698,758        $667,241      $618,860
Ratio of net charge-offs
  during year to average loans, net
of unearned income                                  .32%           .60%          .31%            .28%         .36%
-----------------------------------------------------------------------------------------------------------------------------


The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.


ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                        2003           2002           2001          2000           1999
------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural        $  2,349       $  3,913      $  3,492       $  4,050       $  3,649
Real estate                                       6,164          4,838         4,135          3,835          3,807
Installment loans to individuals                  1,797          1,879         2,208          1,861          1,829
Lease financing                                     982            431           714            503            374
------------------------------------------------------------------------------------------------------------------------------
     Total                                     $ 11,292       $ 11,061      $ 10,549       $ 10,249       $  9,659
------------------------------------------------------------------------------------------------------------------------------


NONPERFORMING ASSETS

Nonperforming assets for the Company include nonperforming loans, other real estate owned, and other foreclosed assets. Nonperforming loans consist of nonaccrual loans, loans past due 90 days on which interest is still accruing, and restructured loans. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed 90 days or more, unless such loan is well secured and in the process of collection.

Nonperforming assets totaled $11.2 million at year-end 2003, a decrease of $8.6 million or 43.4% compared to 2002. The decrease is primarily due to a $10.4 million or 66.5% reduction in nonaccrual loans. The decrease in nonaccrual loans is related primarily to the deterioration in the credit quality of a pool of construction loans secured by residential real estate to a financially troubled builder during 2002. This pool of loans totaled $4.2 million at December 31, 2003, a decrease of $8.7 million compared to the $12.9 million balance at year-end 2002. The $8.7 million reduction in 2003 is comprised of the following:
$7.1 million in proceeds attributed to the sale of the underlying real estate collateral; $1.1 million of the underlying real estate collateral transferred to the Company through foreclosure; and $514 thousand in additional charge-offs. Interest income lost on this pool of loans due to their nonaccrual status totaled $621 thousand and $707 thousand for the twelve months ended December 31, 2003 and 2002. At the current outstanding balance, it is estimated that a total of $95 thousand of interest income will be lost in each subsequent quarter related to this credit while it remains on nonaccrual status. Nonperforming loans represent 1.2% of loans net of unearned income at year-end 2003, a decrease of 140 basis points from 2.6% compared to year-end 2002. Information pertaining to nonperforming loans and assets is presented in the table below.


-----------------------------------------------------------------------------------------------------------------------------
December 31, (In thousands)                             2003            2002          2001           2000           1999
-----------------------------------------------------------------------------------------------------------------------------
Loans accounted for on nonaccrual basis             $  5,258      $   15,681      $  3,621       $  2,852       $  2,767
Loans past due 90 days or more and still accruing      3,856           3,624         1,593          1,739          2,102
-----------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                         9,114          19,305         5,214          4,591          4,869
Other real estate owned                                1,803             385           715            598            734
Other foreclosed assets                                  292             126           363            136             95
-----------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                     $ 11,209        $ 19,816      $  6,292       $  5,325       $  5,698
-----------------------------------------------------------------------------------------------------------------------------


TEMPORARY INVESTMENTS

Temporary investments consist of interest bearing deposits in other banks and federal funds sold and securities purchased under agreements to resell. The Company uses these funds in the management of liquidity and interest rate sensitivity. In 2003, temporary investments averaged $59.4 million, a decrease of $9.6 million or 13.9%. This decrease is primarily a result of the relationship between the Company's principal subsidiary and the Commonwealth of Kentucky as described in preceding sections of this annual report. Temporary investments are reallocated as loan demand and other investment alternatives present the opportunity.

INVESTMENT SECURITIES

The investment securities portfolio is comprised primarily of U.S. Government agency securities, mortgage-backed securities, and tax-exempt securities of states and political subdivisions. Total investment securities were $383.0 million on December 31, 2003, a decrease of $59.0 million or 13.3% from year-end 2002.

The funds made available from maturing or called bonds have been redirected as necessary to fund higher yielding loan growth, reinvested to purchase additional investment securities, or otherwise employed to improve the composition of the balance sheet. The purchase of nontaxable obligations of states and political subdivisions is one of the primary means of managing the Company's tax position. The alternative minimum tax is not expected to impact the Company's ability to acquire tax-free obligations in the near future as they become available at an attractive yield.

Investment securities averaged $325.7 million in total for the year, an increase of $9.3 million or 2.9%. The majority of the purchases during 2003 were U.S. Government agencies and mortgage-backed securities classified as available for sale. On December 31, 2003, available for sale securities made up 93.5% of the total investment securities, unchanged from a year earlier. U.S. Government agencies were 36.6% of the total available for sale securities and 34.2% of the total portfolio at year-end. A year ago, U.S. Government agencies made up 39.2% of the total available for sale securities and 36.7% of the total portfolio. Mortgage-backed securities in the available for sale portfolio were relatively unchanged at $147.1 million at year-end 2003 compared to year-end 2002. Mortgage-backed securities accounted for 41.1% of the available for sale securities portfolio and represent 38.4% of the total portfolio.

The prepayment of mortgage-backed investments has increased greatly due to corresponding refinancing of home mortgages that serve as collateral for these investments. In general, as market interest rates have fallen, many borrowers whose mortgage debt was included in these investments refinanced their debt at lower interest rates. This results in the related mortgage-backed investments being repaid faster than anticipated, causing any premium paid on the original investment to amortize against interest income and produce lower yields.

The Company realized $965 thousand in net gains on the sale of available for sale securities during 2003, a decrease of $468 thousand or 32.7% compared to 2002. The decrease in gains on the sale of available for sale securities was due to normal asset/liability management and occurred with favorable market conditions related to the securities sold. On December 31, 2003, shareholders' equity included a $2.1 million unrealized gain, net of tax, related to the increase in value of the available for sale securities portfolio. This amount was $3.6 million at year-end 2002 and is lower in part due to the sale of investments during the current year and the increased premium amortization of mortgage-backed investment securities.

The following table summarizes the carrying values of investment securities on December 31, 2003, 2002, and 2001. The investment securities are divided into available for sale and held to maturity securities. Available for sale securities are carried at the estimated fair value and held to maturity securities are carried at amortized cost.


--------------------------------------------------------------------------------------------------------------------------
December 31,                             2003                          2002                          2001
--------------------------------------------------------------------------------------------------------------------------
                              Available         Held to      Available       Held to      Available        Held to
(In thousands)                 for Sale        Maturity       for Sale     Maturity        for Sale       Maturity
--------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
 Government agencies           $131,020                       $161,867      $    100       $155,693       $    100
Obligations of states and
 political subdivisions          73,651        $ 24,718         51,556        28,242         41,791         37,055
Mortgage-backed securities      147,110              71        148,407           177         99,819            306
Money market mutual funds                                       35,021
Corporate debt                                                  10,259                        4,873
Equity securities                 6,388                          5,928                        5,905
--------------------------------------------------------------------------------------------------------------------------
   Total                       $358,169        $ 24,789       $413,038      $ 28,519       $308,081       $ 37,461
--------------------------------------------------------------------------------------------------------------------------


The following table presents an analysis of the contractual maturity distribution and tax equivalent weighted average interest rates of investment securities at December 31, 2003. For purposes of this analysis, available for sale securities are stated at fair value and held to maturity securities are stated at amortized cost. Equity securities in the available for sale portfolio consist primarily of restricted FHLB stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows.


AVAILABLE FOR SALE
--------------------------------------------------------------------------------------------------------------------------
                                                           After One But       After Five But
                                      Within One Year    Within Five Years   Within Ten Years      After Ten Years
--------------------------------------------------------------------------------------------------------------------------
(In thousands)                        Amount    Rate       Amount   Rate       Amount    Rate      Amount    Rate
--------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
  Government agencies               $ 45,887     1.0%    $ 85,134     2.3%
Obligations of states and
  political subdivisions                 793     5.3        6,045     6.0    $ 48,046     4.9%   $ 18,767      6.3%
Mortgage-backed securities             5,856     3.9       51,114     4.7      50,055     4.7      40,084      5.0
--------------------------------------------------------------------------------------------------------------------------
     Total                          $ 52,536     1.4%    $142,293     3.3%   $ 98,101     4.8%   $ 58,851      5.4%
--------------------------------------------------------------------------------------------------------------------------

HELD TO MATURITY
--------------------------------------------------------------------------------------------------------------------------
                                                           After One But       After Five But
                                      Within One Year    Within Five Years   Within Ten Years      After Ten Years
--------------------------------------------------------------------------------------------------------------------------
(In thousands)                        Amount    Rate       Amount   Rate       Amount    Rate      Amount    Rate
--------------------------------------------------------------------------------------------------------------------------
Obligations of states and
  political subdivisions            $  3,923     6.9%   $  18,065     6.9%   $  1,340     7.2%   $  1,390      6.4%
Mortgage-backed securities                                     71     7.2
--------------------------------------------------------------------------------------------------------------------------
     Total                          $  3,923     6.9%   $  18,136     6.9%   $  1,340     7.2%   $  1,390      6.4%
--------------------------------------------------------------------------------------------------------------------------


The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed based on the marginal corporate Federal tax rate of 35%.

DEPOSITS

The Company's primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2003, deposits totaled $1.1 billion, an increase of $110.8 million or 11.6% from year-end 2002. The increase in deposits was mainly due to an $85.4 million increase in noninterest bearing deposits related to the Commonwealth of Kentucky. Average deposits were $983.9 million in 2003, an increase of $45.6 million or 4.9% compared to 2002. Increases in average deposits were consistent throughout the entire deposit portfolio.

During 2003, total average interest bearing deposits increased $34.4 million or 4.4% to $821.9 million, while average noninterest bearing deposits increased $11.1 million or 7.4% to $162.0 million.

A summary of average balances and rates paid on deposits follows.

--------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                2003                          2002                           2001
--------------------------------------------------------------------------------------------------------------------------
                                  Average     Average          Average     Average            Average     Average
(In thousands)                    Balance        Rate          Balance        Rate            Balance        Rate
--------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand       $161,967                     $150,823                       $148,756
Interest bearing demand           227,217         .56%         215,766         .87%           199,067        1.66%
Savings                           171,942         .96          167,044        1.37            162,665        2.55
Time                              422,749        3.30          404,658        4.53            385,620        5.77
--------------------------------------------------------------------------------------------------------------------------
     Total                       $983,875        1.72%        $938,291        2.40%          $896,108        3.32%
--------------------------------------------------------------------------------------------------------------------------


Maturities of time deposits of $100,000 or more outstanding at December 31, 2003 are summarized as follows.

-----------------------------------------------------------------------
(In thousands)                                 Amount
-----------------------------------------------------------------------
3 months or less                             $ 30,056
Over 3 through 6 months                        22,982
Over 6 through 12 months                       28,160
Over 12 months                                 34,457
-----------------------------------------------------------------------
     Total                                   $115,655
-----------------------------------------------------------------------


SHORT-TERM BORROWINGS

Short-term borrowings primarily consist of federal funds purchased and securities sold under agreements to repurchase with year-end balances of $56.7 million, $116.0 million, and $113.8 million in 2003, 2002, and 2001, respectively. Such borrowings are generally on an overnight basis. Other short-term borrowings consist of FHLB borrowings totaling $0, $8.4 million and $12.0 million at year-end 2003, 2002, and 2001, respectively, and demand notes issued to the U.S. Treasury under the treasury tax and loan note option account totaling $418 thousand, $807 thousand, and $808 thousand in 2003, 2002, and 2001, respectively. A summary of short-term borrowings is as follows.

-------------------------------------------------------------------------------
(In thousands)                               2003          2002          2001
-------------------------------------------------------------------------------
Amount outstanding at year-end           $ 57,116      $125,186      $126,600
Maximum outstanding at any month-end      141,971       164,950       165,678
Average outstanding                        75,790       108,743       108,091
Weighted average rate during the year        1.25%         1.88%         3.80%
-------------------------------------------------------------------------------

LONG-TERM BORROWINGS

Substantially all of the Company's long-term borrowings consist of FHLB advances to the Company's subsidiary banks. These advances are secured by restricted holdings of FHLB stock that the banks are required to own as well as certain mortgage loans as required by the FHLB. Such advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.01% and 5.22%, with a weighted average rate of 3.65%, and maturities of up to 20 years. Approximately $25.5 million of the total long-term advances from FHLB are convertible to a floating interest rate following initial fixed rate terms ranging from 1 to 2 years. Once the initial fixed rate term expires, the advances may convert to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%. FHLB advances are generally used to increase the Company's lending activities and to aid the efforts of asset and liability management by utilizing various repayment options offered by the FHLB. Long-term advances from the FHLB totaled $55.5 million at December 31, 2003, a decrease of $1.6 million or 2.8% from year-end 2002.

CONTRACTUAL OBLIGATIONS

The Company is contractually obligated to make payments as follows.

---------------------------------------------------------------------------------------------------------------------
                                                                Payments Due by Period
                                                       Less Than   One to Three  Three to Five  More than Five
Contractual Obligations (In thousands)      Total       One Year          Years          Years           Years
---------------------------------------------------------------------------------------------------------------------
Long-term debt                           $ 55,511       $  9,077      $ 19,085        $ 12,404        $ 14,945
Capital lease obligations                     902            270           560              72
Operating leases                              437            151           267              19
---------------------------------------------------------------------------------------------------------------------
     Total                               $ 56,850       $  9,498      $ 19,912        $ 12,495        $ 14,945
---------------------------------------------------------------------------------------------------------------------

Long-term debt represents FHLB advances pursuant to several different credit programs and is more fully described under the caption "Long-Term Borrowings" above and in Footnote 7 in the accompanying notes to the Company's 2003 audited consolidated financial statements. Capital lease obligations represent amounts relating to the acquisition of various data processing hardware and software. Operating leases include standard business equipment used in the Company's day-to-day business as well as the lease of certain branch sites. Operating lease terms generally range from one to five years, with the ability to extend certain branch site leases at the Company's option.

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

At December 31, 2003, the model indicated that if rates were to gradually increase by 200 basis points over the next twelve months, then net interest income (TE) and net income would increase 3.1% and 7.4%, respectively. The model indicated that if rates were to gradually decrease by 200 basis points over the next twelve months, then net interest income (TE) and net income would decrease 5.8% and 13.9%, respectively.

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

LIQUIDITY

At the Parent Company level, liquidity is primarily affected by the receipt of dividends from its subsidiary banks (see Footnote 16 in the notes to the Company's 2003 audited consolidated financial statements) and cash balances maintained. The Parent Company's primary uses of cash include the payment of dividends to shareholders, repurchasing its common stock, and paying for general operating expenses. The primary source of funds for the Parent Company is the receipt of dividends from its subsidiary banks. As of December 31, 2003, combined retained earnings of the subsidiary banks were $42.1 million, of which $2.2 million was available for the payment of dividends to the Parent Company without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of other capital ratio requirements. Management expects that in the aggregate, its subsidiary banks will continue to have the ability to dividend adequate funds to the Parent Company. The Parent Company had cash balances of $29.3 million at year-end 2003, an increase of $19.6 million. The increase in cash at the Parent Company is due primarily to $37.0 million in dividends received from its subsidiary banks offset by the purchase of company-owned life insurance totaling $6.8 million. Dividends received from the Company's bank subsidiaries were greater during 2003 compared to previous years due to a change in capital policy for the bank subsidiaries. The policy change was made to increase the efficiency of the Company's capital. Each of the Company's subsidiary banks continued to maintain "well capitalized" status as defined by the FDIC subsequent to the dividend payments.

The Company's objective as it relates to liquidity is to ensure that the subsidiary banks have funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the subsidiary banks have several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the subsidiary banks' core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of loan principal and interest; FHLB borrowings; and federal funds purchased and securities sold under agreements to repurchase. As of December 31, 2003 the Company had approximately $152.8 million in additional borrowing capacity under various FHLB, federal funds, and other borrowing agreements.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time.

Liquid assets consist of cash, cash equivalents, and available for sale investment securities. At December 31, 2003, liquid assets totaled $485.4 million, a $5.2 million or 1.1% increase compared to the prior year-end. Cash and cash equivalents increased $60.1 million, but was offset by a decrease in available for sale investment securities of $54.9 million in the comparison. The increase in cash and cash equivalents is due mainly to higher levels of Commonwealth of Kentucky deposit activity at year-end. Lower available for sale investment securities balances are reflective of various changes in other balance sheet accounts including, but not limited to, a $17.1 million increase in net loans, the $24.0 million purchase of company-owned life insurance, and changes in other funding sources during the period.

Net cash provided by operating activities was $22.5 million in 2003, an increase of $3.2 million from $19.3 million in the prior year. Net cash provided by investing activities was $6.8 million during 2003 compared to net outflow of cash used in investing activities of $134.2 million in 2002. The $141.0 million difference in the comparison is attributed mainly to a decrease in securities purchased in the current year of $139.1 million. Other significant changes were a $24.0 million purchase of company-owned life insurance and a decrease of $20.0 million in loans originated for investment, net of principal collections in the year-end comparison. Net cash provided by financing activities totaled $30.8 million for the year 2003, a decrease of $44.8 million or 59.3% due primarily to $44.3 million in additional FHLB borrowings during the prior year.

Information relating to off-balance sheet arrangements, which for the Company comprise of commitments to extend credit and standby letters of credit, is disclosed in Footnote 13 in the notes to the Company's 2003 audited consolidated financial statements. These transactions are entered into in the ordinary course of providing traditional banking services and are considered in managing the Company's liquidity position. The Company does not expect these commitments to significantly affect the liquidity position in future periods. The Company has not entered into any contracts for financial derivative instruments such as futures, swaps, options, or similar instruments.

CAPITAL RESOURCES

Shareholders' equity was $126.5 million on December 31, 2003. This represents an increase of $698 thousand or .6% from year-end 2002. During 2003, the Company purchased 101,000 shares of its outstanding common stock for a total cost of $3.2 million. In addition to the increase in net income for 2003, the Company's share buy back program also contributed to the increase in earning per share in the comparison. For 2003, net income increased $402 thousand or 3.2% compared to the prior year while the increase was 5.5% on a per share basis. The Company issued 25,000 shares of common stock during 2003 pursuant to its nonqualified employee stock option plan.

Dividends of $8.7 million or $1.29 per share were declared during 2003. This represents a 3.2% increase on a per share basis compared to the prior year. Accumulated other comprehensive income, which consists of the unrealized holding gain on available for sale securities (net of tax), decreased $1.4 million from year-end 2002 primarily due to the sale of investments during the current year and the increased premium amortization of mortgage-backed investment securities.

Consistent with the objective of operating a sound financial organization, the Company's goal is to maintain capital ratios well above the regulatory minimum requirements. The Company's capital ratios as of December 31, 2003, the regulatory minimums, and the regulatory standard for a well-capitalized institution are as follows.


--------------------------------------------------------------------------------
                           Farmers Capital         Regulatory              Well
                           Bank Corporation           Minimum       Capitalized
--------------------------------------------------------------------------------
 Tier 1 risk-based                    15.07%              4.00%            6.00%
 Total risk-based                     16.33               8.00            10.00
 Leverage                              9.94               4.00             5.00
--------------------------------------------------------------------------------


The capital ratios of each subsidiary bank were in excess of the applicable minimum regulatory capital ratio requirements at December 31, 2003.

The table below is an analysis of dividend payout ratios and equity to asset ratios for the previous five years.

--------------------------------------------------------------------------------
Years Ended December 31,                 2003    2002    2001    2000    1999
--------------------------------------------------------------------------------
Percentage of dividends declared
  to net income                         66.91%  68.38%  57.70%  59.33%  60.66%
Percentage of average shareholders'
  equity to average total assets         9.98   10.37   10.75   12.06   12.58
--------------------------------------------------------------------------------


     SHARE BUY BACK PROGRAM

In January 2003, the Company announced that it intended to purchase up to 300,000 additional shares of its outstanding common stock. This is in addition to the stock purchase plans announced in July 2000 and November 1998 to purchase 500,000 and 400,000 shares, respectively. The Company purchased approximately 101,000 shares during 2003 pursuant to the January, 2003 announcement. Purchases are dependent on market conditions and there is no guarantee as to the exact number of shares to be purchased by the Company. Shares would be used for general corporate purposes. Consistent with the objective of maximizing shareholder value, the Company considers the purchase of its outstanding shares in a given price range to be a good investment of the Company's available funds. At the time of the most recent announcement, the Company had purchased nearly all of the previously authorized shares.

SHAREHOLDER INFORMATION

As of January 1, 2004, there were 790 shareholders of record. This figure does not include individual participants in security position listings.

STOCK PRICES

Farmers Capital Bank Corporation's stock is traded on the National Association of Security Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT. The table below lists the stock prices and dividends declared for 2003 and 2002.

STOCK PRICES
--------------------------------------------------------------------------------
                             High            Low          Dividends Declared
--------------------------------------------------------------------------------
2003
Fourth Quarter           $  36.50       $  33.11                    $    .33
Third Quarter               34.89          31.67                         .32
Second Quarter              33.03          30.88                         .32
First Quarter               33.54          30.00                         .32

2002
Fourth Quarter           $  35.00       $  32.20                    $    .32
Third Quarter               35.25          32.25                         .31
Second Quarter              35.99          32.40                         .31
First Quarter               37.49          32.50                         .31
--------------------------------------------------------------------------------

Dividends declared per share increased $.04 or 3.3% and $.04 or 3.4% for the years 2003 and 2002, respectively.


RECENTLY ISSUED ACCOUNTING STANDARDS

Please refer to the caption "Recently Issued Accounting Standards" in Footnote 1 in the notes to the Company's 2003 audited consolidated financial statements.

2002 COMPARED TO 2001

Consolidated net income for 2002 was $12.6 million, a decrease of $2.1 million or 14.4% compared to $14.7 million for 2001. Diluted net income per share for 2002 was $1.82, a decrease of $.27 or 12.9% from $2.09 reported for 2001. The decrease in net income was due primarily to a decrease in net interest income and an increase in the provision for loan losses. Net interest income decreased $2.1 million or 5.0% for the year ended December 31, 2002 compared to 2001. The decrease in net interest income was due primarily to lower interest rates charged on variable rate earning assets that repriced downward in a declining interest rate environment, refinancing activity by loan customers and issuers of debt securities at lower rates, and the addition of new loan customers borrowing at historic low rates. The Company responded in part by taking advantage of lower borrowing costs, particularly through an increase in long-term fixed rate borrowings. In 2002, the provision for loan losses was $4.7 million, an increase of $2.3 million or 94.0% compared to the prior year. The increase in the provision for loan losses related primarily to a decline in the credit quality of a pool of construction loans secured by residential real estate. The Company continues to actively manage these credits. As a result, this pool of loans has decreased $8.7 million during 2003 to $4.2 million at December 31, 2003. The decrease is due primarily to proceeds attributed to the sale of the underlying real estate collateral.

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

Farmers Capital Bank Corporation's 2003 consolidated financial statements have been audited by Crowe Chizek and Company LLC independent accountants. Management has made available to Crowe Chizek and Company LLC all financial records and related data, as well as the minutes of Boards of Directors' meetings. Management believes that all representations made to Crowe Chizek and Company LLC during the audit were valid and appropriate.

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

Farmers Capital Bank Corporation maintains an internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. Management has considered the recommendations of the internal audit staff and Crowe Chizek and Company LLC and has taken actions that we believe respond appropriately to these recommendations. Management believes that, as of December 31, 2003 the system of internal control was adequate to accomplish the objectives discussed herein.


       /s/ G. Anthony Busseni            /s/ C Douglas Carpenter
       G. Anthony Busseni                C. Douglas Carpenter
       President and CEO                 Vice President, Secretary, and CFO

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Farmers Capital Bank Corporation

We have audited the accompanying consolidated balance sheet of Farmers Capital Bank Corporation as of December 31, 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Farmers Capital Bank Corporation as of December 31, 2002 and for each of the two years ended December 31, 2002 were audited by other auditors whose report dated January 17, 2003 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers Capital Bank Corporation as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC
Louisville, Kentucky
January 9, 2004

To the Board of Directors and Shareholders of Farmers Capital Bank Corporation:

We have audited the accompanying consolidated balance sheet of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmers Capital Bank Corporation and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

                             /s/ KPMG LLP

Louisville, Kentucky
January 17, 2003

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
December 31, (In thousands, except share data)            2003            2002
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
  Cash and due from banks                           $   99,628      $   44,083
  Interest bearing deposits in other banks               3,154           3,947
  Federal funds sold and securities purchased
    under agreements to resell                          24,434          19,071
--------------------------------------------------------------------------------
     Total cash and cash equivalents                   127,216          67,101
Investment securities:
  Available for sale, amortized cost of
    $354,905 (2003) and $407,560 (2002)                358,169         413,038
  Held to maturity, fair value of
    $26,201 (2003) and $30,312 (2002)                   24,789          28,519
--------------------------------------------------------------------------------
     Total investment securities                       382,958         441,557
Loans, net of unearned income                          755,945         738,639
Allowance for loan losses                              (11,292)        (11,061)
--------------------------------------------------------------------------------
     Loans, net                                        744,653         727,578
Premises and equipment, net                             24,115          24,155
Company-owned life insurance                            25,510
Other assets                                            14,113          15,211
--------------------------------------------------------------------------------
     Total assets                                   $1,318,565      $1,275,602
--------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Noninterest bearing                               $  226,650      $  141,238
  Interest bearing                                     841,672         816,242
--------------------------------------------------------------------------------
     Total deposits                                  1,068,322         957,480
Federal funds purchased and securities sold
  under agreements to repurchase                        56,698         115,979
Other borrowed funds                                    56,831          66,359
Dividends payable                                        2,215           2,191
Other liabilities                                        8,028           7,820
--------------------------------------------------------------------------------
     Total liabilities                               1,192,094       1,149,829
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common stock, par value $.125 per share;
  9,608,000 shares authorized; 8,160,919
  and 8,135,977 shares issued at
  December 31, 2003 and 2002, respectively               1,020           1,017
Capital surplus                                         18,670          17,623
Retained earnings                                      145,489         141,199
Treasury stock, at cost, 1,444,739 and
  1,344,463 shares at December 31, 2003
  and 2002, respectively                               (40,830)        (37,627)
Accumulated other comprehensive income                   2,122           3,561
--------------------------------------------------------------------------------
     Total shareholders' equity                        126,471         125,773
     Total liabilities and shareholders' equity     $1,318,565      $1,275,602
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                             2003       2002        2001
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                      $  47,896   $ 51,459   $  59,873
Interest on investment securities:
  Taxable                                           6,549     10,062      10,466
  Nontaxable                                        3,284      3,534       3,368
Interest on deposits in other banks                    63        185          92
Interest on federal funds sold and securities
  purchased under agreements to resell                621      1,051       3,240
--------------------------------------------------------------------------------
     Total interest income                         58,413     66,291      77,039
--------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                               16,850     22,514      29,716
Interest on federal funds purchased and
  securities sold under agreements to repurchase      863      1,647       3,927
Interest on other borrowed funds                    2,170      1,585         714
--------------------------------------------------------------------------------
  Total interest expense                           19,883     25,746      34,357
--------------------------------------------------------------------------------
  Net interest income                              38,530     40,545      42,682
--------------------------------------------------------------------------------
Provision for loan losses                           2,592      4,748       2,448
--------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                               35,938     35,797      40,234
--------------------------------------------------------------------------------
NONINTEREST INCOME
Service charges and fees on deposits                7,728      7,898       6,899
Other service charges, commissions, and fees        3,554      3,498       3,650
Data processing income                              1,393      1,386       1,385
Trust income                                        1,610      1,551       1,929
Investment securities gains, net                      965      1,433         465
Gains on sale of mortgage loans, net                  880        561         461
Income from company-owned life insurance            1,509
Other                                                 254        309         260
--------------------------------------------------------------------------------
     Total noninterest income                      17,893     16,636      15,049
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                     20,675     20,025      19,689
Occupancy expenses, net                             2,539      2,437       2,391
Equipment expenses                                  3,793      3,686       3,365
Bank franchise tax                                  1,336      1,290       1,192
Other                                               9,159      8,663       8,474
--------------------------------------------------------------------------------
     Total noninterest expense                     37,502     36,101      35,111
--------------------------------------------------------------------------------
     Income before income taxes                    16,329     16,332      20,172
--------------------------------------------------------------------------------
Income tax expense                                  3,366      3,771       5,501
--------------------------------------------------------------------------------
     Net income                                 $  12,963   $ 12,561   $  14,671
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic                                         $    1.93   $   1.83   $    2.10
  Diluted                                            1.92       1.82        2.09
--------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                             6,727      6,870       6,982
  Diluted                                           6,770      6,910       7,025
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

--------------------------------------------------------------------------------
(In thousands)
Years Ended December 31,                              2003       2002      2001
--------------------------------------------------------------------------------
NET INCOME                                        $ 12,963   $ 12,561  $ 14,671
Other comprehensive income:
 Unrealized holding (loss) gain on available
  for sale securities arising during the period
  on securities held at end of period, net of
  tax of $113, $1,595, and $472, respectively         (209)     2,962       859
 Reclassification adjustment for prior period
  unrealized gain previously reported in other
  comprehensive income recognized during current
  period, net of tax of $662, $337, and
  $99, respectively                                 (1,230)      (625)     (192)
--------------------------------------------------------------------------------
Other comprehensive (loss) income                   (1,439)     2,337       667
--------------------------------------------------------------------------------
Comprehensive income                              $ 11,524   $ 14,898  $ 15,338
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Accumulated
(In thousands, except per share data)                                                                 Other               Total
Years Ended                              Common Stock      Capital  Retained     Treasury  Stock  Comprehensive       Shareholders'
December 31, 2003, 2002, and 2001      Shares    Amount    Surplus  Earnings    Shares    Amount      Income             Equity
------------------------------------------------------------------------------------------------------------------------------------
     Balance at January 1, 2001         8,032   $ 1,004    $13,634  $131,021       860  $(20,755)    $   557            $125,461
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            14,671                                              14,671
Other comprehensive income                                                                               667                 667
Cash dividends declared,
  $1.21 per share                                                     (8,465)                                             (8,465)
Purchase of common stock                                                           293   (10,322)                        (10,322)
Stock options exercised,
  including related tax benefits           26         3        668                                                           671
Noncash compensation expense
  attributed to stock option grants                            877                                                           877
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2001       8,058     1,007     15,179   137,227     1,153   (31,077)      1,224             123,560
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            12,561                                              12,561
Other comprehensive income                                                                             2,337               2,337
Cash dividends declared,
  $1.25 per share                                                     (8,589)                                             (8,589)
Purchase of common stock                                                           191    (6,550)                         (6,550)
Stock options exercised                    78        10      1,894                                                         1,904
Noncash compensation expense
  attributed to stock option grants                            550                                                           550
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2002       8,136     1,017     17,623   141,199     1,344   (37,627)      3,561             125,773
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            12,963                                              12,963
Other comprehensive loss                                                                              (1,439)             (1,439)
Cash dividends declared,
  $1.29 per share                                                     (8,673)                                             (8,673)
Purchase of common stock                                                           101    (3,203)                         (3,203)
Stock options exercised,
  including related tax benefits           25         3        623                                                           626
Noncash compensation expense
  attributed to stock option grants                            424                                                           424
------------------------------------------------------------------------------------------------------------------------------------
     Balance at December 31, 2003       8,161   $ 1,020    $18,670  $145,489     1,445  $(40,830)    $ 2,122            $126,471
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                             2003             2002               2001
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $  12,963        $  12,561          $  14,671
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                                    2,984            2,890              3,008
  Net amortization (accretion) of investment security
    premiums and discounts:
  Available for sale                                               3,197              711                (49)
  Held to maturity                                                   (68)             (77)               (23)
    Provision for loan losses                                      2,592            4,748              2,448
Noncash compensation expense                                         424              550                877
Mortgage loans originated for sale                               (60,089)         (45,330)           (40,485)
Proceeds from sale of mortgage loans                              61,781           45,362             40,179
Deferred income tax (benefit) expense                               (294)             561                132
Gains on sale of mortgage loans, net                                (880)            (561)              (461)
Loss (gain) on sale of premises and equipment                         11             (103)               (12)
Gain on sale of available for sale investment
  securities, net                                                   (965)          (1,433)              (465)
Decrease in accrued interest receivable                              360              967                938
Income from company-owned life insurance                          (1,509)
Decrease (increase) in other assets                                1,224             (695)              (636)
Decrease in accrued interest payable                                (523)            (399)              (312)
Increase (decrease) in other liabilities                           1,318             (419)               378
------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                  22,526           19,333             20,188
------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Proceeds from maturities and calls of investment securities:
  Available for sale                                             390,850          316,912            296,062
  Held to maturity                                                 5,058            9,019             12,646
Proceeds from sale of available for sale investment securities   108,975          172,229             98,411
Purchases of investment securities:
  Available for sale                                            (449,402)        (589,782)          (489,581)
  Held to maturity                                                (1,260)                               (694)
Loans originated for investment, net of principal collected      (20,479)         (40,477)           (19,901)
Purchase of company-owned life insurance                         (24,001)
Purchases of premises and equipment                               (2,964)          (2,259)            (2,630)
Proceeds from sale of equipment                                        9              117                 21
------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities         6,786         (134,241)          (105,666)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                              110,842           43,995            (55,712)
Net (decrease) increase in federal funds purchased and
  securities sold under agreements to repurchase                 (59,281)           2,187             23,788
Proceeds from long-term debt                                       3,874           48,175              8,000
Repayments of long-term debt                                      (4,613)          (1,936)            (7,588)
Net (decrease) increase in other borrowed funds                   (8,789)          (3,601)            11,631
Dividends paid                                                    (8,649)          (8,550)            (8,468)
Purchase of common stock                                          (3,203)          (6,550)           (10,322)
Stock options exercised                                              622            1,904                663
------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities        30,803           75,624            (38,008)
------------------------------------------------------------------------------------------------------------------
       Net increase (decrease) in cash and cash equivalents       60,115          (39,284)          (123,486)
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                    67,101          106,385            229,871
------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                $ 127,216        $  67,101          $ 106,385
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
  Interest                                                     $  20,406        $  26,145          $  34,669
  Income taxes                                                     1,400            4,940              5,350
Transfers from loans to repossessed assets                         2,626              794              1,810
Cash dividend declared and unpaid                                  2,215            2,191              2,152
------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Farmers Capital Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and general practices applicable to the banking industry. Significant accounting policies are summarized below.

PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS
The consolidated financialstatements include the accounts of Farmers Capital Bank Corporation (the "Company"), a financial holding company, and its wholly-owned six bank and one nonbank subsidiaries. Bank subsidiaries include Farmers Bank & Capital Trust Co. ("Farmers Bank") in Frankfort, KY; United Bank & Trust Co. in Versailles, KY; Lawrenceburg National Bank in Harrodsburg, KY; First Citizens Bank in Shepherdsville, KY; Farmers Bank and Trust Company in Georgetown, KY; and Kentucky Banking Centers, Inc. in Glasgow, KY. The Company's nonbank subsidiary is FCB Services, Inc., a data processing subsidiary located in Frankfort, KY. Intercompany transactions and balances are eliminated in consolidation. Leasing One Corporation and Farmers Capital Insurance Corporation are wholly-owned subsidiaries of Farmers Bank.

The Company provides financial services through its 23 locations throughout Central Kentucky to individual, business, agriculture, government, and educational customers. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential mortgage, commercial lending and leasing, and installment loans. Substantially all loans and leases are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans and leases are expected to be repaid from cash flow from operations of businesses. Farmers Bank has served as the general depository for the Commonwealth of Kentucky for over 70 years and also provides investment and other services to the Commonwealth. Other services include, but are not limited to, cash management services, issuing letters of credit, safe deposit box rental, and providing funds transfer services. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company's net interest income and the value of its recorded assets and liabilities. Actual results could differ from those estimates used in the preparation of the financial statements. The allowance for loan losses and the fair values of financial instruments are estimates that are particularly subject to change.

RECLASSIFICATIONS
Certain amounts in the accompanying consolidated financial statements presented for prior years have been reclassified to conform to the 2003 presentation. These reclassifications do not affect net income or total shareholders' equity as previously reported.

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

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include the following: cash on hand, amounts due from banks, interest bearing demand deposits in other banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds sold and securities purchased under agreements to resell are purchased and sold for one-day periods. Net cash flows are reported for loan and deposit transactions.

INVESTMENT SECURITIES
Investments in debt and equity securities are classified into three categories. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term are classified as trading securities. The Company currently does not have any securities classified as trading. All other securities are classified as available for sale. Securities are designated as available for sale if management intends to use such securities in its asset/liability management strategy; and, therefore such securities may be sold in response to changes in interest rates and prepayment risk. Securities classified as trading and available for sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available for sale securities are reported net of income taxes in other comprehensive income until realized. Investments classified as held to maturity are carried at amortized cost. Interest income includes amortization and accretion of purchase premiums or discounts. Realized gains and losses on any sales of securities are computed on the basis of specific identification of the adjusted cost of each security and are included in noninterest income. A decline in the market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. Federal Home Loan Bank ("FHLB") stock is carried at cost.

LOANS AND INTEREST INCOME
Loans are reported at their principal amount outstanding adjusted for any charge-offs and any deferred fees or costs on originated loans. Interest income on loans is recognized using the interest method based on loan principal amounts outstanding during the period, except interest on certain consumer installment loans recognized using the sum-of-the-months digits method, which does not differ materially from the interest method. Net fees and incremental direct costs associated with loan origination are deferred and amortized as yield adjustments over the respective loan terms. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. Cash payments received on nonaccrual loans generally are applied to principal, and interest income is only recorded once principal recovery is assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

LOANS HELD FOR SALE
The Company's operations include a limited amount of mortgage banking. Mortgage banking activities include the origination of residential mortgage loans for sale to various investors. Mortgage loans originated and intended for sale in the secondary market, principally under programs with the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and other commercial lending institutions, are carried at the lower of cost or estimated market value and included in net loans on the balance sheet. Mortgage loans held for sale totaled $455 thousand and $1.3 million at December 31, 2003 and December 31, 2002, respectively. Mortgage banking revenues, including origination fees, servicing fees, net gains or losses on sales of mortgages, and other fee income were 1.2%, .8%, and .6% of the Company's total revenue for the years ended December 31, 2003, 2002, and 2001.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors.

The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION. SFAS No. 114, as amended, requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. Generally, impaired loans are also in nonaccrual status. In certain circumstances, however, the Company may continue to accrue interest on an impaired loan. Cash receipts on impaired loans are applied to the recorded investment in the loan, including any accrued interest receivable. Loans that are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment

OTHER REAL ESTATE
Other real estate owned and held for sale, included with other assets in the accompanying consolidated balance sheets, includes properties acquired by the Company through actual loan foreclosures. Other real estate owned is carried at the lower of cost or fair value less estimated costs to sell. Fair value is the amount that the Company could reasonably expect to receive in a current sale between a willing buyer and a willing seller, other than in a forced or liquidation sale. Fair value of assets is measured by the market value based on comparable sales. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

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

PREMISES AND EQUIPMENT
Premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives for furniture, equipment, and buildings. These useful lives range from 2 to 50 years. Leasehold improvements are amortized over the shorter of the estimated useful lives or terms of the related leases on the straight-line method. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred and major improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Land is carried at cost.

COMPANY-OWNED LIFE INSURANCE
The Company has purchased life insurance policies on certain key employees with their knowledge and consent. Company-owned life insurance is recorded at its cash surrender value, i.e. the amount that can be realized, on the consolidated balance sheet. The related change in cash surrender value and proceeds received under the policies are reported on the consolidated statement of income under the caption "Income from company-owned life insurance".

NET INCOME PER COMMON SHARE
Basic net income per common share is determined by dividing net income by the weighted average total number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the total weighted average number of shares of common stock outstanding, plus the total weighted average number of shares that would be issued upon exercise of dilutive stock options assuming proceeds are used to repurchase shares pursuant to the treasury stock method. Net income per common share computations were as follows at December 31, 2003, 2002, and 2001:

----------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                     2003        2002         2001
----------------------------------------------------------------------------
Net income, basic and diluted            $ 12,963    $ 12,561     $ 14,671
----------------------------------------------------------------------------
Average shares outstanding                  6,727       6,870        6,982
Effect of dilutive stock options               43          40           43
----------------------------------------------------------------------------
Average diluted shares outstanding          6,770       6,910        7,025
----------------------------------------------------------------------------
Net income per share, basic              $   1.93    $   1.83     $   2.10
Net income per share, diluted                1.92        1.82         2.09
----------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                        2003         2002         2001
--------------------------------------------------------------------------------
NET INCOME
  As reported                               $ 12,963    $  12,561    $  14,671
  Add:  Stock-based employee compensation
        expense included in reported net
        income, net of related tax effects       276          358          570
  Less: Stock-based compensation expense
        determined under fair value based
        method for all awards, net of
        related tax effects                     (336)        (424)        (649)
--------------------------------------------------------------------------------
  Proforma                                  $ 12,903    $  12,495    $  14,592
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
  Basic, as reported                        $   1.93    $    1.83    $    2.10
  Basic, proforma                               1.92         1.82         2.09

  Diluted, as reported                          1.92         1.82         2.09
  Diluted, proforma                             1.91         1.81         2.08
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

RECENTLY ISSUED ACCOUNTING STANDARDS
In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 ("FIN 45"), GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS. FIN 45 expands disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 applies to most types of guarantees except for, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, and guarantees of a company's own future performance. Historically, the guarantor has not recorded guarantees until it was probable that a payment would be required under the guarantee. The new accounting requirements now require a guarantor to record a liability at its fair value at the time the guarantee is made. Certain guarantees are subject to the disclosure requirements of FIN 45, but not to its recognition provisions. These guarantees include, but are not limited to, guarantees treated as derivatives under SFAS No. 133, guarantees that are considered contingent consideration in a business combination, and guarantees issued between parent corporations and their subsidiaries or between entities under common control. The new disclosure requirements require a guarantor to disclose the following about each guarantee: the overall details of the guarantee, the maximum potential amount of future payments that could be required, the carrying amount of the guarantor's obligation under the guarantee, the fair value of the liability included in the statement of financial position, and the nature and extent of recourse provisions and collateral related to the guarantee and the extent of any potential amounts that the guarantor may recover from third parties as a result of payments made under the guarantee.

The new accounting requirements are to be applied prospectively to any guarantees issued or modified after December 31, 2002. The new disclosure requirements are applicable to all guarantees covered by this interpretation, no matter when issued, and are effective for interim or annual financial statements for periods ending after December 15, 2002. Additional information related to the Company's significant guarantees is disclosed in Footnote 13 in the notes to the Company's 2003 audited consolidated financial statements. The adoption of FIN 45 did not have a material effect on the Company's consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51. This Interpretation provides new guidance for the consolidation of variable interest entities
("VIEs") and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The consolidation requirements apply immediately to VIEs created after January 31, 2003 and are effective for the first fiscal year or interim period ending after December 15, 2003 for VIEs acquired beforeFebruary 1, 2003. The adoption of this interpretation did not have a significant impact on the Company's financial condition or results of operations.

In April 2003, The FASB issued SFAS No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement is effective for contracts entered into or modified after June 30, 2003. Because the Company does not have these instruments or is only nominally involved in these instruments, the adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. This statement affects the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. This statement requires that freestanding financial instruments that embody obligations for the issuer be classified as liabilities on the balance sheet. Most of this statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB deferred certain provisions of SFAS No. 150 to an undeterminable date. Because the Company does not have these instruments or is only nominally involved in these instruments, the adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. This statement revises employers' disclosures about pension plans and other postretirement benefit plans. This statement retains the disclosure requirements contained in SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined pension plans and other defined benefit postretirement plans. Most of this statement is effective for financial statements with fiscal years ending after December 15, 2003. Certain other disclosure requirements are effective for financial statements with fiscal years ending after June 15, 2004. The adoption of this statement did not have a material effect on the Company's consolidated financial statements. The Company has made the additional disclosures required for 2003 and will provide the additional required disclosures according to required implementation dates.

2. INVESTMENT SECURITIES

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2003. The summary is divided into available for sale and held to maturity securities.

---------------------------------------------------------------------------------------------------------------------------
                                                  Amortized               Gross                Gross        Estimated
December 31, 2003 (In thousands)                       Cost    Unrealized Gains    Unrealized Losses       Fair Value
---------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Obligations of U.S. Government agencies            $130,914             $   224              $   118         $131,020
Obligations of states and political subdivisions     71,274               2,518                  141           73,651
Mortgage-backed securities                          146,539               1,300                  729          147,110
Equity securities                                     6,178                 210                                 6,388
---------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale         $354,905             $ 4,252              $   988         $358,169
---------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of states and political subdivisions     24,718               1,407                                26,125
Mortgage-backed securities                               71                   5                                    76
---------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity           $ 24,789             $ 1,412              $     0         $ 26,201
---------------------------------------------------------------------------------------------------------------------------

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2002.

---------------------------------------------------------------------------------------------------------------------------
                                                  Amortized               Gross                Gross        Estimated
December 31, 2002 (In thousands)                       Cost    Unrealized Gains    Unrealized Losses       Fair Value
---------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Money market mutual funds                          $ 35,021                                                  $ 35,021
Obligations of U.S. Government agencies             161,300             $   571              $     4          161,867
Obligations of states and political subdivisions     49,525               2,031                                51,556
Mortgage-backed securities                          145,554               2,890                   37          148,407
Corporate debt                                       10,259                                                    10,259
Equity securities                                     5,901                  72                   45            5,928
---------------------------------------------------------------------------------------------------------------------------
     Total securities - available for sale         $407,560             $ 5,564              $    86         $413,038
---------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of U.S. Government agencies            $    100             $     2                              $    102
Obligations of states and political subdivisions     28,242               1,781                                30,023
Mortgage-backed securities                              177                  10                                   187
---------------------------------------------------------------------------------------------------------------------------
     Total securities - held to maturity           $ 28,519             $ 1,793              $     0         $ 30,312
---------------------------------------------------------------------------------------------------------------------------


The amortized cost and estimated fair value of the securities portfolio at December 31, 2003, by contractual maturity, are detailed below. The summary is divided into available for sale and held to maturity securities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities in the available for sale portfolio consist primarily of restricted FHLB stock and investments in unrelated financial institution stocks, which have no stated maturity and are not included in the maturity schedule that follows. Mortgage-backed securities are stated separately due to the nature of payment and prepayment characteristics of these securities.


-------------------------------------------------------------------------------------------------------------------------
                                                     Available for Sale                      Held to Maturity
                                              Amortized           Estimated          Amortized          Estimated
December 31, 2003 (In thousands)                   Cost          Fair Value               Cost         Fair Value
-------------------------------------------------------------------------------------------------------------------------
Due in one year or less                        $ 46,671            $ 46,679            $ 3,923            $ 3,986
Due after one year through five years            90,699              91,179             18,065             19,278
Due after five years through ten years           46,576              48,046              1,340              1,461
Due after ten years                              18,242              18,767              1,390              1,400
Mortgage-backed securities                      146,539             147,110                 71                 76
-------------------------------------------------------------------------------------------------------------------------
     Total                                     $348,727            $351,781            $24,789            $26,201
-------------------------------------------------------------------------------------------------------------------------


Gross gains of approximately $965,000,  $1,529,000, and $467,000 for 2003, 2002,
and 2001, respectively, were realized on the sale of investment securities. Gross losses of approximately $0, $96,000, and $2,000 were realized during 2003, 2002, and 2001, respectively.

Investment securities with a carrying value of $244,817,000 and $259,965,000 at December 31, 2003 and 2002 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes.

Investment securities with unrealized losses at year-end 2003 not recognized in income are presented in the table below. The table segregates investment securities that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or more. The table also includes the fair value of the related securities.


-----------------------------------------------------------------------------------------------------------------------
                                  Less than 12 Months            12 Months or More                Total
                                             Unrealized                   Unrealized                    Unrealized
(In thousands)               Fair Value          Losses    Fair Value         Losses     Fair Value         Losses
-----------------------------------------------------------------------------------------------------------------------
Obligations of U.S.
  Government agencies          $ 51,565        $    118                                    $ 51,565       $    118
Obligations of states and
  political subdivisions         10,768             141                                      10,768            141
Mortgage-backed securities       73,199             727       $    90       $      2         73,289            729
-----------------------------------------------------------------------------------------------------------------------
   Total                       $135,532        $    986       $    90       $      2       $135,622       $    988
-----------------------------------------------------------------------------------------------------------------------

Unrealized losses included in the table above have not been recognized in income since they have been identified as temporary. Factors considered in assessing whether unrealized losses are other-than-temporary include, but are not limited to, independent credit ratings of the issuer and the Company's intent and ability to hold the investment for the foreseeable future. The Company attributes the unrealized losses mainly to changes in market interest rates and does not expect to incur a loss unless the securities are sold. As the securities approach their maturity date, their fair value is expected to recover. A decline in certain market interest rates could also favorably impact fair values.

3. LOANS

Major classifications of loans are summarized as follows.

-------------------------------------------------------------------------------
December 31, (In thousands)                         2003              2002
-------------------------------------------------------------------------------
Commercial, financial, and agricultural         $110,657       $   110,056
Real estate-- construction                        45,390            55,896
Real estate-- residential                        270,638           251,185
Real estate-- farmland and other
 commercial enterprises          222,100         208,435
Installment loans                                 71,582            76,185
Lease financing                                   39,834            41,847
-------------------------------------------------------------------------------
     Total loans                                  760,201          743,604
-------------------------------------------------------------------------------
Less unearned income                              (4,256)           (4,965)
-------------------------------------------------------------------------------
     Total loans, net of unearned income        $755,945       $   738,639
-------------------------------------------------------------------------------

Loans to directors, executive officers, and principal shareholders (including loans to affiliated companies of which directors, executive officers, and principal shareholders are principal owners) and loans to members of the immediate family of such persons were $15,235,000 and $14,604,000 at December 31, 2003 and 2002, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectability. An analysis of the activity with respect to these loans follows.

-------------------------------------------------------------------------------
(In thousands)                                              Amount
-------------------------------------------------------------------------------
Balance, December 31, 2002                                $   14,604
New loans                                                      9,941
Repayments                                                   (10,034)
Loans no longer meeting disclosure requirements
  and other adjustments                                          724
-------------------------------------------------------------------------------
     Balance, December 31, 2003                           $   15,235
-------------------------------------------------------------------------------

4. ALLOWANCE FOR LOAN LOSSES

The Company's recorded investment in impaired loans, measured using the fair value of collateral method as defined in SFAS No. 114, was $4,753,000 at December 31, 2003 and $15,363,000 at December 31, 2002. Those amounts also represent loans for which an allowance for loan losses totaling $79,000 and $321,000 for 2003 and 2002, respectfully, has been established. For the years ended December 31, 2003 and 2002, the recorded investment in impaired loans averaged $10,860,000 and $16,525,000, respectively. Interest income recognized on impaired loans totaled $55,000, $268,000, and $113,000 for the years 2003, 2002, and 2001, respectively.

The Company's charge-off policy for impaired loans does not differ from the charge-off policy for loans outside the definition of SFAS No. 114. Loans that are delinquent in excess of 120 days are charged off unless the borrower continues to maintain a satisfactory financial standing and/or the collateral securing the debt is of such value that any loss appears to be unlikely.

An analysis of the allowance for loan losses follows.

-------------------------------------------------------------------------------
Years Ended December 31, (In thousands)      2003           2002          2001
-------------------------------------------------------------------------------
Balance, beginning of year               $ 11,061      $  10,549     $  10,249
Provisions for loan losses                  2,592          4,748         2,448
Recoveries                                    426            371           777
Loans charged off                          (2,787)        (4,607)       (2,925)
-------------------------------------------------------------------------------
     Balance, end of year                $ 11,292      $  11,061     $  10,549
-------------------------------------------------------------------------------


Nonperforming loans were as follows.

-------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                     2003          2002
-------------------------------------------------------------------------------
Nonaccrual loans                                        $  5,258      $ 15,681
Loans past due 90 days or more and still accruing          3,856         3,624
-------------------------------------------------------------------------------
     Total nonperforming loans                          $  9,114      $ 19,305
-------------------------------------------------------------------------------



5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following.

-------------------------------------------------------------------------------
December 31, (In thousands)                               2003          2002
-------------------------------------------------------------------------------
Land, buildings, and leasehold improvements           $ 32,237      $ 31,347
Furniture and equipment                                 17,626        17,652
-------------------------------------------------------------------------------
     Total premises and equipment                       49,863        48,999
-------------------------------------------------------------------------------
Less accumulated depreciation and amortization         (25,748)      (24,844)
-------------------------------------------------------------------------------
     Premises and equipment, net                      $ 24,115      $ 24,155
-------------------------------------------------------------------------------

Depreciation   and  amortization  of  premises  and  equipment  was  $2,984,000,
$2,890,000, and $2,737,000 in 2003, 2002, and 2001, respectively.

6. DEPOSIT LIABILITIES

Time deposits of $100,000 or more at December 31, 2003 and 2002 were $115,655,000 and $108,237,000, respectively. Interest expense on time deposits of $100,000 or more was $3,554,000, $3,894,000, and $4,616,000 for 2003, 2002,
and 2001, respectively.

At December 31, 2003 the scheduled maturities of time deposits were as follows.

-----------------------------------------------------------------
(In thousands)                                   Amount
-----------------------------------------------------------------
2004                                           $238,177
2005                                             94,909
2006                                             63,616
2007                                             10,284
2008                                              6,854
Thereafter                                        8,737
-----------------------------------------------------------------
     Total                                     $422,577
-----------------------------------------------------------------


7. FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, AND OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase represent borrowings by the Company that generally mature one business day following the date of the transaction. Information pertaining to such borrowings is as follows.

-----------------------------------------------------------------------------
December 31, (Dollars in thousands)                2003              2002
-----------------------------------------------------------------------------
Average balance during the year                $ 70,242         $  92,912
Average interest rate during the year              1.23%            1.77%
Maximum month-end balance during the year      $133,150         $ 145,442
-----------------------------------------------------------------------------

The table below displays a summary of the ending balance and average rate for borrowed funds on the dates indicated. For FHLB advances, the subsidiary banks pledge FHLB stock and fully disbursed, otherwise unencumbered, 1-4 family first mortgage loans as collateral for these advances as required by the FHLB.

--------------------------------------------------------------------------------
                                                Average                Average
December 31, (Dollars in thousands)       2003     Rate          2002     Rate
--------------------------------------------------------------------------------
SHORT-TERM
Federal funds purchased and
  securities sold under agreements
  to repurchase                      $ 56,698       1.06%    $115,979      1.17%
FHLB advances                                                   8,400      1.57
Other                                     418        .97          807      1.17
--------------------------------------------------------------------------------
     Total short-term                $ 57,116       1.06%    $125,186      1.19%
--------------------------------------------------------------------------------
LONG-TERM
FHLB advances                        $ 55,511       3.62%    $ 57,100      3.69%
Other                                     902       2.32           52      4.12
--------------------------------------------------------------------------------
     Total long-term                 $ 56,413       3.60%    $ 57,152      3.69%
--------------------------------------------------------------------------------

FHLB advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.01% and 5.22% over a maturity period of up to 20 years. Approximately $25.5 million of the total long-term advances from FHLB are convertible to a floating interest rate following initial fixed rate terms ranging from one to two years. Once the initial fixed rate term expires, the advances may convert to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%.

Maturities of long-term borrowings at December 31, 2003 are as follows.

-----------------------------------------------------------------
(In thousands)                                   Amount
-----------------------------------------------------------------
2004                                        $  9,347
2005                                           7,596
2006                                          12,049
2007                                          11,794
2008                                             682
Thereafter                                    14,945
-----------------------------------------------------------------
     Total                                  $ 56,413
-----------------------------------------------------------------


8. INCOME TAXES

The components of income tax expense are as follows.

--------------------------------------------------------------------------------
December  31, (In thousands)                       2003         2002        2001
--------------------------------------------------------------------------------
Currently payable                               $ 3,660      $ 3,210     $ 5,369
Deferred income taxes                              (294)         561         132
--------------------------------------------------------------------------------
     Total applicable to operations               3,366        3,771       5,501
--------------------------------------------------------------------------------
Charged to components of shareholders' equity:
  Net unrealized securities (losses) gains         (775)       1,258         373
--------------------------------------------------------------------------------
     Total income taxes                         $ 2,591      $ 5,029     $ 5,874
--------------------------------------------------------------------------------

An analysis of the difference between the effective income tax rates and the statutory federal income tax rate follows.

--------------------------------------------------------------------------------
December  31, (In thousands)                             2003      2002    2001
--------------------------------------------------------------------------------
Federal statutory rate                                   35.0%      35.0%  35.0%
Changes from statutory rates resulting from:
  Tax exempt interest                                    (8.6)      (9.6)  (7.3)
  Nondeductible interest to carry municipal obligations    .6         .9     .9
  Amortization of intangibles                                                .5
  Tax credits                                            (4.0)      (3.8)  (1.9)
  Company-owned life insurance                           (2.4)
  Other, net                                                          .6
--------------------------------------------------------------------------------
     Effective tax rate                                  20.6%      23.1%  27.2%
--------------------------------------------------------------------------------

The tax effects of the significant temporary differences which comprise deferred tax assets and liabilities at December 31, 2003 and 2002 follows.

-----------------------------------------------------------------------------
December  31, (In thousands)                        2003            2002
-----------------------------------------------------------------------------
ASSETS
Allowance for loan losses                        $ 3,952        $  3,871
Deferred directors' fees                             127             127
Postretirement benefit obligations                   824             658
Stock options                                      1,285           1,218
Commission                                           216
Self-funded insurance                                168             140
Other                                                 71              15
-----------------------------------------------------------------------------
     Total deferred tax assets                     6,643           6,029
-----------------------------------------------------------------------------
LIABILITIES
Depreciation                                       1,382           1,362
Investment securities                              1,017             938
Deferred loan fees                                 1,087           1,044
Lease financing operations                         2,691           2,513
Unrealized gains on investment securities, net     1,142           1,917
-----------------------------------------------------------------------------
     Total deferred tax liabilities                7,319           7,774
-----------------------------------------------------------------------------
     Net deferred tax liability                  $  (676)       $(1,745)
-----------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2003.

9. RETIREMENT PLANS

Prior to April 1, 2003, the Company and its subsidiaries maintained a pension plan and a salary savings plan. The pension plan had two components which were the Money Purchase Pension Plan and the Employee Stock Ownership Plan ("ESOP"). Effective April 1, 2003 the money purchase component was moved to the salary savings plan.

The Company may at its discretion contribute an amount (up to the maximum imposed by federal law) to the ESOP which will be allocated to all participants in the ratio that each participant's compensation bears to all participants' compensation. Such discretionary contributions will be utilized to purchase shares of the Company's common stock to be held in the participants' accounts. There were no contributions to the ESOP in any of the years in the three-year period ended December 31, 2003. The fair market value of Company shares held by the ESOP was $2,431,000 and $2,442,000 at year-end December 31, 2003 and 2002, respectively.

The Company's salary savings plan covers substantially all employees. The Company matches all eligible voluntary tax deferred employee contributions up to 4% of the participant's compensation. The Company may, at the discretion of the Board, contribute an additional amount based upon a percentage of covered employees' salaries. The Company made a 4% discretionary contribution to the plan during each of the years in the three-year period ended December 31, 2003. Discretionary contributions are allocated among participants in the ratio that each participant's compensation bears to all participants' compensation. Eligible employees are presented with various investment alternatives related to the salary savings plan. Those alternatives include various stock and bond mutual funds that vary from traditional growth funds to more stable income funds. Company shares are not an available investment alternative in the salary savings plan.

The total retirement plan expense for 2003, 2002, and 2001 was $1,017,000, $1,014,000, and 764,000, respectively.

10. COMMON STOCK OPTIONS

As described at Footnote 1 of the Company's audited consolidated financial statements, the Company recognizes noncash compensation expense attributed to its stock option plan in accordance with APB No. 25 and related interpretations. The amount of such expense recorded in 2003, 2002, and 2001, net of tax, was $276,000, $358,000, and $570,000, respectively. Approximate future noncash compensation expense related to the Company's stock option plan, net of tax and unadjusted for future forfeitures, is scheduled to be $141,000 during 2004 and zero thereafter since the vesting period on options resulting in expense ends in 2004.

A summary of the status of the Company's stock option plan as of December 31, 2003, 2002, and 2001 and changes during the years ended on those dates is presented below.

---------------------------------------------------------------------------------------------------------
                                           2003                    2002                   2001
---------------------------------------------------------------------------------------------------------
                                              Weighted               Weighted                Weighted
                                               Average                Average                 Average
                                    Shares       Price      Shares      Price      Shares       Price
---------------------------------------------------------------------------------------------------------
Outstanding at January 1           278,436   $  25.42      369,436   $  25.19     409,843     $ 25.17
  Forfeited                           (572)     24.50      (13,267)     24.50     (13,715)      24.84
  Exercised                        (24,942)     24.92      (77,733)     24.50     (26,692)      25.16
---------------------------------------------------------------------------------------------------------
Outstanding at December 31         252,922   $  25.47      278,436   $  25.42     369,436     $ 25.19
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                                           2003                    2002                   2001
---------------------------------------------------------------------------------------------------------
                                              Weighted               Weighted                Weighted
                                               Average                Average                 Average
                                    Shares       Price      Shares      Price      Shares       Price
---------------------------------------------------------------------------------------------------------
Exercisable                        204,136   $   24.98     190,531   $  24.87     233,212     $ 24.63
---------------------------------------------------------------------------------------------------------

The exercise price range of outstanding options at December 31, 2003 was $24.50 to $29.75 and the weighted average contractual life was 4.2 years.


11.  POSTRETIREMENT BENEFITS

Prior to 2003, the Company provided lifetime medical and dental benefits upon retirement for certain retired employees meeting the eligibility requirements as of December 31, 1989. During 2003, the Company implemented an additional postretirement health insurance program. Under the new postretirement health insurance plan, any employee meeting the service requirements of 20 years of full time service to the Company and is at least age 55 upon retirement will be eligible to continue their health insurance coverage. The coverage offered to eligible retiree's will be identical to the coverage that is offered to active employees. The retiree will pay 50% of the cost and the Company will pay 50%. The Company pays for the entire costs of the benefits under the first plan. Both plans are unfunded.

The following schedules set forth a reconciliation of the changes in the plans benefit obligation and funded status for the periods ended December 31, 2003 and 2002.

--------------------------------------------------------------------------------
(In thousands)                                             2003          2002
--------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of year                        $  3,046     $   2,419
Service cost                                                108             2
Interest cost                                               313           175
Prior service cost                                        2,373
Actuarial loss                                              934           686
Benefit payments                                           (273)         (236)
--------------------------------------------------------------------------------
  Obligation at end of year                            $  6,501     $   3,046
--------------------------------------------------------------------------------

FUNDED STATUS (PLAN ASSETS LESS BENEFIT OBLIGATIONS)
Accumulated postretirement benefit obligation          $ (6,501)    $  (3,046)
Unrecognized transition obligation                          913         1,015
Unrecognized prior service cost                           2,431           255
Unrecognized net actuarial loss (gain)                      832          (102)
--------------------------------------------------------------------------------
  Accrued postretirement benefit costs                 $ (2,325)    $  (1,878)
--------------------------------------------------------------------------------

The following table provides disclosure of the net periodic benefit cost as of December 31.

--------------------------------------------------------------------------------
(In thousands)                                             2003          2002
--------------------------------------------------------------------------------
Service cost                                           $    108       $     2
Interest cost                                               313           175
Amortization of transition obligation                       101           101
Recognized prior service cost                               198            42
Amortization of net gain                                                  (52)
--------------------------------------------------------------------------------
  Net periodic benefit cost                            $    720       $   268
Major assumptions:
  Discount rate                                            6.25%         6.50%
--------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, the rate of increase in pre-Medicare medical care claims costs was 10% in 2004 grading down by 1% to 5% for 2009 and thereafter. For Medicare Supplement claims costs, it was 8% in 2004 grading down by 1% to 5% for 2007 and thereafter. For dental claims cost, it was 5% for 2004 and thereafter. A 1% change in the assumed health care cost trend rates would have the following incremental effects:

--------------------------------------------------------------------------------
(In thousands)                                     1% Increase    1% Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest cost
  components of net periodic postretirement
  health care benefit cost                            $ 69,407      $ (55,108)
Effect on postretirement benefit obligation            876,241       (723,542)
--------------------------------------------------------------------------------


On December 8, 2003 President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act into law. This law includes a prescription drug benefit under Medicare and provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefits established by the new law. The effects of this law on the Company's postretirement benefits plans are being reviewed. However, significant uncertainties exist. The Company expects that this law will not have an impact on the postretirement plan implemented during 2003 since this plan provides for a Medicare supplement without prescription drug coverage. The impact of this law, if any, will most likely be attributed to the Company's postretirement plan in effect prior to 2003. Due to the uncertainties that exist, the Company has elected to defer recognizing the effects of the new law in the accounting for its plans under SFAS No. 106. Therefore, the benefit obligations and net periodic benefit costs in the consolidated financial statements and accompanying notes presented do not reflect the effects of the new law. Specific authoritative guidance on the accounting for the federal subsidy is still pending and that guidance, when issued, could require the Company to change previously reported information.

12. LEASES

The Company leases certain branch sites and certain banking equipment under various operating leases. All of the branch site leases have renewal options of varying lengths and terms. The aggregate minimum rental commitments under these leases are not material to the financial statements taken as a whole.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit were $123,714,000 and $119,192,000 at December 31, 2003 and 2002,
respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by the Company, is based on management's credit evaluation of the counter party. Collateral held varies, but may include accounts receivable, marketable securities, inventory, premises and equipment, residential real estate, and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that received when extending credit to customers. The fair value of these intruments is not considered material for disclosure under FIN 45. The Company had $6,702,000 and $5,638,000 in irrevocable letters of credit outstanding at December 31, 2003 and 2002, respectively.

The  majority  of  the  Company's   unfunded   commitments   are  variable  rate
commitments. Approximately 32% of the Company's unfunded commitments have fixed rates for year-end 2003.

14. CONCENTRATION OF CREDIT RISK

The Company's bank subsidiaries actively engage in lending, primarily in their home counties and adjacent areas. Collateral is received to support these loans when deemed necessary. The more significant categories of collateral include cash on deposit with the Company's banks, marketable securities, income producing property, home mortgages, and consumer durables. Loans outstanding, commitments to make loans, and letters of credit range across a large number of industries and individuals. The obligations are significantly diverse and reflect no material concentration in one or more areas.

15. LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. As of December 31, 2003, there were various pending legal actions and proceedings against the Company arising from the normal course of business and in which claims for damages are asserted. Management, after discussion with legal counsel, believes that these actions are without merit and that the ultimate liability resulting from these legal actions and proceedings, if any, will not have a material effect upon the consolidated financial statements of the Company.

16. REGULATORY MATTERS

Payment of dividends by the Company's subsidiary banks is subject to certain regulatory restrictions as set forth in national and state banking laws and regulations. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2003, combined retained earnings of the subsidiary banks were approximately $42,089,000 of which $2,242,000 was available for the payment of dividends in 2004 without obtaining prior approval from bank regulatory agencies.

Included in cash and due from banks is certain noninterest bearing deposits that are held at the Federal Reserve Bank and correspondent banks in accordance with regulatory reserve requirements specified by the Federal Reserve Board of Governors. The reserve requirement was $12,251,000 and $12,171,000 at December 31, 2003 and 2002, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). The Company and each of the subsidiary banks meet all capital adequacy requirements to which they are subject as of December 31, 2003.

As of December 31, 2003, the most recent notification from the FDIC categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables. There are no conditions or events since that notification that management believes have changed the institutions' category.

The capital amounts and ratios of the consolidated Company and the banks are presented in the following tables.

--------------------------------------------------------------------------------------------------------------------------
                                                                                             To Be Well Capitalized
                                                                        For Capital          Under Prompt Corrective
                                                 Actual              Adequacy Purposes          Action Provisions
--------------------------------------------------------------------------------------------------------------------------
December 31, 2003 (Dollars in thousands)   Amount     Ratio          Amount      Ratio           Amount      Ratio
--------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 124,349     15.07%       $ 33,008      4.00%         $ 49,511      6.00%
Farmers Bank & Capital Trust Co.            33,251     11.11          11,968      4.00            17,952      6.00
Farmers Bank and Trust Company              13,652     10.34           5,283      4.00             7,925      6.00
Lawrenceburg National Bank                  10,645     10.88           3,915      4.00             5,872      6.00
First Citizens Bank                         11,527     10.77           4,282      4.00             6,423      6.00
United Bank & Trust Co.                     11,033     10.62           4,156      4.00             6,234      6.00
Kentucky Banking Centers, Inc.               8,873     10.41           3,408      4.00             5,113      6.00
--------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                             $ 134,770     16.33%       $ 66,015      8.00%         $ 82,519     10.00%
Farmers Bank & Capital Trust Co.            36,992     12.36          23,936      8.00            29,920     10.00
Farmers Bank and Trust Company              15,306     11.59          10,567      8.00            13,209     10.00
Lawrenceburg National Bank                  11,872     12.13           7,830      8.00             9,787     10.00
First Citizens Bank                         12,866     12.02           8,564      8.00            10,706     10.00
United Bank & Trust Co.                     12,334     11.87           8,312      8.00            10,390     10.00
Kentucky Banking Centers, Inc.               9,940     11.67           6,817      8.00             8,521     10.00
--------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                             $ 124,349      9.94%       $ 50,030      4.00%         $ 62,537      5.00%
Farmers Bank & Capital Trust Co.            33,251      6.06          21,965      4.00            27,456      5.00
Farmers Bank and Trust Company              13,652      6.82           8,008      4.00            10,010      5.00
Lawrenceburg National Bank                  10,645      7.69           5,538      4.00             6,922      5.00
First Citizens Bank                         11,527      7.37           6,257      4.00             7,822      5.00
United Bank & Trust Co.                     11,033      7.29           6,051      4.00             7,564      5.00
Kentucky Banking Centers, Inc.               8,873      7.95           4,466      4.00             5,582      5.00
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                                             To Be Well Capitalized
                                                                        For Capital          Under Prompt Corrective
                                                Actual               Adequacy Purposes          Action Provisions
--------------------------------------------------------------------------------------------------------------------------
December 31, 2002 (Dollars in thousands)    Amount     Ratio         Amount      Ratio           Amount      Ratio
--------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated                             $ 122,212     14.83%       $ 32,953      4.00%         $ 49,430      6.00%
Farmers Bank & Capital Trust Co.            51,011     15.21          13,419      4.00            20,128      6.00
Farmers Bank and Trust Company              16,361     12.30           5,322      4.00             7,983      6.00
Lawrenceburg National Bank                  11,421     12.76           3,581      4.00             5,372      6.00
First Citizens Bank                         12,745     12.44           4,100      4.00             6,149      6.00
United Bank & Trust Co.                     12,419     12.63           3,933      4.00             5,900      6.00
Kentucky Banking Centers, Inc.               8,143     10.58           3,079      4.00             4,619      6.00
--------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets)
Consolidated                             $ 132,531     16.09%       $ 65,907      8.00%         $  82,383    10.00%
Farmers Bank & Capital Trust Co.            54,894     16.36          26,837      8.00             33,547    10.00
Farmers Bank and Trust Company              18,026     13.55          10,644      8.00             13,306    10.00
Lawrenceburg National Bank                  12,543     14.01           7,162      8.00              8,953    10.00
First Citizens Bank                         14,028     13.69           8,199      8.00             10,249    10.00
United Bank & Trust Co.                     13,651     13.88           7,866      8.00              9,833    10.00
Kentucky Banking Centers, Inc.               9,107     11.83           6,159      8.00              7,698    10.00
-------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital (to Average Assets)
Consolidated                             $ 122,212     10.13%       $ 48,254      4.00%         $  60,318     5.00%
Farmers Bank & Capital Trust Co.            51,011      9.21          22,162      4.00             27,703     5.00
Farmers Bank and Trust Company              16,361      8.75           7,482      4.00              9,353     5.00
Lawrenceburg National Bank                  11,421      8.71           5,247      4.00              6,558     5.00
First Citizens Bank                         12,745      8.61           5,920      4.00              7,401     5.00
United Bank & Trust Co.                     12,419      8.57           5,794      4.00              7,243     5.00
Kentucky Banking Centers, Inc.               8,143      8.21           3,967      4.00              4,959     5.00
--------------------------------------------------------------------------------------------------------------------------


17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the estimated fair values of the Company's financial instruments made in accordance with the requirements of SFAS NO. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. This Statement requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. The estimated fair value amounts have been determined by the Company using available market information and present value or other valuation techniques. These derived fair values are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from the disclosure requirements. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the Company.

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

LOANS
The fair value of loans is estimated by discounting the future cash flows using current discount rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

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

FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, AND OTHER BORROWED FUNDS
The fair value of federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds is estimated using rates currently available for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments are as follows.

----------------------------------------------------------------------------------------------------------------------
December 31,                                             2003                                      2002
----------------------------------------------------------------------------------------------------------------------
(In thousands)                          Carrying Amount       Fair Value          Carrying Amount      Fair Value
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                    $  127,216       $  127,216                $  67,101       $  67,101
Investments securities:
  Available for sale                            358,169          358,169                  413,038         413,038
  Held to maturity                               24,789           26,201                   28,519          30,312
Loans, net                                      744,653          749,214                  727,578         732,656
Accrued interest receivable                       6,813            6,813                    7,173           7,173

LIABILITIES
Deposits                                      1,068,322        1,072,141                  957,480         963,201
Federal funds purchased, securities sold
  under agreements to repurchase, and other
  borrowed funds                                113,529          121,258                  182,338         191,562
Accrued interest payable                          1,330            1,330                    1,853           1,853
----------------------------------------------------------------------------------------------------------------------


18. PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, (In thousands)                              2003            2002
--------------------------------------------------------------------------------
ASSETS
Cash on deposit with subsidiaries                   $   29,291      $   9,691
Investment securities available for sale                  885             702
Investment in subsidiaries                             93,158         116,005
Other assets                                            7,418           3,252
--------------------------------------------------------------------------------
     Total assets                                   $ 130,752       $ 129,650
--------------------------------------------------------------------------------

LIABILITIES
Dividends payable                                   $   2,215       $   2,191
Other liabilities                                       2,066           1,686
--------------------------------------------------------------------------------
     Total liabilities                                  4,281           3,877
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                            1,020           1,017
Capital surplus                                        18,670          17,623
Retained earnings                                     145,489         141,199
Treasury stock                                        (40,830)        (37,627)
Accumulated other comprehensive income                  2,122           3,561
--------------------------------------------------------------------------------
     Total shareholders' equity                       126,471         125,773
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity     $ 130,752       $ 129,650
--------------------------------------------------------------------------------



CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Years Ended December 31, (In thousands)              2003       2002       2001
--------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                      $ 37,005    $ 9,585    $ 7,058
Interest income                                        90         95        120
Other dividend income                                  26         24         49
Investment securities gains, net                                 110        449
Other noninterest income                            1,690      1,078      1,027
--------------------------------------------------------------------------------
     Total income                                  38,811     10,892      8,703
--------------------------------------------------------------------------------
EXPENSE
Noninterest expense                                 2,613      2,393      2,484
--------------------------------------------------------------------------------
     Total expense                                  2,613      2,393      2,484
--------------------------------------------------------------------------------
     Income before income tax benefit
     and equity in undistributed income
     of subsidiaries                               36,198      8,499      6,219
Income tax benefit                                    386        318        285
--------------------------------------------------------------------------------
     Income before equity in undistributed
     income of subsidiaries                        36,584      8,817      6,504
--------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries    (23,621)     3,744      8,167
--------------------------------------------------------------------------------
     Net income                                  $ 12,963    $12,561    $14,671
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                   2003           2002         2001
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $ 12,963       $ 12,561     $ 14,671
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Equity in undistributed income of subsidiaries       23,621         (3,744)      (8,167)
   Noncash compensation expense                             91             27          213
   Gain on sale of available for sale
     investment securitites                                              (110)        (449)
   Change in other assets and liabilities, net           2,772           (848)         (65)
   Deferred income tax expense (benefit)                   190            205          (51)
----------------------------------------------------------------------------------------------
  Net cash provided by operating activities             39,637          8,091        6,152
----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale
  investment securities                                                   399        1,986
Investment in nonbank subsidiary                        (2,000)
Purchases of company-owned life insurance               (6,807)
----------------------------------------------------------------------------------------------
  Net cash (used in) provided by investing activities   (8,807)           399        1,986
----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                          (8,649)        (8,550)      (8,468)
Purchase of common stock                                (3,203)        (6,550)     (10,322)
Stock options exercised                                    622          1,904          663
----------------------------------------------------------------------------------------------
  Net cash used in financing activities                (11,230)       (13,196)     (18,127)
----------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents  19,600         (4,706)      (9,989)
----------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year           9,691         14,397       24,386
----------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year            $ 29,291       $  9,691     $ 14,397
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for income taxes            $  1,400       $  4,940     $  5,350
Cash dividend declared and unpaid                        2,215          2,191        2,152
----------------------------------------------------------------------------------------------


19. QUARTERLY FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2003                             March 31            June 30           Sept. 30            Dec. 31
--------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 15,508           $ 14,357           $ 14,189            $14,359
Interest expense                                   5,456              5,116              4,757              4,554
--------------------------------------------------------------------------------------------------------------------
     Net interest income                          10,052              9,241              9,432              9,805
--------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            385                351                642              1,214
--------------------------------------------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                               9,667              8,890              8,790              8,591
--------------------------------------------------------------------------------------------------------------------
Noninterest income                                 4,166              4,478              5,151              4,098
Noninterest expense                                9,139              9,468              9,209              9,686
--------------------------------------------------------------------------------------------------------------------
     Income before income taxes                    4,694              3,900              4,732              3,003
--------------------------------------------------------------------------------------------------------------------
Income tax expense                                 1,101                874                831                560
--------------------------------------------------------------------------------------------------------------------
     Net income                                 $  3,593           $  3,026           $  3,901            $ 2,443
--------------------------------------------------------------------------------------------------------------------
Net income per common share, basic              $    .53           $    .45           $    .58            $   .36
Net income per common share, diluted                 .53                .45                .58                .36
--------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic         6,764              6,723              6,712              6,712
Weighted average shares outstanding, diluted       6,798              6,765              6,761              6,768
--------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands, except per share data)
Quarters Ended 2002                             March 31            June 30           Sept. 30            Dec. 31
--------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 16,948           $ 16,555           $ 16,642            $16,146
Interest expense                                   6,793              6,619              6,372              5,962
--------------------------------------------------------------------------------------------------------------------
     Net interest income                          10,155              9,936             10,270             10,184
--------------------------------------------------------------------------------------------------------------------
Provision for loan losses                            121                988                869              2,770
--------------------------------------------------------------------------------------------------------------------
     Net interest income after provision
     for loan losses                              10,034              8,948              9,401              7,414
--------------------------------------------------------------------------------------------------------------------
Noninterest income                                 4,121              4,141              4,341              4,033
Noninterest expense                                9,037              8,691              9,043              9,330
--------------------------------------------------------------------------------------------------------------------
     Income before income taxes                    5,118              4,398              4,699              2,117
--------------------------------------------------------------------------------------------------------------------
Income tax expense                                 1,336              1,082              1,173                180
--------------------------------------------------------------------------------------------------------------------
     Net income                                 $  3,782           $  3,316           $  3,526            $ 1,937
--------------------------------------------------------------------------------------------------------------------
Net income per common share, basic              $    .55           $    .48           $    .51            $   .29
Net income per common share, diluted                 .54                .48                .51                .29
--------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic         6,901              6,889              6,850              6,839
Weighted average shares outstanding, diluted       6,961              6,941              6,898              6,884
--------------------------------------------------------------------------------------------------------------------




20. SUBSEQUENT EVENT (UNAUDITED)

On February 13, 2004 the Company reached an agreement to acquire 100% of the outstanding common stock of Citizens Bank (Kentucky), Inc., Georgetown, Kentucky, in a cash transaction valued at $14,500,000. Pending the required approvals from the appropriate regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, the transaction is expected to close during the second quarter of 2004. The deal will improve the Company's ability to provide financial services in one of the more rapidly growing communities in Kentucky. As of December 31, 2003 Citizens Bank had approximately $80,000,000 in total assets and $65,000,000 in total deposits.

SHAREHOLDER INFORMATION


CORPORATE ADDRESS
The headquarters of Farmers Capital Bank Corporation is located at:
  202 West Main Street
  Frankfort, Kentucky 40601

Direct correspondence to:
  Farmers Capital Bank Corporation
  P.O. Box 309
  Frankfort, Kentucky 40602-0309
  Phone: (502) 227-1668
  www.farmerscapital.com

ANNUAL MEETING
The annual meeting of shareholders of Farmers Capital Bank Corporation will be held Tuesday, May 11, 2004 at 11:00 a.m. at the main office of Farmers Bank & Capital Trust Co., Frankfort, Kentucky.

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

NASDAQ MARKET MAKERS
J.J.B. Hilliard, W.L. Lyons, Inc.
(502) 588-8400
(800) 444-1854

Knight Equity Markets, L.P.
(888) 302-9197

Morgan, Keegan and Company
(800) 260-0280

Howe Barnes Investments, Inc.
(800) 621-2364

The Transfer Agent and Registrar for Farmers Capital Bank Corporation is the Farmers Bank & Capital Trust Co., Frankfort, Kentucky.