Form 10-K, Exhibit 13
period 2004-12-31
FARMERS CAPITAL BANK CORP
filed 2005-03-11
CIK 713095


SELECTED FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------------------
December 31,
(In thousands, except per share data)               2004          2003          2002          2001          2000
------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                               $   61,902    $   58,413    $   66,291    $   77,039    $   75,481
Interest expense                                  19,176        19,883        25,746        34,357        32,536
Net interest income                               42,726        38,530        40,545        42,682        42,945
Provision for loan losses                          2,129         2,592         4,748         2,448         2,472
Net income                                        13,392        12,963         2,561        14,671        14,380
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Net income
 Basic                                        $     1.99    $     1.93    $     1.83    $     2.10    $     1.97
 Diluted                                            1.98          1.92          1.82          2.09          1.97
Cash dividends declared                             1.32          1.29          1.25          1.21          1.17
Book value                                         19.38         18.83         18.52         17.89         17.49
------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Percentage of net income to:
 Average shareholders' equity (ROE)                10.46%        10.39%        10.04%        11.93%        11.61%
 Average total assets (ROA)                          .99          1.04          1.04          1.28          1.40
Percentage of dividends declared to net income     66.43         66.91         68.38         57.70         59.33
Percentage of average shareholders'
 equity to average total assets                     9.50          9.98         10.37         10.75         12.06
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                    $  131,450    $  126,471    $  125,773    $  123,560    $  125,461
Total assets                                   1,397,144     1,318,565     1,275,602     1,183,530     1,204,752
Long-term debt                                    53,158        56,413        57,152        10,913        10,501
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic                                             6,737         6,727         6,870         6,982         7,304
 Diluted                                           6,780         6,770         6,910         7,025         7,307
------------------------------------------------------------------------------------------------------------------------------------

CONTENTS


2    Letter to Our Shareholders
3    Farmers Capital Bank Corporation Board of Directors and Officers
4    Growth
16   Affiliates' Directors and Officers
21   Glossary of Financial Terms
22 Management's Discussion and Analysis of Financial Condition and Results of Operations
38   Report of Management
39 Report of Independent Registered Public Accounting Firm On Internal Control Over Financial Reporting
40   Report  of  Independent  Registered  Public  Accounting  Firm On  Financial
     Statements
41   Consolidated Balance Sheets
42   Consolidated Statements of Income
43   Consolidated Statements of Comprehensive Income
44   Consolidated Statements of Changes in Shareholders' Equity
45   Consolidated Statements of Cash Flows
46   Notes to Consolidated Financial Statements
65   Shareholder Information

LETTER TO OUR SHAREHOLDERS


Dear Shareholder:

We were pleased with our overall performance in 2004 as it related to asset growth and revenue enhancement. During the year, we expanded into new markets both through acquisition and branching, increased our total assets and loan portfolio, and increased earnings. Farmers Capital Bank Corporation ended the year with net income of $13.4 million, an increase of 3.3% over the same period of 2003. In the fourth quarter of 2004, net income was $2.9 million, a 20.5% increase over the same three month period of 2003. This increase for our Company was due to key factors including strong fourth quarter loan growth and the purchase of Financial National Electronic Transfer, Inc. (FiNET).

The loan portfolio for the Corporation grew by 16% in 2004. While some of this growth may be attributed to the purchase of Citizens Bank (Kentucky), Inc., increased demand in all of our local markets and through the correspondent banking area of Farmers Bank of Georgetown also contributed to this healthy increase. Farmers Bank of Georgetown, United Bank, and Lawrenceburg National Bank all experienced significant loan growth in the second half of the year. In December 2004 alone, these three banks totaled $94 million in loans more than the same month-to-date period of 2003.

To support this loan growth, the need for deposits was great. In January 2004, we introduced the FlexSpender Certificate of Deposit. This 48 month certificate allows customers to increase the rate once during the initial term and to withdraw funds over the life of the term. Appealing for its flexibility, this deposit offering garnered interest among our markets and beyond when we advertised it in a regional newspaper. By year end, FlexSpender Certificates of Deposit corporately totaled over $111 million of our $516 million in time deposits and in our total deposits of $1.1 billion.

Even though fiscal year 2004 has ended, for us the year established beginnings. Foundations were laid for new and vigorous growth, diverse areas which will strengthen Farmers Capital Bank Corporation. The following narrative will provide insight to the different arenas of the expansion of our environment in 2004. In 2005, we promise you, our shareholders, to continue to explore new products and markets that will make us profitable and competitive in the world of financial services.


/s/ G. Anthony Busseni                /s/ Frank W. Sower, Jr.
G. Anthony Busseni                    Frank W. Sower, Jr.

FARMERS CAPITAL BANK CORPORATION BOARD OF DIRECTORS AND OFFICERS



DIRECTORS
Frank W. Sower, Jr., Chairman
retired Appeals Officer,
Internal Revenue Service

J. Barry Banker
Manager, Stewart Home School

G. Anthony Busseni
President and CEO of the Corporation

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

Gerald R. Hignite
President of Curneal & Hignite Insurance, Inc.

Lloyd C. Hillard, Jr.
President and CEO of First Citizens Bank

Harold G. Mays
President of H.G. Mays Corporation, an asphalt paving firm

Dr. Donald Mullineaux
DuPont Endowed Chair in Banking and Financial
Services in the Gatton College of Business and Economics, University of Kentucky

Robert Roach, Jr.
retired Teacher

Michael M. Sullivan
retired Senior Vice President of FCB Services, Inc.

Dr. John D. Sutterlin
retired dentist and Chairman of the Board of Directors of Farmers Bank & Capital Trust Co.

Shelley S. Sweeney
President of Swell Properties, Inc.

E. Bruce Dungan, Advisory Director
retired President and CEO of Farmers Capital Bank Corporation

Charles T. Mitchell, CPA, Advisory Director
Consultant, Charles T. Mitchell Co., LLP, CPA

Dr. John P. Stewart, Chairman Emeritus
retired Physician, Director of Stewart
Home School


OFFICERS
G. Anthony Busseni
President and CEO

Allison B. Gordon
Senior Vice President

C. Douglas Carpenter
Vice President, Secretary, and Chief Financial Officer

Todd Chadwell, CPA
Vice President, Auditing

Linda L. Faulconer, SPHR
Vice President, Human Resources

Anna Kaye Hall
Vice President, Finance

Mark A. Hampton, CPA
Vice President, Finance

Jean T. Harrod
Vice President, Legal Counsel

Janelda R. Mitchell
Vice President, Marketing

Sue Coles
Assistant Vice President, Compliance

Teresa Tipton
Assistant Vice President, Human Resources

GROWTH.

The simplest definition is to increase in size or amount, or to become more advanced or developed.

Perhaps the best definition of the growth Farmers Capital Bank Corporation is experiencing can be borrowed from the world of biology: an unfolding of events involved in an organism changing gradually from a simple to a more complex level.

Our course has been to provide the best in financial services to our customers and a strong investment for our shareholders. The growth we are experiencing enables our Company to provide even greater, more complex services.

The economic events of the past few years have compelled new thinking among financial organizations: increased competition from nonfinancial companies, low interest rate levels, and increased speculation and interest in the stock market. New sources of income are needed. The time has come for bold moves and to break tradition of asking Why? and try out the possibilities of Why not?

PRO  MORTGAGE  PARTNERS,  LLC
One to four family mortgages, a backbone of bank services, are key relationship builders for community banks. Customers with excellent credit histories and a 20% down payment were the sought-after market. As customers have changed, however, so has the mortgage market. New types of mortgages are available, fitting the vast market of customers who do not fit the traditional criteria.

In May 2004, Pro Mortgage Partners, LLC was formed as a subsidiary of Farmers Bank of Georgetown to originate and place mortgage loans in the secondary market. Headed by Tom Probst and his experienced staff, Pro Mortgage Partners allows us to offer competitive mortgage products previously unavailable to our affiliates.

Our affiliates can now match almost any customer's need with the perfect mortgage to suit. Thanks to Pro Mortgage, we can help families purchase and afford homes creating a better community for all.

CITIZENS BANK ACQUISITION AND MERGER
Bank acquisitions are not uncommon to the industry, but Farmers Capital Bank Corporation holds a conservative view. When opportunities arise, a good deal of research is done; we want a good fit for our shareholders, customers and employees.

Citizens Bank, headquartered in Georgetown, provided us with that fit.

We saw an opportunity to expand our franchise and use our existing facilities and employees to obtain greater market share in the highly competitive market of Scott County. Since Farmers Bank held the highest market share in Scott County, it was increasingly difficult and more expensive to recruit and retain new customers.

The merger of Citizens Bank into Farmers Bank provided an expanded customer base with the opportunity to bring our products and services to those customers.

The extensive conversion process was handled with cooperation and team work between the Farmers Bank and the Citizens Bank employees, along with the necessary assistance provided by FCB Services, Inc., the data processing subsidiary that provides the technical support for all of our affiliates.

Once through the process, we retained several Citizens employees to help us with our new customer base. The transition process was a great learning experience for everyone involved and will provide us with the necessary blueprints for future acquisitions and mergers.

BILL PAYMENT SERVICES EXPANSION
Our second acquisition of 2004 was Financial National Electronic Transfer, Inc. (FiNET) by First Citizens Bank and their flagship bill payment service, FirstService.

Begun in the early 1980s as a means for military personnel to pay creditors regardless of where the military service member is stationed, FirstService allotment service provides benefits to both the service member and the lender; good credit record is established for the service member and it provides a way for companies to extend credit to this transient market. FiNET formed in 1983, provided identical services plus Federal Benefits Payment Processing such as Social Security and Veterans Benefits. The merger of FirstService and FiNET has expanded opportunities for our Company.

Allotment and recurring bill payment services help bring profitability and growth to the Company in many ways: increased fee income and deposit growth, the windfall of additional experienced personnel, and new services such as the FedSys ATM Card which will allow benefit recipients to receive their payments on ATM cards, an enhancement to security and convenience.

LEXINGTON BRANCHES
Farmers Capital Bank Corporation constantly looks for ways to expand into other markets through branching.

In 1997, Kentucky Banking Centers built an office in Glasgow, located in Barren County; 1998 saw the opening of a First Citizens Bank branch in Shepherdsville of Bullitt County, which adjoins Jefferson County and Louisville; and in 1999, Lawrenceburg National Bank opened a branch in Harrodsburg.

These offices give us the opportunity to expand outside of our existing markets and gain new customers. In these cases the strategy was to open branches in towns and cities that were showing growth potential and were geographically convenient.

In 2004, we decided to take this philosophy a step further by opening a branch in Lexington. Lexington is the second largest metropolitan statistical area in Kentucky behind only Louisville. It was ranked 9th by Forbes.com as one of the "best places to do business" in the United States. Branching into such a large metropolitan area was a departure for our Corporation as our existing locations are located in smaller communities. The success of our commercial lending services of Farmers Bank of Georgetown, garnered the attention of Lexington businesses, resulting in a strong base of customers. Opening an office in downtown Lexington allows us to retain and service our existing loan customers while providing them with convenient deposit services. A second office located on the southwest side of Lexington opened recently; this will allow us to provide financial services for the growing Harrodsburg Road/Beaumont Center area.

KENTUCKY HOME LIFE INSURANCE COMPANY
In keeping with our philosophy of growth and diversification, we continue to look for ways to expand our market share and products in the wide-ranging field of insurance. In 2004, we decided that the opportunity to provide credit life insurance through our own subsidiary would be a worthwhile endeavor.

The purchase of Kentucky Home Life Insurance Company enables our company to own a platform which makes the offering of additional insurance products and services possible. The acquisition of an existing life insurance company represents the next logical progression in our efforts to enhance our insurance activities in a prudent and conservative manner. This fits with our desire to diversify our goals and our income.

Just as plants possess a natural ability to direct themselves toward the sun, we believe at Farmers Capital Bank Corporation an inner vision drives our growth. With a vision fuelled and enriched by the diversity of our organization, we are ready to face challenges head on. Utilizing our core competencies, the strengths of our employees, and a belief in our mission, we will continue to be a company that can and will enjoy sustainable growth.

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

Fontaine Banks, III
Senior Vice President, Investments

Gregory S. Burton
Senior Vice President, Commercial Loans

L. Hobbs Cheek, CPA
Senior Vice President, Chief Financial Officer

Jack Diamond
Senior Vice President, Senior Trust Officer

Bruce G. Dungan
Senior Vice President, Compliance and Operations, Bank Secrecy Officer, Security Officer

Elizabeth D. Hardy
Senior Vice President, Retail

Barbara Conway
Vice President, Main Office Manager

Nancy Gatewood
Vice President, West Branch Manager

Richard Gobber
Vice President, Retail

Sarah Gowins
Vice President, Commercial Loans

Elizabeth Johns
Vice President, Trust Officer

Gail Mitchell
Vice President, Franklin Square Branch Manager

Lydwina Napier
Vice President, Commercial Loans

Jane Sweasy
Vice President, Sales and Service Quality

Brenda Y. Rogers
Executive Secretary

Felicia Banks
Assistant Vice President, Assistant Manager, Franklin Square

Patsy Briscoe
Assistant Vice President, Loan Administration

Margaret Colston
Assistant Vice President, Retail Services

Judy Isaacs
Assistant Vice President, Bank Cards

Joan Lee
Assistant Vice President, Franklin Square Branch

Jennifer Parrish
Assistant Vice President, Retail Services

Patricia Norris Peavler
Assistant Vice President, Marketing

Jo Ann Reynolds
Assistant Vice President, Investments

Julie Riggs
Assistant Vice President, Retail Banking

John Senter
Assistant Vice President, Business Development

Mary Lou Wallace
Assistant Vice President, Branch Manager, Cardinal Hills

Deborah West
Assistant Vice President, Assistant Manager, Main Office

Keith Ballard
Trust Officer

Sally L. Bell
Trust Officer

Michael Burns
Trust Officer

Karen DiRaimo
Trust Officer

Kay Henninger
Trust Officer

Leigh Ann Young
Trust Officer

Mary Jo Verhey
Assistant Cashier, Internet Banking

C. Ray Baldwin
Property Management Director

Dorothy H. Switzer
Director of Travel Programs

Lynn Vann
Director of Human Resources

KENTUCKY BANKING CENTERS, INC.
Member FDIC

DIRECTORS
Stokes A. Baird, IV, Chairman
Sue Bunnell
G. Anthony Busseni
Anna Kaye Hall
Steve Hayes
Larry Jewell
William Ray
David L. Shadburne, CPA
Freddie Travis
R. Kevin Vance, DVM

OFFICERS
David L. Shadburne, CPA
President and CEO

Owen Lambert
Executive Vice President

Lewis Bauer
Senior Vice President

Vanessa Puckett
Senior Vice President

Jeffrey Edwards
Vice President

Dawn S. Forbes, CPA
Vice President and CFO

Greg Isenberg
Vice President

Jannell Pedigo
Vice President

Angie Bybee
Assistant Vice President, Marketing

Mellyn Church, CPA
Assistant Vice President

Karisa Clark
Assistant Vice President

Jane T. Howell
Assistant Vice President

Rebecca Smith
Assistant Vice President, Operations, Human Resources

Patty J. Wright
Assistant Vice President

Carla Wuertzer
Assistant Vice President

Daryl Lowe
Cashier and Head Teller

Carolyn Russell
Assistant Cashier

Sharon Williams
Loan Officer

FARMERS BANK AND TRUST COMPANY
Member FDIC

DIRECTORS
Cecil D. Bell, Jr., Chairman
G. Anthony Busseni
Allison B. Gordon
Frank R. Hamilton, Jr.
Vivian M. House
Robert Sharon McMillin
Joseph C. Murphy
Gervis C. Showalter
Kenneth M. Sturgill
Glenn M. Williams
Rollie D. Graves, Director Emeritus
Dr. Horace T. Hambrick, Director Emeritus Bobby Vance, Director Emeritus

OFFICERS
Joseph C. Murphy
President and CEO

Thomas P. Porter
Executive Vice President

Lynn C. McKinney
Senior Vice President and Cashier

Michael E. Schornick, Jr.
Senior Vice President

James R. Burkholder
Senior Vice President, Manager of Correspondent Banking Division

Doug Beck
Vice President

Richard Browning
Vice President

J. Michael Easley
Vice President

Bonita M. Glass
Vice President

Tina M. Johnston
Vice President, Chief Financial Officer

Deborah L. Marshall
Vice President

Stephen Scott Pitts
Vice President

Kimberly T. Thompson
Vice President

Lorraine B. Baldwin
Assistant Vice President

Rachel Goble
Assistant Vice President

Karen K. Kelly
Assistant Vice President

Tophan Kulkriwes
Assistant Vice President

Linda Leachman
Assistant Vice President

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

OFFICERS
Lloyd C. Hillard, Jr.
President and CEO

Scott T. Conway
Executive Vice President, Chief Lending Officer

Marilyn B. Ford
Executive Vice President, Chief Operating Officer

Patricia J. Paris
Senior Vice President, Controller

David P. Tackett
Senior Vice President and Trust Officer

Thomas B. Walker
Senior Vice President, Allotment, Bill Payment and EFT Services

Richard N.  Clements
Vice President, Bullitt County Office Manager

William S. Duffy
Vice President and Trust Officer

David J. Evangelista
Vice  President  -  Technology  Coordinator,  Allotment,  Bill  Payment  and EFT
Services

Brenda K. Gayler
Vice President, Allotment, Bill Payment and EFT Operations

David E. Hunt
Vice President, Commercial Loan Officer

Marquetta L. Lively
Vice President, Loan Officer

Mary Lou Mobley
Vice President, CRA Officer and Compliance Officer

Ronald G.  Penwell
Vice President, Radcliff Office Manager

Linda S. Pepper
Vice President, Director of Human Resources and Director of Marketing

Brenda Fullerton
Assistant Vice President, Members First Coordinator

Melissa Payne
Assistant Vice President, Loan Operations

Jeffrey S. Pendleton
Assistant Vice President, Allotment, Bill Payment and EFT Services

Mary C. Tigges
Assistant Vice President, Mulberry Office Manager

Mary P. Edlin
Assistant Cashier, Bookkeeping Supervisor

Denesa G. Embry
Assistant Cashier, North Dixie Office Manager

Debbie Roberts
Operations Officer and Assistant Manager, Bullitt County Office

Leda Kay Pack
Assistant Trust Officer

LAWRENCEBURG NATIONAL BANK
Member FDIC

DIRECTORS
E. Glenn Birdwhistell, Chairman
G. Anthony Busseni
Charles L. Cammack
C. Douglas Carpenter
Ray Edelman
Keith Freeman
Tom D. Isaac
James McGlone
Donald F. Peach
Oneita M. Perry
Paul Vaughn, Jr.

OFFICERS
Charles L. Cammack
President and CEO

Paul Vaughn, Jr.
Executive Vice President, Senior Trust Officer

Gail Gottshall
Executive Vice President

Robert Baughman
Vice President, Harrodsburg Office Manager

Warren R. Leet
Vice President

Timothy A. Perry
Vice President, Compliance

Bonnie S. Childs
Assistant Vice President, Marketing Representative

Libby Goodlett
Assistant Vice President, Accounting Officer

Clark Gregory
Assistant Vice President

Barbara Markwell
Assistant Vice President, Cashier

Robin Miller
Assistant Vice President, Operations Officer

Judith Reynolds
Assistant Vice President

Chris Thompson
Assistant Vice President, West Park Office Manager

Ronnie D. Young
Assistant Vice President


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

Sherry T. Davis
Assistant Vice President

Mary Rita Bland
Assistant Cashier

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

James F. Palmer
Senior Vice President

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

KENTUCKY GENERAL HOLDINGS, LLC

DIRECTORS
G. Anthony Busseni, Chairman
Jamey Bennett
C. Douglas Carpenter
Rick Harp

OFFICERS
G. Anthony Busseni
Chairman

Jamey Bennett
President

Sue Coles
Secretary


PRO MORTGAGE PARTNERS, LLC

DIRECTORS
Joseph C. Murphy, Chairman
Bruce W. Brooks
G. Anthony Busseni
Charles L. Cammack
Jean T. Harrod
J. C. Moraja
Thomas A. Probst

OFFICERS
Thomas A. Probst
President

Susan K. Tackett
Vice President

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

NET INTEREST SPREAD
The difference between the taxable equivalent yield on earning assets and the rate paid on interest bearing funds.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following pages present management's discussion and analysis of the consolidated financial condition and results of operations of Farmers Capital Bank Corporation (the "Company"). Banking subsidiaries include Farmers Bank & Capital Trust Co. ("Farmers Bank") in Frankfort, KY and its wholly-owned subsidiaries Leasing One Corporation ("Leasing One") and Farmers Capital Insurance Corporation ("Farmers Insurance"). Leasing One is a commercial leasing company in Frankfort, KY and Farmers Insurance is an insurance agency in Frankfort, KY; Farmers Bank and Trust Company in Georgetown, KY ("Farmers Georgetown") and its wholly-owned subsidiary Pro Mortgage Partners, LLC, a mortgage brokerage company established in May, 2004 offering a variety of fixed rate loan products; First Citizens Bank in Elizabethtown, KY; United Bank & Trust Co. in Versailles, KY; Lawrenceburg National Bank in Harrodsburg, KY; and Kentucky Banking Centers, Inc. in Glasgow, KY. The Company has two active nonbank subsidiaries, FCB Services, Inc. ("FCB Services") and Kentucky General Holdings, LLC ("Kentucky General"). FCB Services is a data processing subsidiary located in Frankfort, KY, which provides services to the Company's banks as well as unaffiliated banks. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which is the parent company of Kentucky Home Life Insurance Company. The following discussion should be read in conjunction with the audited consolidated financial statements and related Notes that follow.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In general, forward-looking statements relate to a discussion of future financial results or projections, future economic performance, future operational plans and objectives, and statements regarding the underlying assumptions of such statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: economic conditions (both generally and more specifically in the markets in which the Company and its subsidiaries operate) and lower interest margins; competition for the Company's customers from other providers of financial services; deposit outflows or reduced demand for financial services and loan products; government legislation, regulation, and changes in monetary and fiscal policies (which changes from time to time and over which the Company has no control); changes in interest rates; material unforeseen changes in the liquidity, results of operations, or financial condition of the Company's customers; the capability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; the possibility that acquired entities may not perform as well as expected; unexpected claims or litigation against the Company; technological or operational difficulties; and other risks or uncertainties detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. The Company expressly disclaims any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations.

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

The most significant accounting policies followed by the Company are presented in Note 1 of the Company's 2004 audited consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this management's discussion and analysis of financial condition and results of operations, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents credit losses specifically identified in the loan portfolio, as well as management's estimate of probable credit losses in the loan portfolio at the balance sheet date. Determining the amount of the allowance for loan losses and the related provision for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset group on the consolidated balance sheets. Additional information related to the allowance for loan losses that describes the methodology and risk factors can be found under the captions "Asset Quality" and "Nonperforming Assets" in this management's discussion and analysis of financial condition and results of operation, as well as Notes 1 and 4 of the Company's 2004 audited consolidated financial statements.

EXECUTIVE LEVEL OVERVIEW

The Company offers a variety of financial products and services at its 27 banking locations in 16 communities throughout Central Kentucky. The most significant products and services include consumer and commercial lending and leasing, receiving deposits, providing trust services, and offering other traditional banking products and services. The primary goals of the Company are to continually improve profitability and shareholder value, maintain a strong capital position, provide excellent service to our customers through our community banking structure, and to provide a challenging and rewarding work environment for our employees.

The Company generates a significant amount of its revenue, cash flows, and net income from interest income and net interest income, respectively. Interest income is generated by earnings on the Company's earning assets, primarily loans and investment securities. Net interest income is the excess of the interest income earned on earning assets over the interest expense paid on amounts borrowed to support those earning assets. Interest expense is paid primarily on deposits accounts and other short and long-term borrowing arrangements. The ability to properly manage net interest income under changing market environments is crucial to the success of the Company.

In assessing the Company's financial performance in this report, the following items of note should be considered:

     o The general trend of the interest rate environment for 2003 was downward primarily as a result of short-term interest rate reductions taken by the Federal Reserve Board (the "Fed"). The effects of the downward trend in general interest rates for 2003 positively affect the Company's net interest income during 2004. A significant amount of time deposits, the largest component of interest bearing liabilities, have repriced to lower rates and contributed to an increase in net interest income for the current period. The repricing of time deposits for the Company have generally taken longer to occur than for other interest paying liabilities and interest earning assets due to their fixed nature and maturity characteristics. Although the trend in short-term interest rates is moving upward, the increase in the short-term federal funds rate of 125 basis points by the Fed during 2004 did not significantly impact the Company's net interest income during the current year as 75 basis points of the increase occurred since September 2004.

     o The current year lacked the prepayments of mortgage-backed investment securities experienced during 2003 which were unusually high as a result of increased refinancing of home mortgages. Many borrowers opted to refinance their home mortgages at historic low rates during 2003. This caused higher premium amortization on mortgage-backed investment securities which resulted in the lower yields reflected in the investment portfolio in 2003.

     o On July 1, 2004 the Company acquired Citizens Bank (Kentucky), Inc. in Georgetown, Kentucky ("Citizens Georgetown") for $14.6 million in a cash transaction. The impact of this acquisition was an immediate boost in loans and deposits of $50.1 million and $62.4 million, respectively, to the Company's balance sheet. The application of purchase accounting to this acquisition resulted in $4.8 million in goodwill and $2.2 million in core deposit intangible. The core deposit intangible created $255 thousand in amortization expense in 2004 where there is no comparable amount in the prior year. During the fourth quarter of 2004, the Company merged Citizens Georgetown into Farmers Georgetown.

     o On October 1, 2004 we announced our entrance into the Lexington, Kentucky market area when Farmers Georgetown opened a branch office in downtown Lexington. Subsequent to year-end 2004, a second branch was opened in south Lexington.

     o On October 8, 2004 First Citizens Bank acquired Financial National Electronic Transfer, Inc ("FiNET") for $6.6 million in a cash transaction. FiNET is a data processing company that specializes in the processing of federal benefit payments and military allotments and is headquartered in Radcliff, Kentucky. The primary assets acquired were goodwill of $3.9 million and customer list intangible of $2.4 million. The customer list intangible resulted in $130 thousand in amortization expense for 2004 where there is no comparable amount in the prior year. The acquisition of FiNET increased allotment processing fees and service charges and fees on deposits by $280 thousand and $257 thousand, respectively, in the fourth quarter of 2004. Effective January 1, 2005, FiNET was merged into First Citizens Bank.

          Prior to the acquisition of FiNET, First Citizens Bank was emerging as a leader in military bill payment processing. Allotment processing is a bill payment and federal benefits processing service. The bill payment service provides bill payment for military personnel using payroll deduction as the source for bill payments to local merchants. The Company receives a transaction fee for each payment made to the participating merchants. Federal benefits processing provides a direct deposit service for recipients of federal assistance who do not maintain a bank account. Personal finance companies offer a service allowing federal benefit recipients to pick up their benefit checks at the retail offices of participating finance companies. First Citizens Bank acts as a pass-through. It receives federal benefit payments and then remits them to the intended party usually on the same day. First Citizens Bank receives a transaction fee for this service from participating vendors.

     o During 2004, the Company introduced the FlexSpender 48 month certificate of deposit. This deposit product, which was offered at an attractive market rate, allows the depositor one opportunity during the term to adjust the rate earned to the current rate offered at the time of the election. In addition, the depositor is allowed to withdraw a certain amount from the account at four different intervals over the 48 month term without penalty. Marketing of this product intensified during the middle of the year in anticipation of short-term interest rate increases by the Fed. Net new deposits attracted from this promotion were approximately $40 million at year-end 2004.

     o During 2004, the Company intensified its efforts related to compliance with the Sarbanes-Oxley Act of 2002. The result of this Act on the financial performance of the Company is higher noninterest expenses in the current year. This increase includes a significant amount of additional internal labor allocated to this effort along with increased consulting expenses and higher audit fees. The Company expects to benefit from certain operational efficiencies discovered during this process.

RESULTS OF OPERATIONS

Consolidated net income for 2004 was $13.4 million, an increase of $429 thousand or 3.3% compared to $13.0 million for 2003. Basic and diluted net income per share for 2004 was $1.99 and $1.98, respectively. This represents an increase of $.06 or 3.1% on both a basic and diluted basis. The Company reported a $4.2 million increase in net interest income attributed to a combination of higher interest income on loans and securities and lower interest expense, primarily on deposits. Noninterest income declined $142 thousand or 0.8% while noninterest expenses grew $4.4 million or 11.8% mainly as a result of the Citizens Georgetown and FiNET acquisitions and the expansion of banking operations into the Lexington, Kentucky market. The provision for loan losses and income taxes decreased $463 thousand or 17.9% and $343 thousand or 10.2%, respectively.

The return on assets ("ROA") was .99% in 2004, a decline of 5 basis points from the prior year-end. The return on equity ("ROE") increased 7 basis points to 10.46% compared to 10.39% in the prior year. The increase in ROE is a primarily the result of a 51 basis point increase in financial leverage from 10.0% to 10.5% as of December 31, 2004. Financial leverage represents the degree in which borrowed funds, as opposed to equity, are used in the funding of assets.

INTEREST INCOME

Interest income results from interest earned on earning assets, which primarily include loans and investment securities. Interest income is affected by volume (average balance), composition of earning assets, and the related rates earned on those assets. Total interest income for 2004 was $61.9 million, an increase of $3.5 million or 6.0% from the previous year. Interest income on loans increased mainly as a result of higher loan balances resulting from both the Citizens Georgetown acquisition and internally generated loan growth. Interest income on securities grew as a result of a higher average rate earned on the investments. The Company's tax equivalent yield on earning assets for the current year was 5.3%, a decline of one basis point compared to the same period a year ago.

Interest and fees on loans was $49.4 million, an increase of $1.5 million or 3.2% compared to a year earlier. Average loans increased $76.6 million or 10.3% to $818.9 million in the comparison due to higher loan demand in what remains a low rate environment and, to a lesser extent, the loans acquired in the Citizens Georgetown acquisition. On July 1, 2004, the Company purchased approximately $50.1 million in loans related to the Citizens Georgetown acquisition, which approximates to $25.0 million of the increase in average loans for 2004. The positive effect on interest income due to the growth in loans was offset by a decrease in the average rate earned, which was negatively impacted by both competitive market conditions on new and renewed loans as well as the loans acquired in the Citizens Georgetown acquisition. The loans purchased in the Citizens Georgetown acquisition had a lower average yield than existing loans of the Company. The tax equivalent yield on loans decreased 45 basis points to 6.1% from 6.5% in the annual comparison. Interest on taxable securities was $7.9 million, an increase of $1.4 million or 21.1% due to an increase in the average rate earned, which in the prior year was negatively impacted by the effect of higher premium amortization on mortgage-backed securities. Prepayments on mortgage-backed securities increased greatly during 2003 due to corresponding refinancing of home mortgages that serve as collateral for these investment securities. The increase in activity was directly related to the lower interest rate environment. The average rate earned on taxable securities increased 61 basis points to 3.2% from 2.6% while the average balance declined $4.5 million or 1.8% to $245.5 million. Interest on nontaxable securities increased $643 thousand or 19.6% due to a $20.1 million or 26.5% increase in the average balance to $95.7 million from $75.7 million. Interest on short-term investments, including time deposits in other banks, federal funds sold, and securities purchased under agreements to resell, decreased $82 thousand due to a decrease in the average balance on these investments of $18.9 million or 31.8%, which offset a 34 basis point increase in the average rate earned to 1.5%.

INTEREST EXPENSE

Interest expense results from incurring interest on interest bearing liabilities, which primarily include interest bearing deposits, federal funds purchased and securities sold under agreements to repurchase, and other borrowed funds. Interest expense is affected by volume, composition of interest bearing liabilities, and the related rates paid on those liabilities. Total interest expense was $19.2 million for 2004, a decrease of $707 thousand or 3.6% from the prior year. Interest expense declined as a result of lower rates paid on time deposits. The Company's cost of funds was 1.9% for 2004, a decrease of 22 basis points from 2.1% for the prior year. The decline was led by a 53 basis point drop in the average rate paid on time deposits. This decline is the result of time deposits repricing to lower rates and the promotion of certificates of deposits, both of which occurred in advance of the effect of recent increases in short term interest rates by the Fed.

Interest expense on time deposits, the largest component of total interest expense, decreased $1.2 million or 8.7% to $12.7 million. A decline in the average rate paid on time deposits offset an increase in the average balance outstanding and was the primary reason for the decrease in interest expense. The average rate paid decreased 53 basis points to 2.8% while the average balance increased $36.6 million or 8.7%. The increase in the average balance outstanding was boosted by the promotion of the FlexSpender certificate of deposit product and, to a lesser extent, the effect of the Citizens Georgetown acquisition. Interest expense on savings deposits and interest bearing demand deposits increased $123 thousand or 7.5% and $93 thousand or 7.3%, respectively. These increases were due primarily to an increase in the average balances on savings and interest bearing demand deposits of $19.2 million or 11.1% and $14.9 million or 6.5%, respectively. The average rate paid on savings deposits declined 3 basis points to .9% while the average rate paid on interest bearing demand deposits was unchanged at .6%.

Interest expense on federal funds purchased and securities sold under agreements to repurchase increased $328 thousand or 38.0% due to an increase in both volume and rate of $11.3 million or 16.1% and 23 basis points or 18.7%. The increase is mainly due to increased correspondent banking activity. Interest expense on other borrowed funds consists primarily of Federal Home Loan Bank ("FHLB") borrowings, a funding source the Company utilized to a greater extent when interest rates declined significantly during 2002. Interest expense on other borrowed funds was relatively unchanged at $2.1 million in 2004 compared to $2.2 million for 2003. A $6.6 million or 10.5% decrease in the average balance outstanding offset a 34 basis point or 9.9% increase in the average rate paid.

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

Tax equivalent net interest income was $44.9 million for 2004, an increase of $4.5 million or 11.0% compared to $40.5 million in 2003. The net interest margin was 3.74%, an improvement of 15 basis points from 3.59% in the prior year. An increase in net interest spread accounts for 21 basis points of the higher margin while the impact of noninterest bearing sources of funds declined by 6 basis points. The effect of noninterest bearing sources of funds on net interest margin is reflective of the overall lower rate environment.

During 2004, the tax equivalent yield on total earning assets decreased 1 basis point to 5.3% while the cost of funds decreased by 22 basis points to 1.9%, resulting in the 21 basis point improvement in spread noted above. The larger decline in the average rates paid on interest bearing liabilities compared to the relatively unchanged average rates earned on average earning assets resulted in the increase in net interest income. The tax equivalent spread between rates earned on earning assets and rates paid on interest bearing liabilities totaled 3.5% for 2004 compared to 3.3% a year earlier.

The Company remains proactive in management of the rate sensitive components of both its assets and liabilities. This task continues to be challenging due to the lasting effects of the falling interest rate environment that has carried over from previous periods whereby we are still experiencing relatively low interest rates. During 2004, the Fed increased the short-term federal funds rate five times, the first of which occurred on June 30, 2004, totaling 125 basis points. Predicting the movement of future interest rates is uncertain. During the past year, the average rates on the two most significant components of net interest income for the Company, loans and time deposits, both declined.
However, the average rate paid on time deposits have generally declined faster than the rates earned on the loan portfolio. Should interest rates continue to decline, the Company's cost of funds should also decline to some extent. However, since many of the Company's funding sources have neared their repricing floors, the yield on earning assets could potentially decline to a greater degree than has occurred in the current period. Should interest rates on the Company's earning assets and interest paying liabilities begin to move upward as reflected in recent short-term market interest rate increases, the Company's cost of funds could potentially increase faster than the yields on earning assets.


DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                        2004                           2003                               2002
------------------------------------------------------------------------------------------------------------------------------------
                                    Average             Average     Average            Average       Average               Average
(In thousands)                      Balance   Interest    Rate      Balance  Interest    Rate        Balance    Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Investment securities
  Taxable                        $  245,515   $  7,934    3.23%  $  250,030  $  6,549    2.62%    $  238,496    $ 10,062    4.22%
  Nontaxable1                        95,748      5,997    6.26       75,661     4,838    6.39         77,908       5,168    6.63
Time deposits with banks,
  federal funds sold and
  securities purchased under
  agreements to resell               40,524        602    1.49       59,391       684    1.15         68,948       1,236    1.79
Loans 1,2,3                         818,933     49,570    6.05      742,319    48,272    6.50        705,090      51,970    7.37
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets         1,200,720   $ 64,103    5.34%   1,127,401  $ 60,343    5.35%     1,090,442    $ 68,436    6.28%
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses           (12,325)                        (11,224)                         (10,951)
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets,
     net of allowance for
     loan losses                  1,188,395                       1,116,177                        1,079,491
------------------------------------------------------------------------------------------------------------------------------------
NONEARNING ASSETS
Cash and due from banks              87,616                          78,889                           91,219
Premises and equipment, net          25,850                          24,205                           24,053
Other assets                         45,740                          31,478                           11,599
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                $1,347,601                      $1,250,749                       $1,206,362
------------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Deposits
   Interest bearing demand       $  242,086   $  1,364     .56%  $  227,217  $  1,271     .56%    $  215,766    $  1,887     .87%
   Savings                          191,100      1,768     .93      171,942     1,645     .96        167,044       2,290    1.37
   Time                             459,320     12,723    2.77      422,749    13,934    3.30        404,658      18,337    4.53
Federal funds purchased and
   securities sold under
   agreements to repurchase          81,520      1,191    1.46       70,242       863    1.23         92,912       1,647    1.77
Other borrowed funds                 56,355      2,130    3.78       62,995     2,170    3.44         43,092       1,585    3.68
------------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
     liabilities                  1,030,381   $ 19,176    1.86%     955,145  $ 19,883    2.08        923,472    $ 25,746    2.79%
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES
Commonwealth of
  Kentucky deposits                  35,875                          33,831                          33,318
Other demand deposits               144,105                         128,136                         117,505
Other liabilities                     9,247                           8,815                           6,931
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities            1,219,608                       1,125,927                       1,081,226
------------------------------------------------------------------------------------------------------------------------------------
     Shareholders' equity           127,993                         124,822                         125,136
------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
     shareholders' equity        $1,347,601                      $1,250,749                      $1,206,362
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                             44,927                         40,460                            42,690
TE basis adjustment                             (2,201)                        (1,930)                           (2,145)
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                      $ 42,726                       $ 38,530                          $ 40,545
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                       3.48%                          3.27%                              3.49%
Effect of noninterest bearing
   sources of funds                                        .26                            .32                                .43
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                       3.74%                          3.59%                              3.92%
------------------------------------------------------------------------------------------------------------------------------------

1    Income and yield stated at a fully tax equivalent  basis using the marginal corporate Federal tax rate of 35%.
2    Loan balances include principal balances on nonaccrual loans.
3    Loan fees  included  in interest  income  amounted  to $2.2  million,  $2.1 million, and $2.0 million for 2004, 2003, and 2002, respectively.

The following table is an analysis of the change in net interest income.

ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX EQUIVALENT BASIS)
--------------------------------------------------------------------------------------------------------------------
                                    Variance       Variance Attributed to  Variance        Variance Attributed to
(In thousands)                     2004/2003 1      Volume        Rate    2003/2002 1      Volume        Rate
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Taxable investment securities       $  1,385     $   (120)    $  1,505     $ (3,513)    $    466     $ (3,979)
Nontaxable investment securities2      1,159        1,259         (100)        (330)        (146)        (184)
Time deposits with banks, federal
 funds sold and securities
 purchased under agreements
 to resell                               (82)        (252)         170         (552)        (154)        (398)
Loans2                                 1,298        4,775       (3,477)      (3,698)       2,649       (6,347)
--------------------------------------------------------------------------------------------------------------------
Total interest income                  3,760        5,662       (1,902)      (8,093)       2,815      (10,908)
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest bearing demand deposits          93           93         (616)          94                      (710)
Savings deposits                         123          177          (54)        (645)          65         (710)
Time deposits                         (1,211)       1,145       (2,356)      (4,403)         785       (5,188)
Federal funds purchased and
 securities sold under agreements
 to repurchase                           328          151          177         (784)        (348)        (436)
Other borrowed funds                     (40)        (241)         201          585          693         (108)
--------------------------------------------------------------------------------------------------------------------
Total interest expense                  (707)       1,325       (2,032)      (5,863)       1,289       (7,152)
--------------------------------------------------------------------------------------------------------------------
Net interest income                 $  4,467     $  4,337     $    130     $ (2,230)    $  1,526     $ (3,756)
--------------------------------------------------------------------------------------------------------------------
Percentage change                      100.0%        97.1%         2.9%       100.0%       (68.4)%      168.4%
--------------------------------------------------------------------------------------------------------------------
1 The changes which are not solely due to rate or volume are allocated on a percentage basis using the absolute values of rate and volume variances as a basis for allocation.
2 Income stated at fully tax equivalent basis using the marginal corporate Federal tax rate of 35%.


NONINTEREST INCOME

Noninterest income totaled $17.8 million for 2004, a decrease of $142 thousand or .8% compared to $17.9 million in the prior year. Noninterest income represented 22.3% of total revenue at year-end 2004, a decline of 110 basis points from 23.4% for 2003. The decrease in noninterest income is due primarily to lower net gains on the sale of investment securities of $574 thousand or 59.5% and lower net gains on the sale of mortgage loans of $510 thousand or 58.0%. The Company periodically sells investment securities primarily for asset and liability management purposes, which can result in variability when comparing to previous periods. The lower net gains on the sale of mortgage loans is attributed to a decline in mortgage loans originated for sale of $39.8 million or 66.3% in the comparison and is reflective of lower refinancing activity in the current period. Consumer refinancing activity in the prior year was driven by historically low interest rates. Nearly offsetting the declines in net gains on the sale of investment securities and net gains on the sale of mortgage loans were an increase in service charges and fees on deposits and allotment processing fees. Service charges and fees on deposits grew $739 thousand or 9.6% due to an increase in overdraft fees of $320 thousand or 6.4% and other account fees related to our allotment business of $312 thousand. Allotment processing fees increased $295 thousand or 35.6% to $1.1 million due primarily to the acquisition of FiNET during the fourth quarter of 2004. The increase in other account fees earned related to the allotment business in the current period are also attributed to the acquisition of FiNET. Since this is a recent acquisition, the increases presented above are expected to level off once there are comparable periods in the future. Other noninterest income items were relatively flat in the current year compared to a year earlier.

NONINTEREST EXPENSE

Total noninterest expense was $41.9 million for 2004, an increase of $4.4 million or 11.8% compared to 2003. The increase in noninterest expense is mainly a result of the Citizens Georgetown and FiNET acquisitions and the expansion of banking operations into the Lexington, Kentucky market. The largest increase in noninterest expense was salaries and employee benefits, which increased $2.2 million or 10.4% as the average number of full time equivalent employees rose 5.6% in the twelve month comparison. Salaries and related payroll taxes increased $1.7 million or 10.1% to $18.0 million due to increased personnel and normal salary increases. Noncash compensation expense related to the Company's nonqualified stock option plan declined $149 thousand or 35.3% due to the structure of the vesting schedule. Employee benefit expenses increased $643 thousand or 16.5% primarily due to increased health care costs, higher pension expense, and costs associated with the new postretirement health insurance coverage initiated late in the first quarter of 2003. The number of full time equivalent employees increased to 514 from 460 reported at the prior year-end, with a significant portion of the increase attributed to the Citizens Georgetown acquisition and additional employees at Pro Mortgage Partners.

Occupancy expense, net of rental income, increased $264 thousand or 10.4% and totaled $2.8 million. The increase was driven by the Company's business acquisitions and expansion along with normal increases in utilities costs. Equipment expenses were $2.5 million, an increase of $304 thousand or 14.0% that was driven by business expansion. Data processing and communications expense rose $463 thousand or 12.7% to $4.1 million. The increase is attributed to increased data transfer capacity and larger processing volumes. Bank franchise taxes increased $132 thousand or 9.9% as a result of higher taxable values of our bank subsidiaries. Correspondent bank fees were $824 thousand, a decrease of $101 thousand or 10.9%. The decrease is primarily attributed to lower fees paid related to Commonwealth of Kentucky custodial transaction volumes. Other noninterest expenses increased $1.2 million or 19.7% to $7.4 million. Included in this increase is amortization expense of core deposit and customer relationship intangibles related to acquisition activity of $255 thousand and $130 thousand, respectively, in which there is no corresponding amount for 2003. Increases in other noninterest expenses can be attributed to higher costs related to Sarbanes-Oxley compliance, costs relating to the Citizens Georgetown and FiNET acquisitions, expansion of banking into the Lexington, Kentucky market, and additional expenses relating to Pro Mortgage Partners.

INCOME TAX

Income tax expense for 2004 was $3.0 million, a decrease of $343 thousand or 10.2% from the previous year. The effective tax rate decreased 219 basis points to 18.4% from 20.6% in 2003. The change in the effective tax rate is due primarily to an increase of nontaxable income resulting from additional municipal investment securities.

FINANCIAL CONDITION

Total assets were $1.4 billion on December 31, 2004, an increase of $78.6 million or 6.0% from the prior year-end. The growth in assets was driven by a $119.2 million or 16.0% increase in net loans. This increase was helped by the acquisition of $50.1 million in net loans of Citizens Georgetown on July 1, 2004. Offsetting the increase in loans were decreases in both cash and equivalents of $48.0 million or 37.7% and investment securities of $13.8 million or 3.6%. Other assets, including $8.7 million in goodwill and $4.3 million in intangibles related to the Citizens Georgetown and FiNET acquisitions, increased $21.1 million or 33.1% since year-end 2003. The increase in total assets correlates to additional funding sources, primarily $70.7 million or 6.6% in additional deposits and $5.0 million or 3.9% in additional equity. The increase in deposits is mainly due to the Citizens Georgetown acquisition, which were $62.4 million at acquisition on July 1, 2004 and the marketing effort to sell the Company's new FlexSpender certificate of deposit midway through the year. Total shareholders' equity increased $5.0 million or 3.9% due mainly to an increase in retained earnings of $4.5 million or 3.1%. An increase in capital surplus of $2.1 million or 11.1% due mainly to the issuance of new shares related to the exercise of stock options more than offset a $1.4 million decline in comprehensive income related to unrealized losses (net of tax) of the Company's available for sale investment securities portfolio.

Management of the Company considers it noteworthy to understand the relationship between the Company's principal subsidiary, Farmers Bank & Capital Trust Co., and the Commonwealth of Kentucky. Farmers Bank provides various services to state agencies of the Commonwealth. As the depository for the Commonwealth, checks are drawn on Farmers Bank by these agencies, which include paychecks and state income tax refunds. Farmers Bank also processes vouchers of the WIC (Women, Infants and Children) program for the Cabinet for Human Resources. The Bank's investment department also provides services to the Teacher's Retirement systems. As the depository for the Commonwealth, large fluctuations in deposits are likely to occur on a daily basis. Therefore, reviewing average balances is important to understanding the financial condition of the Company.

On an average basis, total assets were $1.3 billion for 2004, an increase of $96.9 million or 7.7% from year-end 2003. Average earning assets, primarily loans and securities, were $1.2 billion for 2004, an increase of $73.3 million or 6.5% compared to 2003. Average earning assets represent 89.10% of total average assets on December 31, 2004, a decrease 104 basis points compared to 90.14% at year-end 2003.

LOANS

Loans, net of unearned income, totaled $876.7 million on December 31, 2004, an increase of $120.8 million or 16.0% from $755.9 million at year-end 2003. Higher balances were recorded throughout each category of the loan portfolio, with the Citizens Georgetown acquisition contributing to the increases. Real estate lending increased $89.8 million or 16.7% in the comparison. Real estate mortgage loans make up 64.4% of the total net loans outstanding at December 31, 2004 and increased $72.1 million or 14.6% compared to a year earlier. Real estate construction loans grew $17.8 million or 39.1% from year-end 2003. Commercial, financial, and agricultural loans increased $23.4 million or 21.1% to $134.0 million. Installment loans and lease financing were $75.3 million and $39.5 million, respectively, at year-end 2004. This represents an increase of $3.7 million or 5.2% and $3.9 million or 10.8%, respectfully in the year-end comparisons. On average, loans represented 68.2% of earning assets during 2004 compared to 65.8% for 2003. When loan demand declines, the available funds are redirected to lower earning temporary investments or investment securities, which typically involve a decrease in credit risk and lower yields.

The composition of the loan portfolio, net of unearned income, is summarized in the table below.

---------------------------------------------------------------------------------------------------------------------
(In thousands)
December 31,                           2004    %        2003    %       2002    %        2001    %       2000     %
---------------------------------------------------------------------------------------------------------------------
Commercial, financial,
 and agricultural                  $134,016  15.3%  $110,657  14.6  $110,056  14.9%  $108,516  15.4  $105,248  15.4%
Real estate --
 construction                        63,156   7.2     45,390   6.0    55,896   7.6     41,930   6.0    40,993    6.0
Real estate mortgage --
 residential                        313,711  35.8    270,638  35.8   251,185  34.0    247,498  35.3   248,420   36.4
Real estate mortgage --
 farmland and other
 commercial enterprises             251,094  28.6    222,100  29.4   208,435  28.2    184,670  26.3   177,135   25.9
Installment                          75,271   8.6     71,565   9.5    76,162  10.3     78,399  11.2    77,284   11.3
Lease financing                      39,457   4.5     35,595   4.7    36,905   5.0     40,856   5.8    34,269    5.0
---------------------------------------------------------------------------------------------------------------------
Total                              $876,705 100.0%  $755,945 100.0% $738,639 100.0%  $701,869 100.0% $683,349  100.0%
---------------------------------------------------------------------------------------------------------------------


The following table presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2004 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

LOAN MATURITIES
------------------------------------------------------------------------------------------------------
                                           Within       After One But          After
(In thousands)                            One Year    Within Five Years     Five Years      Total
------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural   $ 89,685       $ 29,197            $ 15,134    $134,016
Real estate -- construction                 51,193          9,127               2,836      63,156
------------------------------------------------------------------------------------------------------
Total                                     $140,878       $ 38,324            $ 17,970    $197,172
------------------------------------------------------------------------------------------------------


The table below presents commercial, financial, and agricultural loans and real estate construction loans outstanding at December 31, 2004 that are due after one year, classified according to sensitivity to changes in interest rates.

INTEREST SENSITIVITY
------------------------------------------------------------------------------
                                              Fixed                Variable
(In thousands)                                 Rate                   Rate
------------------------------------------------------------------------------
Due after one but within five years        $ 22,557               $ 15,767
Due after five years                          8,808                  9,162
------------------------------------------------------------------------------
   Total                                   $ 31,365               $ 24,929
------------------------------------------------------------------------------


ASSET QUALITY

The Company's loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated by diversification within the portfolio, limiting exposure to any single customer or industry, standard lending policies and underwriting criteria, and collateral requirements. The Company maintains policies and procedures to ensure that the granting of credit is done in a sound and consistent manner. This includes policies on a company-wide basis that require certain minimum standards to be maintained. However, the policies also permit the individual subsidiary companies authority to adopt standards that are no less stringent than those included in the company-wide policies. Credit decisions are made at the subsidiary bank level under guidelines established by policy. The Company's internal audit department performs loan reviews at each subsidiary bank during the year. This loan review evaluates loan administration, credit quality, documentation, compliance with Company loan standards, and the adequacy of the allowance for loan losses on a consolidated and subsidiary basis.

The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by net charge-offs. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance required using a risk-rated methodology. Many factors are considered when estimating the allowance. These include, but are not limited to, past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors.
Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

The risk-rated methodology includes segregating watch list and past due loans from the general portfolio and allocating specific reserves to these loans depending on their status. For example, watch list loans, which may be identified by the internal loan review risk-rating system or by regulatory examiner classification, are assigned a certain loss percentage while loans past due 30 days or more are assigned a different loss percentage. Each of these percentages consider past experience as well as current factors. The remainder of the general loan portfolio is segregated into three components having similar risk characteristics as follows: commercial loans, consumer loans, and real estate loans. Each of these components is assigned a loss percentage based on their respective three year historical loss percentage. Additional allocations to the allowance may then be made for subjective factors, such as those mentioned above, as determined by senior managers who are knowledgeable about these matters.

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

The provision for loan losses totaled $2.1 million in 2004, a decrease of $463 thousand or 17.9% compared to $2.6 million reported in 2003. The Company had $2.6 million in net charge-offs, an increase of $261 thousand or 11.1% compared to $2.4 million in the prior year. Net charge-offs were significantly impacted by loans related to the Citizens Georgetown acquisition during 2004. Net charge-offs on loans acquired from Citizens Georgetown were $916 thousand and represent mainly residential real estate and commercial lending. This is significant because there was no related provision for loan losses attributed to the loans acquired from Citizens Georgetown. Excluding the Citizens Georgetown loans, net charge-offs for the Company were $1.7 million, a decrease of $655 thousand or 27.7%.

Net charge-offs for the Company were as follows during 2004: real estate lending $564 thousand, installment loans $1.2 million, lease financing $88 thousand, and commercial, financial, and agricultural loans $806 thousand. The increase in net charge-offs relates primarily to a $525 thousand increase in net charge-offs in the commercial lending portfolio. A significant amount of this increase is attributed to a relatively small number of individual credits. Net charge-offs on real estate lending declined $309 thousand or 35.4%. The prior year amount was significantly impacted by the deterioration in the credit quality of a pool of construction loans secured by residential real estate to a financially troubled builder. Additional information related to this pool of loans is included under the caption "Nonperforming Assets" below. Net charge-offs on installment lending increased $323 thousand or $38.4% and net charge-offs on lease financing declined $278 thousand or 76.0% in the comparison. Net charge-offs equaled .32% of average loans for 2004, unchanged from the prior year-end. The allowance for loan losses, which included an increase of $2.0 million on July 1, 2004 as a result of the Citizens Georgetown acquisition, was $12.8 million at year-end 2004 and represented 1.46% of loans net of unearned income at year-end 2004 compared to 1.49% at year-end 2003. The allowance for loan losses as a percentage of nonperforming loans totaled 127.8% and 123.9% at year-end 2004 and 2003, respectively. Management continues to emphasize collection efforts and evaluation of risks within the portfolio. The composition of the Company's loan portfolio continues to be diverse with no significant concentration to any individual or industry.

The table below summarizes the loan loss experience for the past five years.


-------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)              2004        2003        2002        2001        2000
-------------------------------------------------------------------------------------------------------------
Balance of allowance for loan losses at
 beginning of year                               $ 11,292    $ 11,061    $ 10,549    $ 10,249    $  9,659
Acquisition of Citizens Bank (Kentucky), Inc.       2,005
Loans charged off:
 Commercial, financial, and agricultural            1,020         376         481         600       1,336
 Real estate                                          663         936       2,833       1,476         369
 Installment loans to individuals                   1,421       1,090       1,146         762         857
 Lease financing                                      113         385         147          87          97
-------------------------------------------------------------------------------------------------------------
  Total loans charged off                           3,217       2,787       4,607       2,925       2,659
-------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off:
 Commercial, financial, and agricultural              214          95          63         157         313
 Real estate                                           99          63          71         371         132
 Installment loans to individuals                     257         249         232         247         310
 Lease financing                                       25          19           5           2          22
-------------------------------------------------------------------------------------------------------------
  Total recoveries                                    595         426         371         777         777
-------------------------------------------------------------------------------------------------------------
  Net loans charged off                             2,622       2,361       4,236       2,148       1,882
-------------------------------------------------------------------------------------------------------------
Additions to allowance charged to expense           2,129       2,592       4,748       2,448       2,472
-------------------------------------------------------------------------------------------------------------
Balance at end of year                           $ 12,804    $ 11,292    $ 11,061    $ 10,549    $ 10,249
-------------------------------------------------------------------------------------------------------------
Average loans net of unearned income             $818,933    $742,319    $705,090    $698,758    $667,241
Ratio of net charge-offs
 during year to average loans, net
 of unearned income                                   .32%        .32%        .60%        .31%        .28%
-------------------------------------------------------------------------------------------------------------


The following table presents an estimate of the allocation of the allowance for loan losses by type for the date indicated. Although specific allocations exist, the entire allowance is available to absorb losses in any particular category.


ALLOWANCE FOR LOAN LOSSES
-------------------------------------------------------------------------------------------
December 31, (In thousands)                  2004      2003      2002      2001      2000
-------------------------------------------------------------------------------------------
Commercial, financial, and agricultural   $ 2,637   $ 2,349   $ 3,913   $ 3,492   $ 4,050
Real estate                                 7,166     6,164     4,838     4,135     3,835
Installment loans to individuals            1,906     1,797     1,879     2,208     1,861
Lease financing                             1,095       982       431       714       503
------------------------------------------------------------------------------------------
Total                                     $12,804   $11,292   $11,061   $10,549   $10,249
------------------------------------------------------------------------------------------


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

Nonperforming assets totaled $13.8 million at year-end 2004, an increase of $2.6 million or 23.3% compared to 2003. The increase is primarily due to a $1.9 million or 107.4% increase in other real estate owned and $1.1 million or 20.8% increase in nonaccrual loans. The increase in other real estate owned includes $2.8 million of the underlying real estate collateral on a pool of loans to a financially troubled builder transferred to the Company through foreclosure. The increase in nonaccrual loans is related primarily to an increase in nonaccrual commercial lease receivables of $834 thousand. A significant portion of this increase relates to a single credit in the manufacturing business. Additionally, nonaccrual loans include a pool of construction loans to a financially troubled builder that totaled $1.3 million at December 31, 2004, a decrease of $2.9 million compared to $4.2 million at year-end 2003. The $2.9 million reduction in 2004 is comprised mainly of the $2.8 million in real estate collateral transferred to the Company through foreclosure as mentioned above. The $2.9 million decrease in nonaccrual construction loans attributed to the financially troubled builder was nearly offset by an increase in nonaccrual commercial real estate lending of $1.4 million that was mainly attributed to a single loan customer and an increase in nonaccrual residential real estate loans of $834 thousand that was driven by the loans acquired from Citizens Georgetown.
Interest income lost on the pool of construction loans to the financially troubled builder mentioned above due to their nonaccrual status totaled $233 thousand and $621 thousand for the twelve months ended December 31, 2004 and 2003. Nonperforming loans represent 1.1% of loans net of unearned income at year-end 2004, a decrease of 7 basis points from 1.2% compared to year-end 2003. Information pertaining to nonperforming loans and assets is presented in the table below.


-------------------------------------------------------------------------------------------
December 31, (In thousands)                  2004      2003      2002      2001      2000
-------------------------------------------------------------------------------------------
Loans accounted for on nonaccrual basis   $ 6,350   $ 5,258   $15,681   $ 3,621   $ 2,852
Loans past due 90 days or more and
 still accruing                             3,670     3,856     3,624     1,593     1,739
-------------------------------------------------------------------------------------------
Total nonperforming loans                  10,020     9,114    19,305     5,214     4,591
Other real estate owned                     3,739     1,803       385       715       598
Other foreclosed assets                        60       292       126       363       136
-------------------------------------------------------------------------------------------
Total nonperforming assets                $13,819   $11,209   $19,816   $ 6,292   $ 5,325
-------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS

Temporary investments consist of interest bearing deposits in other banks and federal funds sold and securities purchased under agreements to resell. The Company uses these funds in the management of liquidity and interest rate sensitivity. In 2004, temporary investments averaged $40.5 million, a decrease of $18.9 million or 31.8%. The decrease is primarily a result of the Company's net funding position and the relationship between its principal subsidiary and the Commonwealth of Kentucky as described in preceding sections of this report. Temporary investments are reallocated as loan demand and other investment alternatives present the opportunity.

INVESTMENT SECURITIES

The investment securities portfolio is comprised primarily of U.S. Government agency securities, mortgage-backed securities, and tax-exempt securities of states and political subdivisions. Total investment securities were $369.1 million on December 31, 2004, a decrease of $13.8 million or 3.6% from year-end 2003.

The funds made available from maturing or called bonds have been redirected as necessary to fund higher yielding loan growth, reinvested to purchase additional investment securities, or otherwise employed to improve the composition of the balance sheet. The purchase of nontaxable obligations of states and political subdivisions is one of the primary means of managing the Company's tax position. The impact of the alternative minimum tax related to the Company's ability to acquire tax-free obligations at an attractive yield is routinely monitored.

Investment securities averaged $341.3 million in total for the current year, an increase of $15.6 million or 4.8%. The increase in average investment securities was driven by a $20.1 million or 26.5% increase in nontaxable securities. This increase is attributable to the Company's continued efforts to manage the composition of its balance sheet in an effort to enhance the risk-return characteristics of its securities portfolio in a dynamic economic environment. The Company had a net unrealized gain on available for sale investment securities of $1.1 million at December 31, 2004 compared to a net unrealized gain of $3.3 million at year-end 2003. The $2.2 million decrease in the current period is due primarily to the impact of changing economic conditions, including an increase in short-term market interest rates that have generally lowered the value of the investment portfolio at the end of the current period. As overall market rates have drifted higher toward the end of the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates.

On December 31, 2004, available for sale securities made up 94.6% of the total investment securities, an increase of 111 basis points from a year earlier. U.S. Government agencies were $146.1 million and $131.0 million at year-end 2004 and 2003, respectively. This represents 41.8% of the total available for sale securities and 39.6% of the total portfolio at year-end 2004. At year-end 2003, U.S. Government agencies made up 36.6% of the total available for sale securities and 34.2% of the total portfolio. Mortgage-backed securities in the available for sale portfolio were $112.6 million at year-end 2004, a decrease of $34.5 million or 23.5% from year-end 2003. Mortgage-backed securities accounted for 32.2% and 41.1% of the available for sale securities portfolio at December 31, 2004 and 2003, respectively.

During 2003, prepayments of mortgage-backed investments increased greatly due to the corresponding refinancing of home mortgages that serve as collateral for these investments. Generally, as market interest rates fell, many borrowers whose mortgage debt was included in these investments refinanced their debt at lower interest rates. This resulted in the related mortgage-backed investments being repaid faster than anticipated, causing any premium paid on the original investment to amortize against interest income and produce lower yields.

The Company realized $391 thousand in net gains on the sale of available for sale investment securities during 2004, a decrease of $574 thousand or 59.5% compared to 2003. The decrease in net gains on the sale of available for sale investment securities was due to normal asset/liability management and occurred with favorable market conditions related to the securities sold. On December 31, 2004, shareholders' equity included a $700 thousand unrealized gain, net of tax, related to the fair market value adjustment of the available for sale investment securities portfolio. This amount was $2.1 million at year-end 2003 and is lower in part due to the sale of investments during the current year and the effect of higher market interest rates at the end of the current period.

The following table summarizes the carrying values of investment securities on December 31, 2004, 2003, and 2002. The investment securities are divided into available for sale and held to maturity securities. Available for sale securities are carried at the estimated fair value and held to maturity securities are carried at amortized cost.


------------------------------------------------------------------------------------------------------
December 31,                         2004                   2003               2002
------------------------------------------------------------------------------------------------------
                             Available      Held to    Available     Held to    Available     Held to
(In thousands)               for Sale      Maturity     for Sale    Maturity     for Sale    Maturity
------------------------------------------------------------------------------------------------------
Obligations of U.S.
 Government agencies          $146,144                  $131,020                $ 161,867   $     100
Obligations of states and
 political subdivisions         84,245     $ 19,803       73,651    $ 24,718       51,556      28,242
Mortgage-backed securities     112,571                   147,110          71      148,407         177
Money market mutual funds                                                          35,021
Corporate debt                                                                     10,259
Equity securities                6,357                     6,388                    5,928
------------------------------------------------------------------------------------------------------
Total                         $349,317     $ 19,803     $358,169    $ 24,789     $413,038    $ 28,519
------------------------------------------------------------------------------------------------------

The following table presents an analysis of the contractual maturity and tax equivalent weighted average interest rates of investment securities at December 31, 2004. For purposes of this analysis, available for sale securities are stated at fair value and held to maturity securities are stated at amortized cost. Equity securities in the available for sale portfolio consist of restricted FHLB and Federal Reserve Board stocks, which have no stated maturity and are not included in the maturity schedule that follows.


AVAILABLE FOR SALE
----------------------------------------------------------------------------------------------------------
                                                     After One But      After Five But
                                  Within One Year   Within Five Years  Within Ten Years  After Ten Years
(In thousands)                     Amount   Rate      Amount    Rate     Amount   Rate    Amount   Rate
----------------------------------------------------------------------------------------------------------
Obligations of U.S.
 Government agencies              $84,540   2.1%    $ 61,604    2.6%
Obligations of states and
 political subdivisions               266   6.6       11,581    5.9     $54,301    4.9%  $18,097    7.0%
Mortgage-backed securities          3,174   5.0       47,904    4.5      41,150    4.6    20,343    5.1
----------------------------------------------------------------------------------------------------------
  Total                           $87,980   2.2%    $121,089    3.7%    $95,451    4.7%  $38,440   6.0%
----------------------------------------------------------------------------------------------------------



HELD TO MATURITY
----------------------------------------------------------------------------------------------------------
                                                     After One But      After Five But
                                  Within One Year   Within Five Years  Within Ten Years  After Ten Years
(In thousands)                     Amount   Rate      Amount    Rate     Amount   Rate    Amount   Rate
----------------------------------------------------------------------------------------------------------
Obligations of states and
 political subdivisions           $ 4,151    7.0%     $13,918    7.0%    $  474    7.0%  $ 1,260    6.4%
----------------------------------------------------------------------------------------------------------
  Total                           $ 4,151    7.0%     $13,918    7.0%    $  474    7.0%  $ 1,260    6.4%
----------------------------------------------------------------------------------------------------------

The calculation of the weighted average interest rates for each category is based on the weighted average costs of the securities. The weighted average tax rates on exempt states and political subdivisions are computed based on the marginal corporate Federal tax rate of 35%.

DEPOSITS

The Company's primary source of funding for its lending and investment activities results from its customer deposits, which consist of noninterest and interest bearing demand, savings, and time deposits. On December 31, 2004, deposits totaled $1.1 billion, an increase of $70.7 million or 6.6% from year-end 2003. The increase in deposits was due to a $123.8 million or 14.7% increase in interest bearing deposits partially offset by a $53.1 million or 23.4% decline in noninterest bearing deposits. The increase in interest bearing deposits include higher time deposits of $93.8 million or 22.2%, higher savings deposits of $15.5 million or 8.3%, and higher interest bearing demand deposits of $14.6 million or 6.3%. Time deposits grew primarily as a result of the Citizens Georgetown acquisition and the marketing effort to sell the Company's new FlexSpender certificate of deposit midway through the year. End of period noninterest bearing deposits declined as a result of activity related to the Commonwealth of Kentucky, which declined $61.1 million in the comparison. Excluding the Commonwealth of Kentucky deposits, noninterest bearing deposits increased $8.0 million or 5.5%. Average total deposits were $1.1 billion for 2004, an increase of $88.6 million or 9.0% compared to 2003. Increases in average deposits were consistent throughout the entire deposit portfolio as follows: noninterest bearing demand of $18.0 million or 11.1%; interest bearing demand of $14.9 million or 6.5%; savings accounts of $19.2 million or 11.1%; and time deposits of $36.6 million or 8.7%. The Citizens Georgetown acquisition boosted total deposits by $62.4 million on July 1, 2004.

During 2004, total average interest bearing deposits were $892.5 million, an increase of $70.6 million or 8.6% from $821.9 million for 2003. Average noninterest bearing deposits were $180.0 million, an increase of $18.0 million or 11.1% from $162.0 million in the prior year.

A summary of average balances and rates paid on deposits follows.


---------------------------------------------------------------------------------------------------
Years Ended December 31,                 2004                   2003                   2002
---------------------------------------------------------------------------------------------------
                                  Average    Average     Average    Average     Average    Average
(In thousands)                    Balance     Rate       Balance     Rate       Balance     Rate
---------------------------------------------------------------------------------------------------
Noninterest bearing demand     $  179,980              $ 161,967              $ 150,823
Interest bearing demand           242,086     .56        227,217     .56%       215,766      .87%
Savings                           191,100     .93        171,942     .96        167,044     1.37
Time                              459,320    2.77        422,749    3.30        404,658     4.53
---------------------------------------------------------------------------------------------------
Total                          $1,072,486   1.20%      $ 983,875    1.72%     $ 938,291    2.40%
---------------------------------------------------------------------------------------------------


Maturities of time deposits of $100,000 or more outstanding at December 31, 2004 are summarized as follows.

---------------------------------------------
(In thousands)                      Amount
---------------------------------------------
3 months or less                 $  30,946
Over 3 through 6 months             24,143
Over 6 through 12 months            29,316
Over 12 months                      55,675
---------------------------------------------
  Total                          $ 140,080
---------------------------------------------

SHORT-TERM BORROWINGS

Short-term borrowings primarily consist of federal funds purchased and securities sold under agreements to repurchase with year-end balances of $59.8 million, $56.7 million, and $116.0 million in 2004, 2003, and 2002, respectively. Such borrowings are generally on an overnight basis. Other short-term borrowings consist of FHLB borrowings totaling $1.0 million, $0, and $8.4 million at year-end 2004, 2003, and 2002, respectively, and demand notes issued to the U.S. Treasury under the treasury tax and loan note option account totaling $791 thousand, $418 thousand, and $807 thousand in 2004, 2003, and 2002 respectively. A summary of short-term borrowings is as follows.

--------------------------------------------------------------------------------
(In thousands)                              2004         2003         2002
--------------------------------------------------------------------------------
Amount outstanding at year-end          $ 61,549     $ 57,116     $125,186
Maximum outstanding at any month-end     122,871      141,971      164,950
Average outstanding                       82,481       75,790      108,763
Weighted average rate during the year       1.47%        1.25%        1.88%
--------------------------------------------------------------------------------

LONG-TERM BORROWINGS

Substantially all of the Company's long-term borrowings consist of FHLB advances to the Company's subsidiary banks. These advances are secured by restricted holdings of FHLB stock that the banks are required to own as well as certain mortgage loans as required by the FHLB. Such advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.89% and 7.10%, with a weighted average rate of 4.03%, and maturities of up to 19 years. Approximately $29.0 million of the total long-term advances from FHLB are convertible to a floating interest rate. These advances may convert to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%. FHLB advances are generally used to increase the Company's lending activities and to aid the efforts of asset and liability management by utilizing various repayment options offered by the FHLB. Long-term advances from the FHLB totaled $52.5 million at December 31, 2004, a decrease of $3.0 million or 5.4% from year-end 2003.

CONTRACTUAL OBLIGATIONS

The Company is contractually obligated to make payments as follows.

-----------------------------------------------------------------------------------------------------
                                                           Payments Due by Period
                                          -----------------------------------------------------------
                                                 Less Than     One to       Three to     More Than
Contractual Obligations (In thousands)     Total  One Year   Three Years   Five Years   Five Years
-----------------------------------------------------------------------------------------------------
Long-term debt                           $52,527   $ 7,254       $24,389      $ 6,199      $14,685
Operating leases                           2,114       318           586          436          774
Capital lease obligations                    631       277           354
-----------------------------------------------------------------------------------------------------
Total                                    $55,272   $ 7,849       $25,329      $ 6,635      $15,459
-----------------------------------------------------------------------------------------------------


Long-term FHLB debt represents FHLB advances pursuant to several different credit programs and is more fully described under the caption "Long-Term Borrowings" above and in Note 7 of the Company's 2004 audited consolidated financial statements. Capital lease obligations represent amounts relating to the acquisition of various data processing hardware and software. Operating leases include standard business equipment used in the Company's day-to-day business as well as the lease of certain branch sites. Operating lease terms generally range from one to five years, with the ability to extend certain branch site leases at the Company's option.

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

The Company uses a simulation model as a tool to monitor and evaluate interest rate risk exposure. The model is designed to measure the sensitivity of net interest income and net income to changing interest rates during the next twelve months. Forecasting net interest income and its sensitivity to changes in interest rates requires the Company to make assumptions about the volume and characteristics of many attributes, including assumptions relating to the replacement of maturing earning assets and liabilities. Other assumptions include, but are not limited to, projected prepayments, projected new volume, and the predicted relationship between changes in market interest rates and changes in customer account balances. These effects are combined with the Company's estimate of the most likely rate environment to produce a forecast for the next twelve months. The forecasted results are then compared to the effect of a gradual 200 basis point increase and decrease in market interest rates on the Company's net interest income and net income. Because assumptions are inherently uncertain, the model cannot precisely estimate net interest income or net income or the effect of interest rate changes on net interest income and net income. Actual results could differ significantly from simulated results.

At December 31, 2004, the model indicated that if rates were to gradually increase by 200 basis points over the next twelve months, then net interest income (TE) and net income would increase 1.0% and 2.0%, respectively, compared to forecasted results. The model indicated that if rates were to gradually decrease by 200 basis points over the next twelve months, then net interest income (TE) and net income would decrease 6.2% and 13.6%, respectively, compared to forecasted results.

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

LIQUIDITY

The Company uses a liquidity ratio to help measure its ability to meet its cash flow needs. This ratio is monitored by ALCO at both the bank level and on a consolidated basis. The liquidity ratio is based on current and projected levels of sources and uses of funds. This measure is useful in analyzing cash needs and formulating strategies to achieve desired results. Fore example, a low liquidity ratio could indicate that the Company's ability to fund loans might become more difficult. A high liquidity ratio could indicate that the Company may have a disproportionate amount of funds in low yielding assets, which is more likely to occur during periods of sluggish loan demand. The Company's liquidity position at year-end 2004 is within ALCO guidelines and considered by management to be at an appropriate level.

At the Parent Company level, liquidity is primarily affected by the receipt of dividends from its subsidiary banks (see Note 16 of the Company's 2004 audited consolidated financial statements) and cash balances maintained. The Parent Company's primary uses of cash include the payment of dividends to shareholders, repurchasing its common stock, business acquisitions, and paying for general operating expenses. The primary source of funds for the Parent Company is the receipt of dividends from its subsidiary banks. As of December 31, 2004, combined retained earnings of the subsidiary banks were $47.6 million, of which $3.3 million was available for the payment of dividends to the Parent Company without obtaining prior approval from bank regulatory agencies. As a practical matter, payment of future dividends is also subject to the maintenance of other capital ratio requirements. Management expects that in the aggregate, its subsidiary banks will continue to have the ability to dividend adequate funds to the Parent Company. In addition, the Parent Company has a $10.0 million unsecured line of credit with an unrelated financial institution available for general corporate purposes. This line of credit has not been drawn upon and will mature on May 31, 2005. The Parent Company had cash balances of $10.8 million at year-end 2004, a decrease of $18.5 million or 63.2% from the priory year-end. The decrease in cash at the Parent Company is due primarily to the $14.6 million purchase of Citizens Georgetown, an additional equity investment in First Citizens Bank of $4.0 million related to the FiNET acquisition, and dividends paid to the Company's shareholders of $8.9 million. These cash outflows were partially offset by the receipt of $8.5 million in dividends form the Company's subsidiary banks. Dividends received from the Company's subsidiary banks were $28.5 million lower during 2004 compared to 2003 due to a change in capital policy for the bank subsidiaries during 2003 which created an unusually large dividend to the Parent Company in 2003. The policy change was made to increase the efficiency of the Company's capital. Each of the Company's subsidiary banks continued to maintain "well capitalized" status as defined by the FDIC subsequent to the dividend payments.

The Company's objective as it relates to liquidity is to ensure that the subsidiary banks have funds available to meet deposit withdrawals and credit demands without unduly penalizing profitability. In order to maintain a proper level of liquidity, the subsidiary banks have several sources of funds available on a daily basis that can be used for liquidity purposes. Those sources of funds include the subsidiary banks' core deposits, consisting of both business and nonbusiness deposits; cash flow generated by repayment of principal and interest on loans and investment securities; FHLB borrowings; and federal funds purchased and securities sold under agreements to repurchase. While maturities and scheduled amortization of loans and investment securities are generally a predictable source of funds, deposit outflows and mortgage prepayments are influenced significantly by general interest rates, economic conditions, and competition in our local markets. As of December 31, 2004 the Company had approximately $184.8 million in additional borrowing capacity under various FHLB, federal funds, and other borrowing agreements.

For the longer term, the liquidity position is managed by balancing the maturity structure of the balance sheet. This process allows for an orderly flow of funds over an extended period of time. The Company's ALCO's, both at the bank subsidiary level and on a consolidated basis, meets regularly and monitors the composition of the balance sheet to ensure comprehensive management of interest rate risk and liquidity.

Liquid assets consist of cash, cash equivalents, and available for sale investment securities. At December 31, 2004, liquid assets totaled $428.6 million, a $56.8 million or 11.7% decrease compared to the prior year-end. Cash and cash equivalents decreased $48.0 million or 37.7% coupled with a decrease in available for sale investment securities of $8.9 million or 2.5% in the comparison. The decrease in cash and cash equivalents is due mainly to a decline of Commonwealth of Kentucky deposits of $61.1 million at the comparable year-end periods. These large fluctuations in deposit activity of the Commonwealth of Kentucky are not unusual. Lower balances of available for sale investment securities are reflective of the overall net funding position of the Company, which changes as loan demand, deposit levels, and other sources and uses of funds fluctuate.

Net cash provided by operating activities was $17.9 million in 2004, a decrease of $4.7 million or 20.7% from $22.5 million in the prior year. The decrease is due mainly to lower volume activity related to mortgage loans originated for sale. Net cash used in investing activities was $62.5 million during 2004 compared to net cash provided by investing activities of $6.8 million during 2003. The $69.3 million difference in the comparison is attributed mainly to a decrease in net securities transactions of $31.3 million, an increase in net loans originated for investment of $49.2 million, and the acquisitions of Citizens Georgetown (net of cash acquired) and FiNET of $5.8 million and $6.6 million, respectively. These uses of cash were offset by the absence of any additional purchases of company-owned life insurance, which was a $24.0 million use of cash in the comparable period a year earlier. Net cash used in financing activities totaled $3.3 million for the year 2004. This compares to net cash provided by financing activities in 2003 of $30.8 million. The decrease is due primarily to lower net deposit activity and higher repayments of FHLB borrowings during the current year as compared to the activity of a year earlier.

Information relating to off-balance sheet arrangements, which for the Company comprise of commitments to extend credit and standby letters of credit, is disclosed in Note 13 of the Company's 2004 audited consolidated financial statements. These transactions are entered into in the ordinary course of providing traditional banking services and are considered in managing the Company's liquidity position. The Company does not expect these commitments to significantly affect the liquidity position in future periods. The Company has not entered into any contracts for financial derivative instruments such as futures, swaps, options, or similar instruments.

CAPITAL RESOURCES

Shareholders' equity was $131.5 million on December 31, 2004. This represents an increase of $5.0 million or 3.9% from year-end 2003 due mainly to an increase in retained earnings of $4.5 million or 3.1%. Retained earnings increased as a result of $13.4 million in net income offset by $8.9 million, or $1.32 per share, in dividends declared during the year. The Company issued 70 thousand and three thousand shares of common stock during 2004 pursuant to its nonqualified stock option plan and employee stock purchase plan, respectively. The issuance of these shares increased shareholders' equity by $1.9 million. The Company purchased approximately five thousand shares of its outstanding common stock at a total cost of $178 thousand during 2004.

Accumulated other comprehensive income, consisting of net unrealized holding gains on available for sale securities (net of tax), was $700 thousand at December 31, 2004, a decrease of $1.4 million from year-end 2003. The decrease is due primarily to the impact of changing economic conditions, including an increase in short-term market interest rates that have generally lowered the value of the investment portfolio at the end of the current period. As overall market rates have drifted higher in the current period, the portfolio has declined in value. Market values of fixed rate investments are inversely related to changes in market interest rates. In addition, the sale of available for sale investment securities during 2004 contributed to the decrease in other comprehensive income.

Consistent with the objective of operating a sound financial organization, the Company's goal is to maintain capital ratios well above the regulatory minimum requirements. The Company's capital ratios as of December 31, 2004, the regulatory minimums, and the regulatory standard for a well-capitalized institution are as follows.

------------------------------------------------------------------
                   Farmers Capital     Regulatory          Well
                   Bank Corporation     Minimum     Capitalized
------------------------------------------------------------------
Tier 1 risk-based       12.69%           4.00%           6.00%
Total risk-based        13.94            8.00           10.00
Leverage                 8.36            4.00            5.00
------------------------------------------------------------------

The capital ratios of each subsidiary bank were in excess of the applicable minimum regulatory capital ratio requirements at December 31, 2004. The table below is an analysis of dividend payout ratios and equity to asset ratios for the previous five years.

--------------------------------------------------------------------------------
Years Ended December 31,                2004     2003     2002    2001     2000
--------------------------------------------------------------------------------
Percentage of dividends declared
 to net income                         66.43%   66.91%   68.38%  57.70%   59.33%
Percentage of average shareholders'
 equity to average total assets         9.50     9.98    10.37   10.75    12.06
--------------------------------------------------------------------------------

SHARE BUY BACK PROGRAM

In January 2003, the Company announced that it intended to purchase up to 300,000 additional shares of its outstanding common stock. This was in addition to the stock purchase plans announced in July 2000 and November 1998 to purchase 500,000 and 400,000 shares, respectively. The Company has purchased approximately 106,000 shares pursuant to the January, 2003 announcement. Purchases are dependent on market conditions and there is no guarantee as to the number of shares to be purchased by the Company. Shares would be used for general corporate purposes. Consistent with the objective of maximizing shareholder value, the Company considers the purchase of its outstanding shares in a given price range to be a good investment of the Company's available funds. At the time of the most recent announcement, the Company had purchased nearly all of the previously authorized shares.

SHAREHOLDER INFORMATION

As of January 1, 2005, there were 794 shareholders of record. This figure does not include individual participants in security position listings.

STOCK PRICES

Farmers Capital Bank Corporation's stock is traded on the National Association of Security Dealers Automated Quotation System (NASDAQ) SmallCap Market tier of The NASDAQ Stock Market, with sales prices reported under the symbol: FFKT. The table below lists the stock prices and dividends declared for 2004 and 2003.

STOCK PRICES
-----------------------------------------------------------------------------
                            High              Low      Dividends Declared
-----------------------------------------------------------------------------
2004
Fourth Quarter           $ 41.20          $ 33.54                   $ .33
Third Quarter              36.00            32.00                     .33
Second Quarter             35.75            31.15                     .33
First Quarter              37.99            32.50                     .33

2003
Fourth Quarter           $ 36.50          $ 33.11                   $ .33
Third Quarter              34.89            31.67                     .32
Second Quarter             33.03            30.88                     .32
First Quarter              33.54            30.00                     .32
-----------------------------------------------------------------------------

Dividends declared per share increased $.03 or 2.3% and $.04 or 3.2% for the years 2004 and 2003, respectively.

RECENTLY ISSUED ACCOUNTING STANDARDS

Please refer to the caption "Recently Issued But Not Yet Effective Accounting Standards" in Note 1 of the Company's 2004 audited consolidated financial statements.

2003 COMPARED TO 2002

Consolidated net income for 2003 was $13.0 million, an increase of $402 thousand or 3.2% compared to $12.6 million for 2002. Basic and diluted net income per share for 2003 was $1.93 and $1.92, respectively. This represented an increase of $.10 or 5.5% on both a basic and diluted basis. Continued declines in the overall market interest rate environment resulted in lower net interest income, which slowed the growth in net income. The decline in net interest income was offset by a $2.2 million or 45.4% decrease in the provision for loan losses. This improvement is due primarily to unusually large provisions recorded in 2002 related to the decline in credit quality of a pool of construction loans secured by residential real estate. Noninterest income grew $1.3 million or 7.6% during 2003 and is attributed to income from the purchase of company-owned life insurance. Noninterest expenses increased $1.4 million or 3.9%, which includes a $650 thousand or 3.2% increase in personnel expenses.

The ROA was 1.04% in 2003, unchanged from 2002. The ROE increased 35 basis points to 10.39% compared to 10.04% in the prior year. The increase in ROE is a result of the $402 thousand increase in reported net income combined with a $314 thousand decrease in the average balance of shareholders' equity.

REPORT OF MANAGEMENT


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

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

The Company's 2004 consolidated financial statements have been audited by Crowe Chizek and Company LLC independent accountants. Management has made available to Crowe Chizek and Company LLC all financial records and related data, as well as the minutes of Boards of Directors' meetings. Management believes that all representations made to Crowe Chizek and Company LLC during the audit were valid and appropriate.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Farmers Capital Bank Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system is designed to provide reasonable assurance to the Company's management and board of directors regarding the reliability of financial reporting and the presentation of published financial statements. The system of internal control provides for division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management monitors the system of internal control for compliance.

The Company maintains an internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. However, all internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commision (COSO) in Internal Control-Integrated Framework. Based on our assessment we believe that, as of December 31, 2004, the Company's internal control over financial reporting is effective based on those criteria.

Our assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by Crowe Chizek and Company LLC as stated in their report which appears herein.




    /s/ G. Anthony Busseni                    /s/ C Douglas Carpenter
    G. Anthony Busseni                        C. Douglas Carpenter
    President and CEO                         Vice President,Secretary, and CFO

    February 28, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING


Board of Directors and Shareholders
Farmers Capital Bank Corporation
Frankfort, Kentucky

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Farmers Capital Bank Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Farmers Capital Bank Corporation management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Farmers Capital Bank Corporation maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Farmers Capital Bank Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Farmers Capital Bank Corporation as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended and our report dated February 28, 2005 expressed an unqualified opinion.


/s/ Crowe Chizek and Company LLC
Louisville, Kentucky
February 28, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS


Board of Directors and Shareholders
Farmers Capital Bank Corporation
Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Farmers Capital Bank Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Farmers Capital Bank Corporation for the year ended December 31, 2002 were audited by other auditors whose report dated January 17, 2003 expressed an unqualified opinion on those statements

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Farmers Capital Bank Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2005 expressed as unqualified opinion thereon.


/s/ Crowe Chizek and Company LLC
Louisville, Kentucky
February 28, 2005

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
December 31, (In thousands, except share data)             2004           2003
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
 Cash and due from banks                             $   42,418     $   99,628
 Interest bearing deposits in other banks                 2,569          3,154
 Federal funds sold and securities purchased
  under agreements to resell                             34,273         24,434
--------------------------------------------------------------------------------
  Total cash and cash equivalents                        79,260        127,216
--------------------------------------------------------------------------------
Investment securities:
 Available for sale, amortized cost of
  $348,240 (2004) and $354,905 (2003)                   349,317        358,169
 Held to maturity, fair value of
  $20,555 (2004) and $26,201 (2003)                      19,803         24,789
--------------------------------------------------------------------------------
  Total investment securities                           369,120        382,958
--------------------------------------------------------------------------------
Loans, net of unearned income                           876,705        755,945
Allowance for loan losses                               (12,804)       (11,292)
--------------------------------------------------------------------------------
  Loans, net                                            863,901        744,653
--------------------------------------------------------------------------------
Premises and equipment, net                              27,415         24,115
Company-owned life insurance                             26,978         25,510
Goodwill                                                  8,722
Other intangible assets, net                              4,259
Other assets                                             17,489         14,113
--------------------------------------------------------------------------------
  Total assets                                       $1,397,144     $1,318,565
--------------------------------------------------------------------------------

LIABILITIES
Deposits:
 Noninterest bearing                                 $  173,522     $  226,650
 Interest bearing                                       965,505        841,672
--------------------------------------------------------------------------------
  Total deposits                                      1,139,027      1,068,322
--------------------------------------------------------------------------------
Federal funds purchased and securities sold
 under agreements to repurchase                          59,758         56,698
Other borrowed funds                                     54,949         56,831
Dividends payable                                         2,232          2,215
Other liabilities                                         9,728          8,028
--------------------------------------------------------------------------------
  Total liabilities                                   1,265,694      1,192,094
--------------------------------------------------------------------------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
Common stock, par value $.125 per share;
 9,608,000 shares authorized; 8,234,423
 and 8,160,919 shares issued at
 December 31, 2004 and 2003, respectively                 1,029          1,020
Capital surplus                                          20,744         18,670
Retained earnings                                       149,985        145,489
Treasury stock, at cost, 1,450,055 and
 1,444,739 shares at December 31, 2004
 and 2003, respectively                                 (41,008)       (40,830)
Accumulated other comprehensive income                      700          2,122
--------------------------------------------------------------------------------
  Total shareholders' equity                            131,450        126,471
--------------------------------------------------------------------------------
  Total liabilities and shareholders' equity         $1,397,144     $1,318,565
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,   2004     2003    2002
--------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                        $49,439   $47,896   $51,459
Interest on investment securities:
 Taxable                                            7,934     6,549    10,062
 Nontaxable                                         3,927     3,284     3,534
Interest on deposits in other banks                    39        63       185
Interest on federal funds sold and securities
 purchased under agreements to resell                 563       621     1,051
--------------------------------------------------------------------------------
  Total interest income                            61,902    58,413    66,291
--------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                               15,855    16,850    22,514
Interest on federal funds purchased and
 securities sold under agreements to repurchase     1,191       863     1,647
Interest on other borrowed funds                    2,130     2,170     1,585
--------------------------------------------------------------------------------
  Total interest expense                           19,176    19,883    25,746
--------------------------------------------------------------------------------
  Net interest income                              42,726    38,530    40,545
--------------------------------------------------------------------------------
Provision for loan losses                           2,129     2,592     4,748
--------------------------------------------------------------------------------
  Net interest income after provision
  for loan losses                                  40,597    35,938    35,797
--------------------------------------------------------------------------------
NONINTEREST INCOME
Service charges and fees on deposits                8,467     7,728     7,898
Allotment processing fees                           1,124       829       862
Other service charges, commissions, and fees        2,726     2,725     2,636
Data processing income                              1,374     1,393     1,386
Trust income                                        1,583     1,610     1,551
Investment securities gains, net                      391       965     1,433
Gains on sale of mortgage loans, net                  370       880       561
Income from company-owned life insurance            1,478     1,509
Other                                                 238       254       309
--------------------------------------------------------------------------------
  Total noninterest income                         17,751    17,893    16,636
--------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                     22,826    20,675    20,025
Occupancy expenses, net                             2,803     2,539     2,437
Equipment expenses                                  2,480     2,176     2,093
Data processing and communications expenses         4,121     3,658     3,392
Bank franchise tax                                  1,468     1,336     1,290
Correspondent bank fees                               824       925       788
Other                                               7,411     6,193     6,076
--------------------------------------------------------------------------------
  Total noninterest expense                        41,933    37,502    36,101
--------------------------------------------------------------------------------
  Income before income taxes                       16,415    16,329    16,332
--------------------------------------------------------------------------------
Income tax expense                                  3,023     3,366     3,771
--------------------------------------------------------------------------------
  Net income                                      $13,392   $12,963   $12,561
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
 Basic                                            $  1.99   $  1.93   $  1.83
 Diluted                                             1.98      1.92      1.82
--------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic                                              6,737     6,727     6,870
 Diluted                                            6,780     6,770     6,910
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


--------------------------------------------------------------------------------
(In thousands)
Years Ended December 31,                               2004      2003      2002
--------------------------------------------------------------------------------
NET INCOME                                         $ 13,392  $ 12,963  $ 12,561
Other comprehensive income:
 Unrealized holding (loss) gain on available
  for sale securities arising during the period
  on securities held at end of period, net of
  tax of $547, $113, and $1,595, respectively        (1,015)     (209)    2,962
 Reclassification adjustment for prior period
  unrealized gain previously reported in other
  comprehensive income recognized during current
  period, net of tax of $219, $662, and
  $337, respectively                                   (407)   (1,230)     (625)
--------------------------------------------------------------------------------
Other comprehensive (loss) income                    (1,422)   (1,439)    2,337
--------------------------------------------------------------------------------
Comprehensive income                               $ 11,970  $ 11,524  $ 14,898
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


------------------------------------------------------------------------------------------------------------------------------
                                                                                           Accumulated
(In thousands, except per share data)                                                         Other           Total
Years Ended                          Common Stock     Capital  Retained  Treasury Stock    Comprehensive   Shareholders'
December 31, 2004, 2003, and 2002   Shares   Amount   Surplus  Earnings  Shares   Amount      Income          Equity
------------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 2002           8,058  $ 1,007   $15,179  $137,227   1,153 $(31,077)    $ 1,224        $123,560
------------------------------------------------------------------------------------------------------------------------------
Net income                                                       12,561                                       12,561
Other comprehensive income                                                                     2,337           2,337
Cash dividends declared,
 $1.25 per share                                                 (8,589)                                     (8,589)
Purchase of common stock                                                    191   (6,550)                    (6,550)
Stock options exercised,
 including related tax benefits         78       10     1,894                                                  1,904
Noncash compensation expense
 attributed to stock option grants                        550                                                    550
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002         8,136    1,017    17,623   141,199   1,344  (37,627)      3,561         125,773
------------------------------------------------------------------------------------------------------------------------------
Net income                                                       12,963                                       12,963
Other comprehensive loss                                                                      (1,439)         (1,439)
Cash dividends declared,
 $1.29 per share                                                 (8,673)                                      (8,673)
Purchase of common stock                                                    101   (3,203)                     (3,203)
Stock options exercised,
 including related tax benefits         25        3       623                                                     626
Noncash compensation expense
 attributed to stock option grants                        424                                                     424
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003         8,161    1,020    18,670   145,489   1,445  (40,830)      2,122          126,471
------------------------------------------------------------------------------------------------------------------------------
Net income                                                       13,392                                        13,392
Other comprehensive loss                                                                      (1,422)          (1,422)
Cash dividends declared,
 $1.32 per share                                                 (8,896)                                       (8,896)
Purchase of common stock                                                      5     (178)                        (178)
Stock options exercised,
 including related tax benefits         70        9     1,764                                                   1,773
Shares issued pursuant to
 Employee Stock Purchase Plan            3                 93                                                      93
Noncash compensation expense
attributed to stock option grants                         217                                                     217
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2004         8,234  $ 1,029   $20,744  $149,985   1,450 $(41,008)    $   700         $131,450
------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                                 2004         2003         2002
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  13,392    $  12,963    $  12,561
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                                        3,524        2,984        2,890
  Net amortization (accretion) of investment security
   premiums and discounts:
   Available for sale                                                  1,369        3,197          711
   Held to maturity                                                      (40)         (68)         (77)
 Provision for loan losses                                             2,129        2,592        4,748
 Noncash compensation expense                                            217          424          550
 Mortgage loans originated for sale                                  (20,243)     (60,089)     (45,330)
 Proceeds from sale of mortgage loans                                 19,052       61,781       45,362
 Deferred income tax expense (benefit)                                   712         (294)         561
 Gains on sale of mortgage loans, net                                   (370)        (880)        (561)
 Loss (gain) on sale of premises and equipment                            11           11         (103)
 Gain on sale of available for sale investment securities, net          (391)        (965)      (1,433)
 (Increase) decrease in accrued interest receivable                     (881)         360          967
 Income from company-owned life insurance                             (1,468)      (1,509)
 (Increase) decrease in other assets                                  (1,992)       1,224         (695)
 Increase (decrease) in accrued interest payable                         363         (523)        (399)
 Increase (decrease) in other liabilities                              2,473        1,318         (419)
------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                         17,857       22,526       19,333
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of investment securities:
 Available for sale                                                  251,931      390,850      316,912
 Held to maturity                                                      5,028        5,058        9,019
Proceeds from sale of available for sale investment securities        66,916      108,975      172,229
Purchases of investment securities:
 Available for sale                                                 (300,949)    (449,402)    (589,782)
 Held to maturity                                                     (1,260)
Loans originated for investment, net of principal collected          (69,714)     (20,479)     (40,477)
Purchase of company-owned life insurance                                          (24,001)
Purchase of Citizens Bank (Kentucky), Inc., net of
 cash acquired                                                        (5,820)
Purchase of FiNET, Inc.                                               (6,586)
Purchases of premises and equipment                                   (4,300)      (2,964)      (2,259)
Proceeds from sale of equipment                                          993            9          117
------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by investing activities               (62,501)       6,786     (134,241)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                               8,265      110,842       43,995
Net increase (decrease) in federal funds purchased and
 securities sold under agreements to repurchase                        2,756      (59,281)       2,187
Proceeds from long-term debt                                           1,800        3,874       48,175
Repayments of long-term debt                                         (10,296)      (4,613)      (1,936)
Net increase (decrease) in other borrowed funds                        1,372       (8,789)      (3,601)
Dividends paid                                                        (8,879)      (8,649)      (8,550)
Purchase of common stock                                                (178)      (3,203)      (6,550)
Shares issued under Employee Stock Purchase Plan                          93
Stock options exercised                                                1,755          622        1,904
------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by financing activities                (3,312)      30,803       75,624
------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash and cash equivalents              (47,956)      60,115      (39,284)
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       127,216       67,101      106,385
------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                        $  79,260    $ 127,216    $  67,101
------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
 Interest                                                          $  18,813    $  20,406    $  26,145
 Income taxes                                                          2,525        2,200        4,940
Transfers from loans to repossessed assets                             3,454        2,626          794
Cash dividend declared and unpaid at year-end                          2,232        2,215        2,191
------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Farmers Capital Bank Corporation and subsidiaries conform to accounting principles generally accepted in the United States of America and general practices applicable to the banking industry. Significant accounting policies are summarized below.

PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS
The consolidated financial statements include the accounts of Farmers Capital Bank Corporation (the "Company"), a financial holding company, and its wholly-owned six bank and two active nonbank subsidiaries. Bank subsidiaries include Farmers Bank & Capital Trust Co. ("Farmers Bank") in Frankfort, KY; United Bank & Trust Co. in Versailles, KY; Lawrenceburg National Bank in Harrodsburg, KY; First Citizens Bank in Elizabethtown, KY; Farmers Bank and Trust Company ("Farmers Georgetown") in Georgetown, KY; and Kentucky Banking Centers, Inc. in Glasgow, KY. The Company has two active nonbank subsidiaries, FCB Services, Inc. ("FCB Services") and Kentucky General Holdings, LLC ("Kentucky General"). FCB Services is a data processing subsidiary located in
Frankfort, KY, which provides services to the Company's banks as well as unaffiliated banks. Kentucky General holds a 50% voting interest in KHL Holdings, LLC, which is the parent company of Kentucky Home Life Insurance Company. Leasing One Corporation, a commercial leasing company, and Farmers Capital Insurance Corporation, an insurance agency, are wholly-owned subsidiaries of Farmers Bank. Pro Mortgage Partners, LLC, a mortgage brokerage company, is a wholly-owned subsidiary of Farmers Georgetown. All significant intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services at its 27 locations in 16 communities throughout Central Kentucky to individual, business, agriculture, government, and educational customers. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential mortgage, commercial lending and leasing, and installment loans. Substantially all loans and leases are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans and leases are expected to be repaid from cash flow from operations of businesses. Farmers Bank has served as the general depository for the Commonwealth of Kentucky for over 70 years and also provides investment and other services to the Commonwealth. Other services include, but are not limited to, cash management services, issuing letters of credit, safe deposit box rental, and providing funds transfer services. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

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

RECLASSIFICATIONS
Certain amounts in the accompanying consolidated financial statements presented for prior years have been reclassified to conform to the 2004 presentation. These reclassifications do not affect net income or total shareholders' equity as previously reported.

SEGMENT INFORMATION
The Company provides a broad range of financial services to individuals, corporations, and others through its 27 banking locations throughout Central Kentucky. These services primarily include the activities of lending and leasing, receiving deposits, providing cash management services, safe deposit box rental, and trust activities. Operations are managed and financial performance is evaluated at the subsidiary level. The Company's chief decision makers monitor the results of the various banking products and services of its subsidiaries. Accordingly, all of the Company's operations are considered by management to be aggregated in one reportable operating segment: commercial and retail banking.

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include the following: cash on hand, amounts due from banks, interest bearing demand deposits in other banks, federal funds sold, and securities purchased under agreements to resell. Generally, federal funds sold and securities purchased under agreements to resell are purchased and sold for one-day periods. Net cash flows are reported for loan and deposit transactions.

INVESTMENT SECURITIES
Investments in debt and equity securities are classified into three categories. Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term are classified as trading securities. The Company currently does not have any securities classified as trading. All other securities are classified as available for sale. Securities are designated as available for sale if management intends to use such securities in its asset/liability management strategy; and, therefore such securities may be sold in response to changes in interest rates and prepayment risk. Securities classified as trading and available for sale are carried at market value. Unrealized holding gains and losses for trading securities are included in current income. Unrealized holding gains and losses for available for sale securities are reported net of income taxes in other comprehensive income until realized. Investments classified as held to maturity are carried at amortized cost. Interest income includes amortization and accretion of purchase premiums or discounts. Premiums and discounts on securities are amortized using the interest method over the expected life of the securities. Realized gains and losses on the sales of securities are recorded on the trade date and computed on the basis of specific identification of the adjusted cost of each security and are included in noninterest income. A decline in the market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. Federal Home Loan Bank ("FHLB") stock is carried at cost.

LOANS AND INTEREST INCOME
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal amount outstanding adjusted for any charge-offs and any deferred fees or costs on originated loans. Interest income on loans is recognized using the interest method based on loan principal amounts outstanding during the period, except interest on certain consumer installment loans recognized using the sum-of-the-months digits method, which does not differ materially from the interest method. Interest income also includes amortization and accretion of any premiums or discounts over the expected life of acquired loans at the time of purchase or business acquisition. Net fees and incremental direct costs associated with loan origination are deferred and amortized as yield adjustments over the contractual term of the loans. Generally, the accrual of interest on loans is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. Past due status is based on the contractual terms of the loan. Cash payments received on nonaccrual loans generally are applied to principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

LOANS HELD FOR SALE
The Company's operations include a limited amount of mortgage banking. Mortgage banking activities include the origination of fixed-rate residential mortgage loans for sale to various investors. Mortgage loans originated and intended for sale in the secondary market, principally under programs with the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and other commercial lending institutions, are carried at the lower of cost or estimated market value determined in the aggregate and are included in net loans on the balance sheet until sold. Mortgage loans held for sale included in net loans totaled $1,615,000 and $455,000 at December 31, 2004 and December 31, 2003,
respectively. Mortgage banking revenues, including origination fees, servicing fees, net gains or losses on sales of mortgages, and other fee income were .6%, 1.2%, and .8% of the Company's total revenue for the years ended December 31, 2004, 2003, and 2002, respectively.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The provision for loan losses represents charges made to earnings to maintain an allowance for loan losses at an adequate level based on credit losses specifically identified in the loan portfolio, as well as management's best estimate of probable loan losses in the remainder of the portfolio at the balance sheet date. The allowance for loan losses is a valuation allowance increased by the provision for loan losses and decreased by net charge-offs. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Management estimates the allowance balance required using a risk-rated methodology. Many factors are considered when estimating the allowance. These include, but are not limited to, past loan loss experience, an assessment of the financial condition of individual borrowers, a determination of the value and adequacy of underlying collateral, the condition of the local economy, an analysis of the levels and trends of the loan portfolio, and a review of delinquent and classified loans. The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current risk factors.
Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Actual loan losses could differ significantly from the amounts estimated by management.

The risk-rated methodology includes segregating watch list and past due loans from the general portfolio and allocating specific reserves to these loans depending on their status. For example, watch list loans, which may be identified by the internal loan review risk-rating system or by regulatory examiner classification, are assigned a certain loss percentage while loans past due 30 days or more are assigned a different loss percentage. Each of these percentages consider past experience as well as current factors. The remainder of the general loan portfolio is segregated into three components having similar risk characteristics as follows: commercial loans, consumer loans, and real estate loans. Each of these components is assigned a loss percentage based on their respective three year historical loss percentage. Additional allocations to the allowance may then be made for subjective factors, such as those mentioned above, as determined by senior managers who are knowledgeable about these matters.

The Company accounts for impaired loans in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION. SFAS No. 114, as amended, requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. A loan is impaired when full payment under the contractual terms is not expected. Generally, impaired loans are also in nonaccrual status. In certain circumstances, however, the Company may continue to accrue interest on an impaired loan. Cash receipts on impaired loans are applied to the recorded investment in the loan, including any accrued interest receivable. Loans that are part of a large group of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from business acquisitions. They are initially measured at fair value and then are amortized on a declining value basis over their estimated useful lives.

OTHER REAL ESTATE
Other real estate owned and held for sale, included with other assets in the accompanying consolidated balance sheets, includes properties acquired by the Company through actual loan foreclosures. Other real estate owned is carried at the lower of cost or fair value less estimated costs to sell. Fair value is the amount that the Company could reasonably expect to receive in a current sale between a willing buyer and a willing seller, other than in a forced or liquidation sale. Fair value of assets is measured by the market value based on comparable sales. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Other real estate owned included in the consolidated balance sheets was $3,739,000 and $1,803,000 at December 31, 2004 and 2003, respectively.

INCOME TAXES
Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

PREMISES AND EQUIPMENT
Premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives generally ranging from two to seven years for furniture and equipment and generally ten to 50 years for buildings and related components. Leasehold improvements are amortized over the shorter of the estimated useful lives or terms of the related leases on the straight-line method. Maintenance, repairs, and minor improvements are charged to operating expenses as incurred and major improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in noninterest income. Land is carried at cost.

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

NET INCOME PER COMMON SHARE
Basic net income per common share is determined by dividing net income by the weighted average total number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the total weighted average number of shares of common stock outstanding, plus the total weighted average number of shares that would be issued upon exercise of dilutive stock options assuming proceeds are used to repurchase shares pursuant to the treasury stock method. Net income per common share computations were as follows at December 31, 2004, 2003, and 2002:

------------------------------------------------------------------------
(In thousands, except per share data)
Years Ended December 31,                2004      2003      2002
------------------------------------------------------------------------
Net income, basic and diluted        $13,392   $12,963   $12,561
------------------------------------------------------------------------
Average shares outstanding             6,737     6,727     6,870
Effect of dilutive stock options          43        43        40
------------------------------------------------------------------------
Average diluted shares outstanding     6,780     6,770     6,910
------------------------------------------------------------------------
Net income per share, basic          $  1.99   $  1.93   $  1.83
Net income per share, diluted           1.98      1.92      1.82
------------------------------------------------------------------------

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

STOCK-BASED COMPENSATION
In 1997, the Company's Board of Directors approved a nonqualified stock option plan (the "Plan") that provides for granting of stock options to key employees and officers of the Company. The Plan was subsequently ratified by the Company's shareholders at its annual shareholders' meeting held on May 12, 1998, the measurement date of the Plan. All stock options are awarded at a price equal to the fair market value of the Company's common stock at the date the options are granted. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, since options were granted during 1997 at the fair market value of the Company's stock on the grant date, and the measurement date occurred during 1998, the Company recognizes noncash compensation expense based on the intrinsic value of the stock options measured on the date of shareholder ratification of the Plan.

The Company granted 40,049 and 54,000 additional options under the Plan during 2004 and 2000 in which there is no compensation expense being recognized pursuant to APB No. 25. In addition, the Company issued shares pursuant to its Employee Stock Purchase Plan ("ESPP") during 2004 and recorded no related compensation expense. Had compensation expense been determined under the fair value method described in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, as amended by SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, the Company's net income and income per common share would have been as shown in the table below.

--------------------------------------------------------------------------------
Years Ended December 31,
(In thousands, except per share data)            2004        2003        2002
--------------------------------------------------------------------------------
NET INCOME
 As reported                                 $ 13,392    $ 12,963    $ 12,561
 Add:  Stock-based employee compensation
       expense included in reported net
       income, net of related tax effects         141         276         358
 Less: Stock-based compensation expense
       determined under fair value based
       method for all awards, net of
       related tax effects                       (208)       (336)       (424)
--------------------------------------------------------------------------------
 Proforma                                    $ 13,325    $ 12,903    $ 12,495
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
 Basic, as reported                          $   1.99    $   1.93    $   1.83
 Basic, proforma                                 1.98        1.92        1.82

 Diluted, as reported                            1.98        1.92        1.82
 Diluted, proforma                               1.97        1.91        1.81
--------------------------------------------------------------------------------

The fair value of the options granted are estimated as of the measurement date using the Black-Scholes option pricing model with the following weighted average assumptions used and estimated fair market value for each of the grants indicated.

--------------------------------------------------------------------------------
                                              Grant
--------------------------------------------------------------------------------
                                1997      2000      2004      ESPP
--------------------------------------------------------------------------------
Dividend yield                  3.18%     3.12%     3.80%     3.80%
Expected volatility            23.4      29.6      10.5      10.8
Risk-free interest rate         5.75      6.71      2.78      1.47
Expected life (in years)        7         7         3          .25
Fair value                   $ 16.11    $ 9.25    $ 1.79    $ 5.72
--------------------------------------------------------------------------------

The Plan provides for the granting of options to purchase up to 450,000 shares of the Company's common stock at a price equal to the fair market value of the Company's common stock on the date the option is granted. The term of the options expires after ten years from the date on which the options are granted. Options granted under the Plan vest ratably over various time periods ranging from three to seven years. All options granted must be held for a minimum of one year before they can be exercised. Forfeited options are available for the granting of additional stock options under the Plan.

The Company's ESPP was approved by its shareholders at the Company's 2004 annual meeting on May 11, 2004. The purpose of the ESPP is to provide a means by which eligible employees may purchase, at a discount, shares of common stock of the Company through payroll withholding. The purchase price of the shares is equal to 85% of their fair market value on specified dates as defined in the plan. The ESPP was effective beginning July 1, 2004. There were 3,190 shares issued under the plan during 2004. Compensation cost related to the ESPP included in the proforma net income disclosure in the table above was $12,000 for 2004.

RECENTLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS
In December 2004, the FASB issued SFAS No. 123 (revised), SHARE-BASED PAYMENT. This Statement requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The Company's ESPP is considered an option plan under the Statement and will be subject to cost recognition. Compensation cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This Statement will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, which cannot currently be predicted. However, the additional annualized expense associated with the ESPP that would have been recorded in 2004 had this Standard been in effect would have been approximately $24,000, net of tax effect. Options that will vest after the adoption date are expected to result in additional compensation expense, net of tax, of approximately $47,000 during the balance of 2005, $95,000 in 2006, and $44,000 in 2007. There will be no significant effect on financial position as total equity will not change. The increase in compensation expense will be offset by an increase to capital surplus.

In December 2003, the Accounting Standards Executive Committee of the AICPA issued Statement of Position ("SOP") 03-3, ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER. SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. This Statement is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The adoption of this Statement on the Company's consolidated financial statements is not expected to be material.

2.   INVESTMENT SECURITIES

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2004. The summary is divided into available for sale and held to maturity securities.

------------------------------------------------------------------------------------------------------------------------
                                                  Amortized                 Gross                Gross     Estimated
December 31, 2004 (In thousands)                       Cost      Unrealized Gains    Unrealized Losses    Fair Value
------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Obligations of U.S. Government agencies            $146,542              $     35             $    433      $146,144
Obligations of states and political subdivisions     82,298                 2,194                  247        84,245
Mortgage-backed securities                          113,043                   600                1,072       112,571
Equity securities                                     6,357                                                    6,357
------------------------------------------------------------------------------------------------------------------------
Total securities - available for sale              $348,240              $  2,829             $  1,752      $349,317
------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of states and political subdivisions   $ 19,803              $    752             $      0      $ 20,555
------------------------------------------------------------------------------------------------------------------------
Total securities - held to maturity                $ 19,803              $    752             $      0      $ 20,555
------------------------------------------------------------------------------------------------------------------------

The following summarizes the amortized cost and estimated fair values of the securities portfolio at December 31, 2003.


------------------------------------------------------------------------------------------------------------------------
                                                  Amortized                 Gross                Gross     Estimated
December 31, 2003 (In thousands)                       Cost      Unrealized Gains    Unrealized Losses    Fair Value
------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
Obligations of U.S. Government agencies            $130,914              $    224             $    118      $131,020
Obligations of states and political subdivisions     71,274                 2,518                  141        73,651
Mortgage-backed securities                          146,539                 1,300                  729       147,110
Equity securities                                     6,178                   210                              6,388
------------------------------------------------------------------------------------------------------------------------
Total securities - available for sale              $354,905              $  4,252             $    988      $358,169
------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY
Obligations of states and political subdivisions   $ 24,718              $  1,407             $      0      $ 26,125
Mortgage-backed securities                               71                     5                                 76
------------------------------------------------------------------------------------------------------------------------
Total securities - held to maturity                $ 24,789              $  1,412             $      0      $ 26,201
------------------------------------------------------------------------------------------------------------------------


The amortized cost and estimated fair value of the securities portfolio at December 31, 2004, by contractual maturity, are detailed below. The summary is divided into available for sale and held to maturity securities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities in the available for sale portfolio consist of restricted FHLB and Federal Reserve Board stocks, which have no stated maturity and are not included in the maturity schedule that follows. Mortgage-backed securities are stated separately due to the nature of payment and prepayment characteristics of these securities.


-----------------------------------------------------------------------------------------------
                                           Available For Sale            Held To Maturity
                                        Amortized     Estimated     Amortized      Estimated
December 31, 2004 (In thousands)             Cost    Fair Value          Cost     Fair Value
-----------------------------------------------------------------------------------------------
Due in one year or less                  $ 84,858      $ 84,806      $  4,151       $  4,202
Due after one year through five years      72,983        73,185        13,918         14,584
Due after five years through ten years     53,360        54,301           474            509
Due after ten years                        17,639        18,097         1,260          1,260
Mortgage-backed securities                113,043       112,571
-----------------------------------------------------------------------------------------------
Total                                    $341,883      $342,960      $ 19,803       $ 20,555
-----------------------------------------------------------------------------------------------

Gross gains of approximately $527,000,  $965,000, and $1,529,000 for 2004, 2003,
and 2002, respectively, were realized on the sale of investment securities. Gross losses of approximately $136,000, $0, and $96,000 were realized during 2004, 2003, and 2002, respectively.

Investment securities with a carrying value of $234,922,000 and $244,817,000 at December 31, 2004 and 2003 were pledged to secure public and trust deposits, repurchase agreements, and for other purposes.

Investment securities with unrealized losses at year-end 2004 and 2003 not recognized in income are presented in the table below. The table segregates investment securities that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or more. The table also includes the fair value of the related securities.


--------------------------------------------------------------------------------------------------------------------------
                                                  Less than 12 Months       12 Months or More             Total
                                                            Unrealized              Unrealized                Unrealized
December 31, 2004 (In thousands)                 Fair Value     Losses    Fair Value    Losses    Fair Value      Losses
--------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. Government agencies            $ 82,485   $    372      $  6,188   $    61      $ 88,673   $    433
Obligations of states and political subdivisions     18,616        178         2,199        69        20,815        247
Mortgage-backed securities                           60,690        636        24,300       436        84,990      1,072
--------------------------------------------------------------------------------------------------------------------------
  Total                                            $161,791   $  1,186      $ 32,687   $   566      $194,478   $  1,752
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
                                                  Less than 12 Months       12 Months or More            Total
                                                            Unrealized              Unrealized               Unrealized
December 31, 2003 (In thousands)                 Fair Value     Losses    Fair Value    Losses    Fair Value     Losses
--------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. Government agencies            $ 51,565   $    118                              $ 51,565   $    118
Obligations of states and political subdivisions     10,768        141                                10,768        141
Mortgage-backed securities                           73,199        727      $     90   $     2        73,289        729
--------------------------------------------------------------------------------------------------------------------------
  Total                                            $135,532   $    986      $     90   $     2      $135,622   $    988
--------------------------------------------------------------------------------------------------------------------------


Unrealized losses included in the tables above have not been recognized in income since they have been identified as temporary. The Company periodically evaluates securities for other-than-temporary impairment. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The Company attributes the unrealized losses mainly to changes in market interest rates and does not expect to incur a loss unless the securities are sold. Management has the intent and ability to hold these securities until the foreseeable future. As the securities approach their maturity date, their fair value is expected to recover. A decline in certain market interest rates could also favorably impact fair values.

3.   LOANS

Major classifications of loans are summarized as follows.

----------------------------------------------------------------------------
December 31, (In thousands)                             2004         2003
----------------------------------------------------------------------------
Commercial, financial, and agricultural            $ 134,016    $ 110,657
Real estate - construction                            63,156       45,390
Real estate mortgage - residential                   313,711      270,638
Real estate mortgage - farmland and other
 commercial enterprises                              251,094      222,100
Installment loans                                     75,283       71,582
Lease financing                                       43,835       39,834
----------------------------------------------------------------------------
   Total loans                                       881,095      760,201
----------------------------------------------------------------------------
Less unearned income                                  (4,390)      (4,256)
----------------------------------------------------------------------------
   Total loans, net of unearned income             $ 876,705    $ 755,945
----------------------------------------------------------------------------


Loans to directors, executive officers, and principal shareholders (including loans to affiliated companies of which they are principal owners) and loans to members of the immediate family of such persons were $17,089,000 and $15,235,000 at December 31, 2004 and 2003, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. An analysis of the activity with respect to these loans follows.

---------------------------------------------------------------------
(In thousands)                                             Amount
---------------------------------------------------------------------
Balance, December 31, 2003                               $ 15,235
New loans                                                   9,937
Repayments                                                 (7,516)
Loans no longer meeting disclosure requirements
 and other adjustments                                       (567)
---------------------------------------------------------------------
   Balance, December 31, 2004                            $ 17,089
---------------------------------------------------------------------

4.   ALLOWANCE FOR LOAN LOSSES

The Company's recorded investment in impaired loans, measured using the fair value of collateral method as defined in SFAS No. 114, was $3,158,000 at December 31, 2004 and $4,753,000 at December 31, 2003. Those amounts also represent loans for which an allowance for loan losses totaling $195,000 and $79,000 for 2004 and 2003, respectfully, has been established. The recorded investment in impaired loans averaged $4,497,000, $10,860,000, and $16,525,000, respectively for the years ended December 31, 2004, 2003, and 2002. Interest income recognized on impaired loans totaled $34,000, $55,000, and $268,000 for the years 2004, 2003, and 2002, respectively.

The Company's charge-off policy for impaired loans does not differ from the charge-off policy for loans outside the definition of SFAS No. 114. Loans that are delinquent in excess of 120 days are charged off unless the borrower continues to maintain a satisfactory financial standing and/or the collateral securing the debt is of such value that any loss appears to be unlikely.

An analysis of the allowance for loan losses follows.

--------------------------------------------------------------------------------
Years Ended December 31, (In thousands)            2004        2003        2002
--------------------------------------------------------------------------------
Balance, beginning of year                     $ 11,292    $ 11,061    $ 10,549
Acquisition of Citizens Bank (Kentucky), Inc.     2,005
Provision for loan losses                         2,129       2,592       4,748
Recoveries                                          595         426         371
Loans charged off                                (3,217)     (2,787)     (4,607)
--------------------------------------------------------------------------------
Balance, end of year                           $ 12,804    $ 11,292    $ 11,061
--------------------------------------------------------------------------------

Nonperforming loans were as follows.

December 31, (In thousands)                            2004      2003
--------------------------------------------------------------------------
Nonaccrual loans                                    $ 6,350   $ 5,258
Loans past due 90 days or more and still accruing     3,670     3,856
--------------------------------------------------------------------------
Total nonperforming loans                           $10,020   $ 9,114
--------------------------------------------------------------------------

5.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following.

--------------------------------------------------------------------------
December 31, (In thousands)                          2004        2003
Land, buildings, and leasehold improvements      $ 35,920    $ 32,237
Furniture and equipment                            18,818      17,626
Total premises and equipment                       54,738      49,863
Less accumulated depreciation and amortization    (27,323)    (25,748)
--------------------------------------------------------------------------
Premises and equipment, net                      $ 27,415    $ 24,115
--------------------------------------------------------------------------

Depreciation   and  amortization  of  premises  and  equipment  was  $3,139,000,
$2,984,000, and $2,890,000 in 2004, 2003, and 2002, respectively.

6.  DEPOSIT LIABILITIES

Time deposits of $100,000 or more at December 31, 2004 and 2003 were $140,080,000 and $115,655,000, respectively. Interest expense on time deposits of $100,000 or more was $3,138,000, $3,554,000, and $3,894,000 for 2004, 2003,
and 2002, respectively.

At December 31, 2004 the scheduled maturities of time deposits were as follows.

--------------------------------------------------------------
(In thousands)                          Amount
--------------------------------------------------------------
2005                                  $244,026
2006                                    99,714
2007                                    34,348
2008                                   122,596
2009                                    10,443
Thereafter                               5,144
--------------------------------------------------------------
  Total                               $516,271
--------------------------------------------------------------

Deposits from directors, executive officers, and principal shareholders (including deposits from affiliated companies of which they are principal owners) and deposits from members of the immediate family of such persons were $27,769,000 and $32,217,000 at December 31, 2004 and 2003, respectively. Such deposits were accepted in the normal course of business on substantially the same terms as those prevailing at the time for comparable transactions with other customers.

7. FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, AND OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase represent borrowings by the Company that generally mature one business day following the date of the transaction. Information pertaining to such borrowings is as follows.

-----------------------------------------------------------------------
December 31, (Dollars in thousands)             2004        2003
-----------------------------------------------------------------------
Average balance during the year             $ 81,520    $ 70,242
Average interest rate during the year           1.46%       1.23%
Maximum month-end balance during the year   $121,667    $133,150
-----------------------------------------------------------------------

The table below displays a summary of the ending balance and average rate for borrowed funds on the dates indicated. For FHLB advances, the subsidiary banks pledge FHLB stock and fully disbursed, otherwise unencumbered, 1-4 family first mortgage loans as collateral for these advances as required by the FHLB. Based on this collateral and the Company's holdings of FHLB stock, the Company is eligible to borrow up to an additional $85,287,000 at year-end 2004.

--------------------------------------------------------------------------------
                                               Average                 Average
December 31, (Dollars in thousands)     2004      Rate         2003       Rate
--------------------------------------------------------------------------------
SHORT-TERM
Federal funds purchased and
 securities sold under agreements
 to repurchase                       $59,758      2.10%     $56,698      1.06%
FHLB advances                          1,000      2.24
Other                                    791       .50          418       .97
--------------------------------------------------------------------------------
Total short-term                     $61,549      2.09%     $57,116      1.06%
--------------------------------------------------------------------------------
LONG-TERM
FHLB advances                        $52,527      4.04%     $55,511      3.62%
Other                                    631      2.32          902      2.32
--------------------------------------------------------------------------------
Total long-term                      $53,158      4.02%     $56,413      3.60%
--------------------------------------------------------------------------------

FHLB advances are made pursuant to several different credit programs, which have their own interest rates and range of maturities. Interest rates on FHLB advances are generally fixed and range between 2.89% and 7.10%, averaging 4.04%, over a remaining maturity period of up to 19 years as of December 31, 2004. Approximately $29.0 million of the total long-term advances from FHLB are convertible to a floating interest rate. These advances may convert, at FHLB's option, to a floating interest rate indexed to LIBOR only if LIBOR equals or exceeds 7%.

Maturities of long-term borrowings at December 31, 2004 are as follows.

-------------------------------------------------
(In thousands)                      Amount
2005                              $  7,531
2006                                12,984
2007                                11,759
2008                                 5,617
2009                                   582
Thereafter                          14,685
-------------------------------------------------
   Total                          $ 53,158
-------------------------------------------------

8. INCOME TAXES

The components of income tax expense are as follows.

--------------------------------------------------------------------------------
December 31, (In thousands)                        2004       2003       2002
--------------------------------------------------------------------------------
Currently payable                               $ 2,311    $ 3,660    $ 3,210
Deferred                                            712       (294)       561
--------------------------------------------------------------------------------
   Total applicable to operations                 3,023      3,366      3,771
--------------------------------------------------------------------------------
Charged to components of shareholders' equity
 Net unrealized securities (losses) gains          (765)      (775)     1,258
--------------------------------------------------------------------------------
   Total income taxes                           $ 2,258    $ 2,591    $ 5,029
--------------------------------------------------------------------------------

An analysis of the difference between the effective income tax rates and the statutory federal income tax rate follows.

--------------------------------------------------------------------------------
December 31,                                       2004       2003       2002
--------------------------------------------------------------------------------
Federal statutory rate                             35.0%      35.0%      35.0%
Changes from statutory rates resulting from:
 Tax-exempt interest                               (9.7)      (8.6)      (9.6)
 Nondeductible interest to carry tax-exempt
  obligations                                        .7         .6         .9
Tax credits                                        (4.0)      (4.0)      (3.8)
Company-owned life insurance                       (2.6)      (2.4)
Other, net                                         (1.0)                   .6
--------------------------------------------------------------------------------
Effective tax rate                                 18.4%      20.6%      23.1%
--------------------------------------------------------------------------------

The tax effects of the significant temporary differences that comprise deferred tax assets and liabilities at December 31, 2004 and 2003 follows.

--------------------------------------------------------------------------------
December 31, (In thousands)                         2004       2003
--------------------------------------------------------------------------------
ASSETS
Allowance for loan losses                        $ 4,482    $ 3,952
Deferred directors' fees                             129        127
Postretirement benefit obligations                 1,041        824
Stock options                                      1,078      1,285
Commission                                           135        216
Self-funded insurance                                209        168
Other                                                  7         71
--------------------------------------------------------------------------------
Total deferred tax assets                          7,081      6,643
--------------------------------------------------------------------------------
LIABILITIES
Depreciation                                       1,459      1,382
Investment securities                                888      1,017
Deferred loan fees                                 1,166      1,087
Lease financing operations                         3,151      2,691
Intangibles                                          663
Unrealized gains on investment securities, net       377      1,142
--------------------------------------------------------------------------------
Total deferred tax liabilities                     7,704      7,319
--------------------------------------------------------------------------------
Net deferred tax liability                       $  (623)   $  (676)
--------------------------------------------------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2004.

9.  RETIREMENT PLANS

Prior to April 1, 2003, the Company and its subsidiaries maintained a pension plan and a salary savings plan. The pension plan had two components which were the Money Purchase Pension Plan and the Employee Stock Ownership Plan ("ESOP"). Effective April 1, 2003 the money purchase component was moved to the salary savings plan.

The Company may at its discretion contribute an amount (up to the maximum imposed by federal law) to the ESOP which will be allocated to all participants in the ratio that each participant's compensation bears to all participants' compensation. Such discretionary contributions will be utilized to purchase shares of the Company's common stock to be held in the participants' accounts. There were no contributions to the ESOP in any of the years in the three-year period ended December 31, 2004. The fair market value of Company shares held by the ESOP was $2,953,000 and $2,431,000 at year-end December 31, 2004 and 2003, respectively.

The Company's salary savings plan covers substantially all employees. The Company matches all eligible voluntary tax deferred employee contributions up to 4% of the participant's compensation. The Company may, at the discretion of the Board, contribute an additional amount based upon a percentage of covered employees' salaries. The Company made a 4% discretionary contribution to the plan during each of the years in the three-year period ended December 31, 2004. Discretionary contributions are allocated among participants in the ratio that each participant's compensation bears to all participants' compensation. Eligible employees are presented with various investment alternatives related to the salary savings plan. Those alternatives include various stock and bond mutual funds that vary from traditional growth funds to more stable income funds. Company shares are not an available investment alternative in the salary savings plan.

The total retirement plan expense for 2004, 2003, and 2002 was $1,190,642, $1,017,000, and 1,014,000, respectively.

10.  COMMON STOCK OPTIONS

As described in Note 1 of the Company's audited consolidated financial statements, the Company recognizes noncash compensation expense attributed to its stock option plan in accordance with APB No. 25 and related interpretations. The amount of such expense recorded in 2004, 2003, and 2002, net of tax, was $141,000, $276,000, and $358,000, respectively. Future noncash compensation expense related to the Company's stock option plan is scheduled to be zero under APB No. 25 since the vesting period on options resulting in expense ended during 2004.

A summary of the status of the Company's stock option plan as of December 31, 2004, 2003, and 2002 and changes during the years ended on those dates is presented below.


---------------------------------------------------------------------------------------------------------
                                         2004                      2003                  2002
---------------------------------------------------------------------------------------------------------
                                             Weighted                 Weighted               Weighted
                                              Average                  Average                Average
                                    Shares      Price        Shares      Price      Shares      Price
---------------------------------------------------------------------------------------------------------
Outstanding at January 1           252,922    $ 25.47       278,436    $ 25.42     369,436    $ 25.19
Granted                             40,049      34.80
Forfeited                                                      (572)     24.50     (13,267)     24.50
Exercised                          (70,314)     24.95       (24,942)     24.92     (77,733)     24.50
---------------------------------------------------------------------------------------------------------
Outstanding at December 31         222,657    $ 27.31       252,922    $ 25.47     278,436    $ 25.42
---------------------------------------------------------------------------------------------------------

Options exercisable at year-end    162,037    $ 25.15       204,136    $ 24.98     190,531    $ 24.87
---------------------------------------------------------------------------------------------------------


Options outstanding at year-end 2004 were as follows.

--------------------------------------------------------------------------------------------------------------
                                            Outstanding                                 Exercisable
--------------------------------------------------------------------------------------------------------------
                                         Weighted Average
                                                Remaining          Weighted                       Weighted
                                              Contractual           Average                        Average
 Range of Exercise Prices     Number         Life (Years)    Exercise Price        Number   Exercise Price
--------------------------------------------------------------------------------------------------------------
   $ 24.50                   142,036                2.75            $ 24.50       142,036          $ 24.50
   $ 29.75                    40,572                5.00              29.75        20,001          $ 29.75
   $ 34.80                    40,049                9.83              34.80
--------------------------------------------------------------------------------------------------------------
Outstanding at Year-end      222,657                4.43            $ 27.31       162,037          $ 25.15
--------------------------------------------------------------------------------------------------------------

11. POSTRETIREMENT BENEFITS

Prior to 2003, the Company provided lifetime medical and dental benefits upon retirement for certain retired employees meeting the eligibility requirements as of December 31, 1989. During 2003, the Company implemented an additional postretirement health insurance program. Under the new postretirement health insurance plan, any employee meeting the service requirements of 20 years of full time service to the Company and is at least age 55 upon retirement will be eligible to continue their health insurance coverage. The coverage offered to eligible retirees will be identical to the coverage that is offered to active employees. The retiree will pay 50% of the cost and the Company will pay 50%. The Company pays for the entire costs of the benefits under the first plan. Both plans are unfunded.

The following schedules set forth a reconciliation of the changes in the plans benefit obligation and funded status for the periods ended December 31, 2004 and 2003.

------------------------------------------------------------------------------
(In thousands)                                            2004       2003
------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Obligation at beginning of year                        $ 6,501    $ 3,046
Service cost                                               161        108
Interest cost                                              396        313
Prior service cost                                          21      2,373
Actuarial loss                                              14        934
Benefit payments                                          (324)      (273)
Actuarial gain due to Medicare drug subsidy               (355)
------------------------------------------------------------------------------
Obligation at end of year                              $ 6,414    $ 6,501
------------------------------------------------------------------------------
FUNDED STATUS (PLAN ASSETS LESS BENEFIT OBLIGATIONS)
Accumulated postretirement benefit obligation          $(6,414)   $(6,501)
Unrecognized transition obligation                         812        913
Unamortized prior service cost                           2,202      2,431
Unrecognized net actuarial loss                            473        832
------------------------------------------------------------------------------
Accrued postretirement benefit costs                   $(2,927)   $(2,325)
------------------------------------------------------------------------------

The following table provides disclosure of the net periodic benefit cost as of December 31.

-----------------------------------------------------------
(In thousands)                          2004    2003
-----------------------------------------------------------
Service cost                            $161    $108
Interest cost                            396     313
Amortization of transition obligation    101     101
Recognized prior service cost            250     198
Amortization of net loss                  18
-----------------------------------------------------------
Net periodic benefit cost               $926    $720
-----------------------------------------------------------
Major assumptions:
Discount rate                           6.00%   6.25%
-----------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, the rate of increase in pre-Medicare medical care claims costs was 10% in 2005 grading down by 1% to 5% for 2010 and thereafter. For Medicare Supplement claims costs, it was 8% in 2005 grading down by 1% to 5% for 2008 and thereafter. For dental claims cost, it was 5% for 2005 and thereafter. A 1% change in the assumed health care cost trend rates would have the following incremental effects:

--------------------------------------------------------------------------------
(In thousands)                                   1% Increase       1% Decrease
--------------------------------------------------------------------------------
Effect on total of service and interest cost
 components of net periodic postretirement
 health care benefit cost                              $  55           $  (45)
Effect on postretirement benefit obligation              914             (750)
--------------------------------------------------------------------------------

The following table presents estimated future benefit payments in the period indicated.

------------------------------------------------
(In thousands)           Amount
------------------------------------------------
2005                   $   307
2006                       311
2007                       335
2008                       335
2009                       348
2010-2014                1,938
------------------------------------------------
   Total               $ 3,574
------------------------------------------------

12.  LEASES

The Company leases certain branch sites and certain banking equipment under various operating leases. All of the branch site leases have renewal options of varying lengths and terms. The aggregate minimum rental commitments under these leases over the next five years are approximately $1,340,000.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Total commitments to extend credit were $154,042,000 and $123,714,000 at December 31, 2004 and 2003,
respectively. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by the Company, is based on management's credit evaluation of the counter party. Collateral held varies, but may include accounts receivable, marketable securities, inventory, premises and equipment, residential real estate, and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that received when extending credit to customers. The fair value of these instruments is not considered material for disclosure under FASB Interpretation No. 45. The Company had $5,205,000 and $6,702,000 in irrevocable letters of credit outstanding at December 31, 2004 and 2003, respectively.

The contractual amount of financial instruments with off-balance sheet risk was as follows at year-end.

--------------------------------------------------------------------------------
December 31,                           2004                      2003
(In thousands)                Fixed Rate Variable Rate  Fixed Rate Variable Rate
--------------------------------------------------------------------------------
Commitments to extend credit    $ 44,484      $109,558    $ 41,479      $ 82,235
Standby letters of credit          4,640           565         720         5,982
--------------------------------------------------------------------------------
   Total                        $ 49,124      $110,123    $ 42,199      $ 88,217
--------------------------------------------------------------------------------

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

15. LOSS CONTINGENCIES

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. As of December 31, 2004, there were various pending legal actions and proceedings against the Company arising from the normal course of business and in which claims for damages are asserted. Management, after discussion with legal counsel, believes that these actions are without merit and that the ultimate liability resulting from these legal actions and proceedings, if any, will not have a material effect upon the consolidated financial statements of the Company.

16. REGULATORY MATTERS

Payment of dividends by the Company's subsidiary banks is subject to certain regulatory restrictions as set forth in national and state banking laws and regulations. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At December 31, 2004, combined retained earnings of the subsidiary banks were approximately $47,637,000 of which $3,280,000 was available for the payment of dividends in 2005 without obtaining prior approval from bank regulatory agencies.

Included in cash and due from banks are certain noninterest bearing deposits that are held at the Federal Reserve Bank and correspondent banks in accordance with regulatory reserve requirements specified by the Federal Reserve Board of Governors. The reserve requirement was $14,708,000 and $12,251,000 at December 31, 2004 and 2003, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). The Company and each of the subsidiary banks meet all capital adequacy requirements to which they are subject as of December 31, 2004.

As of December 31, 2004, the most recent notification from the FDIC categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables. There are no conditions or events since that notification that management believes have changed the institutions' category.

The capital amounts and ratios of the consolidated Company and the banks are presented in the following tables.


----------------------------------------------------------------------------------------------------------------
                                                                                      To Be Well Capitalized
                                                                    For Capital       Under Prompt Corrective
                                                   Actual         Adequacy Purposes     Action Provisions
----------------------------------------------------------------------------------------------------------------
December 31, 2004 (Dollars in thousands)     Amount      Ratio     Amount     Ratio     Amount       Ratio
----------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                               $117,769      12.69%  $ 37,123      4.00%  $ 55,684       6.00%
Farmers Bank & Capital Trust Co.             33,752      11.28     11,968      4.00     17,952       6.00
Farmers Bank and Trust Company               22,328      11.13      8,022      4.00     12,032       6.00
Lawrenceburg National Bank                   11,537      10.70      4,311      4.00      6,467       6.00
First Citizens Bank                          10,732       8.99      4,774      4.00      7,162       6.00
United Bank & Trust Co.                      12,330      10.65      4,630      4.00      6,945       6.00
Kentucky Banking Centers, Inc.                9,603      10.55      3,641      4.00      5,461       6.00
----------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                               $129,385      13.94%  $ 74,246      8.00%  $ 92,807      10.00%
Farmers Bank & Capital Trust Co.             37,494      12.53     23,937      8.00     29,921      10.00
Farmers Bank and Trust Company               24,842      12.39     16,043      8.00     20,054      10.00
Lawrenceburg National Bank                   12,887      11.96      8,623      8.00     10,779      10.00
First Citizens Bank                          12,159      10.19      9,549      8.00     11,936      10.00
United Bank & Trust Co.                      13,779      11.90      9,260      8.00     11,575      10.00
Kentucky Banking Centers, Inc.               10,741      11.80      7,281      8.00      9,101      10.00
----------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                               $117,769       8.36%  $ 56,368      4.00%  $ 70,460       5.00%
Farmers Bank & Capital Trust Co.             33,752       6.13     22,027      4.00     27,533       5.00
Farmers Bank and Trust Company               22,328       7.93     11,260      4.00     14,075       5.00
Lawrenceburg National Bank                   11,537       7.40      6,234      4.00      7,792       5.00
First Citizens Bank                          10,732       6.36      6,749      4.00      8,436       5.00
United Bank & Trust Co.                      12,330       7.15      6,895      4.00      8,619       5.00
Kentucky Banking Centers, Inc.                9,603       7.07      5,433      4.00      6,791       5.00
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
                                                                                      To Be Well Capitalized
                                                                    For Capital       Under Prompt Corrective
                                                   Actual         Adequacy Purposes     Action Provisions
----------------------------------------------------------------------------------------------------------------
December 31, 2003 (Dollars in thousands)     Amount      Ratio     Amount     Ratio     Amount       Ratio
----------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                               $124,349      15.07%  $ 33,008      4.00%  $ 49,511       6.00%
Farmers Bank & Capital Trust Co.             33,251      11.11     11,968      4.00     17,952       6.00
Farmers Bank and Trust Company               13,652      10.34      5,283      4.00      7,925       6.00
Lawrenceburg National Bank                   10,645      10.88      3,915      4.00      5,872       6.00
First Citizens Bank                          11,527      10.77      4,282      4.00      6,423       6.00
United Bank & Trust Co.                      11,033      10.62      4,156      4.00      6,234       6.00
Kentucky Banking Centers, Inc.                8,873      10.41      3,408      4.00      5,113       6.00
----------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
Consolidated                               $134,770      16.33%  $ 66,015      8.00%  $ 82,519      10.00%
Farmers Bank & Capital Trust Co.             36,992      12.36     23,936      8.00     29,920      10.00
Farmers Bank and Trust Company               15,306      11.59     10,567      8.00     13,209      10.00
Lawrenceburg National Bank                   11,872      12.13      7,830      8.00      9,787      10.00
First Citizens Bank                          12,866      12.02      8,564      8.00     10,706      10.00
United Bank & Trust Co.                      12,334      11.87      8,312      8.00     10,390      10.00
Kentucky Banking Centers, Inc.                9,940      11.67      6,817      8.00      8,521      10.00
----------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL (TO AVERAGE ASSETS)
Consolidated                               $124,349       9.94%  $ 50,030      4.00%  $ 62,537       5.00%
Farmers Bank & Capital Trust Co.             33,251       6.06     21,965      4.00     27,456       5.00
Farmers Bank and Trust Company               13,652       6.82      8,008      4.00     10,010       5.00
Lawrenceburg National Bank                   10,645       7.69      5,538      4.00      6,922       5.00
First Citizens Bank                          11,527       7.37      6,257      4.00      7,822       5.00
United Bank & Trust Co.                      11,033       7.29      6,051      4.00      7,564       5.00
Kentucky Banking Centers, Inc.                8,873       7.95      4,466      4.00      5,582       5.00
----------------------------------------------------------------------------------------------------------------



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

The estimated fair values of the Company's financial instruments are as follows.


---------------------------------------------------------------------------------------------
December 31,                                       2004                      2003
---------------------------------------------------------------------------------------------
                                         Carrying         Fair     Carrying         Fair
(In thousands)                             Amount        Value       Amount        Value
---------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents              $   79,260   $   79,260   $  127,216   $  127,216
Investment securities:
 Available for sale                       349,317      349,317      358,169      358,169
 Held to maturity                          19,803       20,555       24,789       26,201
Loans, net                                863,901      860,426      744,653      749,214
Accrued interest receivable                 7,694        7,694        6,813        6,813

LIABILITIES
Deposits                                1,139,027    1,137,710    1,068,322    1,072,141
Federal   funds
purchased, securities sold
 under agreements to repurchase,
 and other borrowed funds                 114,707      122,329      113,529      121,258
Accrued interest payable                    1,693        1,693        1,330        1,330
---------------------------------------------------------------------------------------------


18.  PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------
December 31, (In thousands)                       2004         2003
--------------------------------------------------------------------------
ASSETS
Cash on deposit with subsidiaries               $  10,792    $  29,291
Investment securities available for sale                           885
Investment in subsidiaries                        117,629       93,158
Other assets                                        8,187        7,418
--------------------------------------------------------------------------
   Total assets                                 $ 136,608    $ 130,752
--------------------------------------------------------------------------

LIABILITIES
Dividends payable                               $   2,232    $   2,215
Other liabilities                                   2,926        2,066
--------------------------------------------------------------------------
   Total liabilities                                5,158        4,281
--------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                        1,029        1,020
Capital surplus                                    20,744       18,670
Retained earnings                                 149,985      145,489
Treasury stock                                    (41,008)     (40,830)
Accumulated other comprehensive income                700        2,122
--------------------------------------------------------------------------
   Total shareholders' equity                     131,450      126,471
--------------------------------------------------------------------------
   Total liabilities and shareholders' equity   $ 136,608    $ 130,752
--------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Years Ended December 31, (In thousands)           2004       2003        2002
--------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                   $  8,457   $ 37,005    $  9,585
Interest income                                     80         90          95
Other dividend income                               24         26          24
Investment securities gains, net                   250                    110
Other noninterest income                         2,003      1,690       1,078
--------------------------------------------------------------------------------
   Total income                                 10,814     38,811      10,892
--------------------------------------------------------------------------------
EXPENSE
Noninterest expense                              3,417      2,613       2,393
--------------------------------------------------------------------------------
   Total expense                                 3,417      2,613       2,393
--------------------------------------------------------------------------------
   Income before income tax benefit
   and equity in undistributed income
   of subsidiaries                               7,397     36,198       8,499
Income tax benefit                                 608        386         318
--------------------------------------------------------------------------------
   Income before equity in undistributed
   income of subsidiaries                        8,005     36,584       8,817
--------------------------------------------------------------------------------
Equity in undistributed income
 of subsidiaries                                 5,387    (23,621)      3,744
--------------------------------------------------------------------------------
Net income                                    $ 13,392   $ 12,963    $ 12,561
--------------------------------------------------------------------------------



CONDENSED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------
Years Ended December 31, (In thousands)                                2004        2003        2002
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $ 13,392    $ 12,963    $ 12,561
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in undistributed income of subsidiaries                     (5,387)     23,621      (3,744)
  Noncash compensation expense                                           39          91          27
  Gain on sale of available for sale investment securities             (250)                   (110)
  Change in other assets and liabilities, net                           691       2,772        (848)
  Deferred income tax (benefit) expense                                (512)        190         205
------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                          7,973      39,637       8,091
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available for sale investment securities          925                     399
Investment in nonbank subsidiary                                     (1,600)     (2,000)
Investment in bank subsidiary                                        (4,000)
Purchase of Citizens Bank (Kentucky), Inc.                          (14,588)
Purchase of company-owned life insurance                                         (6,807)
------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by investing activities              (19,263)     (8,807)        399
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                       (8,879)     (8,649)     (8,550)
Purchase of common stock                                               (178)     (3,203)     (6,550)
Shares issued under Employee Stock Purchase Plan                         93
Stock options exercised                                               1,755         622       1,904
------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                             (7,209)    (11,230)    (13,196)
------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash and cash equivalents             (18,499)     19,600      (4,706)
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       29,291       9,691      14,397
------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                        $ 10,792    $ 29,291    $  9,691
------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for income taxes                         $  2,525    $  2,200    $  4,940
Cash dividend declared and unpaid at year-end                         2,232       2,215       2,191
------------------------------------------------------------------------------------------------------



19.  QUARTERLY FINANCIAL DATA (UNAUDITED)


-----------------------------------------------------------------------------------------------
(In thousands, except per share data)
Quarters Ended 2004                                  March 31   June 30  Sept. 30   Dec. 31
-----------------------------------------------------------------------------------------------
Interest income                                       $14,739   $14,893   $15,930   $16,340
Interest expense                                        4,394     4,344     4,888     5,550
-----------------------------------------------------------------------------------------------
   Net interest income                                 10,345    10,549    11,042    10,790
-----------------------------------------------------------------------------------------------
Provision for loan losses                                 365       448       666       650
-----------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses  9,980    10,101    10,376    10,140
-----------------------------------------------------------------------------------------------
Noninterest income                                      4,087     4,236     4,539     4,889
Noninterest expense 1                                   9,682     9,629    10,989    11,633
-----------------------------------------------------------------------------------------------
   Income before income taxes                           4,385     4,708     3,926     3,396
-----------------------------------------------------------------------------------------------
Income tax expense                                        877       967       727       452
-----------------------------------------------------------------------------------------------
   Net income                                         $ 3,508   $ 3,741   $ 3,199   $ 2,944
-----------------------------------------------------------------------------------------------
Net income per common share, basic                    $   .52   $   .56   $   .47   $   .44
Net income per common share, diluted                      .52       .55       .47       .43
-----------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic              6,723     6,730     6,736     6,759
Weighted average shares outstanding, diluted            6,784     6,778     6,787     6,812
-----------------------------------------------------------------------------------------------

1 The increase in noninterest expense during the third and fourth quarters of 2004 are mainly attributed to the Citizens Bank (Kentucky), Inc. and Financial National Electronic Transfer, Inc. acquisitions on July 1, 2004 and October 8, 2004, respectively.

-----------------------------------------------------------------------------------------------
(In thousands, except per share data)
Quarters Ended 2003                                  March 31   June 30  Sept. 30   Dec. 31
-----------------------------------------------------------------------------------------------
Interest income                                       $15,508   $14,357   $14,189   $14,359
Interest expense                                        5,456     5,116     4,757     4,554
-----------------------------------------------------------------------------------------------
   Net interest income                                 10,052     9,241     9,432     9,805
-----------------------------------------------------------------------------------------------
Provision for loan losses                                 385       351       642     1,214
-----------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses  9,667     8,890     8,790     8,591
-----------------------------------------------------------------------------------------------
Noninterest income                                      4,166     4,478     5,151     4,098
Noninterest expense                                     9,139     9,468     9,209     9,686
-----------------------------------------------------------------------------------------------
   Income before income taxes                           4,694     3,900     4,732     3,003
-----------------------------------------------------------------------------------------------
Income tax expense                                      1,101       874       831       560
-----------------------------------------------------------------------------------------------
   Net income                                         $ 3,593   $ 3,026   $ 3,901   $ 2,443
-----------------------------------------------------------------------------------------------
Net income per common share, basic                    $   .53   $   .45   $   .58   $   .36
Net income per common share, diluted                      .53       .45       .58       .36
-----------------------------------------------------------------------------------------------
Weighted average shares outstanding, basic              6,764     6,723     6,712     6,712
Weighted average shares outstanding, diluted            6,798     6,765     6,761     6,768
-----------------------------------------------------------------------------------------------


20.  BUSINESS COMBINATION - CITIZENS BANK (KENTUCKY), INC.

On July 2, 2004 the Company announced that the required approvals from the appropriate regulatory authorities were received and that the acquisition of 100% of the outstanding common shares of Citizens Bank (Kentucky), Inc. ("Citizens Georgetown") in Georgetown, Kentucky had been completed. The results presented in the consolidated financial statements herein include the results of Citizens Georgetown since the date of acquisition. On October 22, 2004, the Company merged Citizens Georgetown into Farmers Georgetown.

The total cost related to this acquisition, which has been paid entirely in cash, was approximately $14.6 million. The following table presents the estimated fair value of the assets acquired and the liabilities assumed at the date of purchase. The core deposit intangible asset of $2.2 million at acquisition is being amortized over a life of 7.5 years under a declining amortization schedule through year 2010 with the remaining 10% amortized during year 2011. Goodwill is not subject to periodic amortization in the consolidated financial statements, but will be deductible for federal income tax purposes over a period of 15 years.

------------------------------------------------------------------------------
(In thousands)                                                July 1, 2004
------------------------------------------------------------------------------
ASSETS
Cash and equivalents                                               $ 8,768
Investment securities                                               12,213
Loans, net of unearned income and allowance for loan losses         50,102
Goodwill                                                             4,850
Core deposit intangible                                              2,230
Other assets                                                         4,650
------------------------------------------------------------------------------
   Total assets                                                    $82,813
------------------------------------------------------------------------------

LIABILITIES
Deposits                                                           $62,440
Short-term borrowings                                                  304
Long-term borrowings                                                 5,242
Other liabilities                                                      239
------------------------------------------------------------------------------
   Total liabilities                                                68,225
------------------------------------------------------------------------------

------------------------------------------------------------------------------
NET ASSETS ACQUIRED                                                $14,588
------------------------------------------------------------------------------


21.  BUSINESS COMBINATION - FINANCIAL NATIONAL ELECTRONIC TRANSFER, INC.

On October 8, 2004 the Company announced that First Citizens Bank had completed the acquisition of 100% of the outstanding common shares of Financial National Electronic Transfer, Inc. ("FiNET") in a cash transaction. FINET is a data processing company that specializes in the processing of federal benefit payments and military allotments and is headquartered in Radcliff, Kentucky. The results presented in the consolidated financial statements herein include the results related to FiNET since the date of acquisition. Effective January 1, 2005, FiNET was merged into First Citizens Bank.

The total cost related to this acquisition, which has been paid entirely in cash, was approximately $6.6 million. The following table presents the estimated fair value of the assets acquired and the liabilities assumed at the date of purchase. The customer list intangible of $2.4 million at acquisition is being amortized over a life of 10.5 years under a declining amortization schedule through year 2013 with the remaining 11% amortized during year 2014. Goodwill is not subject to periodic amortization in the consolidated financial statements, but will be deductible for federal income tax purposes over a period of 15 years.

------------------------------------------------------
(In thousands)                    October 8, 2004
------------------------------------------------------
ASSETS
Goodwill                                  $ 3,872
Customer list intangible                    2,414
Other assets                                  300
------------------------------------------------------
   Total assets                           $ 6,586
------------------------------------------------------

------------------------------------------------------
LIABILITIES
------------------------------------------------------

------------------------------------------------------
NET ASSETS ACQUIRED                       $ 6,586
------------------------------------------------------


22. GOODWILL AND INTANGIBLE ASSETS

GOODWILL

The change in balance for goodwill is as follows.

-------------------------------------------------------
(In thousands)                        2004
-------------------------------------------------------
Beginning of year                  $     0
Acquired goodwill                    8,722
Impairment
-------------------------------------------------------
End of year                        $ 8,722
-------------------------------------------------------


ACQUIRED INTANGIBLE ASSETS

Acquired intangible assets were as follows as of year-end.

--------------------------------------------------------------------------------
                                                               2004
--------------------------------------------------------------------------------
                                                          Gross     Accumulated
Amortized Intangible Assets (In thousands):     Carrying Amount    Amortization
--------------------------------------------------------------------------------
Core deposit intangible                                  $2,230          $  255
Other customer relationship intangibles                   2,414             130
--------------------------------------------------------------------------------
Total                                                    $4,644          $  385
--------------------------------------------------------------------------------

Aggregate amortization expense was $385,000 for 2004. Estimated amortization expense for each of the next five years is as follows.

---------------------------------------------
(In thousands)                    Amount
---------------------------------------------
2005                              $  983
2006                                 817
2007                                 632
2008                                 467
2009                                 344
---------------------------------------------

SHAREHOLDER INFORMATION



CORPORATE ADDRESS
The headquarters of Farmers Capital Bank Corporation is located at:
   202 West Main Street
   Frankfort, Kentucky 40601

Direct correspondence to:
   Farmers Capital Bank Corporation
   P.O. Box 309 Frankfort, Kentucky 40602-0309
   Phone: (502) 227-1668
   www.farmerscapital.com

ANNUAL MEETING
The annual meeting of shareholders of Farmers Capital Bank Corporation will be held Tuesday, May 10, 2005 at 11:00 a.m. at the main office of Farmers Bank & Capital Trust Co., Frankfort, Kentucky.

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

NASDAQ MARKET MAKERS
J.J.B. Hilliard, W.L. Lyons, Inc.
(800) 260-0280
(800) 444-1854

Morgan, Keegan and Company
(502) 588-8400

Knight Equity Markets, L.P.
(800) 621-2364

Howe Barnes Investments, Inc.
(888) 302-9197

The Transfer Agent and Registrar for Farmers Capital Bank Corporation is the Farmers Bank & Capital Trust Co., Frankfort, Kentucky.